Form 10-K405, Exhibit 13
period 1998-12-31
CFS BANCORP INC
filed 1999-03-31
CIK 1058438

                               CFS BANCORP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                             AT DECEMBER 31
                                                         1998         1997         1996        1995        1994
------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
Total assets                                          $1,470,617   $1,184,512   $1,051,085   $967,004   $  913,864
------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                    726,081      595,566      490,873    389,170      343,351
------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities, available for sale           277,888       62,141       85,753     77,479       42,853
------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities, held to maturity             176,956      256,670      326,430    397,060      464,734
------------------------------------------------------------------------------------------------------------------
Investment securities, available for sale                 34,720        3,696        3,430      2,345        2,942
------------------------------------------------------------------------------------------------------------------
Investment securities, held to maturity                  166,500      206,232       59,875     27,955       14,927
------------------------------------------------------------------------------------------------------------------
Deposits                                                 969,802      986,073      883,309    819,988      780,355
------------------------------------------------------------------------------------------------------------------
Total borrowings                                         215,271       85,044       62,938     43,427       39,623
------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                     260,088       95,196       89,983     89,306       81,230
------------------------------------------------------------------------------------------------------------------
Non-performing assets to total assets at end of
  period                                                    0.64%        0.63%        0.27%      0.21%        0.29%
------------------------------------------------------------------------------------------------------------------
Stockholders' equity to total assets at end of
  period                                                   17.69         8.04         8.56       9.24         8.89
------------------------------------------------------------------------------------------------------------------
Stockholders' equity per outstanding share                $11.33        $4.19        $3.97      $3.92        $3.53
------------------------------------------------------------------------------------------------------------------
Allowance for losses on loans to non-performing
  loans at end of period                                   59.82%       62.23%       86.27%    113.90%       83.51%
------------------------------------------------------------------------------------------------------------------
Allowance for losses on loans to total loans at end
  of period                                                 0.74         0.64         0.48       0.48         0.69
------------------------------------------------------------------------------------------------------------------

                                                                         YEAR ENDED DECEMBER 31
                                                         1998         1997         1996        1995        1994
------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA
Interest income                                       $   97,353   $   83,252   $   71,755   $ 66,999   $   56,916
------------------------------------------------------------------------------------------------------------------
Interest expense                                          56,910       50,858       41,718     38,694       30,352
------------------------------------------------------------------------------------------------------------------
Net interest income                                       40,443       32,394       30,037     28,305       26,564
------------------------------------------------------------------------------------------------------------------
Provision for losses on loans(1)                           1,630        1,840          253        197          178
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       38,813       30,554       29,784     28,108       26,386
------------------------------------------------------------------------------------------------------------------
Non-interest income                                        5,900        4,872        4,262      3,986        3,405
------------------------------------------------------------------------------------------------------------------
Non-interest expense(2)                                   39,004       28,146       29,940     23,217       20,877
------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 5,709        7,280        4,106      8,877        8,914
------------------------------------------------------------------------------------------------------------------
Income tax expense                                         2,587        2,714        1,560      3,382        3,477
------------------------------------------------------------------------------------------------------------------
Net income                                                 3,122        4,566        2,546      5,495        5,437
------------------------------------------------------------------------------------------------------------------
Earnings per share (basic)                                  0.15         0.20         0.11       0.24         0.23
------------------------------------------------------------------------------------------------------------------
Earnings per share (diluted)                                0.14         0.20         0.11       0.24         0.23
------------------------------------------------------------------------------------------------------------------

SELECTED OPERATING RATIOS
Net interest margin                                         3.08%        2.92%        3.12%      3.12%        3.10%
------------------------------------------------------------------------------------------------------------------
Average interest-earning assets to average
  interest-bearing liabilities                            114.57       108.20       108.43     109.56       109.21
------------------------------------------------------------------------------------------------------------------
Ratio of general and administrative expense to
  average total assets (adjusted for one time
  charges)(3)                                               2.16         2.44         2.45       2.46         2.32
------------------------------------------------------------------------------------------------------------------
Return on average assets                                    0.23         0.40         0.25       0.58         0.60
------------------------------------------------------------------------------------------------------------------
Return on average equity                                    1.85         4.83         2.81       6.37         6.65
------------------------------------------------------------------------------------------------------------------
Efficiency ratio (adjusted for one time charges)(3)        64.35        71.85        71.69      72.75        73.82
------------------------------------------------------------------------------------------------------------------

(1) The provision for losses on loans in 1998 reflects a $1,200 adjustment in order to conform the credit policies of SFC to those of the Company. See
    Note 2 to the Consolidated Financial Statements.

(2) Non-interest expense in 1998 includes one-time charges of $9,519 related to the Merger and Conversion. See Note 2 to the Consolidated Financial Statements.

(3) Calculated on a pro forma basis which excludes the effects of the special charges referred to in (1) and (2) above.
--------------------------------------------------------------------------------

                                   QUARTERLY
                             RESULTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                         1998
                                                                     1ST           2ND           3RD           4TH
                                                                   QUARTER       QUARTER       QUARTER       QUARTER
--------------------------------------------------------------------------------------------------------------------
Net interest income                                                $8,466        $8,951        $11,323       $11,703
--------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                              90           105          1,285(1)        150
--------------------------------------------------------------------------------------------------------------------
Non-interest income                                                 1,544         1,699            901         1,756
--------------------------------------------------------------------------------------------------------------------
Non-interest expense                                                7,133         7,517         17,334(2)      7,020
--------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                   2,787         3,028         (6,395)        6,289
--------------------------------------------------------------------------------------------------------------------
Income (loss) taxes                                                 1,013         1,162         (1,914)        2,326
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                   1,774         1,866         (4,481)        3,963
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share - basic                                    0.08          0.08          (0.19)         0.18
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share - diluted                                  0.08          0.08          (0.20)         0.18
--------------------------------------------------------------------------------------------------------------------
Dividends paid(3)                                                     N/A           N/A           0.08          0.08
--------------------------------------------------------------------------------------------------------------------

                                                                                       1997 (3)
                                                                     1ST           2ND           3RD           4TH
                                                                   QUARTER       QUARTER       QUARTER       QUARTER
--------------------------------------------------------------------------------------------------------------------
Net interest income                                                $8,011        $8,031        $ 8,390       $ 7,962
--------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                              60            60             60         1,660
--------------------------------------------------------------------------------------------------------------------
Non-interest income                                                 1,064         1,338          1,501           969
--------------------------------------------------------------------------------------------------------------------
Non-interest expense                                                6,288         6,495          6,737         8,626
--------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                   2,727         2,814          3,094        (1,355)
--------------------------------------------------------------------------------------------------------------------
Income taxes (benefit)                                              1,001         1,107          1,127          (521)
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                   1,726         1,707          1,967          (834)
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share - basic                                    0.08          0.07           0.09         (0.04)
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share - diluted                                  0.08          0.07           0.09         (0.04)
--------------------------------------------------------------------------------------------------------------------

(1) The provision for losses on loans, in the third quarter of 1998, reflected a $1,200 adjustment in order to conform the credit policies of SFC to those of the Company. See Note 2 to the Consolidated Financial Statements.

(2) Non-interest expense, in the third quarter of 1998, included one-time charges of $9,519 related to the Merger and Conversion. See Note 2 to the Consolidated Financial Statements.

(3) Dividends paid by SFC for all quarters prior to Merger have been excluded.
--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     CFS Bancorp, Inc. (the "Company") was formed as the holding company for Citizens Financial Services, FSB (the "Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). The Conversion was completed on July 24, 1998. Concurrent with the Conversion, the Company completed its merger with SuburbFed Financial Corp. ("SFC") (the "Merger"). In accordance with the merger agreement the Company issued 3.6 shares of CFS Bancorp stock for each share of SFC stock. SFC was then merged into the Company and SFC's subsidiary, Suburban Federal Savings, a Federal Savings Bank, was merged into the Bank. This merger was accounted for as a pooling-of-interests, and as such, all financial data presented in this annual report includes the combined assets and liabilities and results of operations of the Company and SFC for all periods presented.

OUR MISSION
- To fulfill customers' specific needs by offering high-quality banking, insurance, investment and trust services, provided through coordinated, comprehensive and caring service delivered in a profitable, efficient and personalized manner.
- To maintain a strong and consistent commitment to the communities we serve.
- To maximize long-term value for our many shareholders.

ASSET/LIABILITY MANAGEMENT
     The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities with short- and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Management attempts to moderate the effect of changes in interest rates on the Bank's net portfolio value ("NPV"). The NPV represents the excess of the present value of expected cash flows from assets over the present value of expected cash flows from liabilities. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Bank's assets and liabilities is done within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.
     In an attempt to manage its exposure to changes in interest rates, management closely monitors the Bank's interest rate risk. The Bank has an asset/liability management committee consisting of senior officers and one outside director which meets monthly to review the Bank's interest rate risk position and to make recommendations for adjustments to the Bank's Board of Directors. In addition, the Board reviews simulations of various interest rate scenarios which could affect the Bank's earnings.
     In managing its asset/liability mix, the Bank, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. The Board believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of stable interest rates, provide high enough returns to justify the increased exposure which can result from such a mismatch.
     While maintaining its interest rate spread objectives, the Bank attempts to reduce its interest rate risk with a variety of strategies designed to maintain the proper relationship between its assets and liabilities. First, the Bank focuses on mortgage loans with an initial fixed term of one, three, five or seven years that convert to an annually adjusting rate using the one-year constant maturity of United States Treasury Obligations as the index. At December 31, 1998, the Company had approximately $368.9 million of adjustable rate mortgage loans in its portfolio. Second, the Company's mortgage-backed securities portfolio is made up primarily of securities that have expected average lives of five years or less at time of purchase. Third, the Company has a substantial amount of passbook savings, demand deposit and money market accounts which may be less sensitive to changes in interest rates than certificate accounts. At December 31, 1998 the Company had $366.8 million of these types of accounts. Fourth, the Bank's liability management program seeks to lengthen the maturities of customer deposits by aggressively pricing certificates up to 10 years in term.
     Presented below, as of December 31, 1998 and 1997, are analyses of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point (1%) increments, up and down 400 basis points in accordance with Office of Thrift Supervision ("OTS") regulations. As illustrated in the table, NPV is more sensitive to and may be more negatively impacted by rising rates than declining rates. This occurs principally because as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Bank's deposits and borrowings change in approximately the same proportion in rising or falling rate scenarios.

                                          NET PORTFOLIO VALUE
                    ---------------------------------------------------------------
                    $ AMOUNT   $ CHANGE   % CHANGE   $ AMOUNT   $ CHANGE   % CHANGE
 ASSUMED CHANGE     --------   --------   --------   --------   --------   --------
IN INTEREST RATES                1998                             1997
                    ------------------------------   ------------------------------
 (BASIS POINTS)                         (DOLLARS IN THOUSANDS)
      +400          120,699    (47,773)     (28)%     72,548    (55,007)     (43)%
      +300          136,269    (32,203)     (19)      87,091    (40,464)     (32)
      +200          149,861    (18,611)     (11)     101,675    (25,880)     (20)
      +100          160,172     (8,300)      (5)     115,518    (12,037)      (9)
         0          168,472                          127,555
      -100          173,382      4,910        3      138,526     10,971        9
      -200          177,992      9,520        6      151,725     24,170       19
      -300          185,481     17,009       10      169,096     41,541       33
      -400          192,357     23,885       14      192,009     64,454       51

     As noted above, increases in interest rates normally effect a decrease in the market value of the Bank's net assets. For instance, as of December 31, 1998, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $18.6 million or 11%. The remaining NPV, after the effect of the 200 basis point increase, is still 11% of the Bank's total assets. On the other hand, in a decreasing interest rate environment, the NPV is anticipated to increase.
     In comparing the change in the Bank's interest rate risk exposure from 1997 to 1998, smaller dollar amounts of decrease in NPV are associated with each rate increase increment. The percentage change in NPV was also affected by the $80.5 million of capital raised by the Bank in the conversion to a stock charter.
     The above analysis includes the assets and liabilities of the Bank only. Inclusion of Holding Company assets and liabilities would have a minimal effect for 1997, as Holding Company's assets and liabilities were immaterial in relation to the consolidated totals of the Company at that date. Holding Company totals for 1998 were larger as fifty percent of the conversion proceeds were retained at the Holding Company level. Thus for 1998, NPV would be increased at all interest rate levels while percentage changes would be decreased.

LIQUIDITY AND COMMITMENTS
     The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Company's primary historical sources of funds are 1) deposits, 2) scheduled payments of amortizing loans and mortgage-backed securities, 3) prepayments and maturities of outstanding loans and mortgage-backed securities, 4) maturities of investment securities and other short-term investments, and 5) funds provided from operations. During 1998 the Bank began leveraging its capital base with borrowings to provide additional funds for lending and investing activities. Given the Bank's asset size and the current interest rate environment, management determined that the use of borrowings as leverage was a prudent strategy. Scheduled payments from the amortization of loans, mortgage-backed securities, maturing investment securities, and short-term investments are relatively predictable sources of funds, while deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions and competitive rate offerings. In addition, the Company invests excess funds in federal funds sold and other short-term interest-earning assets which provide liquidity to meet lending requirements.
     Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as federal funds sold. On a longer-term basis the Company invests funds not used for maintaining and expanding the loan portfolio in mortgage-backed securities. The Company uses its sources of funds primarily to meet its ongoing commitments, pay maturing certificates of deposit and savings withdrawals, fund loan commitments, and maintain a portfolio of mortgage-backed and investment securities.
     At December 31, 1998 total loan origination commitments outstanding were $60.8 million. Certificates of deposit scheduled to mature in one year or less at December 31, 1998 totaled $415.9 million. Investment securities scheduled to mature or permitted to be called for redemption in one year or less at December 31, 1998 totaled $112.9 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Company. The Company anticipates that it will continue to have sufficient funds to meet its current commitments.
     On February 3, 1999 the stockholders approved the Stock Option Plan and the Recognition and Retention Plan. The Board of Directors, on February 16, 1999, approved the repurchase of 714,150 shares to fund the Recognition and Retention Plan. The Board also approved a buy-back of 5% of the shares outstanding (1,150,000 shares). Based on the market value on February 1, 1999 of $10.50 per share, approximately $19.6 million will be needed to acquire shares under these two plans. The Company anticipates it will have sufficient liquidity to fund these repurchases.
     The liquidity needs of CFS Bancorp (the parent company) consist primarily of operating expenses and

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

dividend payments to stockholders. In addition to securities available for sale, the primary source of liquidity for the parent company is dividends from the Bank. However, this source can also be supplemented by fees assessed to the Bank. Under certain banking regulations, regulatory approval is required before dividends declared by the Bank can exceed defined levels. In addition, the Bank is required to maintain certain capital requirements. See note 12 to the Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

GENERAL. Total assets of the Company increased by $286.1 million, or 24.2%, to $1.5 billion at December 31, 1998 compared to $1.2 billion at December 31, 1997. This increase was due primarily to an increase of $136.0 million in mortgage-backed securities, a $130.5 million increase in loans receivable and a $29.0 million increase in cash and cash equivalents. These increases were partially offset by an $8.7 million decrease in investment securities. The net increase was funded primarily by the $161.0 million of proceeds from the Conversion and a $130.2 million increase in borrowed money.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents, which consist of cash, interest-bearing deposits at other institutions and federal funds sold, amounted to $49.8 million at December 31, 1998 and $20.8 million at December 31, 1997. The 139.2% increase from December 31, 1997 to December 31, 1998 primarily reflects accumulation of funds for loan commitments outstanding at December 31, 1998.

INVESTMENT SECURITIES. At December 31, 1998 the Company had $34.7 million of investment securities available for sale and $166.5 million in investment securities held to maturity, or an aggregate of $201.2 million of investment securities, compared to $3.7 million in investment securities available for sale, $1.7 million of investments held for trade and $206.2 million held to maturity, or an aggregate of $211.6 million in investment securities, at December 31, 1997. During 1998 this decrease of $10.4 million resulted from increased loan origination activity.

MORTGAGE-BACKED SECURITIES. At December 31, 1998 the Company had $277.9 million in mortgage-backed securities available for sale and $177.0 million in mortgage-backed securities held to maturity, or an aggregate of $454.9 million in mortgage-backed securities, compared to $62.1 million in mortgage-backed securities available for sale and $256.7 million held to maturity, or an aggregate of $318.8 million in mortgage-backed securities at December 31, 1997. This increase of $136.0 million and a similar increase in loans receivable were funded with the proceeds of the Conversion and increases in borrowed money. The decision to increase loans receivable as a percentage of total assets and the increased asset base as a result of the Conversion and Merger, enabled management to classify all purchases of investment securities and mortgage-backed securities as available for sale effective July 1, 1998. At December 31, 1998 the Company had an unrealized loss, net of taxes, on available for sale investment securities and mortgage-backed securities of $289,000.

LOANS RECEIVABLE. The net loan portfolio of the Company increased from $595.6 million at December 31, 1997 to $726.1 million at December 31, 1998. The increase in net loan portfolio during 1998 was due to the Company's efforts to increase new loan originations through existing loan programs, continued strong refinancing activity, and the addition of commercial real estate lending to the loan program menu.

REAL ESTATE. At December 31, 1997 the Bank had $1.3 million of real estate owned and $1.1 million of real estate held for development and sale. The real estate held for development and sale and most of the real estate owned at December 31, 1997 consisted of the Bank's remaining interest in a planned 148 unit residential townhome development in Munster, Indiana, which was being developed by a Bank subsidiary. Significant losses were recorded in 1996 and 1997 due to cost overruns, price increases, and a slowdown in projected sales volume. During 1998 the remaining properties in this development were sold, and no additional losses were recorded. The Bank maintains reserves to complete warranty work on the units sold in 1998.

DEPOSITS. Deposits decreased from $986.1 million to $969.8 million from December 31, 1997 to December 31, 1998. The use of deposits by customers to purchase common stock in the Conversion process was the primary reason for this decrease.

BORROWED MONEY. Borrowed money increased from $85.0 million at December 31, 1997 to $215.3 million at December 31, 1998. The $130.3 million increase funded the purchase of mortgage-backed securities and the origination of new mortgage loans.

STOCKHOLDERS' EQUITY. Total stockholders' equity of the Company amounted to $260.1 million, or 17.7% of total assets, at December 31, 1998 compared to $95.2 million, or 8.0% of total assets, at December 31, 1997. Total stockholders' equity includes the components of unrealized gains and losses on investment securities and mortgage-backed securities available for sale, net of taxes, at December 31, 1998 and 1997. This component was a gain of $560,000 at December 31, 1997 and a loss of $289,000 at December 31, 1998. The increase in stockholders' equity for the year is primarily due to the successful completion of the Conversion on July 24, 1998.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

     The following table sets forth, for the periods indicated, information regarding (i) the Company's total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average monthly balances during the indicated periods. Management believes that the average monthly balances do not differ materially from the average daily balances.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                               YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------------------
                                                      1998                                 1997
                                       ----------------------------------   ----------------------------------
                                        AVERAGE                 AVERAGE      AVERAGE                 AVERAGE
                                        BALANCE     INTEREST   YIELD/COST    BALANCE     INTEREST   YIELD/COST
--------------------------------------------------------------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable:(1)
    Real estate loans                  $  643,035   $49,447        7.69%    $  528,951   $41,778        7.90%
    Other loans                            25,045     2,364        9.44         21,083     2,015        9.56
                                       ---------------------                ---------------------
        TOTAL LOANS                       668,080    51,811        7.76%       550,034    43,793        7.96%
Securities:(2)
  Mortgage-backed securities              346,567    24,146        6.97        370,309    26,866        7.26
  Other investment securities             266,132    19,388        7.29        168,952    11,167        6.61
  Other interest-earning assets(3)         33,285     2,008        6.03         18,805     1,426        7.58
                                       ---------------------                ---------------------
        TOTAL INTEREST-EARNING ASSETS   1,314,064    97,353        7.41%     1,108,100    83,252        7.51%
Non-interest earning assets                52,777                               46,455
                                       ----------                           ----------
        TOTAL ASSETS                   $1,366,841                           $1,154,555
--------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
    NOW and money market accounts      $  120,701   $ 2,846        2.36%    $  116,145   $ 2,927        2.52%
    Passbook accounts                     209,151     6,816        3.26        187,474     7,163        3.82
    Certificates of deposit               644,042    37,194        5.78        651,550    36,577        5.61
                                       ---------------------                ---------------------
        TOTAL DEPOSITS                    973,894    46,856        4.81%       955,169    46,667        4.89%
                                       ---------------------                ---------------------
    Borrowings                            173,015    10,054        5.81%        68,954     4,191        6.08%
                                       ---------------------                ---------------------
        TOTAL INTEREST-BEARING
          LIABILITIES                   1,146,909    56,910        4.96%     1,024,123    50,858        4.97%
Non-interest bearing liabilities(4)        51,522                               35,863
        TOTAL LIABILITIES               1,198,431                            1,059,986
        Stockholders' equity              168,410                               94,569
                                       ----------                           ----------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY         $1,366,841                           $1,154,555
--------------------------------------------------------------------------------------------------------------
Net interest-earning assets            $  167,155                           $   83,977
--------------------------------------------------------------------------------------------------------------
Net interest income/interest rate
  spread                                            $40,443        2.45%                 $32,394        2.54%
--------------------------------------------------------------------------------------------------------------
Net interest margin                                                3.08%                                2.92%
--------------------------------------------------------------------------------------------------------------
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                    114.57%                              108.20%
--------------------------------------------------------------------------------------------------------------

                                            YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                                      1996
                                       ----------------------------------
                                        AVERAGE                 AVERAGE
                                        BALANCE     INTEREST   YIELD/COST
-------------------------------------  ----------------------------------
                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable:(1)
    Real estate loans                  $  421,417   $34,871        8.27%
    Other loans                            20,327     1,903        9.36
                                       ---------------------
        TOTAL LOANS                       441,744    36,774        8.32%
Securities:(2)
  Mortgage-backed securities              429,356    28,781        6.70
  Other investment securities              59,088     4,247        7.19
  Other interest-earning assets(3)         31,720     1,953        6.16
                                       ---------------------
        TOTAL INTEREST-EARNING ASSETS     961,908    71,755        7.46%
Non-interest earning assets                48,690
                                       ----------
        TOTAL ASSETS                   $1,010,598
------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
    NOW and money market accounts      $  121,022   $ 2,973        2.46%
    Passbook accounts                     195,274     7,348        3.76
    Certificates of deposit               526,349    28,767        5.47
                                       ---------------------
        TOTAL DEPOSITS                    842,645    39,088        4.64%
                                       ---------------------
    Borrowings                             44,492     2,630        5.91%
                                       ---------------------
        TOTAL INTEREST-BEARING
          LIABILITIES                     887,137    41,718        4.70%
Non-interest bearing liabilities(4)        32,980
        TOTAL LIABILITIES                 920,117
        Stockholders' equity               90,481
                                       ----------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY         $1,010,598
------------------------------------------------------------------------------------------------
Net interest-earning assets            $   74,771
------------------------------------------------------------------------------------------------------------
Net interest income/interest rate
  spread                                            $30,037        2.76%
--------------------------------------------------------------------------------------------------------------
Net interest margin                                                3.12%
--------------------------------------------------------------------------------------------------------------
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                    108.43%
--------------------------------------------------------------------------------------------------------------

(1) The average balance of loans receivable includes non-performing loans, interest on which is recognized on a cash basis.

(2) Average balances of securities available for sale are based on historical costs.

(3) Includes money market accounts, federal funds sold and interest-earning bank deposits.

(4) Consists primarily of demand deposit accounts.

RATE/VOLUME ANALYSIS

     The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                                         YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------------------------------
                                                  1998 COMPARED TO 1997                          1997 COMPARED TO 1996
                                         ----------------------------------------      ------------------------------------------
                                         INCREASE (DECREASE) DUE TO                     INCREASE (DECREASE) DUE TO
                                         ---------------------------      TOTAL        -----------------------------      TOTAL
                                                              RATE/        NET                                RATE/        NET
                                          RATE      VOLUME    VOLUME    INC/(DEC)       RATE      VOLUME     VOLUME     INC/(DEC)
---------------------------------------------------------------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable:
    Real estate loans                    $(1,100)   $9,006    $ (237)    $ 7,669       $(1,589)   $ 8,901    $  (405)    $ 6,907
    Other loans                              (25)      379        (5)        349            40         71          1         112
                                         ----------------------------------------------------------------------------------------
      TOTAL LOANS RECEIVABLE              (1,125)    9,385      (242)      8,018        (1,549)     8,972       (404)      7,019
  Securities:
    Mortgage-backed securities            (1,066)   (1,722)       68      (2,720)        2,370     (3,959)      (326)     (1,915)
    Other investment securities            1,140     6,425       656       8,221          (342)     7,897       (635)      6,920
    Other interest-earning assets           (291)    1,097      (224)        582           452       (795)      (184)       (527)
                                         ----------------------------------------------------------------------------------------
  TOTAL NET CHANGE IN INCOME ON
    INTEREST-EARNING ASSETS               (1,342)   15,185       258      14,101           931     12,115     (1,549)     11,497
Interest-bearing liabilities:
  Deposits:
    NOW and money markets                   (189)      115        (7)        (81)           76       (119)        (3)        (46)
    Passbook accounts                     (1,054)      829      (122)       (347)          113       (293)        (5)       (185)
    Certificates of deposit                1,050      (421)      (12)        617           784      6,839        187       7,810
                                         ----------------------------------------------------------------------------------------
      TOTAL DEPOSITS                        (193)      523      (141)        189           973      6,427        179       7,579
    Borrowings                              (184)    6,325      (278)      5,863            74      1,446         41       1,561
                                         ----------------------------------------------------------------------------------------
    TOTAL NET CHANGE IN EXPENSE ON
      INTEREST-BEARING LIABILITIES          (377)    6,848      (419)      6,052         1,047      7,873        220       9,140
                                         ----------------------------------------------------------------------------------------
Net change in net interest income        $  (965)   $8,337    $  677     $ 8,049       $  (116)   $ 4,242    $(1,769)    $ 2,357
---------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

GENERAL. The Company reported net income of $3.1 million for the year ended December 31, 1998 compared to net income of $4.6 million and $2.5 million for the years ended December 31, 1997 and 1996, respectively. While the Company's net interest income increased each of the three years ended December 31, 1998, 1997 and 1996, the results of operations were adversely affected by the following:
- In the year ended December 31, 1998, one-time charges in connection with the Merger with SFC and establishment of the Foundation were $10.7 million (See
  Note 2 to the Consolidated Financial Statements for further details);
- In the years ended December 31, 1997 and 1996, losses and operating expenses totaling $2.5 million and $606,000, respectively were incurred from real estate development activities; and
- In the year ended December 31, 1996, Savings Association Insurance Fund ("SAIF") levied a one-time special assessment of $5.2 million.
NET INTEREST INCOME. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yield earned on the Company's interest-earning assets and the rate paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spreads were 2.45%, 2.54% and 2.76% during the years ended December 31, 1998, 1997 and 1996, respectively. The Company's net interest margins (i.e., net interest income as a percentage of average interest-earning assets) were 3.08%, 2.92% and 3.12% during the years ended December 31, 1998, 1997 and 1996, respectively.
     The Company's net interest income amounted to $40.4 million for the year ended December 31, 1998 compared to $32.4 million and $30.0 million for the years ended December 31, 1997 and 1996, respectively. The $8.0 million, or 24.7% increase, in net interest income in 1998 compared to 1997 was due to an increase in interest income due to the significantly higher average balance of interest-earning assets as a result of the investment of Conversion proceeds and borrowed money into real estate loans and investment securities. The $2.4 million, or 8.0%, increase in net interest income in 1997 compared to 1996 was primarily

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

due to a larger average balance of interest-earning assets, particularly real estate loans.

INTEREST INCOME. The Company reported total interest income of $97.4 million for the year ended December 31, 1998 compared to $83.3 million and $71.8 million for the years ended December 31, 1997 and 1996, respectively. The $14.1 million, or 16.9%, increase in interest income in 1998 compared to 1997 was due primarily to a $7.7 million increase in interest income from real estate loans and an $8.2 million increase in interest income from other investment securities. The increase in interest income from real estate loans in 1998 compared to 1997 was due to an increase in the average balance of $114.1 million which more than offset a 21 basis point decrease (with 100 basis points being equal to 1.0%) in the yield earned thereon.
     The increase in interest income from other investment securities in 1998 compared to 1997 was due to an increase in the average balance of such securities of $97.2 million together with a 68 basis point increase in the yield earned on other investment securities.
     Total interest income increased by $11.5 million, or 16.0%, to $83.3 million for the year ended December 31, 1997 compared to 1996. The increase was due primarily to a $6.9 million increase in interest income on real estate loans and a $6.9 million increase in interest on other investment securities, which more than offset a $1.9 million decrease in interest on mortgage-backed securities. The average balance of real estate loans increased $107.5 million, or 25.5%, in 1997 compared to 1996, while the average balance of other investment securities rose by $109.9 million and the average balance of mortgage-backed securities fell $59.0 million, or 13.8%, for the same period.

INTEREST EXPENSE. Total interest expense amounted to $56.9 million for the year ended December 31, 1998 compared to $50.9 million and $41.7 million in 1997 and 1996, respectively. The increase in interest expense during 1998 was due primarily to the Company's increased use of borrowed money. The average balance of borrowed money increased by $104.1 million, while the average rate decreased by 27 basis points. Total interest on borrowed money increased by $5.9 million.
     The increase in interest expense during 1997 was due primarily to a $7.8 million increase in the cost of the Bank's certificates of deposit. The average balance of certificates of deposit increased by $125.2 million, or 23.8%, and the average rate paid on certificates was 5.61% for 1997 compared to 5.47% in 1996.

PROVISION FOR LOSSES ON LOANS. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for losses on loans at a level which is deemed appropriate to absorb losses inherent in the portfolio. In determining the appropriate level of the allowance for losses on loans, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and ultimate losses may vary from such estimates. Management assesses the allowance for losses on loans on a quarterly basis and will make appropriate provisions to maintain the adequacy of the allowance. The Company's provision for losses on loans was $1.6 million for the year ended December 31, 1998 compared to $1.8 million in 1997 and $253,000 in 1996. The Company significantly increased its provisions for losses on loans in 1997 compared to 1996 for three main reasons:
1) total non-performing loans increased $3.3 million, or 118.6%, at December 31, 1997, 2) total loan portfolio has grown, and 3) increasing emphasis in recent years has been shifted to construction and land development loans, multi-family residential real estate loans and commercial real estate loans, all of which generally are deemed to involve more risk than single-family residential real estate loans.
     In the third quarter of 1998, management deemed it necessary to increase the loss provision by $1.2 million to conform SFC's loss provision methodology to that of the Company.
     Non-performing loans increased to $9.0 million at December 31, 1998. The primary reason for the $2.8 million increase from December 31, 1997 to December 31, 1998, reflects the addition of a $3.0 million loan secured by an office building deemed non-performing by Suburban in early 1998.
     The primary reason for the increase in non-performing loans at December 31, 1997 was a $2.8 million increase in non-accrual single-family residential mortgage loans. At December 31, 1997, the Company's non-accrual single-family residential mortgage loans totaled $4.6 million. Management believes that the increase in this type of loan during 1997 was, to a certain extent, an aberration. The total amount of these loans had already decreased to $4.0 million as of December 31, 1998.
     Although management believes that the Company's allowance for losses on loans was adequate at December 31, 1998 based on available facts and circumstances, there can be no assurances that additions will not be necessary in the future. Such allowances would adversely affect the Bank's results of operations. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's provision for losses on loans and the carrying value of its other non-performing assets, based on information available to them at the time of their examinations. Any of these agencies could require the Bank to make additional provisions for losses on loans in the future.

NON-INTEREST INCOME. The Company reported non-interest income of $5.9 million for the year ended December 31, 1998 compared to $4.9 million and $4.3 million for the years ended December 31, 1997 and 1996, respectively. Non-interest income improved, in part, in 1998, due to the absence of losses on real estate held for development and sale, which amounted to $1.2 million for 1997 and $606,000 for 1996. As previously described, all development property has been sold and no losses were recorded on this property in 1998. Loan fees increased to $1.2 million during the year ended December 31, 1998 compared to $1.1 million each year in both 1997 and 1996. This increase is reflective of increased loan volume. Income from insurance commissions amounted to $856,000 in the year ended December 31, 1998 compared to $619,000 and $546,000 in 1997 and 1996, respectively. Income from investment commissions from the Bank's securities brokerage subsidiary was $874,000 in 1998 compared to $891,000 and $677,000 in 1997 and 1996, respectively. While both the insurance agency and securities brokerage subsidiaries have produced operating losses, the Bank believes the infrastructure and personnel are in place to permit them to continue their growth and ultimately become profitable. Net gain on the sale of loans and securities was $452,000 in 1998 which compares to $637,000 and $221,000 in 1997 and 1996, respectively. Unrealized gains on securities held for trade were $460,000 in 1997 and $197,000 in 1996. There was no activity in this account in 1998 as the Company's policy beginning July 1, 1998 was to treat all newly acquired securities as available for sale. During the year ended December 31, 1998, net profit on sale of office properties was $161,000. There was no such profit in either 1997 or 1996. The profit in 1998 represents the sale of land SFC had held for a number of years for future expansion. Other non-interest income amounted to $2.4 million, $2.4 million and $2.1 million in 1998, 1997 and 1996, respectively. The increase in other non-interest income during 1997 was due primarily to increased automated teller machine ("ATM") fees as the result of the imposition of a surcharge on certain ATM transactions.

NON-INTEREST EXPENSE. The Company reported non-interest expense of $39.0 million, $28.1 million and $29.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. The $10.9 million increase in non-interest expense from 1997 to 1998 consists mainly of $9.5 million in one-time charges related to the Merger and Conversion, as well as the funding of the Citizens Savings Foundation. Compensation and employee benefits, the largest single component of non-interest expense, increased to $18.5 million for the year ended December 31, 1998 compared to $16.0 million and $14.4 million in 1997 and 1996, respectively. The $2.5 million increase from 1997 to 1998 results primarily from the $1.2 million in ESOP expense in 1998. Other increases are reflective of increases in the number of employees and normal salary increases.
     On February 3, 1999, in accordance with provisions contained in the Conversion filing, the Company held a special shareholders' meeting for the purpose of approving two additional stock-based benefit plans. Both plans received approval from the shareholders and accordingly, the 1998 Recognition and Retention Plan and the 1998 Stock Option Plan were formed.
     The Recognition and Retention Plan will consist of 714,150 common shares. Awards under this program will be made by the Compensation Committee of the Board of Directors whose members also comprise the trustees for administering this plan. Common stock for this plan will be purchased in the open market and will be reported as a reduction of stockholders' equity until earned. Awards under the plan vest over a five-year period and will be expensed as they vest. Non-interest expense will increase beginning with the month the awards are made. At December 31, 1998, no common stock had been purchased and no awards had been made under this Plan.
     The Stock Option Plan will consist of 1,785,375 common shares which will also be awarded by the Compensation Committee of the Board of Directors of the Company. The exercise price of the options will be the fair market value of the stock at the grant date; accordingly, no expense will be recorded as a result of the options. The options will expire in ten years. Stock may be purchased in the open market and held as treasury stock to be reissued as options are exercised. At December 31, 1998, no common stock had been purchased and no awards had been made under this plan.
     Aggregate net occupancy and furniture and equipment expense was $4.9 million for the year ended December 31, 1998 compared to $4.5 million and $3.8 million for 1997 and 1996, respectively. Increases resulted primarily from the remodeling and renovation of existing offices and expenses related to improvements made in the Bank's data processing and on-line computer network. Federal Deposit Insurance Corporation ("FDIC") insurance premiums amounted

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

to $620,000 for the year ended December 31, 1998 compared to $586,000 and $1.8 million for the years ended December 31, 1997 and 1996, respectively. The decrease in insurance premium in 1997 was due to FDIC's reduction in rates paid by SAIF members from 23 basis points to 6.4 basis points on their deposits. In addition to insurance premiums, non-interest expense for 1996 includes a one-time special SAIF assessment of $5.2 million. Data processing expenses amounted to $966,000 for the year ended December 31, 1998 compared to $978,000 and $860,000 for the years ended December 31, 1997 and 1996, respectively. The increase in 1997 fees primarily reflect the increased volume of transactions during the period. Data processing systems from the former SFC offices will be combined with those of the Company in April 1999.
     The Company's non-interest expense for 1997 includes $1.3 million of real estate operations expenses incurred by the real estate development previously discussed. No such expenses were reflected in 1996 as the project was accounted for on the equity method during that year. No such expenses are reflected in 1998 as all such expenses were recorded in 1997 and all remaining properties were sold in 1998 with no additional loss or expense. Other general and administrative expenses amounted to $3.8 million for the year ended December 31, 1998 compared to $3.9 million and $3.1 million for the years ended December 31, 1997 and 1996, respectively. The primary reason for the $824,000 increase in other general and administrative expenses in 1997 compared to 1996 was a $181,000 increase in other professional fees due to increased utilization of third-party consultants. Additionally, telephone, postage, stationery and office supplies reflected the Bank's increased marketing and business generation efforts in 1997. Marketing expenses were reduced to $673,000 in 1998 after the increase in 1997 to $882,000 from $790,000 in 1996.

INCOME TAX EXPENSE. The Company's income tax expense amounted to $2.6 million, $2.7 million and $1.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company's effective rates were 45.3%, 37.3% and 38.0% for the years ended December 31, 1998, 1997 and 1996, respectively. The 45.3% rate in 1998 is primarily the result of professional fees of approximately $910,000 incurred in connection with the Merger which are deemed non-tax-deductible by the Internal Revenue Service.

YEAR 2000 CONSIDERATIONS
     In preparation for the year 2000 (the "Year 2000 Issue"), the Bank has developed a Year 2000 Plan (the "Plan") which has been presented to the Board of Directors. The Plan was developed using the guidelines outlined in a report by the Federal Financial Institutions Examination Council (FFIEC), "The Effect of 2000 on Computer Systems". The Bank assigned responsibility for the Plan to the Year 2000 Committee which reports to the Board of Directors. The Plan recognizes that the Bank's operating, processing and accounting operations are computer-reliant and could be affected by the Year 2000 Issue.
     The Bank relies on third-party vendors for its computer output and processing, as well as other significant functions and services (i.e., securities safekeeping services, securities pricing information, etc.). The Year 2000 Committee is currently working with those third-party vendors to assess their Year 2000 readiness. The Committee has completed an inventory and assessment of its mission-critical systems, has nearly completed its renovation phase, and is now well into the testing phase of the project. Management presently believes that the Bank's third-party vendors are taking appropriate steps to modify existing software and hardware to ensure that critical systems will function properly. The most significant hurdle the Bank has encountered in verifying and testing all mission-critical third parties is the limited ability the Bank has to document or test the preparedness of its telephone system and electric power providers.
     The Bank has identified 46 mission-critical (without which it cannot operate) and critical (necessary applications that the Bank can use for a moderate amount of time without requiring Year 2000 compliance) applications operated by third-party vendors. The list is reviewed regularly to include new applications or remove unnecessary applications. Of such mission-critical and critical applications, the Bank has been informed that a majority are already Year 2000 compliant. The Bank's primary data service processor has completed initial testing of its systems (in which the Bank has been involved), with substantially all systems evidencing Year 2000 compliance. The Bank will be participating in further testing in March 1999, and then again after the conversion of the Suburban Federal offices to the Bank's current system scheduled for April 1999. Most of the Bank's mission-critical and critical applications vendors have provided written assurances that their products and services will be Year 2000 compliant by March 31, 1999. While the Bank has received assurances from these vendors as to compliance, their assurances are not guarantees and may not be enforceable.
     The Bank's existing older contracts with the vendors do not include Year 2000 certifications or warranties. Thus, in the event such vendors' products and/or services are not Year 2000 compliant, the Bank's recourse may be limited. If the required modifications and conversions are not made, or are not completed on a timely basis, there can be no assurance that potential system interruptions or unanticipated additional expense incurred to obtain Year 2000 compliance would not have a material adverse effect on the Bank's business, financial condition, results of operations and business prospects. Nevertheless, the Bank does not believe that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be indicative of future operating results or future financial condition.
     The Year 2000 Issue also affects a certain limited number of the Bank's customers, particularly in the areas of access to funds and additional expense incurred to achieve compliance. The Bank has adopted a plan for evaluating and assessing the level of Year 2000 preparedness of its large or commercial credit customers. While no assurance can be given that the Bank's customers will be Year 2000 compliant, management has taken steps to verify that they are adequately addressing or that they are not faced with material Year 2000 issues. The Bank's credit risk related to the Year 2000 Issue is mitigated by the fact that only a few of such borrowers use networked computer systems or data centers to conduct their operations. In addition, in substantially all cases the credit extended to such borrowers is collateralized by real estate which inherently minimizes the Bank's exposure in the event that some borrowers do experience problems or delays in becoming Year 2000 compliant.
     The Bank has completed its own company-wide Year 2000 contingency plan. The Bank has had a comprehensive business interruption and disaster recovery contingency plan for many years which is continually updated. The Bank has developed even more specific contingency plans which address operational policies and procedures in the event of data processing, electric power supply and/or telephone service failures associated with the Year 2000. Such contingency plans are designed to provide documented actions to allow the Bank to maintain and/or resume normal operations in the event of any failure in mission-critical or critical applications. Such plans identify participants, processes and equipment that will be necessary to permit the Bank to continue operations. Such plans may include providing off-line system processing, back-up electrical and telephone systems, and other methods to ensure the Bank's ability to continue to operate.
     The OTS has set target dates by which all thrift institutions, their vendors and their service bureaus should have Year 2000 upgrades largely completed. These guidelines provide sufficient time for testing to ensure that all systems are working properly and to correct any problems detected by the testing. The OTS also recommends the Bank employ independent agencies to evaluate the level of preparedness of the Bank and its service bureau. Management understands the importance of these recommendations and believes the Bank is making reasonable progress toward meeting them. The most extensive renovation is needed on many of the Illinois ATMs acquired from Suburban Federal to upgrade the existing software. In addition, significant testing will need to be done when the original Citizens ATMs are converted from the MAC network to the Cash Station network system.
     Management retained an independent consulting firm to review all Year 2000 compliance efforts. The results of their review were discussed with the Board of Directors. Likewise, the Bank's primary service bureau has retained an independent consulting firm to perform a review of its functions. We have been provided complete copies of their report. Finally, the Bank and its primary service bureau are subject to examination by the OTS pursuant to FFIEC guidelines with respect to the Year 2000 Issue.
     The cost of modifications to the existing software is being absorbed for the most part by the third-party vendors. However, the Bank recognizes the need to purchase new hardware and software. Based upon current estimates, the Bank has budgeted up to $600,000 in direct costs, including hardware, software, staffing, customer awareness and other issues, for completing the Year 2000 project. The Bank expects that the total direct and indirect costs of addressing the Year 2000 Issue will not exceed $1.0 million and estimates that approximately $200,000 has been spent on direct costs of addressing the Year 2000 Issue to date. It is estimated that testing costs will eventually account for almost half of the direct costs incurred. These costs will be funded through normal operations.

IMPACT OF INFLATION AND CHANGING PRICES
     The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

FORWARD-LOOKING STATEMENTS
     This Annual Report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, the words, "anticipate," "believe," "estimate," "expect," "intent," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future looking events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
CFS Bancorp, Inc.

We have audited the accompanying consolidated statements of condition of CFS Bancorp, Inc. (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of SuburbFed Financial Corp., which statements reflect total assets constituting 37% of the consolidated financial statement totals as of December 31, 1997, and which reflect net income constituting 61% and 41% of the consolidated financial statement totals for the two years in the period ended December 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for SuburbFed Financial Corp., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and, for 1997 and 1996, the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1997 and 1996, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFS Bancorp, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP
Chicago, Illinois
March 3, 1999

                               CFS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CONDITION
                             (DOLLARS IN THOUSANDS)

                                                                     DECEMBER 31
                                                                  1998         1997
--------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------
Cash and amounts due from depository institutions              $   19,067   $   12,556
--------------------------------------------------------------------------------------
Interest-bearing deposits                                          25,201        7,281
--------------------------------------------------------------------------------------
Federal funds sold                                                  5,575        1,000
--------------------------------------------------------------------------------------
  Cash and cash equivalents                                        49,843       20,837
--------------------------------------------------------------------------------------
Investment securities available-for-sale                           34,720        3,696
--------------------------------------------------------------------------------------
Investment securities held-to-maturity (fair value:
  1998--$169,263; 1997--$207,302)                                 166,500      206,232
--------------------------------------------------------------------------------------
Investment securities held for trade                                   --        1,741
--------------------------------------------------------------------------------------
Mortgage-backed securities available-for-sale                     277,888       62,141
--------------------------------------------------------------------------------------
Mortgage-backed securities held-to-maturity (fair value:
  1998--$178,694; 1997--$259,514)                                 176,956      256,670
--------------------------------------------------------------------------------------
Loans receivable                                                  726,081      595,566
--------------------------------------------------------------------------------------
Investment in FHLB stock, at cost                                   8,183        6,681
--------------------------------------------------------------------------------------
Office properties and equipment                                    16,328       16,442
--------------------------------------------------------------------------------------
Accrued interest receivable                                         9,729        8,607
--------------------------------------------------------------------------------------
Real estate held for development and sale                              --        1,071
--------------------------------------------------------------------------------------
Real estate owned                                                     435        1,295
--------------------------------------------------------------------------------------
Prepaid expenses and other assets                                   3,954        3,533
--------------------------------------------------------------------------------------
     Total assets                                              $1,470,617   $1,184,512
--------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------
Deposits                                                       $  969,802   $  986,073
--------------------------------------------------------------------------------------
Borrowed money                                                    215,271       85,044
--------------------------------------------------------------------------------------
Advance payments by borrowers for taxes and insurance               6,057        5,343
--------------------------------------------------------------------------------------
Other liabilities                                                  19,399       12,856
--------------------------------------------------------------------------------------
     Total liabilities                                          1,210,529    1,089,316
--------------------------------------------------------------------------------------
Stockholders' equity:
--------------------------------------------------------------------------------------
  Common stock, $.01 par value:
     Authorized shares--85,000,000
     Issued shares--22,959,251 and 4,936,183 at December 31,
     1998 and 1997, respectively
     Outstanding shares--22,959,251 and 4,556,452 at
     December 31, 1998 and 1997, respectively                         230           14
--------------------------------------------------------------------------------------
  Additional paid-in capital                                      186,062        8,605
--------------------------------------------------------------------------------------
  Retained earnings, substantially restricted                      87,178       87,703
--------------------------------------------------------------------------------------
  Treasury stock, at cost: no shares and 379,731 shares at
     December 31, 1998 and 1997, respectively                          --       (1,605)
--------------------------------------------------------------------------------------
  Unearned common stock acquired by ESOP                          (13,093)         (81)
--------------------------------------------------------------------------------------
  Accumulated other comprehensive income, net of tax                 (289)         560
--------------------------------------------------------------------------------------
     Total stockholders' equity                                   260,088       95,196
--------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $1,470,617   $1,184,512
--------------------------------------------------------------------------------------

See accompanying notes.

                               CFS BANCORP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31
                                                               1998      1997      1996
-----------------------------------------------------------------------------------------
Interest income:
-----------------------------------------------------------------------------------------
  Loans                                                       $51,811   $43,793   $36,774
-----------------------------------------------------------------------------------------
  Mortgage-backed securities                                   24,146    26,866    28,781
-----------------------------------------------------------------------------------------
  Other investments securities                                 19,388    11,167     4,247
-----------------------------------------------------------------------------------------
  Other                                                         2,008     1,426     1,953
-----------------------------------------------------------------------------------------
    Total interest income                                      97,353    83,252    71,755
-----------------------------------------------------------------------------------------
Interest expense:
-----------------------------------------------------------------------------------------
  Deposits                                                     46,856    46,667    39,088
-----------------------------------------------------------------------------------------
  Borrowings                                                    9,353     4,191     2,630
-----------------------------------------------------------------------------------------
  Subscription deposits                                           701        --        --
-----------------------------------------------------------------------------------------
    Total interest expense                                     56,910    50,858    41,718
-----------------------------------------------------------------------------------------
    Net interest income before provision for loan losses       40,443    32,394    30,037
-----------------------------------------------------------------------------------------
Provision for losses on loans                                   1,630     1,840       253
-----------------------------------------------------------------------------------------
    Net interest income after provision for losses on loans    38,813    30,554    29,784
-----------------------------------------------------------------------------------------
Noninterest income:
-----------------------------------------------------------------------------------------
  Loan fees                                                     1,209     1,085     1,108
-----------------------------------------------------------------------------------------
  Insurance commissions                                           856       619       546
-----------------------------------------------------------------------------------------
  Investment commissions                                          874       891       677
-----------------------------------------------------------------------------------------
  Loss on real estate held for development and sale                --    (1,178)     (606)
-----------------------------------------------------------------------------------------
  Net gain on sale of investment securities                       328       596       207
-----------------------------------------------------------------------------------------
  Net gain on sale of loans                                       124        41        14
-----------------------------------------------------------------------------------------
  Unrealized gain on securities held for trade -- Net              --       460       197
-----------------------------------------------------------------------------------------
  Gain (loss) on sale of real estate owned                        (44)       (6)       28
-----------------------------------------------------------------------------------------
  Net gain on sale of office properties                           161        --        --
-----------------------------------------------------------------------------------------
  Other income                                                  2,392     2,364     2,091
-----------------------------------------------------------------------------------------
    Total noninterest income                                    5,900     4,872     4,262
-----------------------------------------------------------------------------------------
Noninterest expense:
-----------------------------------------------------------------------------------------
  Compensation and employee benefits                           18,480    16,026    14,371
-----------------------------------------------------------------------------------------
  Net occupancy expense                                         2,769     2,732     2,405
-----------------------------------------------------------------------------------------
  Furniture and equipment expense                               2,141     1,726     1,411
-----------------------------------------------------------------------------------------
  Data processing                                                 966       978       860
-----------------------------------------------------------------------------------------
  Federal insurance premiums                                      620       586     1,804
-----------------------------------------------------------------------------------------
  Special SAIF assessment                                          --        --     5,216
-----------------------------------------------------------------------------------------
  Marketing                                                       673       882       790
-----------------------------------------------------------------------------------------
  Real estate operations                                            5     1,309        --
-----------------------------------------------------------------------------------------
  Merger-related expense                                        6,503        --        --
-----------------------------------------------------------------------------------------
  Contribution to The Citizens Savings Foundation               3,016        --        --
-----------------------------------------------------------------------------------------
  Other general and administrative expenses                     3,831     3,907     3,083
-----------------------------------------------------------------------------------------
    Total noninterest expense                                  39,004    28,146    29,940
-----------------------------------------------------------------------------------------
Income before income taxes                                      5,709     7,280     4,106
-----------------------------------------------------------------------------------------
Income tax expense                                              2,587     2,714     1,560
-----------------------------------------------------------------------------------------
    Net income                                                $ 3,122   $ 4,566   $ 2,546
-----------------------------------------------------------------------------------------
Per share data:
-----------------------------------------------------------------------------------------
  Basic earnings per share                                       $.15      $.20      $.11
-----------------------------------------------------------------------------------------
  Diluted earnings per share                                      .14       .20       .11
-----------------------------------------------------------------------------------------

See accompanying notes.

                               CFS BANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                  UNEARNED     STOCK
                                                                                   COMMON     AWARDED     ACCUMULATED
                                               ADDITIONAL                          STOCK      BY BANK        OTHER
                                      COMMON    PAID-IN     RETAINED   TREASURY   ACQUIRED   INCENTIVE   COMPREHENSIVE
                                      STOCK     CAPITAL     EARNINGS    STOCK     BY ESOP      PLAN         INCOME        TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1996             $ 14     $  8,225    $81,397    $(1,033)   $   (260)    $(66)         $ 112       $ 88,389
Net income for 1996                      --           --      2,546         --          --       --             --          2,546
Other comprehensive income, net of
  tax:
  Change in unrealized appreciation
    on available-for-sale
    securities, net of
    reclassification adjustment          --           --         --         --          --       --           (242)          (242)
                                                                                                                         --------
Total comprehensive income                                                                                                  2,304
Purchase of treasury stock               --           --         --       (649)         --       --             --           (649)
Contribution to fund ESOP loan           --           --         --         --          90       --             --             90
Exercise of stock options                --          122         --         --          --       --             --            122
Tax benefit related to stock options
  exercised                              --           44         --         --          --       --             --             44
Tax benefit related to Bank
  Incentive Plan                         --           29         --         --          --       --             --             29
Amortization of award of Bank
  Incentive Plan stock                   --           --         --         --          --       57             --             57
Dividends declared on common stock       --           --       (402)        --          --       --             --           (402)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996             14        8,420     83,541     (1,682)       (170)      (9)          (130)        89,984
Net income for 1997                                   --      4,566         --          --       --             --          4,566
Other comprehensive income, net of
  tax:
  Change in unrealized appreciation
    on available-for-sale
    securities, net of
    reclassification adjustment          --           --         --         --          --       --            690            690
                                                                                                                         --------
Total comprehensive income                                                                                                  5,256
Purchase of treasury stock by
  employee benefit plan                  --           42         --         77          --       --             --            119
Contribution to fund ESOP loan           --           --         --         --          89       --             --             89
Exercise of stock options                --           83         --         --          --       --             --             83
Tax benefit related to stock options
  exercised                              --           13         --         --          --       --             --             13
Tax benefit related to Bank
  Incentive Plan                         --           47         --         --          --       --             --             47
Amortization of award of Bank
  Incentive Plan stock                   --           --         --         --          --        9             --              9
Dividends declared on common stock       --           --       (404)        --          --       --             --           (404)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997             14        8,605     87,703     (1,605)        (81)      --            560         95,196
Net income for 1998                      --           --      3,122         --          --       --             --          3,122
Other comprehensive income, net of
  tax:
  Change in unrealized appreciation
    on available-for-sale
    securities, net of
    reclassification adjustment          --           --         --         --          --       --           (849)          (849)
                                                                                                                         --------
Total comprehensive income                                                                                                  2,273
Proceeds of stock conversion, net       226      175,011         --         --     (14,283)      --             --        160,954
Contribution of stock to The
  Citizens Savings Foundation             3        2,997         --         --          --       --             --          3,000
Cancellation of SuburbFed Financial
  Corp. stock                           (14)          14         --         --          --       --             --             --
Purchase of treasury stock by
  employee benefit plan                  --           37         --         32          --       --             --             69
Contribution to fund ESOP loan           --          (25)        --        (37)      1,271       --             --          1,209
Exercise of stock options                 2          755         --         --          --       --             --            757
Tax benefit related to stock options
  exercised                              --          228                    --          --       --             --            228
Retirement of treasury stock             (1)      (1,609)        --      1,610          --       --             --             --
Tax benefit related to Bank
  Incentive Plan                         --           49         --         --          --       --             --             49
Dividends declared on common stock       --           --     (3,647)        --          --       --             --         (3,647)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998           $230     $186,062    $87,178    $    --    $(13,093)    $ --          $(289)      $260,088
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                               CFS BANCORP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31
                                                                  1998         1997         1996
---------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
---------------------------------------------------------------------------------------------------
Net income                                                      $   3,122    $   4,566    $   2,546
---------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
---------------------------------------------------------------------------------------------------
    Contribution of stock to The Citizens Savings Foundation        3,000           --           --
---------------------------------------------------------------------------------------------------
    Provision for losses on loans                                   1,630        1,840          253
---------------------------------------------------------------------------------------------------
    Depreciation expense                                            1,991        1,834        1,508
---------------------------------------------------------------------------------------------------
    Deferred income taxes                                          (1,813)        (132)         395
---------------------------------------------------------------------------------------------------
    Amortization of cost of stock benefit plans                     1,246           99          146
---------------------------------------------------------------------------------------------------
    Change in deferred income                                         109       (1,100)      (1,519)
---------------------------------------------------------------------------------------------------
    Increase in interest receivable                                (1,122)      (2,129)        (860)
---------------------------------------------------------------------------------------------------
    Increase in accrued interest payable                              568          236           74
---------------------------------------------------------------------------------------------------
    Proceeds from sale of loans held for sale                      13,752        5,012        8,488
---------------------------------------------------------------------------------------------------
    Origination of loans held for sale                            (13,677)      (5,172)      (8,011)
---------------------------------------------------------------------------------------------------
    Net gain on sale of securities held for trade                     (32)        (309)        (108)
---------------------------------------------------------------------------------------------------
    Unrealized gain on securities held for trade                       --         (460)        (197)
---------------------------------------------------------------------------------------------------
    Net gain on sale of available for sale securities                (296)        (288)        (126)
---------------------------------------------------------------------------------------------------
    Net gain on sale of loans                                        (124)         (41)         (14)
---------------------------------------------------------------------------------------------------
    Gain on sale of office property                                  (161)          --           --
---------------------------------------------------------------------------------------------------
    Proceeds from sales of securities held for trade                  409        1,375          756
---------------------------------------------------------------------------------------------------
    Purchase of securities held for trade                            (456)        (888)        (498)
---------------------------------------------------------------------------------------------------
    Loss on real estate held for development and sale                  --        1,178          606
---------------------------------------------------------------------------------------------------
    Net loss (gain) on sale of real estate owned                       44           (6)         (28)
---------------------------------------------------------------------------------------------------
    Proceeds from sale of real estate held for development
     and sale                                                       1,071        4,738           --
---------------------------------------------------------------------------------------------------
    Construction costs of real estate held for development
     and sale                                                          --       (1,529)          --
---------------------------------------------------------------------------------------------------
    Cash received in acquisition of 50% ownership interest
     of LLC                                                            --          110           --
---------------------------------------------------------------------------------------------------
    Increase in prepaid expenses and other assets                    (421)        (830)        (333)
---------------------------------------------------------------------------------------------------
    Increase in other liabilities                                   8,657        2,573        1,874
---------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                  17,497       10,677        4,952
---------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
---------------------------------------------------------------------------------------------------
  Available-for-sale investment securities:
---------------------------------------------------------------------------------------------------
    Purchases                                                     (30,638)      (1,335)      (1,375)
---------------------------------------------------------------------------------------------------
    Repayments                                                         --            4           10
---------------------------------------------------------------------------------------------------
    Sales                                                             949        1,293          200
---------------------------------------------------------------------------------------------------
  Held-to-maturity investment securities:
---------------------------------------------------------------------------------------------------
    Purchases                                                    (333,930)    (238,154)     (36,826)
---------------------------------------------------------------------------------------------------
    Repayments and maturities                                     373,662       91,875        5,953
---------------------------------------------------------------------------------------------------
  Available-for-sale mortgage-backed securities:
---------------------------------------------------------------------------------------------------
    Purchases                                                    (229,595)      (7,022)     (57,666)
---------------------------------------------------------------------------------------------------
    Repayments                                                     12,284        6,944        6,126
---------------------------------------------------------------------------------------------------
    Sales                                                           4,311       24,696       44,312
---------------------------------------------------------------------------------------------------
  Held-to-maturity mortgage-backed securities:
---------------------------------------------------------------------------------------------------
    Purchases                                                     (81,702)     (34,658)     (53,479)
---------------------------------------------------------------------------------------------------
    Repayments                                                    161,416      104,127      122,643
---------------------------------------------------------------------------------------------------
  Purchase of Federal Home Loan Bank stock                         (2,202)        (545)      (1,255)
---------------------------------------------------------------------------------------------------
  Redemption of Federal Home Loan Bank stock                          700           --           --
---------------------------------------------------------------------------------------------------
  Increase in advances to LLC                                          --           --       (1,482)
---------------------------------------------------------------------------------------------------
  Loans originations and principal payments on loans             (137,311)    (105,760)    (102,127)
---------------------------------------------------------------------------------------------------
  Construction cost on real estate owned                              (86)          --           --
---------------------------------------------------------------------------------------------------
  Proceeds from sale of real estate owned                           2,582          135           --
---------------------------------------------------------------------------------------------------
  Purchases of properties and equipment                            (3,178)      (3,742)      (5,533)
---------------------------------------------------------------------------------------------------
  Disposal of properties and equipment                              1,462           30        1,969
---------------------------------------------------------------------------------------------------
        Net cash flows used in investing activities              (261,276)    (162,112)     (78,530)
---------------------------------------------------------------------------------------------------

                               CFS BANCORP, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31
                                                                  1998         1997         1996
---------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
---------------------------------------------------------------------------------------------------
  Proceeds from exercise of stock options                       $     757    $      83    $     122
---------------------------------------------------------------------------------------------------
  Dividends paid on common stock                                   (3,647)        (404)        (402)
---------------------------------------------------------------------------------------------------
  Proceeds from sale of treasury stock                                 69          119           --
---------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                           --           --         (649)
---------------------------------------------------------------------------------------------------
  Net increase (decrease) in NOW, passbook, and money market
    accounts                                                       28,423      (11,429)       3,752
---------------------------------------------------------------------------------------------------
  Net increase (decrease) in certificates of deposit              (44,712)     114,055       59,565
---------------------------------------------------------------------------------------------------
  Net increase (decrease) in advance payments by borrowers
    for taxes and insurance                                           714          373         (882)
---------------------------------------------------------------------------------------------------
  Proceeds of stock conversion, net                               160,954           --           --
---------------------------------------------------------------------------------------------------
  Net increase of borrowed funds                                  130,227       22,106       19,511
---------------------------------------------------------------------------------------------------
        Net cash flows provided by financing activities           272,785      124,903       81,017
---------------------------------------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents                 29,006      (26,532)       7,439
---------------------------------------------------------------------------------------------------
  Cash and cash equivalents at beginning of year                   20,837       47,369       39,930
---------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                      $  49,843    $  20,837    $  47,369
---------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
---------------------------------------------------------------------------------------------------
  Loans transferred to real estate owned                        $   1,680    $   1,447    $     687
---------------------------------------------------------------------------------------------------
  Loans securitized into mortgage-backed securities                 3,402           --        1,597
---------------------------------------------------------------------------------------------------

See accompanying notes.

                               CFS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     CFS Bancorp, Inc. (the Company) is a Delaware corporation, incorporated in March 1998 for the purpose of becoming the holding company for Citizens Financial Services, FSB (the Bank). On July 24, 1998, the Bank converted from a mutual to a stock form of ownership. With a portion of the proceeds from the initial public offering, the Company acquired all of the issued and outstanding capital stock of the Bank. Immediately following the conversion, the Company merged with SuburbFed Financial Corp. (SFC). See Note 2 for further discussion.
     The Bank is a federal savings bank offering a full range of financial services to customers who are primarily located in Northwest Indiana and the south and southwest Chicagoland area. The Bank is principally engaged in the business of attracting deposits from the general public and using such deposits to originate residential and commercial mortgage loans.

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiary, the Bank. The Bank has the following subsidiaries: CFS Insurance Agency, Inc.; CFS Investment Services, Inc., and its wholly owned subsidiary CFS Development Co., LLC (LLC); Suburban Mortgage Services, Inc.; and South Suburban Securities Corporation, and its wholly owned subsidiary Suburban Insurance Resources Agency, Inc. See Note 6 for further discussion of LLC. Significant intercompany accounts and transactions have been eliminated in consolidation. Previously reported financial statements included in this report have been restated to include the merger with SFC, which was accounted for using the pooling of interest method of accounting. Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform to the 1998 presentation.

USE OF ESTIMATES
     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include amounts due from depository banks and federal funds sold. Generally, federal funds sold are purchased and sold for one-day periods.

INVESTMENT AND MORTGAGE-BACKED SECURITIES
     Management determines the classification of securities at the time of purchase. Debt securities are classified as held-to-maturity and carried at amortized cost if management has the intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair value, with the unrealized appreciation, net of tax, as a separate component of stockholders' equity.
     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security using the level-yield method. Such amortization is included in interest income from securities. Gains and losses on sales of securities are determined by specifically identifying the carrying amount of the security sold.

LOANS
     Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan origination and commitment fees. Interest on loans is recorded as income as borrowers' monthly payments become due. Interest on mortgage loans is not accrued on loans which are 90 days or more past due, or for loans which management believes, after giving consideration to economic and business conditions and collection efforts, collection of interest is doubtful.

MORTGAGE LOAN FEES
     Loan origination and commitment fees and direct loan origination costs are deferred and amortized as an adjustment of the related loan's yield. The Bank is accreting these amounts over the contractual life of the related loans. Remaining deferred loan fees are reflected in income upon sale or repayment of the loan.

ALLOWANCE FOR LOSSES ON LOANS
     The allowance for losses on loans is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio and, among other things, the borrowers' ability to repay, estimated collateral values, prior loss experience, and growth and composition of the portfolio; however, future additions

                               CFS BANCORP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

to the allowance may be necessary based on changes in economic conditions.
     Management considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest. Specific allowances are established for impaired loans for which the recorded investment in the loan exceeds the value of the loan. The value of the loan is determined based on the fair value of the collateral, if the loan is collateral-dependent, at the present value of expected future cash flows discounted at the loan's effective interest rate or at the observable market price of the impaired loan. Interest income on impaired loans is recorded when cash is received and only if principal is considered to be fully collectible. Homogeneous loans are collectively evaluated for impairment, including real estate mortgage and installment loans. At December 31, 1998 and 1997, the amount of loans considered impaired by management was immaterial.

REAL ESTATE OWNED
     Real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Real estate owned is recorded at fair value at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell.

OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are stated at cost less accumulated depreciation. Provisions for depreciation of office properties and equipment are computed using the straight-line method over the estimated useful lives of the related assets. Long-lived assets are periodically evaluated for impairment.

ADVERTISING COSTS
     All advertising costs incurred by the Company are expensed in the period in which they are incurred.

EARNINGS PER SHARE
     Basic earnings per common share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. The basic EPS calculation excludes the dilutive effect of all common stock equivalents. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company's potentially dilutive common shares represent shares issuable under its stock option plan. Such common stock equivalents are computed based on the treasury stock method using the average market price for the period. Calculations of EPS for periods prior to the conversion and merger (see Note 2) reflect the actual weighted-average shares of SFC plus the number of shares issued in the conversion.

STOCK OPTIONS
     The Company accounts for its stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, as the exercise price of the Company's employees' stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma net income, pro forma earnings per share, and stock-based compensation plan disclosure requirements under Financial Accounting Standards Board Statement (FAS) No. 123, "Accounting for Stock-Based Compensation," are included in Note 14 -- Stock-Based Benefit Plans.

NEW ACCOUNTING PRONOUNCEMENTS
     Effective January 1, 1998, the Company adopted FAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is the total of reported net income and all other revenues, expenses, gains, and losses that under generally accepted accounting principles are not included in net income. FAS No. 130 requires that comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements and requires an entity to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. FAS No. 130 requires the Company to include unrealized gains or losses, net of tax on securities available for sale in other comprehensive income, which, prior to adoption, were reported separately in stockholders' equity. Prior year financial statements have been reclassified to conform to the requirements of FAS No. 130. The adoption of FAS No. 130 had no impact on the consolidated financial position or results of operations of the Company.
     On January 1, 1998, the Company adopted FAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." FAS No. 131 established standards for public companies to report certain financial information about operating segments in interim and annual financial statements. Operating segments are components of a business which must provide separate financial information. Senior management evaluates operating segments when deciding how to allocate resources and assessing performance. The statement also requires public companies to report certain information about their products and services, the geographic areas in which they operate, and certain information about their products.
     Senior management evaluates the operations of the Company as one operating segment, community banking, due to the materiality of the banking operation to the Company's financial condition and results of operations, taken as a whole. As a result, separate segment disclosures are not required. The Company offers the following products and services to external customers: deposits, loans, mortgage-related services, investment and insurance services, and trust services. Revenues for the significant products and services are disclosed separately in the consolidated statements of income.
     During 1998, the Company adopted FAS No. 132, "Employer's Disclosures About Pensions and Other Post-Retirement Benefits." The overall objective of FAS No. 132 is to improve and standardize disclosures about pensions and other postretirement benefits and to make the required information easier to prepare and understand. The statement addresses disclosure issues only and does not change the measurement or recognition provisions. The adoption of FAS No. 132 had no impact on the consolidated financial position or results of operation of the Company.
     In June 1998, FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. FAS No. 133 establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either assets or liabilities measured at fair value. FAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related changes in value of the hedged item in the income statement and requires that a company document designate and assess the effectiveness of transactions that qualify for hedge accounting. FAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company does not believe adoption of FAS No. 133 will have a material impact on its financial position or results of operations.

2) CONVERSION AND MERGER

MUTUAL TO STOCK CONVERSION
     On July 24, 1998, the Company completed the mutual to stock conversion (the Conversion) of the Bank, and the concurrent sale in connection therewith of 17,853,750 shares of Company common stock, par value $0.01 per share at $10.00 per share resulting in gross proceeds of $160,954, net of issuance costs. As an integral part of the Conversion and in furtherance of the Company's commitment to the communities that it serves, the Company established a charitable foundation known as The Citizens Savings Foundation (the Foundation) and contributed 300,000 shares of common stock to the Foundation. The Foundation will provide funding to support charitable causes and community development activities which will complement the Company's existing community activities. In addition, the Company established an Employee Stock Ownership Plan (ESOP) for the employees of the Company and the Bank which became effective with the completion of the Conversion. See Note 14 for additional discussion of the ESOP.
     At the time of conversion, the Bank established a liquidation account in an amount equal to its net worth as of March 31, 1998 (the eligibility record date). The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders, if any, who continue to maintain their deposit accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders, if any, have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or a supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder and supplemental eligible account holder, if any, will be entitled to receive balances for accounts then held.

MERGER
     On July 24, 1998, immediately subsequent to the Conversion, the Company consummated a merger (Merger) with SFC. Each stockholder of SFC received 3.6 shares of Company common stock for each former share of common stock of SFC, par value $0.01 per share, resulting in the issuance of approximately 4.6 million shares of Company common stock. Prior to the date of the Merger, SFC was a savings and loan holding company for Suburban Federal Savings, a Federal Savings Bank (Suburban Federal) which was principally engaged in the business of attracting deposits

                               CFS BANCORP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

from the general public and using such deposits, together with funds generated from operations and borrowings, primarily to originate one-to four-family residential loans in Illinois. SFC and Suburban Federal were merged with and into the Company and the Bank, respectively, concurrent with the Merger. The Merger was accounted for as a pooling-of-interest. As a result, all prior period financial statements and other financial disclosures have been restated to include the accounts and results of operations of SFC.
     The following table shows gross revenues (representing interest income and noninterest income), net income, and diluted earnings per share on an individual and combined basis for the periods indicated:
------------------------------------------------------------

                                  PERIOD FROM
                                  JANUARY 1,
                                    1998 TO        YEAR ENDED
                                   JULY 24,       DECEMBER 31,
                                     1998        1997      1996
-----------------------------------------------------------------
Gross revenues:
  Bank..........................    $37,301     $54,348   $46,279
  SFC...........................     19,478      33,776    29,738
                                    -------     -------   -------
Combined........................    $56,779     $88,124   $76,017
                                    =======     =======   =======
Net income:
  Bank..........................    $ 2,892     $ 1,776   $ 1,494
  SFC...........................       (834)      2,790     1,052
                                    -------     -------   -------
Combined........................    $ 2,058     $ 4,566   $ 2,546
                                    =======     =======   =======
Diluted earnings per share:
  Bank..........................        N/A         N/A       N/A
  SFC...........................       $.60       $2.08      $.80
                                    -------     -------   -------
Combined........................       $.09        $.20      $.11
-----------------------------------------------------------------

     The combined consolidated results of operations are not necessarily indicative of the results that would have occurred had the merger been consummated in the past or which may be attained in the future.
     In connection with the Merger, the Company recognized third quarter 1998 pretax charges of $10,716 consisting of $6,503 ($4,321 net of tax) in merger expenses, $1,200 ($800 net of tax) in provision for loan losses incident to conforming SFC's credit policies to the Company's and $3,016 ($1,989 net of tax) for the contribution to the Foundation.
     The merger expenses, certain of which are nondeductible for income tax purposes, were recorded through the establishment of a reserve which is comprised of the following components as of the dates indicated:
------------------------------------------------------------

                                         DECEMBER 31   JULY 24
                                            1998        1998
--------------------------------------------------------------
Reserve for Merger expenses:
  Employee severance, outplacement,
    retirement programs, and related
    costs...............................   $  827      $3,357
  Contract termination fees and data
    processing costs....................      605         605
  Investment advisor fees...............       --         640
  Legal, accounting, and other
    professional fees...................       85         355
  Building and equipment charges........      609       1,307
  Other.................................      229         239
                                           ------      ------
                                           $2,355      $6,503
                                           ======      ======
--------------------------------------------------------------

--------------------------------------------------------------------------------

3) INVESTMENT SECURITIES
     The amortized cost of investment securities and their fair values are as follows (in thousands):

                                                                             GROSS         GROSS
                                                              AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                COST         GAINS         LOSSES       VALUE
---------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 1998:
  Callable agency securities................................  $  1,973       $   38         $ --       $  2,011
  Trust preferred stocks....................................    25,399            4          704         24,699
  Equity securities.........................................     7,767          427          184          8,010
                                                              --------       ------         ----       --------
                                                              $ 35,139       $  469         $888       $ 34,720
                                                              ========       ======         ====       ========
Available-for-sale at December 31, 1997:
  Callable agency securities and corporate bonds............  $  1,050       $   --         $ 22       $  1,028
  Equity securities.........................................     2,235          443           10          2,668
                                                              --------       ------         ----       --------
                                                              $  3,285       $  443         $ 32       $  3,696
                                                              ========       ======         ====       ========
Held-to-maturity at December 31, 1998:
  Callable agency securities and corporate bonds............  $166,500       $2,863         $100       $169,263
                                                              ========       ======         ====       ========
Held-to-maturity at December 31, 1997:
  Callable agency securities and corporate bonds............  $174,194       $1,190         $ 17       $175,367
  Zero coupon agency securities.............................    32,038           26          129         31,935
                                                              --------       ------         ----       --------
                                                              $206,232       $1,216         $146       $207,302
                                                              ========       ======         ====       ========
---------------------------------------------------------------------------------------------------------------

     The callable agency securities at December 31, 1998 and 1997, have call features at amounts not less than par and were not purchased with significant premiums or discounts.
     The amortized cost and fair value of callable agency securities and corporate bonds at December 31, 1998, by contractual maturity, are shown below:

--------------------------------------------------------------------------------

                                                                  HELD-TO-MATURITY       AVAILABLE-FOR-SALE
                                                                AMORTIZED      FAIR      AMORTIZED     FAIR
                                                                  COST        VALUE        COST       VALUE
------------------------------------------------------------------------------------------------------------
Due in one year or less.....................................    $  1,500     $  1,527     $   --      $   --
Due after one year through five years.......................          --           --      1,973       2,011
Due after five years through ten years......................     162,997      165,717         --          --
Due more than ten years.....................................       2,003        2,019         --          --
                                                                --------     --------     ------      ------
                                                                $166,500     $169,263     $1,973      $2,011
                                                                ========     ========     ======      ======
------------------------------------------------------------------------------------------------------------

     For the year ended December 31, 1998, gross gains and gross losses of $384 ($232 net of taxes) and $9 ($5 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.
     For the year ended December 31, 1997, gross gains and gross losses of $49 ($31 net of taxes) and $1 ($1 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.
     Investment securities held for trade at December 31, 1997, consisted of equity securities and were transferred to the available-for-sale classification at the effective date of the Merger to conform SFC's investment classifications policies to that of the Company. The market value of the equity securities at the date the securities were transferred from trading to available-for-sale was $1,850 with an unrealized gain of $881.

--------------------------------------------------------------------------------
4) MORTGAGE-BACKED SECURITIES
    The amortized cost of mortgage-backed securities and their fair values are as follows:

                                                                             GROSS         GROSS
                                                              AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                COST          GAIN         LOSSES       VALUE
---------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 1998:
  Participation certificates and collateralized mortgage
    obligations.............................................  $120,609       $1,171        $  266      $121,514
  Real estate mortgage investments conduits.................   157,338          379         1,343       156,374
                                                              --------       ------        ------      --------
                                                              $277,947       $1,550        $1,609      $277,888
                                                              ========       ======        ======      ========
Available-for-sale at December 31, 1997:
  Participation certificates and collateralized mortgage
    obligations.............................................  $ 55,554       $  782        $  186      $ 56,150
  Real estate mortgage investments conduits.................     3,551           16             7         3,560
  Adjustable rate mutual fund...............................     2,495           --            64         2,431
                                                              --------       ------        ------      --------
                                                              $ 61,600       $  798        $  257      $ 62,141
                                                              ========       ======        ======      ========
Held-to-maturity at December 31, 1998:
  Participation certificates and collateralized mortgage
    obligations.............................................  $ 83,469       $  285        $  670      $ 83,084
  Real estate mortgage investments conduits.................    93,487        2,166            43        95,610
                                                              --------       ------        ------      --------
                                                              $176,956       $2,451        $  713      $178,694
                                                              ========       ======        ======      ========
Held-to-maturity at December 31, 1997:
  Participation certificates and collateralized mortgage
    obligations.............................................  $102,094       $  564        $  230      $102,428
  Real estate mortgage investments conduits.................   154,576        3,019           509       157,086
                                                              --------       ------        ------      --------
                                                              $256,670       $3,583        $  739      $259,514
                                                              ========       ======        ======      ========
---------------------------------------------------------------------------------------------------------------

     The mortgage-backed securities have contractual maturities which range from 1999 to 2028. Expected maturities are expected to differ from contractual maturities because the underlying mortgages collateralizing the securities are subject to prepayment without penalty.
     For the year ended December 31, 1998, gross gains and gross losses of $3 ($2 net of taxes) and $82 ($50

                               CFS BANCORP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

net of taxes), respectively, were recorded from sales of available-for-sale mortgage-backed securities.
     For the year ended December 31, 1997, gross gains and gross losses of $275 ($167 net of taxes) and $35 ($25 net of taxes), respectively, were recorded from sales of available-for-sale mortgage-backed securities.

5) LOANS RECEIVABLE
     Loans receivable consist of the following:
------------------------------------------------------------

                                               DECEMBER 31
                                             1998        1997
---------------------------------------------------------------
First mortgage loans:
  Single-family residential..............  $596,199    $493,133
  Multi-family residential...............    21,050      29,660
  Commercial real estate.................    38,999      18,093
  Construction and land development
    loans................................    51,161      40,324
Other loans..............................    37,092      29,286
                                           --------    --------
                                            744,501     610,496
Less:
  Undisbursed portion of loan proceeds...    13,068      11,219
  Allowance for losses on loans..........     5,357       3,825
  Net deferred yield adjustments.........        (5)       (114)
                                           --------    --------
                                           $726,081    $595,566
                                           ========    ========
---------------------------------------------------------------

     The Bank's lending activities have been concentrated primarily within its immediate geographic area. The Bank generally requires collateral on loans and generally requires loan-to-value ratios of no greater than 80%.
     At December 31, 1998, 1997, and 1996, the Bank serviced $40,002, $50,265, and $49,214, respectively, of loans for others.
     Activity in the allowance for losses on loans is summarized as follows:
------------------------------------------------------------

                                        1998      1997      1996
-----------------------------------------------------------------
Balance at beginning of year.........  $3,825    $2,426    $2,221
Provision for losses on loans........   1,630     1,840       253
Charge-offs..........................    (125)     (453)     (134)
Recoveries...........................      27        12        86
                                       ------    ------    ------
Balance at end of year...............  $5,357    $3,825    $2,426
                                       ======    ======    ======
-----------------------------------------------------------------

6) LIMITED LIABILITY COMPANY
     In 1996, a subsidiary of the Bank had a 50% ownership interest in CFS Development Co. (formerly known as C&CF Development Co., a Limited Liability Company (LLC)) engaged in the construction and sale of townhomes. On March 5, 1997, the subsidiary purchased the remaining 50% ownership interest in a transaction accounted for as a purchase.
     Prior to 1997, this project was accounted for by the equity method with 50% of the results of operations being included in income and 100% of the losses from operations being recorded after the other member's investment was reduced to zero. The financial statements of the LLC for 1997 have been consolidated herein.
     As of December 31, 1997, the LLC was dissolved and was winding up its affairs. The remaining units and land held by the LLC were written down to the anticipated recoverable amounts to reflect the accelerated efforts to dispose of the properties resulting in charges to earnings in 1997 of $690. At that time vacant land and three unsold units, with a balance of $920, were transferred to the Bank as real estate owned and the remaining five units were included in real estate held for development and sale, all of which were all sold in 1998 without additional loss.

7) OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are summarized as follows:
------------------------------------------------------------

                                ESTIMATED           DECEMBER 31
                               USEFUL LIVES       1998       1997
-------------------------------------------------------------------
Cost:
  Land....................                       $ 2,027    $ 2,409
  Buildings...............     30-40 years        13,524     14,705
  Leasehold
    improvements..........  Over term of lease     2,171      1,588
  Furniture and
    equipment.............      3-15 years        13,018     11,456
  Property for future
    expansion.............                            --        409
  Construction in
    progress..............                           631        761
                                                 -------    -------
                                                  31,371     31,328
Less: Accumulated
  depreciation and
  amortization............                        15,043     14,886
                                                 -------    -------
                                                 $16,328    $16,442
                                                 =======    =======
-------------------------------------------------------------------

8) ACCRUED INTEREST RECEIVABLE
     Accrued interest receivable consists of the following:
------------------------------------------------------------

                                                  DECEMBER 31
                                                1998       1997
----------------------------------------------------------------
Callable agency securities and other
  investments..............................    $ 2,793    $3,138
Participation certificates and
  collateralized mortgage obligations......        908     1,041
Real estate mortgage investment conduits...      1,607       895
Loans receivable...........................      4,791     3,657
                                               -------    ------
                                                10,099     8,731
Less: Allowance for uncollected interest...        370       124
                                               -------    ------
                                               $ 9,729    $8,607
                                               =======    ======

------------------------------------------------------------

9) DEPOSITS
     Deposits and interest rate data are summarized as follows:
------------------------------------------------------------

                                                DECEMBER 31
                                              1998        1997
----------------------------------------------------------------
NOW accounts:
Non-interest-bearing negotiable order of
  withdrawal accounts...................    $ 24,198    $ 14,314
Negotiable order of withdrawal accounts:
  (1.69%--1998; 1.91%--1997)............      77,456      75,326
                                            --------    --------
Total NOW accounts......................     101,654      89,640
Passbook accounts
  Savings accounts (2.80%--1998;
  3.22%--1997)..........................     199,499     186,653
Individual retirement accounts
  (4.49%--1998; 4.97%--1997)............      19,984      19,730
                                            --------    --------
Total passbook accounts.................     219,483     206,383
Money market accounts (3.12%--1998;
  3.43%--1997)..........................      45,622      42,313
Certificate accounts:
  3.00%-4.99%...........................     117,233      18,384
  5.00%-6.99%...........................     475,163     617,417
  7.00%-8.99%...........................       9,772      10,957
  9.00% and over........................         231         353
                                            --------    --------
Total certificate accounts..............     602,399     647,111
Accrued interest payable................         644         626
                                            --------    --------
                                            $969,802    $986,073
                                            ========    ========
Weighted-average cost of deposits.......       4.47%       4.94%
                                            ========    ========
----------------------------------------------------------------

     Certificates of deposit are summarized by maturity as follows:
------------------------------------------------------------

                                                DECEMBER 31
                MATURITY                      1998        1997
----------------------------------------------------------------
Less than one year......................    $415,928    $359,475
One to two years........................     132,526     169,145
Two to three years......................      23,605      86,999
After three years.......................      30,340      31,492
                                            --------    --------
                                            $602,399    $647,111
                                            ========    ========
----------------------------------------------------------------

     Interest expense on deposits consists of the following:
------------------------------------------------------------

                                       YEAR ENDED DECEMBER 31
                                     1998       1997       1996
-----------------------------------------------------------------
NOW accounts....................    $ 1,407    $ 1,321    $ 1,276
Passbook accounts...............      6,816      7,163      7,348
Money market accounts...........      1,439      1,606      1,697
Certificates of deposit.........     37,194     36,577     28,767
                                    -------    -------    -------
                                    $46,856    $46,667    $39,088
                                    =======    =======    =======
-----------------------------------------------------------------

     The aggregate amount of deposits in denominations of one hundred thousand dollars or more was $136,764 and $112,782 at December 31, 1998 and 1997, respectively. Deposits in excess of one hundred thousand dollars are not federally insured.
     Interest paid on deposits during 1998, 1997, and 1996 totaled $46,838, $46,532, and $39,074, respectively.

                               CFS BANCORP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

10) BORROWED MONEY
     Borrowed money consists of the following:

--------------------------------------------------------------------------------

                                                                                 DECEMBER 31
                                                                        1998                     1997
                                                                ---------------------    --------------------
                                                                WEIGHTED-                WEIGHTED-
                                                                 AVERAGE                  AVERAGE
                                                                  RATE        AMOUNT       RATE       AMOUNT
-------------------------------------------------------------------------------------------------------------
Secured advances from FHLB--Indianapolis:
  Maturing in 2003--fixed rate..............................      5.45%      $ 50,000        --%      $    --
  Maturing in 2008--fixed rate..............................      4.89         25,000
  Maturing in 2018--fixed rate..............................      5.54          3,100
Secured advances from FHLB--Chicago:
  Open line--variable rate..................................        --             --      5.83         3,500
  Maturing in 1998--fixed rate..............................        --             --      5.92        18,000
  Maturing in 1999--fixed rate..............................      6.04         12,000      6.04        12,000
  Maturing in 2000--fixed rate..............................      6.28         16,000      6.28        16,000
  Maturing in 2001--fixed rate..............................      6.20         15,200      6.40        11,000
  Maturing in 2002--fixed rate..............................      5.80         15,700      5.80        15,700
  Maturing in 2008--fixed rate..............................      5.16          8,000        --            --
Secured advance from American National Bank--Line of
  credit....................................................        --             --      5.65         5,000
Securities sold under agreements to repurchase:
  Maturing in January 1998..................................        --             --      6.05         3,844
  Maturing in August 1999...................................      5.53         24,390        --            --
  Maturing in September 2000................................      5.38         23,881        --            --
  Maturing in September 2001................................      5.25         22,000        --            --
                                                                             --------                 -------
                                                                             $215,271                 $85,044
                                                                             ========                 =======
Weighted-average interest rate..............................                     5.53%                   6.03%
                                                                             ========                 =======
-------------------------------------------------------------------------------------------------------------

     Pursuant to collateral agreements with the Federal Home Loan Bank of Indianapolis (FHLB-IN), advances are secured by all stock in the FHLB-IN and qualifying first mortgage loans with unpaid principal balances aggregating no less than 170% of the outstanding secured advances, or $124,960.
     Pursuant to collateral agreements with the Federal Home Loan Bank of Chicago (FHLB-C), advances are secured by stock in the FHLB-C and certain mortgage-backed securities having a carrying value of $94,088.
     The Company has a borrowing agreement with American National Bank (ANB) for a maximum of $5,000 federal funds borrowing line of credit at a rate quoted as the market rate by ANB for the purchase of federal funds at the time the purchase is requested. The advance is secured by certain mortgage-backed securities having a carrying value of $5,314.
     The Bank enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of condition. The dollar amounts of securities underlying the agreements remain in the asset accounts. Securities sold under agreements to repurchase consisted of callable U.S. government agency notes in 1998 and mortgage-backed securities in 1997. The securities underlying the agreements were delivered to the dealer who arranged the transaction. The agreements call for the Bank to repurchase similar securities.
     Information concerning borrowings under fixed-coupon dollar reverse repurchase agreements is summarized as follows:
------------------------------------------------------------

                                              1998       1997
---------------------------------------------------------------
Average balance during the year...........  $ 66,468    $ 6,293
Average interest rate during the year.....      5.64%      5.69%
Maximum month-end balance during the
  year....................................  $145,000    $76,900
Securities underlying the agreements at
  year-end:
  Carrying value..........................    79,781      4,130
  Estimated fair value....................    81,633      4,153
---------------------------------------------------------------

     Interest expense on borrowed money is summarized as follows:
------------------------------------------------------------

                                         YEAR ENDED DECEMBER 31
                                        1998      1997      1996
-----------------------------------------------------------------
Advances from FHLBs................    $5,498    $3,639    $2,236
American National line of credit...       106       181        --
Securities sold under agreements to
  repurchase.......................     3,749       371       394
                                       ------    ------    ------
                                       $9,353    $4,191    $2,630
                                       ======    ======    ======
-----------------------------------------------------------------

     Interest paid on borrowings during 1998, 1997, and 1996 totaled $8,868, $4,099, and $2,571, respectively.

11) INCOME TAXES
     The Bank has qualified under provisions of the Internal Revenue Code, which permitted it to deduct from taxable income an allowance for bad debts, which differs from the provision for such losses charged to income. Accordingly, retained income at December 31, 1998, includes approximately $12,497 for which no provision for federal income taxes has been made. If in the future this portion of retained income is distributed, or the Bank no longer qualifies as a bank for tax purposes, federal income taxes may be imposed at the then-applicable rates. If federal income taxes had been provided, the deferred tax liability would have been approximately $4,499.
     The income tax provision consists of the following:
------------------------------------------------------------

                                         YEAR ENDED DECEMBER 31
                                        1998      1997      1996
-----------------------------------------------------------------
Current tax expense:
  Federal..........................    $3,631    $2,284    $  894
  State............................       769       562       271
Deferred tax expense (benefit):
  Federal..........................    (1,669)     (103)      340
  State............................      (144)      (29)       55
                                       ------    ------    ------
                                       $2,587    $2,714    $1,560
                                       ======    ======    ======
-----------------------------------------------------------------

     A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:
------------------------------------------------------------

                                      YEAR ENDED DECEMBER 31
                                    1998       1997       1996
------------------------------------------------------------------
Statutory rate....................  34.0%      34.0%      34.0%
State taxes.......................  6.7        5.2        5.5
Merger expenses...................  6.6         --         --
Other.............................  (2.0)      (1.9)      (1.5)
                                    ----       ----       ----
Effective rate....................  45.3%      37.3%      38.0%
                                    ====       ====       ====
------------------------------------------------------------------

     Significant components of deferred tax assets and liabilities are as follows:
------------------------------------------------------------

                                                  DECEMBER 31
                                                 1998      1997
----------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses...................  $2,263    $1,584
  Deferred compensation.......................      99       276
  Unrealized depreciation on
    available-for-sale securities.............     193        --
  Charitable contributions....................     729        --
  Other.......................................     487        26
                                                ------    ------
                                                 3,771     1,886
Deferred tax liabilities:
  Excess tax accumulated provision for losses
    over base year............................   1,703     2,082
  Loan fees deferred..........................     403       316
  Depreciation................................     239       255
  Unrealized appreciation on
    available-for-sale securities.............      --       392
  Stock dividends on FHLB stock...............     193       193
  Other.......................................     324       137
                                                ------    ------
                                                 2,862     3,375
                                                ------    ------
  Net deferred (asset) liability..............  $ (909)   $1,489
                                                ======    ======
----------------------------------------------------------------

     The Company made net federal and state income tax payments (refunds) of $(153), $3,265, and $1,934 during 1998, 1997, and 1996, respectively.

12) REGULATORY CAPITAL
     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum total requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below of the total risk-based, tangible, and core capital, as defined in the regulations. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.
     As of December 31, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well-capitalized" under the

                               CFS BANCORP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tangible, and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

--------------------------------------------------------------------------------

                                                                                                            TO BE WELL-
                                                                                       FOR CAPITAL       CAPITALIZED UNDER
                                                                                         ADEQUACY        PROMPT CORRECTIVE
                                                                     ACTUAL              PURPOSES        ACTION PROVISIONS
                                                                -----------------    ----------------    -----------------
                                                                 AMOUNT     RATIO    AMOUNT     RATIO    AMOUNT     RATIO
--------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998
Risk-based..................................................    $165,108    27.92%  $47,317     *8.00%  $59,146     *10.00%
Tangible....................................................     159,751    11.49    20,857     *1.50    34,762     * 2.50
Core........................................................     159,751    11.49    41,715     *3.00    69,524     * 5.00
AS OF DECEMBER 31, 1997
Risk-based..................................................      92,772    19.57    37,916     *8.00    47,395     *10.00
Tangible....................................................      88,955     7.55    17,677     *1.50    29,461     * 2.50
Core........................................................      88,970     7.55    35,353     *3.00    58,922     * 5.00
--------------------------------------------------------------------------------------------------------------------------

* = greater than or equal to

     At December 31, 1998, adjusted total assets were $1,390,496 and risk-weighted assets were $591,459. A reconciliation of the Bank's equity capital in accordance with generally accepted accounting principles to regulatory capital at December 31, 1998, is as follows:
------------------------------------------------------------

Total equity......................................    $159,492
Unrealized loss on investment securities                   277
  available-for-sale..............................
Deposit base intangible...........................         (18)
                                                      --------
Tangible and core capital.........................     159,751
Allowance for loan losses.........................       5,357
                                                      --------
Risk-based capital................................    $165,108
                                                      ========
--------------------------------------------------------------

13) EMPLOYEE BENEFIT PLANS
     The Company participates in an industry-wide, multiemployer defined-benefit pension plan, which covers all full-time employees who have attained at least 21 years of age and completed one year of service. Calculations to determine full-funding status are made annually as of June 30. The Company was not required to make a contribution for the plan year ending June 30, 1999, or for the plan year ended June 30, 1998. Pension expense was $0 in 1998, $26 in 1997, and $68 in 1996. Asset and plan benefit information is not available for participating associations on an individual basis.
     SFC had a defined-benefit plan which covered full-time employees with six months or more of service and who were at least 21 years of age. The funding policy was to generally make the minimum annual contribution required by applicable regulations. Actuarially determined pension costs are charged to current operations.
     The following table summarizes SFC's defined-benefit plan for the year ended:
------------------------------------------------------------

                                                  DECEMBER 31
                                                1998       1997
----------------------------------------------------------------
Change in benefit obligations:
  Projected benefit obligation at beginning
    of year................................    $ 2,571    $2,330
  Service cost.............................        322       238
  Interest cost............................        218       172
  Actuarial (gains) losses.................      1,466        30
  Benefit paid.............................       (570)    (199)
                                               -------    ------
Projected benefit obligation at end of
  year.....................................    $ 4,007    $2,571
                                               =======    ======
Change in plan assets:
  Fair value of plan assets at beginning of
    year...................................    $ 2,110    $1,766
  Actual return on plan assets.............        169       127
  Employer contributions...................        305       416
  Benefits paid............................       (570)    (199)
                                               -------    ------
Fair value of plan assets at end of year...    $ 2,014    $2,110
                                               =======    ======
Reconciliation of funded status:
  Over (under) funded......................    $(1,993)   $(461)
  Unrecognized transition obligation
    (asset)................................         16        20
  Unrecognized net actuarial losses........      1,469       322
                                               -------    ------
Net accrued benefit cost recognized........    $  (508)   $(119)
                                               =======    ======
Amounts recognized in the consolidated
  statement of condition consist of:
  Accrued benefit liability................    $  (508)   $(119)
                                               -------    ------
Net accrued benefit cost recognized........    $  (508)   $(119)
                                               =======    ======
------------------------------------------

------------------------------------------------------------

                                        YEAR ENDED DECEMBER 31
                                      1998       1997       1996
-----------------------------------------------------------------
Components of net periodic benefit
  cost:
  Service cost....................    $ 322      $ 238      $ 220
  Interest cost...................      219        172        156
  Expected return on plan
    assets........................     (127)      (159)      (104)
  Recognized transition obligation
    (asset).......................        4          1          1
  Recognized net actuarial
    loss (gain)...................       67          2        (41)
  Settlements.....................      209         --         --
                                      -----      -----      -----
Net periodic cost.................    $ 694      $ 254      $ 232
                                      =====      =====      =====
Weighted-average assumptions:
  Discount rate...................     6.00%      6.75%      6.75%
  Expected return on plan
    assets........................     6.00       8.00       8.00
  Rate of compensation increase...     5.00       5.00       5.00
-----------------------------------------------------------------

     In the first quarter of 1999, the benefits under each of the previous plans were frozen and all employees in those plans will be participants in a new plan within the industry-wide, multiemployer defined-benefit plan.
     The Company also participates in a singleemployer defined-contribution plan, which qualifies under section 401(k) of the Internal Revenue Code. Participation eligibility in this plan is substantially the same as in the aforementioned defined-benefit pension plan. This plan called for a discretionary contribution within specified limits and a matching Company contribution equal to a specified percentage of employee contributions. Plan expense was approximately $286 in 1998, $285 in 1997, and $257 in 1996.
     Additionally, SFC had a contributory qualified pension plan (401(k) Plan) which was available to all full-time employees having six months or more of service. Participants could make tax-deferred contributions within a range specified by the plan. SFC made matching contributions in an amount equal to 50% of each eligible participant's contribution up to a specified percentage of the deferred contribution. Subsequent to the Merger, employees eligible under the stock option plan who contributed to the 401(k) Plan were no longer eligible for matching of their contributions. Expenses relating to the 401(k) Plan were $89, $62, and $32 for the years ended December 31, 1998, 1997, and 1996, respectively.
     Effective March 1, 1999, the Company combined the SFC defined-contribution plan with its 401(k) plan.
     The Company provides supplemental retirement benefits for certain senior officers in the form of payments upon retirement, death, or disability. The annual benefit is based upon annual salary (as defined) plus interest. Expenses related to this plan for the years ended December 31, 1998, 1997, and 1996, were $312, $257, and $203, respectively.

14) STOCK-BASED BENEFIT PLANS
     In conjunction with the Conversion, the Company established an Employee Stock Ownership Plan (the ESOP) for the employees of the Company and the Bank which became effective with the completion of the Conversion. The ESOP is a qualifying pension plan under Internal Revenue Service guidelines. It covers all full-time employees who have attained at least 21 years of age and completed one year of service. At the time of conversion, the ESOP borrowed $14,283 from the Company and purchased 1,428,300 shares of common stock issued in the Conversion. Expense is recognized based on the fair value (average stock price) of shares scheduled to be released from the ESOP trust. One-twelfth of the shares are scheduled to be released each year as one-twelfth of the loan is scheduled to be repaid each year. During the year ended December 31, 1998, ESOP expense under the plan was $1,165. ESOP shares not committed to be released are not considered outstanding for purposes of computing EPS.
     The following table summarizes shares of Company common stock held by the ESOP at December 31, 1998:
------------------------------------------------------------

Shares allocated to participants..................      119,025
Unallocated and unearned shares...................    1,309,275
                                                      ---------
                                                      1,428,300
                                                      =========
Fair value of unearned ESOP shares................      $13,175
                                                      =========
---------------------------------------------------------------

     SFC also had an ESOP. All shares under the SFC ESOP plan were released as of June 30, 1998. Expenses relating to the plan for the years ended December 31, 1998, 1997 and 1996, were $45, $101 and $109, respectively.
     SFC had a stock-based bank incentive plan. All shares from this plan were awarded and vested, and as of December 31, 1998, the entire amount of deferred compensation expense was recognized. Expenses relating to the plan for the years ended December 31, 1998, 1997 and 1996, were $0, $9 and $57, respectively.
     SFC had three stock option and incentive plans (the 1991 Plan, the 1995 Plan, and the 1997 Plan). As of the Merger, outstanding options were exchanged for options of Company stock. No future grants will be made under these plans; however, options granted and not exercised remain outstanding under the plans. The

                               CFS BANCORP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

following is an analysis of the stock option activity for
each of the three years ended December 31, 1998.
------------------------------------------------------------

                                      NUMBER           EXERCISE PRICE
           OPTIONS                  OF SHARES       PER SHARE      TOTAL
-------------------------------------------------------------------------
                                  (IN THOUSANDS)
Outstanding at January 1,
  1996........................          695        $1.85- 4.35    $ 2,336
Granted.......................          258         4.58- 6.83      1,417
Exercised.....................          (49)        1.85- 4.79       (123)
Forfeited.....................          (90)        4.75- 5.88       (446)
                                       ----        -----------    -------
Outstanding at December 31,
  1996........................          814         1.85- 6.83      3,184
Granted.......................          159         6.38-13.83      1,676
Exercised.....................          (21)        1.85- 5.69        (83)
Forfeited.....................           (1)              5.88         (7)
                                       ----        -----------    -------
Outstanding at December 31,
  1997........................          951         1.85-13.84      4,770
Granted.......................           88              13.09      1,149
Exercised.....................         (245)        1.85- 6.50       (757)
Forfeited and canceled........          (88)          --           (1,090)
                                       ----        -----------    -------
Outstanding at December 31,
  1998........................          706        $1.85-13.84    $ 4,072
                                       ====        ===========    =======
-------------------------------------------------------------------------

     The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized.
------------------------------------------------------------

                                          YEAR ENDED DECEMBER 31
                                          1998     1997     1996
-----------------------------------------------------------------
Net income (as reported)...............  $3,122   $4,566   $2,546
Pro forma net income...................   2,700    4,298    2,471
Diluted earnings per share (as
  reported)............................    0.14     0.20     0.11
Pro forma diluted earnings per share...    0.12     0.19     0.11

------------------------------------------------------------
     The pro forma results above may not be representative of the effect reported in net income for future years.
     The fair value of the option grants for the years ended December 31, 1998, 1997, and 1996, was estimated using the Black Scholes option value model, with the following assumptions: dividend yield of approximately 3.2% for 1998, 1.5% for 1997, and 2.0% for 1996; expected volatility of 34.8% for 1998 and 6.5% for 1997 and 1996; risk-free interest of 5.25%, 5.30%, and 6.69% for 1998, 1997, and
1996, respectively; and an original expected life of ten years for all options granted.

15) COMPREHENSIVE INCOME
     The related income tax effect and reclassification adjustments to the components of other comprehensive income for the years ended December 31, 1998, 1997, and 1996, is as follows:
------------------------------------------------------------

                                        1998       1997     1996
-----------------------------------------------------------------
Unrealized holding gains (losses)
  arising during the period:
  Unrealized net gains (losses)....    $(1,110)   $1,413    $(310)
  Related tax (expense) benefit....        440      (551)     115
                                       -------    ------    -----
  Net..............................       (670)      862     (195)
Less: Reclassification adjustment
  for net gains realized during the
  period:
  Realized net gains...............        296       288      126
  Related tax expense..............       (117)     (116)     (79)
                                       -------    ------    -----
  Net..............................        179       172       47
                                       -------    ------    -----
Total other comprehensive income...    $  (849)   $  690    $(242)
                                       =======    ======    =====
-----------------------------------------------------------------

16) EARNINGS PER SHARE
     The following table sets forth the computation of basic and diluted earnings per share:
------------------------------------------------------------

                                     YEAR ENDED DECEMBER 31
                                1998          1997          1996
-------------------------------------------------------------------
Net income...............        $3,122        $4,566        $2,546
                             ==========    ==========    ==========
Average common shares
  outstanding............    21,514,744    22,692,990    22,683,176
Common share
  equivalents--Assuming
  exercise of dilutive
  stock options..........       326,178       287,935       188,640
                             ----------    ----------    ----------
Average common shares and
  common share
  equivalents
  outstanding............    21,840,922    22,980,925    22,871,816
                             ==========    ==========    ==========
Basic earnings per
  share..................          $.15          $.20          $.11
Diluted earnings per
  share..................           .14           .20           .11
-------------------------------------------------------------------

17) COMMITMENTS
     The Company had outstanding commitments as follows:
------------------------------------------------------------

                                                 DECEMBER 31
            TYPE OF COMMITMENT                 1998       1997
----------------------------------------------------------------
To originate loans on residential
  property:
  Fixed rates (6.125% - 8.75% in 1998;
    6.85% -  10.00% in 1997)..............    $ 5,495    $ 7,876
  Variable rates..........................     35,267     12,018
To originate loans on nonresidential
  property:
  Fixed rates (7.75% - 8.75% in 1998;
    9.00% in 1997)........................     18,382        196
  Variable rates..........................      1,690        131
To purchase investment securities
  (mortgage-backed securities)............         --      4,992
Unused lines of credit....................      7,337     29,207
Letters of credit:
  Secured by cash.........................        120         22
  Other...................................      9,646        638
----------------------------------------------------------------

     Commitments to fund loans and those under letter of credit arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. The Bank estimates that substantially all commitments will be funded or will expire within one year.

18) LEGAL PROCEEDINGS
     In 1983, with the assistance of the Federal Savings and Loan Insurance Corporation (FSLIC) as set forth in an assistance agreement (Assistance Agreement), the Bank acquired through mergers First Federal Savings and Loan Association of East Chicago, East Chicago, Indiana (East Chicago Savings), and Gary Federal Savings and Loan Association, Gary, Indiana (Gary Federal). The FSLIC-assisted supervisory acquisitions of East Chicago Savings and Gary Federal were accounted for using the purchase method of accounting which resulted in supervisory goodwill (the excess of cost over fair value of net assets acquired), an intangible asset, of $52.9 million, compared to $40.2 million of goodwill as reported on a generally accepted accounting principles basis. Such goodwill was included in the Bank's regulatory capital. The Assistance Agreement relating to the Bank's acquisitions of East Chicago Savings and Gary Federal provided for the inclusion of goodwill as an asset on the Bank's balance sheet, to be amortized over 35 years for regulatory purposes and includable in capital. Pursuant to the regulations adopted by the Office of Thrift Supervision to implement the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the regulatory capital requirement for federal savings banks was increased and the amount of supervisory goodwill that could be included in regulatory capital decreased significantly. At September 30, 1989, the Bank had approximately $26.0 million of remaining supervisory goodwill but, even excluding supervisory goodwill, the Bank exceeded the capital requirements of FIRREA at such date.
     On May 13, 1993, the Bank filed suit against the U.S. government seeking damages and/or other appropriate relief on the grounds, among others, that the government had breached the terms of the Assistance Agreement. The suit is pending before Chief Judge Loren Smith in the United States Court of Federal Claims and is entitled Citizens Financial Services, FSB, et al. v. United States (Case No. 93-306-C). The case had been stayed pending disposition by the United States Supreme Court of three related supervisory goodwill cases (the Winstar Cases). On July 1, 1996, the Supreme Court ruled in the Winstar Cases that the government had breached its contract with the Winstar parties and was liable in damages for those breaches.
     Thereafter, the stay applicable to the Bank's case and other Winstar-related cases was lifted. The Bank has filed a motion for summary judgment which is presently pending before the Court. Due to the volume of cases before the Court on Winstar-related issues, the government petitioned the Court for a stay on motions for summary judgment which were not involved in cases immediately proceeding to trial. The Court granted the government's motion, and a stay is in place upon the Bank's motion for summary judgment until April 5, 1999. On April 1, 1999, the Bank's case enters case-specific discovery with the government in preparation for trial. It is anticipated that the stay on the Bank's motion for summary judgment will be dissolved. Case-specific discovery is scheduled to last one year. It is estimated that the trial will be scheduled thereafter and should commence at some time after April during the year 2000. It must be stressed that this is an estimate and subject to change at the Court's discretion.
     In its complaint, the Bank did not specify the amount of damages it is seeking from the United States. The Bank has yet to retain an expert in order to attempt to quantify the amount of damages. An expert will be retained during the case-specific discovery period. The Court has scheduled its first decision on damages in a Winstar-related case to be issued on March 30, 1999. The Bank is unable to predict the outcome of its claim against the United States and the amount of damages that may be awarded to the Bank, if any, in the event that a judgment is rendered in the Bank's favor. Consequently, no assurances can be given as to the results of this claim or the timing of any proceedings in relation thereto.

                               CFS BANCORP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     Other than the above-referenced litigation, the Company is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.

19) FAIR VALUE OF FINANCIAL INSTRUMENTS
     Disclosure of fair value information about financial instruments, whether or not recognized in the consolidated statement of condition, for which it is practicable to estimate their value, is summarized below. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.
     The fair value disclosure of certain financial instruments and all nonfinancial instruments is not required. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
     The carrying amounts and fair values of financial instruments consist of the following:

--------------------------------------------------------------------------------

                                                                                    DECEMBER 31
                                                                          1998                        1997
                                                                ------------------------    ------------------------
                                                                 CARRYING        FAIR        CARRYING        FAIR
                                                                  AMOUNT        VALUE         AMOUNT        VALUE
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents...................................    $   49,843    $   49,843    $   20,837    $   20,837
Investment securities available-for-sale....................        34,720        34,720         3,696         3,696
Investment securities held-to-maturity......................       166,500       169,263       206,232       207,302
Trading securities..........................................            --            --         1,741         1,741
Mortgage-backed securities available-for-sale...............       277,888       277,888        62,141        62,141
Mortgage-backed securities held-to-maturity.................       176,956       178,694       256,670       259,514
Loans receivable............................................       726,081       733,646       595,566       605,265
                                                                ----------    ----------    ----------    ----------
Total asset financial instruments                               $1,431,988    $1,444,054    $1,146,883    $1,160,496
                                                                ==========    ==========    ==========    ==========
LIABILITIES
Deposits....................................................    $  969,802    $  980,760    $  986,073    $  989,126
Borrowed money..............................................       215,271       217,409        85,044        84,984
                                                                ----------    ----------    ----------    ----------
Total liability financial instruments.......................    $1,185,073    $1,198,169    $1,071,117    $1,074,110
                                                                ==========    ==========    ==========    ==========
--------------------------------------------------------------------------------------------------------------------

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
     CASH AND CASH EQUIVALENTS: For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.
     INVESTMENT SECURITIES: Fair values for securities held for investment, sale or trading account purposes are based on quoted market prices as published in financial publications or dealer quotes.
     MORTGAGE-BACKED SECURITIES: Fair values for mortgage-backed securities are based on the lower of quotes received from third-party brokers.
     LOANS RECEIVABLE: The Company determined that for both variable-rate and fixed-rate loans, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and collateral to borrowers of similar credit quality.
     DEPOSIT LIABILITIES: The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.
     BORROWED MONEY: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.
     The fair value of the Company's off-balance-sheet instruments is nominal.

20) CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
     The following represents the condensed statement of financial condition as of December 31, 1998, and condensed statement of income and cash flows for the year ended December 31, 1998, for CFS Bancorp, Inc., the parent company.
     Condensed financial statements as of December 31, 1997, and for the two years then ended have been omitted as they would not provide meaningful information due to the Conversion and Merger, as discussed in Note 2.

CONDENSED STATEMENT OF CONDITION
(PARENT COMPANY ONLY)
------------------------------------------------------------

                                                   DECEMBER 31
                                                      1998
--------------------------------------------------------------
ASSETS
Cash on hand and in banks......................     $  4,110
Securities available for sale..................       79,074
Investment in subsidiary.......................      159,492
Loan receivable from subsidiary bank...........        4,000
Loan receivable from ESOP......................       13,093
Accrued interest receivable....................          620
Prepaid expenses and other assets..............          251
                                                    --------
  Total assets.................................     $260,640
                                                    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accrued taxes and other liabilities............     $    552

STOCKHOLDERS' EQUITY:
Common stock...................................          230
Additional paid-in capital.....................      186,062
Retained earnings, substantially restricted....       87,178
Accumulated other comprehensive income, net of
  tax..........................................         (289)
Unearned common stock acquired by ESOP.........      (13,093)
                                                    --------
  Total stockholders' equity...................      260,088
                                                    --------
  Total liabilities and stockholders' equity...     $260,640
                                                    ========
--------------------------------------------------------------

CONDENSED STATEMENT OF INCOME
(PARENT COMPANY ONLY)
------------------------------------------------------------

                                                   YEAR ENDED
                                                   DECEMBER 31
                                                      1998
--------------------------------------------------------------
Interest income................................      $ 3,647
Dividend income................................           69
Gain on sale of investment.....................          384
Noninterest expense............................       (7,775)
                                                     -------
Net loss before income taxes and equity in
  earnings of subsidiary.......................       (3,675)
Income tax benefit.............................        1,080
                                                     -------
Net loss before equity in earnings of
  subsidiary...................................       (2,595)
Equity in earnings of subsidiary...............        5,717
                                                     -------
Net income.....................................      $ 3,122
                                                     =======
--------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
(PARENT COMPANY ONLY)
------------------------------------------------------------

                                                   YEAR ENDED
                                                   DECEMBER 31
                                                      1998
--------------------------------------------------------------
Operating activities:
  Net income...................................     $   3,122
  Adjustments to reconcile net income to net
    cash used by operating activities:
    Equity in earnings of the Bank.............        (5,717)
    Contribution of stock to The Citizens
      Savings Foundation.......................         3,000
    Net gain on sale of available-for-sale
      investment securities....................          (352)
    Net gain on sale of securities held for
      trade....................................           (32)
    Proceeds from sales of securities held for
      trade....................................           409
    Purchase of securities held for trade......          (456)
    Increase in interest receivable............          (605)
    Increase in prepaid expenses and other
      assets...................................        (1,584)
    Increase in other liabilities..............         2,003
                                                    ---------
Net cash used by operating activities..........          (212)
                                                    ---------
Investing activities:
  Available-for-sale investment securities:
    Purchases..................................       (29,136)
    Sales......................................           917
  Available-for-sale mortgage-backed
    securities:
    Purchases..................................       (48,014)
    Repayments.................................            55
  Acquisition of stock of Bank.................       (80,477)
  Net loan originations and principal payment
    on loans...................................       (16,963)
                                                    ---------
Net cash used by investing activities..........      (173,618)
                                                    ---------
Financing activities:
  Proceeds from sale of treasury stock.........            69
  Proceeds from exercise of stock options......           757
  Dividends received from Bank.................         5,034
  Dividends paid on common stock...............        (3,647)
  Proceeds of stock conversion, net............       160,954
  Sale of stock to ESOP........................        14,283
                                                    ---------
Net cash provided by financing activities......       177,450
                                                    ---------
Increase in cash and cash equivalents..........         3,620
Cash and cash equivalents at beginning of
  year.........................................           490
                                                    ---------
Cash and cash equivalents at end of year.......     $   4,110
                                                    =========
--------------------------------------------------------------

CORPORATE INFORMATION

CORPORATE OFFICE
CFS Bancorp, Inc
707 Ridge Road
Munster, Indiana  46321
(219) 836-5500

ANNUAL MEETING
The Annual Meeting of
Stockholders will be held at 10:00
a.m. on May 4, 1999 at the Center
for Visual and Performing Arts,
1040 Ridge Road,
Munster, Indiana 46321.

ANNUAL REPORT ON FORM 10-K
A copy of the CFS Bancorp, Inc.
annual report on Form 10-K filed
with the Securities and Exchange
Commission is available without
charge upon written request to:
     Monica F. Sullivan,
     Corporate Secretary
     CFS Bancorp, Inc.
     707 Ridge Road
     Munster, Indiana  46321

SHAREHOLDER SERVICES
Shareholders interested in
additional information may contact:
     Brian L. Goins,
     Corporate Counsel
     CFS Bancorp, Inc.
     707 Ridge Road
     Munster, Indiana  46321
     (219) 836-5500

INVESTOR INFORMATION
Investors and analysts interested in
additional information may contact:
     Michael P. Prisby,
     Assistant Treasurer
     CFS Bancorp, Inc.
     707 Ridge Road
     Munster, Indiana  46321
     (219) 836-5500

TRANSFER AGENT AND REGISTRAR
     LaSalle National Bank
     135 South LaSalle Street
     Chicago, Illinois  60603
     (800) 246-5761

WASHINGTON COUNSEL
     Elias, Matz, Tiernan and
     Herrick L.L.P.
     734-15th Street, N.W.
     Washington, D.C. 20005

INDEPENDENT AUDITORS
     Ernst & Young LLP
     Sears Tower
     233 South Wacker Drive
     Chicago, Illinois  60606
     (312) 879-2000

--------------------------------------------------------------------------------
STOCK MARKET AND DIVIDEND INFORMATION

CFS Bancorp's stock trades on The NASDAQ National Market under the ticker symbol "CITZ" and the trading symbol "CFS Bn." The table below shows the dividends paid and reported high and low sale prices per share of common stock. The table reflects trading in the shares of common stock of CFS Bancorp, Inc. since July 24, 1998.

---------------------------------------------------------------------------------------------
                                                1998
                                               Dividend
                                                Paid             High             Low
---------------------------------------------------------------------------------------------

Third Quarter                                  $ .08            $11 7/16         $8 3/8

Fourth Quarter                                   .08             10 1/16          8 5/16
---------------------------------------------------------------------------------------------

As of December 31, 1998, there were 22,959,251 shares of common stock outstanding, held by 3,109 stockholders of record.

As of January 31, 1999, the following securities firms indicated they were acting as market makers for CFS Bancorp, Inc. common stock:



ABN AMRO Inc.
Capital Resources Inc.
Friedman Billings Ramsey & Company
Keefe, Bruyette & Woods, Inc.
Herzog, Heine, Geduld, Inc.

Howe Barnes Investments, Inc.
Knight Securities L.P.
Mayer & Schweitzer, Inc.
Robert W. Baird & Co., Inc.
Sandler O'Neill & Partners, L.P.

Sherwood Securities Corp.
Spear Leeds & Kellog
Stifel, Nicolaus & Co., Inc.
Tucker Anthony Inc.
Trident Securities Inc.