Form 10-K405, Exhibit 13
period 1999-12-31
CFS BANCORP INC
filed 2000-03-30
CIK 1058438

                                                                      Exhibit 13

                                                               CFS Bancorp, Inc.



SELECTED CONSOLIDATED FINANCIAL DATA

     Selected Consolidated Financial Data


                                                                                     At December 31,
 (Dollars in thousands except per share data)           1999             1998             1997             1996             1995
Selected Financial Condition Data
Total assets                                         $1,649,535       $1,470,617       $1,184,512       $1,051,085       $  967,004
Loans receivable, net                                   882,676          726,081          595,566          490,873          389,170
Mortgage-backed securities,
  available for sale                                    299,056          277,888           62,141           85,753           77,479
Mortgage-backed securities,
  held to maturity                                      101,066          176,956          256,670          326,430          397,060
Investment securities,
  available for sale                                     32,693           34,720            3,696            3,430            2,345
Investment securities,
  held to maturity                                      176,737          166,500          206,232           59,875           27,955
Deposits                                                925,047          969,802          986,073          883,309          819,988
Borrowed money                                          494,699          215,271           85,044           62,938           43,427
Stockholders' equity                                    205,433          260,088           95,196           89,983           89,306
Non-performing assets to total assets                      0.75%            0.64%            0.63%            0.27%            0.21%
Stockholders' equity to total assets                      12.45            17.69             8.04             8.56             9.24
Stockholders' equity per
  outstanding share                                  $    11.03       $    11.33       $     4.19       $     3.97       $     3.92
Allowance for losses on loans to
  non-performing loans                                    50.48%           59.82%           62.23%           86.27%          113.90%
Allowance for losses on loans to
  total loans                                              0.68             0.74             0.64             0.48             0.48

                                                                  Year Ended December 31,
                                                          1999            1998             1997              1996            1995
SELECTED OPERATIONS DATA
Interest income                                        $104,609         $ 97,353         $ 83,252         $ 71,755         $ 66,999
Interest expense                                         57,543           56,910           50,858           41,718           38,694
Net interest income                                      47,066           40,443           32,394           30,037           28,305
Provision for losses on loans(1)                            675            1,630            1,840              253              197
Net interest income after provision
  for loan losses                                        46,391           38,813           30,554           29,784           28,108
Non-interest income                                       5,191            5,900            4,872            4,262            3,986
Non-interest expense(2)                                  30,210           39,004           28,146           29,940           23,217
Income before income taxes                               21,372            5,709            7,280            4,106            8,877
Income tax expense                                        8,282            2,587            2,714            1,560            3,382
Net income                                               13,090            3,122            4,566            2,546            5,495
Earnings per share (basic)                                 0.69             0.15             0.20             0.11             0.24
Earnings per share (diluted)                               0.68             0.14             0.20             0.11             0.24

SELECTED OPERATING RATIOS
Net interest margin                                        3.18%            3.08%            2.92%            3.12%            3.12%
Average interest-earning assets to
  average interest-bearing liabilities                   118.70           114.57           108.20           108.43           109.56
Ratio of general and administrative
  expense to average total assets
  (adjusted for one-time charges)(3)                       1.88             2.16             2.44             2.45             2.46
Return on average assets                                   0.85             0.23             0.40             0.25             0.58
Return on average equity                                   5.70             1.85             4.83             2.81             6.37
Efficiency ratio (adjusted for
  one-time charges)(3)                                    57.95            64.35            71.85            71.69            72.75

(1) The provision for losses on loans in 1998 reflects a $1,200 adjustment in order to conform the credit policies of SFC to those of the Company. See
     Note 2 to the Consolidated Financial Statements.

(2) Non-interest expense in 1998 includes one-time charges of $9,519 related to the Merger and Conversion. See Note 2 to the Consolidated Financial Statements.

(3) Calculated on a pro forma basis which excludes the effects of the special charges referred to in (2) above.

QUARTERLY RESULTS OF OPERATIONS

     Quarterly Results of Operations



                                                                                               1999
                                                                1st                  2nd                 3rd                   4th
(Dollars in thousands except per share data)                  Quarter              Quarter              Quarter              Quarter
Net interest income                                           $11,893              $11,732              $11,739              $11,702
Provision for losses on loans                                     150                  150                  150                  225
Non-interest income                                             1,306                1,455                1,161                1,269
Non-interest expense                                            7,498                7,027                7,832                7,853
Income before income taxes                                      5,551                6,010                4,918                4,893
Income taxes                                                    2,275                2,356                1,949                1,702
Net income                                                      3,276                3,654                2,969                3,191
Earnings per share -- basic                                      0.15                 0.19                 0.17                 0.18
Earnings per share -- diluted                                    0.15                 0.19                 0.16                 0.18
Dividends declared per share                                     0.08                 0.08                 0.09                 0.09

                                                                                           1998
                                                                   1st               2nd              3rd                       4th
                                                                 Quarter           Quarter           Quarter                 Quarter
Net interest income                                            $  8,466           $  8,951           $ 11,323               $ 11,703
Provisions for losses on loans                                       90                105              1,285(1)                 150
Non-interest income                                               1,544              1,699                901                  1,756
Non-interest expense                                              7,133              7,517             17,334(2)               7,020
Income (loss) before income taxes                                 2,787              3,028             (6,395)                 6,289
Income (benefit) taxes                                            1,013              1,162             (1,914)                 2,326
Net income (loss)                                                 1,774              1,866             (4,481)                 3,963
Earnings (loss) per share -- basic                                 0.08               0.08              (0.19)                  0.18
Earnings (loss) per share -- diluted                               0.08               0.08              (0.20)                  0.18
Dividends declared per share(3)                                     N/A                N/A               0.08                   0.08

(1) The provisions for losses on loans, in the third quarter of 1998, reflected a $1,200 adjustment in order to conform the credit policies of SFC to those of the Company. See Note 2 to the Consolidated Financial Statements.

(2) Non-interest expense, in the third quarter of 1998, included one-time charges of $9,519 related to the Merger and Conversion. See Note 2 to the Consolidated Financial Statements.

(3)  Dividends paid by SFC for all quarters prior to Merger have been excluded.



[CFS LOGO} 14/15

                                                               CFS Bancorp, Inc.



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


ASSET/LIABILITY     The Bank, like other financial institutions, is subject to
MANAGEMENT          interest rate risk to the extent that its interest-bearing liabilities with short- and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Management attempts to moderate the effect of changes in interest rates on the Bank's net portfolio value ("NPV"). The NPV represents the excess of the present value of expected cash flows from assets over the present value of expected cash flows from liabilities.
                    This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Bank's assets and liabilities is done within the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

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

                    While maintaining its interest rate spread objectives, the Bank attempts to reduce its interest rate risk with a variety of strategies designed to maintain the proper relationship between its assets and liabilities. First, the Bank focuses on mortgage loans with an initial fixed term of one, three, five or seven years that convert to an annually adjusting rate using the one-year constant maturity of the United States Treasury Obligations as the index. At December 31, 1999, the Bank had approximately $603.8 million of adjustable rate mortgage loans in its portfolio. Second, the Bank's mortgage-backed securities portfolio is made up primarily of securities that have expected average lives of five years or less at time of purchase. Third, the Bank has a substantial amount of passbook savings, demand deposit and money market accounts which may be less sensitive to changes in interest rates than certificate accounts. At December 31, 1999 the Bank had $365.7 million of these types of accounts. Fourth, the Bank's liability management program seeks to lengthen the maturities of customer deposits by aggressively pricing certificates up to 10 years in term.

                    Presented below, as of December 31, 1999 and 1998, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point (1%) increments, up and down 300 basis points in accordance with Office of Thrift Supervision ("OTS") regulations. As illustrated in the table, NPV is more sensitive to and may be more negatively impacted by rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)





                    The value of the Bank's deposits and borrowings change in approximately the same proportion in rising or falling rate scenarios.

(Dollars in thousands)                                  Net Portfolio Value

 Assumed Change
in Interest Rates                          1999                                                    1998
 (Basis Points)        $ AMOUNT          $ CHANGE             % CHANGE        $ Amount           $ Change             % Change
+300                    132,441           (33,573)               (20)           136,269           (32,203)               (19)
+200                    145,950           (20,064)               (12)           149,861           (18,611)               (11)
+100                    157,732            (8,282)                (5)           160,172            (8,300)                (5)
   0                    166,014              --                  --             168,472              --                   --
-100                    168,726             2,713                  2            173,382             4,910                  3
-200                    165,846              (168)                 0            177,992             9,520                  6
-300                    161,737            (4,277)                (3)           185,481            17,009                 10


                    As noted above, increases in interest rates normally effect a decrease in the market value of the Bank's net assets. For instance, as of December 31, 1999, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $20.1 million or 12%. The remaining NPV, after the effect of the 200 basis point increase, is still 8.9% of the Bank's total assets. On the other hand, in a decreasing interest rate environment, the NPV is anticipated to increase slightly.

                    The above analysis includes the assets and liabilities of the Bank only. Inclusion of Holding Company assets and liabilities would increase NPV at all levels.


LIQUIDITY AND       The Bank's liquidity, represented by cash and cash
COMMITMENTS         equivalents, is a product of its operating, investing and
                    financing activities. The Bank's primary historical sources of funds are 1) deposits, 2) scheduled payments of amortizing loans and mortgage-backed securities, 3) prepayments and maturities of outstanding loans and mortgage-backed securities, 4) maturities of investment securities and other short-term investments, and 5) funds provided from operations. During 1998 the Bank began leveraging its capital base with borrowings to provide additional funds for lending and investing activities. Given the Bank's asset size and the current interest rate environment, management determined that the use of borrowings as leverage was a prudent strategy. Scheduled payments from the amortization of loans, mortgage-backed securities, maturing investment securities, and short-term investments are relatively predictable sources of funds, while deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions and competitive rate offerings. In addition, the Bank invests excess funds in federal funds sold and other short-term interest-earning assets which provide liquidity to meet lending requirements.

                    Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as federal funds sold. On a longer-term basis the Bank invests funds not used for maintaining and expanding the loan portfolio in mortgage-backed securities. The Bank uses its sources of funds primarily to meet its ongoing commitments, pay maturing certificates of deposit and savings withdrawals, fund loan commitments, and maintain a portfolio of mortgage-backed and investment securities.

                    At December 31, 1999 total loan origination commitments outstanding were $96.9 million. Certificates of deposit scheduled to mature in one year or less at December 31, 1999 totaled $426.0 million. Investment securities scheduled to mature or permitted to be called for redemption in one year or less at December 31, 1999 totaled $183.1 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Bank anticipates that it will continue to have sufficient funds to meet its current commitments.

[CFS LOGO]

16/17

                                                               CFS Bancorp, Inc.



                    The liquidity needs of CFS Bancorp (the parent company) consist primarily of operating expenses and dividend payments to stockholders and stock repurchases. In addition to securities available for sale, the primary source of liquidity for the parent company is dividends from the Bank. However, this source can also be supplemented by fees assessed to the Bank. Under certain banking regulations, regulatory approval is required before dividends declared by the Bank can exceed defined levels. In addition, the Bank is required to maintain certain capital requirements. See note 11 to the Consolidated Financial Statements.


CHANGES IN          General. Total assets of the Company increased by $178.9
FINANCIAL CONDITION million, or 12.2%, to $1.6 billion at December 31, 1999 compared to $1.5 billion at December 31, 1998. This increase was due primarily to increases of $156.6 million in loans receivable and $46.0 million in cash and cash equivalents.
                    These increases were partially offset by a $54.7 million decrease in mortgage-backed securities. The net increase was funded primarily by a $279.4 million increase in borrowed money.




                    CASH AND CASH EQUIVALENTS. Cash and cash equivalents, which consist of cash, interest-bearing deposits at other institutions and federal funds sold, amounted to $95.8 million at December 31, 1999 and $49.8 million at December 31, 1998. The 92.2% increase from December 31, 1998 to December 31, 1999 primarily reflects accumulation of funds for loan commitments outstanding at December 31, 1999, as well as, management's decision to maintain above normal levels of cash for the Y2K rollover event.

                    INVESTMENT SECURITIES. At December 31, 1999 the Company had $32.7 million of investment securities available for sale and $176.7 million in investment securities held to maturity, or an aggregate of $209.4 million of investment securities, compared to $34.7 million in investment securities available for sale and $166.5 million held to maturity, or an aggregate of $201.2 million in investment securities, at December 31, 1998.

                    MORTGAGE-BACKED SECURITIES. At December 31, 1999 the Company had $299.1 million in mortgage-backed securities available for sale and $101.1 million in mortgage-backed securities held to maturity, or an aggregate of $400.1 million in mortgage-backed securities, compared to $277.9 million in mortgage-backed securities available for sale and $177.0 million held to maturity, or an aggregate of $454.9 million in mortgage-backed securities at December 31, 1998. This decrease of $54.8 million was used to fund loans receivable. The decision to increase loans receivable as a percentage of total assets and the increased asset base as a result of the Conversion and Merger, enabled management to classify all purchases of investment securities and mortgage-backed securities as available for sale effective July 1, 1998. At December 31, 1999 the Company had an unrealized loss, net of taxes, on available for sale investment securities and mortgage-backed securities of $9.4 million.

                    LOANS RECEIVABLE. The net loan portfolio of the Company increased from $726.1 million at December 31, 1998 to $882.7 million at December 31, 1999. The increase in net loan portfolio during 1999 was due to the Company's efforts to increase new loan originations through existing loan programs and the addition of commercial real estate lending to the loan program menu in 1998.

                    DEPOSITS. Deposits decreased from $969.8 million to $925.0 million from December 31, 1998 to December 31, 1999. Continued strength in equity markets and increased local competition for deposits were the main reasons for this decrease.

                    BORROWED MONEY. Borrowed money increased from $215.3 million at December 31, 1998 to $494.7 million at December 31, 1999. The $279.4 million increase was used primarily to fund origination of new mortgage loans and secondarily to increase cash balances in anticipation of the Y2K rollover event.

                    STOCKHOLDERS' EQUITY. Total stockholders' equity of the Company amounted to $205.4 million, or 12.5% of total assets, at December 31, 1999 compared to $260.1 million, or 17.7% of total assets, at December 31, 1998. Total stockholders' equity includes the components of unrealized gains and losses on investment securities and mortgage-backed securities available for sale, net of taxes, at December 31, 1999 and 1998. Unrealized losses, net of taxes, on investment securities and mortgage-backed securities amounted to $9.4 million at December 31, 1999 and $289,000 at December 31, 1998. The decrease in stockholders' equity for the year was primarily due to the stock repurchase programs the Company has completed and/or initiated during 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)



AVERAGE BALANCES,      The following table sets forth, for the periods
NET INTEREST INCOME,   indicated, information regarding (i) the Company's total
YIELDS EARNED AND      dollar amount of interest income from interest-earning
RATES PAID             assets and the resultant average yields; (ii) the total
                       dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average monthly balances during the indicated periods. Management believes that the average monthly balances do not differ materially from the average daily balances.

                                                                             Year Ended December 31,
                                                             1999                                          1998
                                           --------------------------------------------------------------------------------------
                                           AVERAGE                         AVERAGE         AVERAGE                       AVERAGE
(DOLLARS IN THOUSANDS)                     BALANCE         INTEREST       YIELD/COST       BALANCE        INTEREST     YIELD/COST
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans receivable:(1)
    Real estate loans                    $  775,363       $   57,002          7.35%     $   643,035       $49,447          7.69%
    Other loans                              14,113            1,334          9.45           25,045         2,364          9.44
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL LOANS                           789,476           58,336          7.39          668,080        51,811          7.76
  Securities(2)                             652,535           44,277          6.79          612,699        43,534          7.11
  Other interest-earning assets(3)           35,799            1,996          5.58           33,285         2,008          6.03
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-
      EARNINGS ASSETS                     1,477,810          104,609          7.08        1,314,064        97,353          7.41
  Non-interest earning assets                58,652                                          52,777
==================================================================================================================================
      TOTAL ASSETS                       $1,536,462                                      $1,366,841

Interest-bearing liabilities:
  Deposits:
    NOW and money
    market accounts                      $  121,768       $    2,771          2.28%     $   120,701       $ 2,846          2.36%
    Passbook accounts                       229,745            6,736          2.93          209,151         6,816          3.26
    Certificates of deposit                 560,717           30,256          5.40          664,042        37,194          5.78
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL DEPOSITS                        912,230           39,763          4.36          973,894        46,856          4.81
  Borrowings                                332,802           17,780          5.34          173,015        10,054          5.81
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-
      BEARING LIABILITIES                 1,245,032           57,543          4.62        1,146,909        56,910          4.96
Non-interest bearing liabilities(4)          61,820                                          51,522
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                   1,306,852                                       1,198,431
Stockholders' equity                        229,610                                         168,410
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY               $1,536,462                                      $1,366,841
==================================================================================================================================
Net interest-earning assets              $  232,778                                      $  167,155
==================================================================================================================================
Net interest income/
  interest rate spread                                    $   47,066          2.46%                      $ 40,443         2.45%
==================================================================================================================================
Net interest margin                                                           3.18%                                       3.08%
==================================================================================================================================
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                              118.70%                                     114.57%
==================================================================================================================================



                                                         Year Ended
                                                        December 31,
                                                             1997
                                             -------------------------------------
                                             AVERAGE                      AVERAGE
(DOLLARS IN THOUSANDS)                       BALANCE        INTEREST     YIELD/COST
------------------------------------------------------------------------------------
Interest-earning assets:
  Loans receivable:(1)
    Real estate loans                    $   528,951      $41,778           7.90%
    Other loans                               21,083        2,015           9.56
------------------------------------------------------------------------------------
      TOTAL LOANS                            550,034       43,793           7.96
  Securities(2)                              539,261       38,033           7.05
  Other interest-earning assets(3)            18,805        1,426           7.58
------------------------------------------------------------------------------------
      TOTAL INTEREST-
      EARNINGS ASSETS                      1,108,100       83,252           7.51
  Non-interest earning assets                46,455
------------------------------------------------------------------------------------
      TOTAL ASSETS                       $ 1,154,555
====================================================================================
Interest-bearing liabilities:
  Deposits:
    NOW and money
    market accounts                      $   116,145      $ 2,927           2.52%
    Passbook accounts                        187,474        7,163           3.82
    Certificates of deposit                  651,550       36,577           5.61
------------------------------------------------------------------------------------
      TOTAL DEPOSITS                         955,169       46,667           4.89
  Borrowings                                  68,954        4,191           6.08
------------------------------------------------------------------------------------
      TOTAL INTEREST-
      BEARING LIABILITIES                  1,024,123       50,858           4.97
Non-interest bearing liabilities(4)           35,863
------------------------------------------------------------------------------------
      TOTAL LIABILITIES                    1,059,986
Stockholders' equity                          94,569
------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY               $ 1,154,555
====================================================================================
Net interest-earning assets              $    83,977
====================================================================================
Net interest income/
  interest rate spread                                   $ 32,394           2.54%
====================================================================================
Net interest margin                                                         2.92%
====================================================================================
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                            108.20%


(1) The average balance of loans receivable includes non-performing loans, interest on which is recognized on a cash basis.

(2) Average balances of securities available for sale are based on historical costs.

(3) Includes money market accounts, federal funds sold and interest-earning bank deposits.


(4)     Consists primarily of demand deposit accounts.




18/19
[CFS LOGO]

                                                               CFS Bancorp, Inc.

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                       1999 COMPARED TO 1998
                                         ------------------------------------------------
                                                       INCREASE (DECREASE) DUE TO

                                         ------------------------------------------------
                                                                    RATE/      TOTAL NET
(DOLLARS IN THOUSANDS)                   RATE         VOLUME        VOLUME     INC./(DEC)
-----------------------------------------------------------------------------------------
Interest-earning assets:
  Loans receivable:
    Real estate loans                 $(2,174)      $ 10,176       $(447)      $7,555
    Other loans                             3         (1,032)         (1)      (1,030)
-------------------------------------------------------------------------------------
       TOTAL LOANS RECEIVABLE          (2,171)         9,144        (448)       6,525
  Securities                           (1,960)         2,830        (127)         743
  Other interest-earning assets          (153)           152         (11)         (12)
-------------------------------------------------------------------------------------
   TOTAL NET CHANGE IN INCOME ON
   INTEREST-EARNING ASSETS             (4,284)        12,126        (586)       7,256
Interest-bearing liabilities:
  Deposits:
    NOW and money market accounts         (99)            25          (1)         (75)
    Passbook accounts                     (684)           671         (67)        (80)
    Certificates of deposit             (2,442)        (4,812)        316      (6,938)
-------------------------------------------------------------------------------------
       TOTAL DEPOSITS                   (3,225)        (4,116)        248      (7,093)
  Borrowings                              (811)         9,286        (749)      7,726
-------------------------------------------------------------------------------------
   TOTAL NET CHANGE IN EXPENSE ON
   INTEREST-BEARING LIABILITIES         (4,036)         5,170        (501)        633
-------------------------------------------------------------------------------------
Net change in net interest income      $  (248)      $  6,956       $ (85)    $ 6,623
=====================================================================================

                                                    YEAR ENDED DECEMBER 31,
                                                   -------------------------
                                                     1998 COMPARED TO 1997
                                      ----------------------------------------------------
                                                   INCREASE (DECREASE) DUE TO

                                      ----------------------------------------------------
                                                                     RATE/       TOTAL NET
(DOLLARS IN THOUSANDS)                 RATE           VOLUME         VOLUME      INC./(DEC)
Interest-earning assets:
  Loans receivable:
    Real estate loans                  $(1,100)       $  9,006       $(237)      $  7,669
    Other loans                             25             379          (5)           349
-----------------------------------------------------------------------------------------
       TOTAL LOANS RECEIVABLE           (1,125)          9,385        (242)         8,018
  Securities                               283           5,179          39          5,501
  Other interest-earning assets           (291)          1,097        (224)           582
-----------------------------------------------------------------------------------------
   TOTAL NET CHANGE IN INCOME ON
   INTEREST-EARNING ASSETS              (1,133)         15,661        (427)        14,101
Interest-bearing liabilities:
  Deposits:
    NOW and money market accounts         (189)            115          (7)           (81)
    Passbook accounts                   (1,054)            829        (122)          (347)
    Certificates of deposit              1,050            (421)        (12)           617
-----------------------------------------------------------------------------------------
       TOTAL DEPOSITS                     (193)            523        (141)           189
  Borrowings                              (184)          6,325        (278)         5,863
-----------------------------------------------------------------------------------------
   TOTAL NET CHANGE IN EXPENSE ON
   INTEREST-BEARING LIABILITIES           (377)          6,848        (419)         6,052
-----------------------------------------------------------------------------------------
Net change in net interest income      $  (756)       $  8,813       $  (8)      $  8,049
=========================================================================================


--------------------------------------------------------------------------------
RATE/VOLUME             The table above sets forth the effects of changing rates
ANALYSIS                and volumes on net interest income of the Company.
                        Information is provided with respect to (i) effects on
                        interest income attributable to changes in volume
                        (changes in volume multiplied by prior rate); (ii)
                        effects on interest income attributable to changes in
                        rate (changes in rate multiplied by prior volume); and
                        (iii) changes in rate/volume (changes in rate multiplied
                        by changes in volume).
--------------------------------------------------------------------------------
RESULTS OF              GENERAL. The Company reported net income of $13.1
OPERATIONS              million for the year ended December 31, 1999 compared to
                        net income of $3.1 million and $4.6 million for the years ended December 31, 1998 and 1997, respectively.
                        While the Company's net interest income increased each of the three years ended December 31, 1999, 1998 and 1997, the results of operations were adversely affected by the following:

                        - In the year ended December 31, 1998, one-time charges in connection with the Merger with SFC and establishment of the Foundation were $10.7 million (See note 2 to the Consolidated Financial Statements for further details);

                        - In the year ended December 31, 1997, losses and operating expenses totaling $2.5 million were incurred from real estate development activities, which have subsequently ceased.

                        NET INTEREST INCOME. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yield earned on the Company's interest-earning assets and the rate paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spreads were 2.46%, 2.45% and 2.54% for the years ended December 31, 1999, 1998 and 1997, respectively. The Company's net interest margins (i.e., net interest income as a percentage of average interest-earning assets) were 3.18%, 3.08% and 2.92% during the years ended December 31, 1999, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)


                The Company's net interest income amounted to $47.1 million for the year ended December 31, 1999 compared to $40.4 million and $32.4 million for the years ended December 31, 1998 and 1997, respectively. The $6.7 million, or 16.4% increase, in net interest income in 1999 compared to 1998 resulted primarily from the increased use of borrowed money to fund loan growth. The $8.0 million, or 24.8%, increase in net interest income in 1998 compared to 1997 was due to an increase in interest income from the significantly higher average balance of interest-earning assets resulting from the investment of Conversion proceeds and borrowed money into real estate loans and investment securities.

                INTEREST INCOME. The Company reported total interest income of $104.6 million for the year ended December 31, 1999 compared to $97.4 and $83.3 million for the years ended December 31, 1998 and 1997, respectively. The $7.3 million or 7.5% increase in interest income in 1999 compared to 1998 was due primarily to a $7.6 million increase in interest income from real estate loans. The increase in interest income from real estate loans in 1999 compared to 1998 was due to an increase in average balances of $132.3 million offset by a 34 basis point (with 100 basis points being equal to 1.0%) decline in the yield earned.

                The $14.1 million, or 16.9%, increase in interest income in 1998 compared to 1997 was due primarily to a $7.7 million increase in interest income from real estate loans and a $5.5 million increase in interest income from other investment securities. The increase in interest income from real estate loans in 1998 compared to 1997 was due to an increase in the average balance of $114.1 million which more than offset a 21 basis point decrease in the yield earned thereon.

                The increase in interest income from other investment securities in 1998 compared to 1997 was due to an increase in the average balance of such securities of $73.4 million together with a 6 basis point increase in the yield earned on other investment securities.

                INTEREST EXPENSE. Total interest expense amounted to $57.5 million for the year ended December 31, 1999 compared to $56.9 million and $50.9 million in 1998 and 1997, respectively. The increase in interest expense during 1999 and 1998 was due primarily to the Company's increased use of borrowed money. The average balance of borrowed money increased by $159.8 million from 1998 to 1999, while the average rate decreased by 47 basis points, resulting in a net increase in interest on borrowed money of $7.7 million when comparing 1999 to 1998. The average balance of borrowed money increased by $104.1 million from 1997 to 1998, while the average rate decreased by 27 basis points. Total interest on borrowed money increased by $5.9 million when comparing 1998 to 1997. The overall increase in total interest expense in 1999 compared to 1998 was mitigated due to a $61.7 million decrease in total deposits and a 45 basis point decrease in rates on total deposits. These decreases in both rates and volumes resulted in a $7.1 million decrease in interest on deposits.

                PROVISION FOR LOSSES ON LOANS. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for losses on loans at a level which is deemed appropriate to absorb losses inherent in the portfolio. In determining the appropriate level of the allowance for losses on loans, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and ultimate losses may vary from such estimates. Management assesses the allowance for losses on loans on a quarterly basis and will make appropriate provisions to maintain the adequacy of the allowance. The Company's provision for losses on loans was $675,000 for the year ended December 31, 1999 compared to $1.6 million in 1998 and $1.8 million in 1997. The Company has increased its emphasis in recent years on construction and land development loans, multi-family residential real estate loans, and commercial real estate loans, all of which generally are deemed to involve more risk than single-family residential real estate loans. Management anticipates this trend continuing in 2000 and as a result expects the provision for loan losses to increase. Also, affecting comparability between 1999 and 1998, was the fact that in the third quarter of 1998, management deemed it necessary to increase the loss provision by $1.2 million to conform SFC's loss provision methodology to that of the Company.



20/21

[CFS LOGO]

                                                               CFS Bancorp, Inc.


                During the second quarter of 1999 SFC's loan portfolio was converted to the Company's data processing system. As part of this data processing conversion, the manner in which non-accrual status was computed on loans converted from SFC was changed to a more conservative calculation which is consistent with the calculation of the Company's other loans. As a result of this change non-accrual loans, which are part of non-performing loans, increased by $2.8 million in the second quarter of 1999.

                Non-performing loans increased to $9.0 million at December 31, 1998. The primary reason for the $2.8 million increase from December 31, 1997 to December 31, 1998 reflects the addition of a $3.0 million loan on a office building deemed non-performing in early 1998.

                Although management believes that the Company's allowance for losses on loans was adequate at December 31, 1999 based on available facts and circumstances, there can be no assurances that additions will not be necessary in the future. Such allowances would adversely affect the Bank's results of operations. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's provision for losses on loans and the carrying value of its other non-performing assets, based on information available to them at the time of their examinations. Any of these agencies could require the Bank to make additional provisions for losses on loans in the future.

                NON-INTEREST INCOME. The Company reported non-interest income of $5.2 million for the year ended December 31, 1999 compared to $5.9 million and $4.9 million for the years ended December 31, 1998 and 1997, respectively. Non-interest income declined in 1999 primarily due to $400,000 less profit on the sale of assets compared to 1998. The second largest decline was as a result of difficulties encountered in the data processing conversion of checking accounts. Certain fees on checking accounts and ATM transactions were foregone in order to improve public relations. These fees totaled approximately $300,000. All accounts are now processed on the same system, and, as a result, the fees will be reinstituted in 2000. Non-interest income improved, in part, in 1998, due to the absence of losses on real estate held for development and sale, which amounted to $1.2 million for 1997. All development property was sold, and no losses were recorded on this property in 1998. Loan fees were $1.0 million during the year ended December 31, 1999 compared to $1.2 million in 1998 and $1.1 million in 1997. Income from insurance commissions amounted to $883,000 in the year ended December 31, 1999 compared to $856,000 and $619,000 in 1998 and 1997, respectively. Income from investment commissions from the Bank's securities brokerage subsidiary was $1.4 million in 1999 compared to $874,000 and $891,000 in 1998 and 1997, respectively. While both the insurance agency and securities brokerage subsidiaries have been building infrastructure, the Bank believes the infrastructure and personnel are now in place to permit them to continue their growth and build on the nominal profit achieved in 1999. Net gain on the sale of loans and securities was $149,000 in 1999 which compares to $452,000 and $637,000 in 1998 and 1997, respectively. Unrealized gains on securities held for trade were $460,000 in 1997. There was no activity in this account in 1999 and 1998 as the Company's policy beginning July 1, 1998 was to treat all newly acquired securities as available for sale. During 1999 there was a net loss on the sale of office properties of $42,000 resulting from the donation of a former office building in East Chicago, Indiana to local charities. During the year ended December 31, 1998, net profit on sale of office properties was $161,000. There was no such profit or loss in 1997. The profit in 1998 represents the sale of land SFC had held for a number of years for future expansion.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Continued)

        Management's Discussion and Analysis


                NON-INTEREST EXPENSE. The Company reported non-interest expense of $30.2 million, $39.0 million and $28.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. The $8.8 million decrease in non-interest expense from 1998 to 1999 consists mainly of $9.5 million in one-time charges related to the Merger and Conversion, as well as the funding of the Citizens Savings Foundation. Compensation and employee benefits, the largest single component of non-interest expense, was $18.7 million for the year ended December 31, 1999 compared to $18.5 million and $16.0 million in 1998 and 1997, respectively. Included in the $18.7 million for 1999 is expense for the Recognition and Retention Plan, approved in February, 1999, of $1.1 million. Absent the RRP this category would have decreased by 6.8%. The $2.5 million increase from 1997 to 1998 results primarily from the $1.2 million in ESOP expense in 1998.

                Aggregate net occupancy and furniture and equipment expense was $4.8 million for the year ended December 31, 1999 compared to $4.9 million and $4.5 million for 1998 and 1997, respectively. Increases in 1998 resulted primarily from the remodeling and renovation of existing offices and expenses related to improvements made in the Bank's data processing and on-line computer network. Federal Deposit Insurance Corporation ("FDIC") insurance premiums amounted to $573,000 for the year ended December 31, 1999 compared to $620,000 and $586,000 for the years ended December 31, 1998 and 1997, respectively. Data processing expenses amounted to $1.3 million for the year ended December 31, 1999 compared to $966,000 and $978,000 for the years ended December 31, 1998 and 1997, respectively. Data processing increased approximately $300,000 in 1999 compared to 1998 due to improvements made to the telecommunications network, testing of the system for potential Y2K related problems and changes related to the billing system.

                Other general and administrative expenses amounted to $4.3 million for the year ended December 31, 1999 compared to $3.8 million and $3.9 million for the years ended December 31, 1998 and 1997, respectively. The primary reason for this increase in 1999 was incurring a full year of expense related to being a publicly held company.

                INCOME TAX EXPENSE. The Company's income tax expense amounted to $8.3 million, $2.6 million and $2.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. The Company's effective rates were 38.8%, 45.3%, and 37.3% for the years ended December 31, 1999, 1998, and 1997, respectively. Increased income levels as a result of the Merger with SFC in July 1998 raised the Company's federal tax rate from 34% to 35%. Also the state income tax rate on financial institutions in Indiana is among the highest in the nation at 8.5%. The Company is evaluating various strategies to reduce this effective rate. During 1999 the effect of certain strategies already implemented was to reduce the effective tax rate by approximately 1/2 of 1%. The 45.3% rate in 1998 is primarily the result of professional fees of approximately $910,000 incurred in connection with the Merger which are deemed non-tax deductible by the Internal Revenue Service.


YEAR 2000       In preparation for the year 2000 (the "Year 2000 Issue"), the
CONSIDERATIONS  Company developed a Year 2000 Plan (the "Plan") and a Year 2000
                Business Resumption Contingency Plan. The plans were presented to and approved by the Board of Directors. The plan was successfully completed and the Company has experienced no material Year 2000-related problems with its internal systems and products, or those of our third party vendors and service providers.

                In addition, the Company adopted a Liquidity Contingency Plan to address the concerns raised by our federal banking regulators. These plans included ordering extra currency, utilizing lines of credit and more liquid investments. In addition, the Company embarked on an extensive consumer education and awareness program regarding the Company's state of preparedness. The program included, among other things, multiple correspondence and communication pieces, seminars for customers, employee education, lobby materials and signs.

[CFS LOGO]
22/23

                                                               CFS Bancorp, Inc.

                        The Company has had a comprehensive business interruption and disaster recovery contingency plan for many years. The plan is continually updated. The Company developed an even more specific contingency plan to address operational policies and procedures in the event of data processing, electric power supply and/or telephone service failures associated with the Year 2000. These contingency plans are designed to provide documented actions to allow the Company to maintain and/or resume normal operations in the event of a disaster or emergency that results in the inability to open an office or the wholesale failure of critical applications. These plans identify participants, processes and equipment that will be necessary to permit the Company to continue operations. These plans include off-line system processing methods, back-up systems, alternate site designations and other methods to enable the Company to continue to operate in the event of a disaster or other emergency.

                        The costs of Year 2000-related modifications to our third party applications was absorbed for the most part by the Company's third party vendors. However, the Company recognized the need to purchase new hardware and software to ensure it was fully Year 2000 compliant. The Company budgeted up to $750,000 for hardware, software, staffing, customer awareness and other direct and indirect costs incurred in completing the Year 2000 project. The Company incurred about $300,000 in direct costs in addressing the Year 2000 Issue, including $100,000 for employee salaries, $70,000 for employee and customer awareness, $80,000 for testing, and $40,000 for software upgrades, primarily for our ATMs. It is estimated that the indirect expense due to the Bank's loss of interest income that resulted from the increase in the amount of currency and liquid assets held in the Bank during the last six weeks of calendar year 1999 was nearly $100,000. The total estimated expense of addressing the year 2000 issue over the life of the project was approximately $400,000.


IMPACT OF INFLATION     The consolidated financial statements and related
AND CHANGING PRICES     financial data presented herein have been prepared in
                        accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

FORWARD-LOOKING         This Annual Report contains certain forward-looking
STATEMENTS              statements and information relating to the Company that
                        are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, the words "anticipate,"
                        "believe," "estimate," "expect," "intent," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future looking events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

REPORT OF INDEPENDENT AUDITORS


                Board of Directors and Stockholders
                CFS Bancorp, Inc.

                We have audited the accompanying consolidated statements of condition of CFS Bancorp, Inc. (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 financial statements of SuburbFed Financial Corp., which statements reflect net income constituting 61% of the consolidated financial statement totals for the year ended December 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for SuburbFed Financial Corp., is based solely on the report of the other auditors.

                We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and, for 1997, the report of other auditors provide a reasonable basis for our opinion.

                In our opinion, based on our audits and, for 1997, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFS Bancorp, Inc. as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                    /S/ Ernst & Young LLP




                Chicago, Illinois
                February 16, 2000

[CFS LOGO]
24/25

                                                               CFS Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CONDITION


                                                                                                             December 31,
                     (Dollars in thousands)                                                          1999                   1998
ASSETS
Cash and amounts due from depository institutions                                                $    33,062            $    19,067
Interest-bearing deposits                                                                             28,866                 25,201
Federal funds sold                                                                                    33,875                  5,575
                                                                                                 -----------            -----------
Cash and cash equivalents                                                                             95,803                 49,843
Investment securities available for sale                                                              32,693                 34,720
Investment securities held-to-maturity
  (fair value: 1999 -- $165,692; 1998 -- $169,263)                                                   176,737                166,500
Mortgage-backed securities available for sale                                                        299,056                277,888
Mortgage-backed securities held-to-maturity
  (fair value: 1999 -- $97,586; 1998 -- $178,694)                                                    101,066                176,956
Loans receivable, net                                                                                882,676                726,081
Investment in FHLB stock, at cost                                                                     22,448                  8,183
Office properties and equipment                                                                       17,223                 16,328
Accrued interest receivable                                                                            9,678                  9,729
Real estate owned                                                                                        609                    435
Prepaid expenses and other assets                                                                     11,546                  3,954
                                                                                                 -----------            -----------
Total assets                                                                                     $ 1,649,535            $ 1,470,617
                                                                                                 ===========            ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                         $   925,047            $   969,802
Borrowed money                                                                                       494,699                215,271
Advance payments by borrowers for taxes and insurance                                                  5,738                  6,057
Other liabilities                                                                                     18,618                 19,399
                                                                                                 -----------            -----------
Total liabilities                                                                                  1,444,102              1,210,529
Stockholders' equity:
  Preferred stock, $.01 par value:
    Authorized shares -- 15,000,000
    Issued and outstanding shares -- 0 at December 31, 1999
      and 1998
  Common stock, $.01 par value:
    Authorized shares -- 85,000,000
    Issued shares -- 23,198,606 and 22,959,251 at December 31, 1999 and 1998, respectively
    Outstanding shares -- 18,627,685 and 22,959,251 at December 31, 1999
      and 1998, respectively                                                                             232                    230
  Additional paid-in capital                                                                         187,138                186,062
  Retained earnings, substantially restricted                                                         93,927                 87,178
  Treasury stock, at cost: 4,570,921 and 0 shares at December 31, 1999
      and 1998, respectively                                                                         (48,079)                  --
  Unearned common stock acquired by ESOP                                                             (11,962)               (13,093)
  Unearned common stock acquired by RRP                                                               (6,389)                  --
  Accumulated other comprehensive income, net of tax                                                  (9,434)                  (289)
                                                                                                 -----------            -----------
Total stockholders' equity                                                                           205,433                260,088
                                                                                                 -----------            -----------
Total liabilities and stockholders' equity                                                       $ 1,649,535            $ 1,470,617
                                                                                                 ===========            ===========

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                                   Year Ended December 31,
(Dollars in thousands except per share data)                                         1999                  1998               1997

Interest income:
  Loans                                                                           $  58,336            $ 51,811            $ 43,793
  Mortgage-backed securities                                                         29,819              24,146              26,866
  Other investment securities                                                        14,458              19,388              11,167
  Other                                                                               1,996               2,008               1,426
                                                                                  ---------            --------            --------
Total interest income                                                               104,609              97,353              83,252
Interest expense:
  Deposits                                                                           39,763              46,856              46,667
  Borrowings                                                                         17,780               9,353               4,191
  Subscription deposits                                                                --                   701                --
                                                                                  ---------            --------            --------
Total interest expense                                                               57,543              56,910              50,858
                                                                                  ---------            --------            --------
Net interest income before provision for losses on loans                             47,066              40,443              32,394
Provision for losses on loans                                                           675               1,630               1,840
                                                                                  ---------            --------            --------
Net interest income after provision for losses on loans                              46,391              38,813              30,554
Non-interest income:
  Loan fees                                                                           1,013               1,209               1,085
  Insurance commissions                                                                 883                 856                 619
  Investment commissions                                                              1,387                 874                 891
  Loss on real estate held for development and sale                                    --                  --                (1,178)
  Net gain on sale of investment securities                                              83                 328                 596
  Net gain on sale of loans                                                              66                 124                  41
  Unrealized gain on securities held for trade -- Net                                  --                  --                   460
  Gain (loss) on sale of real estate owned                                               13                 (44)                 (6)
  Net gain (loss) on sale of office properties                                          (42)                161                --
  Other income                                                                        1,788               2,392               2,364
                                                                                  ---------            --------            --------
Total non-interest income                                                             5,191               5,900               4,872
Non-interest expense:
  Compensation and employee benefits                                                 18,669              18,480              16,026
  Net occupancy expense                                                               2,471               2,769               2,732
  Furniture and equipment expense                                                     2,328               2,141               1,726
  Data processing                                                                     1,294                 966                 978
  Federal insurance premiums                                                            573                 620                 586
  Marketing                                                                             617                 673                 882
  Real estate operations                                                               --                     5               1,309
  Merger-related expense                                                               --                 6,503                --
  Contribution to The Citizens Savings Foundation                                      --                 3,016                --
  Other general and administrative expenses                                           4,258               3,831               3,907
                                                                                  ---------            --------            --------
Total non-interest expense                                                           30,210              39,004              28,146
                                                                                  ---------            --------            --------
Income before income taxes                                                           21,372               5,709               7,280
Income tax expense                                                                    8,282               2,587               2,714
                                                                                  ---------            --------            --------
Net income                                                                        $  13,090            $  3,122            $  4,566
                                                                                  =========            ========            ========
Per share data:
  Basic earnings per share                                                        $     .69            $    .15            $    .20
  Diluted earnings per share                                                            .68                 .14                 .20

See accompanying notes.

[CFS LOGO] 26/27

                                                               CFS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                               Unearned
                                                                                                                Common
                                                                   Additional                                    Stock
                                                      Common        Paid-In        Retained       Treasury      Acquired
                     (Dollars in thousands)           Stock         Capital        Earnings         Stock        by ESOP

Balance at January 1, 1997                          $    14       $   8,420       $ 83,541       $ (1,682)      $   (170)
Net income for 1997                                                     --           4,566           --             --
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available for sale securities, net of
  reclassification adjustment                          --              --             --             --             --
Total comprehensive income
Purchase of treasury stock by employee
  benefit plan                                         --                42           --               77           --
Contribution to fund ESOP loan                         --              --             --             --               89
Exercise of stock options                              --                83           --             --             --
Tax benefit related to stock options exercised         --                13           --             --             --

Tax benefit related to Bank Incentive Plan             --                47           --             --             --

Amortization of award of Bank Incentive
  Plan stock                                           --              --             --             --             --
Dividends paid by SFC prior to merger                  --              --             (404)          --             --
                                                     ------        --------       --------        -------       --------
Balance at December 31, 1997                             14           8,605         87,703         (1,605)           (81)
Net income for 1998                                    --              --            3,122           --             --
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available for sale securities, net of
  reclassification adjustment                          --              --             --             --             --
Total comprehensive income
Proceeds of stock conversion, net                       226         175,011           --             --          (14,283)
Contribution of stock to The Citizens
  Savings Foundation                                      3           2,997           --             --             --
Cancellation of SuburbFed Financial
  Corp. stock                                           (14)             14           --             --             --
Purchase of treasury stock by employee
  benefit plan                                         --                37           --               32           --
Contribution to fund ESOP loan                         --               (25)          --              (37)         1,271
Exercise of stock options                                 2             755           --             --             --
Tax benefit related to stock options exercised         --               228           --             --             --

Retirement of treasury stock                             (1)         (1,609)          --            1,610           --
Tax benefit related to Bank Incentive Plan             --                49           --             --             --

Dividends paid by SFC prior to merger                  --              --             (204)          --             --
Dividends declared on common stock
  ($.16 per share)                                     --              --           (3,443)          --             --
                                                     ------        --------       --------        -------       --------
Balance at December 31, 1998                            230         186,062         87,178           --          (13,093)
Net income for 1999                                    --              --           13,090           --             --
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available for sale securities, net of
  reclassification adjustment                          --              --             --             --             --
Total comprehensive income
Purchase of treasury stock                             --              --             --          (48,079)          --
Purchase of shares by RRP                              --              --             --             --             --
Shares earned under ESOP                               --                73           --             --            1,131
Amortization or award under RRP                        --               (40)          --             --             --
Exercise of stock options                                 2             972           --             --             --
Tax benefit related to stock options exercised         --                71           --             --             --

Dividends declared on common stock
  ($.34 per share)                                     --              --           (6,341)          --             --
                                                     ------        --------       --------        -------       --------
BALANCE AT DECEMBER 31, 1999                        $   232       $ 187,138       $ 93,927       $(48,079)      $(11,962)
                                                     ======        ========       ========        =======       ========


                                                        Unearned
                                                          Common      Accumulated
                                                          Stock          Other
                                                         Acquired    Comprehensive
                     (Dollars in thousands)               by RRP        Income          Total

Balance at January 1, 1997                               $    (9)      $  (130)      $  89,984
Net income for 1997                                          --            --            4,566
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available for sale securities, net of
  reclassification adjustment                               --             690             690
                                                                                      --------
Total comprehensive income                                                               5,256
Purchase of treasury stock by employee
  benefit plan                                              --            --               119
Contribution to fund ESOP loan                              --            --                89
Exercise of stock options                                   --            --                83
Tax benefit related to stock options exercised              --            --
                                                                                            13
Tax benefit related to Bank Incentive Plan                  --            --
                                                                                            47
Amortization of award of Bank Incentive
  Plan stock                                                   9          --                 9
Dividends paid by SFC prior to merger                       --            --              (404)
                                                         -------      --------       ---------
Balance at December 31, 1997                                --             560          95,196
Net income for 1998                                         --            --             3,122
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available for sale securities, net of
  reclassification adjustment                               --            (849)           (849)
                                                                                     ---------
Total comprehensive income                                                               2,273
Proceeds of stock conversion, net                           --            --           160,954
Contribution of stock to The Citizens
  Savings Foundation                                        --            --             3,000
Cancellation of SuburbFed Financial
  Corp. stock                                               --            --              --
Purchase of treasury stock by employee
  benefit plan                                              --            --                69
Contribution to fund ESOP loan                              --            --             1,209
Exercise of stock options                                   --            --               757
Tax benefit related to stock options exercised              --            --
                                                                                           228
Retirement of treasury stock                                --            --              --
Tax benefit related to Bank Incentive Plan                  --            --
                                                                                            49
Dividends paid by SFC prior to merger                       --            --              (204)
Dividends declared on common stock
  ($.16 per share)                                          --            --            (3,443)
                                                         -------      --------       ---------
Balance at December 31, 1998                                --            (289)        260,088
Net income for 1999                                         --            --            13,090
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available for sale securities, net of
  reclassification adjustment                               --          (9,145)         (9,145)
                                                                                     ---------
Total comprehensive income                                                               3,945
Purchase of treasury stock                                  --            --           (48,079)
Purchase of shares by RRP                                 (7,500)         --            (7,500)
Shares earned under ESOP                                    --            --             1,204
Amortization or award under RRP                            1,111          --             1,071
Exercise of stock options                                   --            --               974
Tax benefit related to stock options exercised              --            --
                                                                                            71
Dividends declared on common stock
  ($.34 per share)                                          --            --            (6,341)
                                                         -------      --------       ---------
BALANCE AT DECEMBER 31, 1999                             $(6,389)      $(9,434)      $ 205,433
                                                         =======      ========       =========


See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                    Year Ended December 31,
(Dollars in thousands)                                                                    1999               1998              1997

OPERATING ACTIVITIES
Net income                                                                             $ 13,090          $  3,122          $  4,566
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Contribution of stock to The Citizens Savings Foundation                               --               3,000              --
    Provision for losses on loans                                                           675             1,630             1,840
    Depreciation expense                                                                  2,074             1,991             1,834
    Deferred income taxes                                                                (1,000)           (1,813)             (132)
    Amortization of cost of stock benefit plans                                           2,274             1,246                99
    Change in deferred income                                                             1,886               109            (1,100)
    Decrease (increase) in interest receivable                                               51            (1,122)           (2,129)
    Increase in accrued interest payable                                                  1,259               568               236
    Proceeds from sale of loans held for sale                                             8,609            13,752             5,012
    Origination of loans held for sale                                                   (8,744)          (13,677)           (5,172)
    Proceeds from sale of Visa Accounts                                                   1,533              --                --
    Net gain on sale of securities held for trade                                          --                 (32)             (309)
    Unrealized gain on securities held for trade                                           --                --                (460)
    Net gain on sale of available for sale securities                                       (83)             (296)             (288)
    Net gain on sale of loans                                                               (66)             (124)              (41)
    Loss (gain) on sale of office property                                                   42              (161)             --
    Proceeds from sales of securities held for trade                                       --                 409             1,375
    Purchase of securities held for trade                                                  --                (456)             (888)
    Loss on real estate held for development and sale                                      --                --               1,178
    Net loss (gain) on sale of real estate owned                                            (13)               44                 6
    Proceeds from sale of real estate held for development and sale                        --               1,071             4,738
    Construction costs of real estate held for development and sale                        --                --              (1,529)
    Cash received in acquisition of 50% ownership interest of LLC                          --                --                 110
    Decrease (increase) in prepaid expenses and other assets                              2,200              (421)             (830)
    (Decrease) increase in other liabilities                                             (4,312)            8,657             2,561
                                                                                       --------          --------          --------
Net cash provided by operating activities                                              $ 19,475          $ 17,497          $ 10,677


[CFS LOGO] 28/29

                                                               CFS Bancorp, Inc.


CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)


                                                                                                    Year Ended December 31,
                     (Dollars in thousands)                                            1999               1998               1997
INVESTING ACTIVITIES
Available for sale investment securities:
  Purchases                                                                         $ (32,746)         $ (30,638)         $  (1,335)
  Repayments                                                                              263               --                    4
  Sales                                                                                33,211                949              1,293
Held-to-maturity investment securities:
  Purchases                                                                           (90,072)          (333,930)          (238,154)
  Repayments and maturities                                                            79,835            373,662             91,875
Available for sale mortgage-backed securities:
  Purchases                                                                           (79,629)          (229,595)            (7,022)
  Repayments                                                                           43,372             12,284              6,944
  Sales                                                                                 1,088              4,311             24,696
Held-to-maturity mortgage-backed securities:
  Purchases                                                                              --              (81,702)           (34,658)
  Repayments                                                                           75,890            161,416            104,127
Purchase of Federal Home Loan Bank stock                                              (15,787)            (2,202)              (545)
Redemption of Federal Home Loan Bank stock                                              1,522                700               --
Loan originations and principal payments on loans                                    (161,785)          (137,311)          (105,760)
Construction cost on real estate owned                                                    (92)               (86)              --
Proceeds from sale of real estate owned                                                 1,228              2,582                135
Purchases of properties and equipment                                                  (3,064)            (3,178)            (3,742)
Disposal of properties and equipment                                                       53              1,462                 30
                                                                                    ---------          ---------          ---------

Net cash flows used in investing activities                                          (146,713)          (261,276)          (162,112)

FINANCING ACTIVITIES
Proceeds from exercise of stock options                                                   974                757                 83
Dividends paid on common stock                                                         (6,341)            (3,647)              (404)
Proceeds from sale of treasury stock                                                     --                   69                119
Purchase of treasury stock                                                            (48,079)              --                 --
Purchase of shares for recognition and retention plan                                  (7,500)              --                 --
Net increase (decrease) in NOW, passbook, and money market accounts                    (1,018)            28,423            (11,429)
Net increase (decrease) in certificates of deposit                                    (43,947)           (44,712)           114,055
Net increase (decrease) in advance payments by borrowers for taxes
  and insurance                                                                          (319)               714                373
Proceeds of stock conversion, net                                                        --              160,954               --
Net increase of borrowed funds                                                        279,428            130,227             22,106
                                                                                    ---------          ---------          ---------
Net cash flows provided by financing activities                                       173,198            272,785            124,903
                                                                                    ---------          ---------          ---------
Increase (decrease) in cash and cash equivalents                                       45,960             29,006            (26,532)

Cash and cash equivalents at beginning of year                                         49,843             20,837             47,369
                                                                                    ---------          ---------          ---------
Cash and cash equivalents at end of year                                            $  95,803          $  49,843          $  20,837
                                                                                    =========          =========          =========
Supplemental disclosure of noncash activities:
  Loans transferred to real estate owned                                            $   1,112          $   1,680          $   1,447
  Loans securitized into mortgage-backed securities                                      --                3,402               --

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data)



1. SUMMARY OF     ORGANIZATION
   SIGNIFICANT    CFS Bancorp, Inc. (the Company) is a Delaware corporation,
   ACCOUNTING     incorporated in March 1998 for the purpose of becoming the
   POLICIES       holding company for Citizens Financial Services, FSB (the
                  Bank). On July 24, 1998, the Bank converted from a mutual to a stock form of ownership. With a portion of the proceeds from the initial public offering, the Company acquired all of the issued and outstanding capital stock of the Bank. Immediately following the conversion, the Company merged with SuburbFed
                  Financial Corp. (SFC). See Note 2 for further discussion.

                  The Bank is a federal savings bank offering a full range of financial services to customers who are primarily located in Northwest Indiana and the south and southwest Chicagoland area. The Bank is principally engaged in the business of attracting deposits from the general public and using such deposits to originate residential and commercial mortgage loans.

                  PRINCIPLES OF CONSOLIDATION
                  The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiary, the Bank. The Bank has the following subsidiaries: CFS Insurance Agency, Inc.; CFS Investment Services, Inc., and its wholly owned subsidiary CFS Development Co., LLC (LLC); Suburban Mortgage Services, Inc.; and South Suburban Securities Corporation, and its wholly owned subsidiary Suburban Insurance Resources Agency, Inc. The LLC was dissolved in 1997. Significant intercompany accounts and transactions have been eliminated in consolidation. Previously reported financial statements included in this report have been restated to include the merger with SFC, which was accounted for using the pooling of interest method of accounting. Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform to the 1999 presentation.

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

                  INVESTMENT AND MORTGAGE-BACKED SECURITIES
                  Management determines the classification of securities at the time of purchase. Debt securities are classified as held-to-maturity and carried at amortized cost if management has the intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity are classified as available for sale and are carried at fair value, with the unrealized appreciation, net of tax, in Accumulated Other Comprehensive Income.

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

                  LOANS
                  Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan origination and commitment fees. Interest on loans is recorded as income as borrowers' monthly payments become due. Interest on mortgage loans is not accrued on loans which are 90 days or more past due, or for loans which management believes, after giving consideration to economic and business conditions and collection efforts, collection of interest is doubtful. Loans held for sale, if any, are carried at the lower of aggregate cost or market value.

                  MORTGAGE LOAN FEES
                  Loan origination and commitment fees and direct loan origination costs are deferred and amortized as an adjustment of the related loan's yield. The Bank is accreting these amounts over the contractual life of the related loans. Remaining deferred loan fees are reflected in income upon sale or repayment of the loan.

[CFS LOGO] 30/31

                                                               CFS Bancorp, Inc.



                  ALLOWANCE FOR LOSSES ON LOANS
                  The allowance for losses on loans is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio and, among other things, the borrowers' ability to repay, estimated collateral values, prior loss experience, and growth and composition of the portfolio; however, future additions to the allowance may be necessary based on changes in economic conditions, financial condition of borrowers, and loan loss experience.

                  Management considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest. Specific allowances are established for impaired loans for which the recorded investment in the loan exceeds the value of the loan. The value of the loan is determined based on the fair value of the collateral, if the loan is collateral-dependent, at the present value of expected future cash flows discounted at the loan's effective interest rate or at the observable market price of the impaired loan. Interest income on impaired loans is recorded when cash is received and only if principal is considered to be fully collectible. Homogeneous loans are collectively evaluated for impairment, including real estate mortgage and installment loans. At December 31, 1999, the amount of loans considered impaired by management was $2,678, of which none had a specific allowance established. At December 31, 1998, the amount of loans considered to be impaired by management was immaterial.

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

                  EARNINGS PER SHARE
                  Basic earnings per common share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. ESOP shares not committed to be released and RRP shares which have not vested are not considered to be outstanding. The basic EPS calculation excludes the dilutive effect of all common stock equivalents. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company's potentially dilutive common shares represent shares issuable under its stock option and RRP plans. Such common stock equivalents are computed based on the treasury stock method using the average market price for the period. Calculations of EPS for periods prior to the conversion and merger (see Note
                  2) reflect the actual weighted-average shares of SFC plus the number of shares issued in the conversion.

                  STOCK OPTIONS
                  The Company accounts for its stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, as the exercise price of the Company's employees' stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma net income, pro forma earnings per share, and stock-based compensation plan disclosure requirements under Financial Accounting Standards Board Statement (FAS) No. 123, "Accounting for Stock-Based Compensation," are included in
                  Note 13 --Stock-Based Benefit Plans.

                  INCOME TAXES
                  The Company provides for deferred tax assets and liabilities, which represent the difference between the financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws applicable to periods when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)

                  COMPREHENSIVE INCOME
                  Comprehensive income is the total of reported net income and all other revenues, expenses, gains, and losses that under generally accepted accounting principles are not included in net income. The Company includes unrealized gains or losses, net of tax, on securities available for sale in other comprehensive income.

                  SEGMENT REPORTING
                  Operating segments are components of a business about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. Public companies are required to report certain financial information about operating segments in interim and annual financial statements. Senior management evaluates the operations of the Company as one operating segment, community banking, due to the materiality of the banking operation to the Company's financial condition and results of operations, taken as a whole. As a result, separate segment disclosures are not required. The Company offers the following products and services to external customers: deposits, loans, mortgage-related services, investment and insurance services, and trust services. Revenues for the significant products and services are disclosed separately in the consolidated statements of income.

                  NEW ACCOUNTING PRONOUNCEMENTS
                  In June 1998, FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. FAS No. 133 establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either assets or liabilities measured at fair value. FAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related changes in value of the hedged item in the income statement and requires that a company document designate and assess the effectiveness of transactions that qualify for hedge accounting. In June 1999, FAS No. 137, "Accounting for Derivatives and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," was issued. FAS No. 137 defers the effective date of FAS No. 133 until fiscal years beginning after June 15, 2000. As such, the Company will adopt FAS No. 133 on January 1, 2001. The Company does not believe adoption of FAS No. 133 will have a material impact on its financial position or results of operations.




2. CONVERSION     MUTUAL TO STOCK CONVERSION
  AND MERGER      On July 24, 1998, the Company completed the mutual to stock conversion (the Conversion) of the Bank, and the concurrent sale in connection therewith of 17,853,750 shares of Company common stock, par value $0.01 per share at $10.00 per share resulting in gross proceeds of $160,954, net of issuance costs. As an integral part of the Conversion and in furtherance of the Company's commitment to the communities that it serves, the Company established a charitable foundation known as The Citizens Savings Foundation (the
                  Foundation) and contributed 300,000 shares of common stock to the Foundation. The Foundation will provide funding to support charitable causes and community development activities which will complement the Company's existing community activities.
                  In addition, the Company established an Employee Stock
                  Ownership Plan (ESOP) for the employees of the Company and the Bank which became effective with the completion of the Conversion. See Note 13 for additional discussion of the ESOP.

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



[CFS LOGO] 32/33

                                                               CFS Bancorp, Inc.

                  MERGER
                  On July 24, 1998, immediately subsequent to the Conversion, the Company consummated a merger (Merger) with SFC. Each stockholder of SFC received 3.6 shares of Company common stock for each former share of common stock of SFC, par value $0.01 per share, resulting in the issuance of approximately 4.6 million shares of Company common stock. Prior to the date of the Merger, SFC was a savings and loan holding company for Suburban Federal Savings, a Federal Savings Bank (Suburban Federal) which was principally engaged in the business of attracting deposits from the general public and using such deposits, together with funds generated from operations and borrowings, primarily to originate one- to four-family residential loans in Illinois. SFC and Suburban Federal were merged with and into the Company and the Bank, respectively, concurrent with the Merger. The Merger was accounted for as a pooling-of-interest. As a result, all prior period financial statements and other financial disclosures have been restated to include the accounts and results of operations of SFC.

                  In connection with the Merger, the Company recognized third-quarter 1998 pretax charges of $10,716 consisting of $6,503 ($4,321 net of tax) in merger expenses, $1,200 ($800 net of tax) in provision for loan losses incident to conforming SFC's credit policies to the Company's and $3,016 ($1,989 net of tax) for the contribution to the Foundation. The merger expenses, certain of which are nondeductible for income tax purposes, were recorded through the establishment of a reserve which is comprised of the following components as of the dates indicated:

                                                                                       DECEMBER 31,      DECEMBER 31,       JULY 24,
                                                                                           1999              1998             1998
                                                                                      ----------------------------------------------
Reserve for Merger expenses:
  Employee severance, outplacement, retirement programs,
    and related costs                                                                   $  428             $  827             $3,357
  Contract termination fees and data processing costs                                      175                605                605
  Investment advisor fees                                                                 --                 --                  640
  Legal, accounting, and other professional fees                                            35                 85                355
  Building and equipment charges                                                           372                609              1,307
  Other                                                                                    109                229                239
                                                                                      ----------------------------------------------
                                                                                        $1,119             $2,355             $6,503
                                                                                      ==============================================


3. INVESTMENT     The amortized cost of investment securities and their fair
   SECURITIES     values are as follows (in thousands):





                                                                                            Gross          Gross
                                                                        Amortized        Unrealized       Unrealized        Fair
                                                                           Cost             Gains           Losses          Value
                                                                        ------------------------------------------------------------
AVAILABLE FOR SALE AT DECEMBER 31, 1999:
  Callable agency securities                                             $ 20,006          $    1          $   419          $ 19,588
  Trust preferred securities                                                4,923            --                405             4,518
  Equity securities                                                         9,566             136            1,115             8,587
                                                                         -----------------------------------------------------------
                                                                         $ 34,495          $  137          $ 1,939          $ 32,693
                                                                         ===========================================================
Available for sale at December 31, 1998:
  Callable agency securities                                             $  1,973          $   38          $  --            $  2,011
  Trust preferred securities                                               25,399               4              704            24,699
  Equity securities                                                         7,767             427              184             8,010
                                                                         -----------------------------------------------------------
                                                                         $ 35,139          $  469          $   888          $ 34,720
                                                                         ===========================================================

HELD-TO-MATURITY AT DECEMBER 31, 1999:
  Callable agency securities and corporate bonds                         $176,737          $ --            $11,045          $165,692
                                                                         ===========================================================

Held-to-maturity at December 31, 1998:
  Callable agency securities and corporate bonds                         $166,500          $2,863          $   100          $169,263
                                                                         ===========================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)



                  The callable agency securities at December 31, 1999 and 1998, have call features at amounts not less than par and were not purchased with significant premiums or discounts.

                  The amortized cost and fair value of investment securities at December 31, 1999, by contractual maturity, are shown below:

                                                                        Held-to-Maturity                   Available for Sale
                                                                  ------------------------------------------------------------------
                                                                  AMORTIZED             FAIR             AMORTIZED             FAIR
                                                                    COST                VALUE              COST               VALUE
                                                                  ------------------------------------------------------------------
Due in one year or less                                           $   --              $   --              $ 7,139            $ 6,347
Due after one year through five years                                5,000               4,847             19,956             19,537
Due after five years through ten years                             145,755             137,128                 50                 51
Due more than ten years                                             25,982              23,717              7,350              6,758
                                                                  ------------------------------------------------------------------
                                                                  $176,737            $165,692            $34,495            $32,693
                                                                  ==================================================================


                  For the year ended December 31, 1999, gross gains and gross losses of $220 ($136 net of taxes) and $137 ($84 net of taxes), respectively, were recorded from sales of available for sale investment securities.

                  For the year ended December 31, 1998, gross gains and gross losses of $384 ($232 net of taxes) and $9 ($5 net of taxes), respectively, were recorded from sales of available for sale investment securities.


4.MORTGAGE-BACKED The amortized cost of mortgage-backed securities and their
   SECURITIES     fair values are as follows:


                                                                                          Gross            Gross
                                                                      Amortized         Unrealized       Unrealized          Fair
                                                                         Cost             Gains            Losses            Value
                                                                  ------------------------------------------------------------------
AVAILABLE FOR SALE AT DECEMBER 31, 1999:
  Participation certificates and collateralized
    mortgage obligations                                               $ 59,931          $   341          $  1,271          $ 59,001
  Real estate mortgage investment conduits                              253,185               94            13,224           240,055
                                                                  ------------------------------------------------------------------
                                                                       $313,116          $   435          $ 14,495          $299,056
                                                                  ==================================================================
Available for sale at December 31, 1998:
  Participation certificates and collateralized
    mortgage obligations                                               $120,609          $ 1,171          $    266          $121,514
  Real estate mortgage investment conduits                              157,338              379             1,343           156,374
                                                                  ------------------------------------------------------------------
                                                                       $277,947          $ 1,550          $  1,609          $277,888
                                                                  ==================================================================
HELD-TO-MATURITY AT DECEMBER 31, 1999:
  Participation certificates and collateralized
    mortgage obligations                                               $ 39,196          $    44          $  2,291          $ 36,949
  Real estate mortgage investment conduits                               61,870              147             1,380            60,637
                                                                  ------------------------------------------------------------------
                                                                       $101,066          $   191          $  3,671          $ 97,586
                                                                  ==================================================================
Held-to-maturity at December 31, 1998:
  Participation certificates and collateralized
    mortgage obligations                                               $ 83,469          $   285          $    670          $ 83,084
  Real estate mortgage investment conduits                               93,487            2,166                43            95,610
                                                                  ------------------------------------------------------------------
                                                                       $176,956          $ 2,451          $    713          $178,694
                                                                  ==================================================================


[CFS LOGO} 34/35

                                                               CFS Bancorp, Inc.


                  The mortgage-backed securities have contractual maturities which range from 2000 to 2028. Expected maturities are expected to differ from contractual maturities because the underlying mortgages collateralizing the securities are subject to prepayment without penalty.

                  For the year ended December 31, 1999, there were no sales of available for sale mortgage-backed securities.

                  For the year ended December 31, 1998, gross gains and gross losses of $3 ($2 net of taxes) and $82 ($50 net of taxes), respectively, were recorded from sales of available for sale mortgage-backed securities.


5. LOANS
   RECEIVABLE     Loans receivable consist of the following:

                                                     December 31,
                                                  1999          1998
First mortgage loans:
  Single-family residential                    $669,280      $ 596,199
  Multifamily residential                        33,840         21,050
  Commercial real estate                         93,320         38,999
  Construction and land development loans       133,305         51,161
Other loans                                      33,862         37,092
                                                -------      ---------
                                                963,607        744,501
Less:
  Undisbursed portion of loan proceeds           73,086         13,068
  Allowance for losses on loans                   5,973          5,357
  Net deferred yield adjustments                  1,872             (5)
                                               --------      ---------
Loans receivable, net                          $882,676      $ 726,081
                                               ========      =========

                  The Bank's lending activities have been concentrated primarily within its immediate geographic area. The Bank generally requires collateral on loans and loan-to-value ratios of no greater than 80%.

                  At December 31, 1999, 1998, and 1997, the Bank serviced $32,126, $40,002, and $50,265, respectively, of loans for others.

                  Activity in the allowance for losses on loans is summarized as follows:

                                     1999          1998           1997
Balance at beginning of year       $ 5,357       $ 3,825       $ 2,426
Provision for losses on loans          675         1,630         1,840
Charge-offs                           (171)         (125)         (453)
Recoveries                             112            27            12
                                   -------       -------       -------
Balance at end of year             $ 5,973       $ 5,357       $ 3,825
                                   =======       =======       =======



6. OFFICE         Office properties and equipment are summarized as follows:
   PROPERTIES
   AND EQUIPMENT

                                                             Estimated                           December 31,
                                                            Useful Lives                 1999                  1998

Cost:
  Land                                                                                  $ 2,005              $ 2,027
  Buildings                                                    30 - 40 years             13,524               13,524
  Leasehold improvements                                    Over term of lease            2,217                2,171
  Furniture and equipment                                      3 - 15 years              13,640               13,018
  Construction in progress                                                                1,831                  631
                                                                                        -------              -------
                                                                                         33,217               31,371
Less: Accumulated depreciation and amortization                                          15,994               15,043

                                                                                        $17,223              $16,328
                                                                                        =======              =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)



7. ACCRUED INTEREST  Accrued interest receivable consists of the following:
   RECEIVABLE

                                                                                December 31,
                                                                            1999            1998

Callable agency securities and other investments                          $ 2,570        $ 2,793
Participation certificates and collateralized mortgage obligations            327            908
Real estate mortgage investment conduits                                    1,895          1,607
Loans receivable                                                            4,886          4,791
                                                                          -------        -------
                                                                            9,678         10,099
Less: Allowance for uncollected interest                                     --              370
                                                                          -------        -------
                                                                          $ 9,678        $ 9,729
                                                                          =======        =======



8. DEPOSITS       Deposits and interest rate data are summarized as follows:


                                                                                         December 31,
                                                                                    1999            1998

NOW accounts:
  Non-interest-bearing negotiable order of withdrawal accounts                   $ 19,883         $ 24,198
  Negotiable order of withdrawal accounts: (1.19% -- 1999; 1.69% -- 1998)          78,563           77,456
                                                                                 --------         --------
Total NOW accounts                                                                 98,446          101,654
Passbook accounts:
  Savings accounts (3.01% -- 1999; 2.80% -- 1998)                                 202,999          199,499
  Individual retirement accounts (4.70% -- 1999; 4.49% -- 1998)                    19,186           19,984
                                                                                 --------         --------
Total passbook accounts                                                           222,185          219,483
Money market accounts (3.96% -- 1999; 3.12% -- 1998)                               45,110           45,622
Certificate accounts:
  3.00% - 4.99%                                                                   180,487          117,233
  5.00% - 6.99%                                                                   369,836          475,163
  7.00% - 8.99%                                                                     8,129            9,772
  9.00% and over                                                                     --                231
                                                                                 --------         --------
Total certificate accounts                                                        558,452          602,399
Accrued interest payable                                                              854              644
                                                                                 --------         --------
                                                                                 $925,047         $969,802
Weighted-average cost of deposits                                                    4.39%            4.47%
                                                                                 ========         ========

Certificates of deposit are summarized by maturity as follows:


                                                           December 31,
                     Maturity                      1999                   1998
Less than one year                                $426,020              $415,928
One to two years                                    70,521               132,526
Two to three years                                  32,088                23,605
After three years                                   29,823                30,340
                                                  --------              --------
                                                  $558,452              $602,399
                                                  ========              ========

[CFS LOGO]
36/37

                                                               CFS Bancorp, Inc.





                           Interest expense on deposits consists of the following:

                                                   Year Ended December 31,
                                         1999              1998            1997
--------------------------------------------------------------------------------
NOW accounts                           $ 1,365          $ 1,407          $ 1,321
Passbook accounts                        6,736            6,816            7,163
Money market accounts                    1,406            1,439            1,606
Certificates of deposit                 30,256           37,194           36,577
--------------------------------------------------------------------------------
                                       $39,763          $46,856          $46,667
================================================================================


                           The aggregate amount of deposits in denominations of one hundred thousand dollars or more was $156,027 and $136,764 at December 31, 1999 and 1998, respectively. Deposits in excess of one hundred thousand dollars are not federally insured.

                           Interest paid on deposits during 1999, 1998, and 1997 totaled $39,553, $46,838, and $46,532, respectively.
--------------------------------------------------------------------------------

9. BORROWED MONEY          Borrowed money consists of the following:


                                                                                                DECEMBER 31,
                                                                                     1999                           1998
                                                                           -------------------------------------------------
                                                                           WEIGHTED-                     WEIGHTED-
                                                                            AVERAGE                       AVERAGE
                                                                             RATE          AMOUNT          RATE       AMOUNT
----------------------------------------------------------------------------------------------------------------------------
Secured advances from FHLB -- Indianapolis:
  Maturing in 2000 -- fixed rate                                           5.86%      $ 75,000            -- %        $   --
  Maturing in 2003 -- fixed rate                                           5.42         45,696            5.45        50,000
  Maturing in 2008 -- fixed rate                                            --            --              4.89        25,000
  Maturing in 2009 -- fixed rate                                           5.06        225,000             --           --
  Maturing in 2014 -- fixed rate                                           6.71          1,300             --           --
  Maturing in 2018 -- fixed rate                                           5.54          3,100            5.54         3,100
  Maturing in 2019 -- fixed rate                                           6.32          8,322             --           --
Secured advances from FHLB -- Chicago:
  Maturing in 1999 -- fixed rate                                            --            --              6.04        12,000
  Maturing in 2000 -- fixed rate                                           6.28         16,000            6.28        16,000
  Maturing in 2001 -- fixed rate                                           6.20         15,200            6.20        15,200
  Maturing in 2002 -- fixed rate                                           6.20          7,700            5.80        15,700
  Maturing in 2008 -- fixed rate                                           5.26          6,500            5.16         8,000
Securities sold under agreements to repurchase:
  Maturing in August 1999                                                   --            --              5.53        24,390
  Maturing in February 2000                                                5.90         25,000             --           --
  Maturing in April 2000                                                   5.95         20,000             --           --
  Maturing in September 2000                                               5.38         23,881            5.38        23,881
  Maturing in September 2001                                               5.25         22,000            5.25        22,000
                                                                                      --------                      --------
                                                                                      $494,699                      $215,271
                                                                                      ========                      ========
Weighted-average interest rate                                                            5.44%                         5.53%
                                                                                      ========                      ========



                           Pursuant to collateral agreements with the Federal Home Loan Bank of Indianapolis (FHLB-IN), advances are secured by all stock in the FHLB-IN and qualifying first mortgage loans with unpaid principal balances aggregating no less than 170% of the outstanding secured advances, or $609,311.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)





                  Pursuant to collateral agreements with the Federal Home Loan Bank of Chicago (FHLB-C), advances are secured by stock in the FHLB-C and certain mortgage-backed securities having a carrying value of $77,180.

                  The Company has a borrowing agreement with American National Bank (ANB) for a maximum of $5,000 federal funds borrowing line of credit at a rate quoted as the market rate by ANB for the purchase of federal funds at the time the purchase is requested. The advance is secured by certain mortgage-backed securities having a carrying value of $5,000.

                  The Bank enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of condition. The dollar amounts of securities underlying the agreements remain in the asset accounts. Securities sold under agreements to repurchase consisted of callable U.S. government agency notes at December 31, 1999 and 1998. The securities underlying the agreements were delivered to the dealer who arranged the transaction. The agreements call for the Bank to repurchase similar securities.

                  Information concerning borrowings under fixed-coupon dollar reverse repurchase agreements is summarized as follows:

                                                          1999            1998
-------------------------------------------------------------------------------
Average balance during the year                          $104,757      $ 66,468
Average interest rate during the year                        5.09%         5.64%
Maximum month-end balance during the year                $148,170      $145,000
Securities underlying the agreements at year-end:
  Carrying value                                           86,815        79,781
  Estimated fair value                                     82,692        81,633

                  Interest expense on borrowed money is summarized as follows:

                                                              Year Ended December 31,
                                                       1999         1998            1997
-----------------------------------------------------------------------------------------
Advances from FHLBs                                   $12,488        $5,498        $3,639
American National line of credit                            1           106           181
Securities sold under agreements to repurchase          5,291         3,749           371
-----------------------------------------------------------------------------------------
                                                      $17,780        $9,353        $4,191
=========================================================================================


                  Interest paid on borrowings during 1999, 1998, and 1997 was $17,032, $8,868, and $4,099, respectively.
--------------------------------------------------------------------------------

10. INCOME TAXES  The Bank has qualified under provisions of the Internal
                  Revenue Code, which permitted it to deduct from taxable income an allowance for bad debts, which differs from the provision for such losses charged to income. Accordingly, retained income at December 31, 1999, includes approximately $12,497 for which no provision for federal income taxes has been made. If in the future this portion of retained income is distributed, or the Bank no longer qualifies as a bank for tax purposes, federal income taxes may be imposed at the then-applicable rates. If federal income taxes had been provided, the deferred tax liability would have been approximately $4,499.

                  The income tax provision consists of the following:

                                                     Year Ended December 31,
                                              1999         1998            1997
-------------------------------------------------------------------------------
Current tax expense:
  Federal                               $ 7,425         $ 3,631         $ 2,284
  State                                   1,857             769             562
Deferred tax expense (benefit):
  Federal                                  (847)         (1,669)           (103)
  State                                    (153)           (144)            (29)
-------------------------------------------------------------------------------
                                        $ 8,282         $ 2,587         $ 2,714
===============================================================================

38/39

[CFS LOGO]

                                                               CFS Bancorp, Inc.




                  A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                                    Year Ended December 31,
                                               1999          1998          1997
                                              -----          ----          ----
Statutory rate                                35.0%          34.0%          34.0%
State taxes                                    5.5            6.7            5.2
Nondeductible merger expenses                  --             6.6            --
Other                                         (1.7)          (2.0)          (1.9)
--------------------------------------------------------------------------------
Effective rate                                38.8%          45.3%          37.3%
================================================================================


                  Significant components of deferred tax assets and liabilities are as follows:

                                                                         December 31,
                                                                     1999           1998
                                                                    ------        ------
Deferred tax assets:
  Allowance for loan losses                                         $2,475        $2,263
  Deferred compensation                                               --              99
  Unrealized depreciation on available for sale securities           6,430           193
  Loan fees deferred                                                   123          --
  Charitable contributions                                             493           729
  Other                                                                471           487
----------------------------------------------------------------------------------------
                                                                     9,992         3,771
Deferred tax liabilities:
  Excess tax accumulated provision for losses over base year         1,367         1,703
  Loan fees deferred                                                  --             403
  Depreciation                                                          55           239
  Stock dividends on FHLB stock                                        193           193
  Other                                                                227           324
----------------------------------------------------------------------------------------
                                                                     1,842         2,862
----------------------------------------------------------------------------------------
  Net deferred asset                                                $8,150        $  909
========================================================================================


                  The Company made (received) net federal and state income tax payments (refunds) of $12,338, $(153), and $3,265, during 1999, 1998, and 1997, respectively.


11. REGULATORY    The principal source of cash flow for the Company is dividends
   CAPITAL        from the Bank. Various federal banking regulations and capital guidelines limit the amount of dividends that may be paid to the Company by the Bank. Future payment of dividends by the subsidiary is dependent on individual regulatory capital requirements and levels of profitability.


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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)


                  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below of the total risk-based, tangible, and core capital, as defined in the regulations. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

                  As of December 31, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tangible, and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                                                                 To Be Well-
                                                                                                              Capitalized Under
                                                                                       For Capital            Prompt Corrective
                                                              Actual                Adequacy Purposes         Action Provisions
                                                        --------------------------------------------------------------------------
                                                         Amount         Ratio      Amount        Ratio       Amount        Ratio
                                                        --------------------------------------------------------------------------
                     As of December 31, 1999
                       Risk-based                       $150,997         18.68%    $64,677         *8.00%   $80,846         *10.00%
                       Tangible                          145,120          9.07      24,000         *1.50     31,999         * 2.00
                       Core                              145,120          9.07      47,999         *3.00     79,998         * 5.00
                     As of December 31, 1998
                       Risk-based                        165,108         27.92      47,317         *8.00     59,146         *10.00
                       Tangible                          159,751         11.49      20,857         *1.50     34,762         * 2.50
                       Core                              159,751         11.49      41,715         *3.00     69,524         * 5.00

----------------
* Greater or equal to

                  At December 31, 1999, adjusted total assets were $1,599,968 and risk-weighted assets were $808,462. A reconciliation of the Bank's equity capital in accordance with generally accepted accounting principles to regulatory capital at December 31, 1999, is as follows:

                     Total equity                                                                                        $138,600
                     Unrealized loss on investment securities available for sale                                            6,520
                                                                                                                         --------
                     Tangible and core capital                                                                            145,120
                     Allowance for loan losses                                                                              5,877
                                                                                                                         --------
                     Risk-based capital                                                                                  $150,997
                                                                                                                         ========



12. EMPLOYEE
    BENEFIT PLANS The Company participates in an industry-wide, multiemployer, defined-benefit pension plan, which covers all full-time employees who have attained at least 21 years of age and completed one year of service. Calculations to determine full-funding status are made annually as of June 30. Pension expense was $0 in 1999 and 1998, and $26 in 1997. Asset and plan benefit information is not available for participating associations on an individual basis.

                  SFC had a defined-benefit plan which covered full-time employees with six months or more of service and who were at least 21 years of age. The funding policy was to generally make the minimum annual contribution required by applicable regulations. Actuarially determined pension costs are charged to current operations. As of January 1, 1999, participants of the SFC plan were enrolled in the Company's plan.


[CFS LOGO] 40/41

                                                               CFS Bancorp, Inc.



                  The following table summarizes SFC's defined-benefit plan for the year ended December 31, 1998:

                     Change in benefit obligations:
                       Projected benefit obligation at beginning of year                                                $ 2,571
                       Service cost                                                                                         322
                       Interest cost                                                                                        218
                       Actuarial (gains) losses                                                                           1,466
                       Benefit paid                                                                                        (570)
                                                                                                                        -------
                     Projected benefit obligation at end of year                                                        $ 4,007
                                                                                                                        =======
                     Change in plan assets:
                       Fair value of plan assets at beginning of year                                                   $ 2,110
                       Actual return on plan assets                                                                         169
                       Employer contributions                                                                               305
                       Benefits paid                                                                                       (570)
                                                                                                                        -------
                     Fair value of plan assets at end of year                                                           $ 2,014
                                                                                                                        =======
                     Reconciliation of funded status:
                       Over (under) funded                                                                              $(1,993)
                       Unrecognized transition obligation (asset)                                                            16
                       Unrecognized net actuarial losses                                                                  1,469
                                                                                                                        -------
                     Net accrued benefit cost recognized                                                                $  (508)
                                                                                                                        =======
                     Amounts recognized in the consolidated statement of
                     condition consist of:
                       Accrued benefit liability                                                                        $  (508)
                                                                                                                        -------
                     Net accrued benefit cost recognized                                                                $  (508)
                                                                                                                        ========




                                                                                                                 Year Ended
                                                                                                                December 31,
                                                                                                             1998          1997
                                                                                                           ----------  ----------
                     Components of net periodic benefit cost:
                       Service cost                                                                         $ 322        $  238
                       Interest cost                                                                          219           172
                       Expected return on plan assets                                                        (127)         (159)
                       Recognized transition obligation (asset)                                                 4             1
                       Recognized net actuarial loss (gain)                                                    67             2
                       Settlements                                                                            209           --
                                                                                                            -----        ------
                     Net periodic cost                                                                      $ 694        $  254
                                                                                                            =====        ======
                     Weighted-average assumptions:
                       Discount rate                                                                         6.00%         6.75%
                       Expected return on plan assets                                                        6.00          8.00
                       Rate of compensation increase                                                         5.00          5.00

                  The Company also participates in a single-employer defined-contribution plan, which qualifies under section 401(k) of the Internal Revenue Code. Participation eligibility in this plan is substantially the same as in the aforementioned defined-benefit pension plan. This plan called for a discretionary contribution within specified limits and a matching Company contribution equal to a specified percentage of employee contributions. Plan expense was approximately $276 in 1999, $286 in 1998, and $285 in 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)


                  Additionally, SFC had a contributory qualified pension plan (401(k) Plan) which was available to all full-time employees having six months or more of service. Participants could make tax-deferred contributions within a range specified by the plan. SFC made matching contributions in an amount equal to 50% of each eligible participant's contribution up to a specified percentage of the deferred contribution. Subsequent to the Merger, employees eligible under the stock option plan who contributed to the 401(k) Plan were no longer eligible for matching of their contributions. Expenses relating to the 401(k) Plan were $89 and $62 for the years ended December 31, 1998, and 1997, respectively.

                  Effective March 1, 1999, the Company combined the SFC defined-contribution plan with its 401(k) plan.

                  The Company provides supplemental retirement benefits for certain senior officers in the form of payments upon retirement, death, or disability. The annual benefit is based on actuarial computations of existing plans without imposing Internal Revenue Service limits. Expenses related to this plan for the years ended December 31, 1999, 1998, and 1997, were $507, $312, and $257, respectively.


13.STOCK-BASED
   BENEFIT PLANS  In conjunction with the Conversion, the Company established an
                  Employee Stock Ownership Plan (the ESOP) for the employees of the Company and the Bank which became effective with the completion of the Conversion. The ESOP is a qualifying pension plan under Internal Revenue Service guidelines. It covers all full-time employees who have attained at least 21 years of age and completed one year of service. At the time of conversion, the ESOP borrowed $14,283 from the Company and purchased 1,428,300 shares of common stock issued in the Conversion. Expense is recognized based on the fair value (average stock price) of shares scheduled to be released from the ESOP trust. One-twelfth of the shares are scheduled to be released each year as one-twelfth of the loan (principal and interest) is scheduled to be repaid each year. Expense related to this ESOP for the years ended December 31, 1999 and 1998, was $1,174 and $1,165, respectively. ESOP shares not committed to be released are not considered outstanding for purposes of computing EPS.

                  The following table summarizes shares of Company common stock held by the ESOP at December 31, 1999 and 1998:

                                                                                                          1999            1998
                                                                                                       -----------     ----------
                     Shares allocated to participants                                                     232,060         112,436
                     Unallocated and unearned shares                                                    1,196,240       1,315,864
                                                                                                       ----------      ----------
                                                                                                        1,428,300       1,428,300
                                                                                                       ==========      ==========
                     Fair value of unearned ESOP shares                                                $   11,140      $   13,241
                                                                                                       ==========      ==========


                  The Company also provides supplemental retirement benefits for certain senior officers under the ESOP. This benefit is also based on computations for the existing plan exclusive of Internal Revenue Service limits. Expense related to this plan for the year ended December 31, 1999, was $128.

                  In February 1999, the Company, with shareholder approval, established the Recognition and Retention Plan (RRP), which is a stock-based incentive plan, and a stock option plan. The Bank contributed $7,500 to the RRP to purchase a total of 714,150 shares of Company common stock. On April 1, 1999, the Compensation Committee of the Board of Directors granted 707,000 shares under this plan to 92 participants.

                  The following table summarizes shares (in thousands) of Company's common stock held by the RRP at December 31, 1999:

                     Shares purchased by the plan                                                                         714,150
                     Shares granted in 1999                                                                              (707,000)
                     Shares forfeited in 1999                                                                               2,000
                                                                                                                         --------
                     Shares available for grant December 31, 1999                                                           9,150
                                                                                                                         ========

[CFS LOGO]
42/43

                                                               CFS Bancorp, Inc.


                  The shares granted in the RRP vest to the participants at the rate of 20% per year. As a result, expense for this plan is being recorded over a 60-month period and is based on the market value of the Company's stock as of the date of grant. The remaining unamortized cost of the RRP is reflected as a reduction in stockholders equity. Expense under this plan for the year ended December 31, 1999, was $1,071.

                  The Company has stock option plans under which shares of Company common stock are reserved for the grant of both incentive and nonincentive stock options to directors, officers, and employees. The dates the options are first exercisable and expire are determined by the Compensation Committee of the Board of Directors. The exercise price of the options is equal to the fair market value of the common stock on the grant date.

                  SFC had three stock option and incentive plans (the 1991 Plan, the 1995 Plan, and the 1997 Plan). As of the Merger, outstanding options were exchanged for options of Company stock. No future grants will be made under these plans; however, options granted and not exercised remain outstanding under the plans.

                  The following is a combined analysis of the stock option activity for each of the three years ended December 31, 1999.

                                                                                                                       Exercise
                                                                                                       Number            Price
                                                                                                      of Shares        Per Share
                                                                                                 (In thousands)
                     --------------------------------------------------------------------------------------------------------------
                     Outstanding at January 1, 1997                                                      814         $ 1.85 -  6.83
                       Granted                                                                           159           6.38 - 13.83
                       Exercised                                                                         (21)          1.85 -  5.69
                       Forfeited                                                                          (1)         5.88
                     --------------------------------------------------------------------------------------------------------------
                     Outstanding at December 31, 1997                                                    951          1.85 - 13.83
                       Granted                                                                            88         13.09
                       Exercised                                                                        (245)         1.85 -  6.50
                       Forfeited and canceled                                                            (88)                  --
                     --------------------------------------------------------------------------------------------------------------
                     Outstanding at December 31, 1998                                                    706          1.85 - 13.83
                       Granted                                                                         1,339         10.00
                       Exercised                                                                        (239)         1.85 -  6.39
                       Forfeited and canceled                                                           (145)        10.00 - 13.83
                     --------------------------------------------------------------------------------------------------------------
                     OUTSTANDING AT DECEMBER 31, 1999                                                  1,661         $1.85 - 13.83
                     ==============================================================================================================


                  At December 31, 1999, 421,716 options were exercisable with a range in exercise price from $1.85 to $13.83. The weighted-average remaining contractual life of outstanding options was 8.5 years at December 31, 1999. At December 31, 1999, there were 447,975 shares available for future grants.

                  The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized.


                                                                                                       Year Ended December 31,
                                                                                                    1999        1998        1997
                     ------------------------------------------------------------------------------------------------------------

                     Net income (as reported)                                                      $13,090     $3,122      $4,566
                     Pro forma net income                                                           11,541      2,700       4,298
                     Diluted earnings per share (as reported)                                         0.68       0.14        0.20
                     Pro forma diluted earnings per share                                             0.60       0.12        0.19

                  The pro forma results above may not be representative of the effect reported in net income for future years.

                  The fair value of the option grants for the years ended December 31, 1999, 1998, and 1997, was estimated using the Black-Scholes option value model, with the following assumptions: dividend yield of approximately 3.6% in 1999, 3.2% for 1998, and 1.5% for 1997, expected volatility of .232% in 1999, 34.8% for 1998, and 6.5% for 1997; risk-free interest of 6.5%, 5.25%, and 5.30% for 1999, 1998, and 1997, respectively; and an original expected life of ten years for all options granted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)



                  SFC also had an ESOP. All shares under the SFC ESOP plan were released as of June 30, 1998. Expenses relating to the plan for the years ended December 31, 1998 and 1997, were $45 and $101, respectively.

                  SFC had a stock-based bank incentive plan. All shares from this plan were awarded and vested, and as of December 31, 1998, the entire amount of deferred compensation expense was recognized. Expenses relating to the plan for the years ended December 31, 1998 and 1997, were $0 and $9, respectively.
-------------------------------------------------------------------------------
14. COMPREHENSIVE The related income tax effect and reclassification adjustments
    INCOME to the components of other comprehensive income for the years ended December 31, 1999, 1998, and 1997, is as follows:



                                                                                           1999             1998           1997
                     ------------------------------------------------------------------------------------------------------------
                     Unrealized holding gains (losses) arising during the
                     period:
                       Unrealized net gains (losses)                                     $(15,300)        $(1,110)         $1,413
                       Related tax (expense) benefit                                        6,205             440            (551)
                    --------------------------------------------------------------------------------------------------------------

                       Net                                                                 (9,095)           (670)            862
                     Less: Reclassification adjustment for net gains
                     realized during the period:
                       Realized net gains                                                      83             296             288
                       Related tax expense                                                    (33)           (117)           (116)
                    --------------------------------------------------------------------------------------------------------------
                       Net                                                                     50             179             172
                    --------------------------------------------------------------------------------------------------------------
                     Total other comprehensive income                                    $ (9,145)        $  (849)         $  690
                    ==============================================================================================================

-------------------------------------------------------------------------------

15. EARNINGS      The following table sets forth the computation of basic and
   PER SHARE      diluted earnings per share:

                                                                                                Year Ended December 31,
                                                                                        1999              1998               1997
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                         $    13,090        $     3,122        $     4,566
====================================================================================================================================
Average common shares outstanding                                                   18,850,711         21,514,744         22,692,990
Common share equivalents -- Assuming exercise of dilutive stock options                276,292            326,178            287,935
------------------------------------------------------------------------------------------------------------------------------------
Average common shares and common share equivalents outstanding                      19,127,003         21,840,922         22,980,925
====================================================================================================================================
Basic earnings per share                                                           $       .69        $       .15        $       .20
Diluted earnings per share                                                                 .68                .14                .20

-------------------------------------------------------------------------------
16. COMMITMENTS   The Company had outstanding commitments as follows:

                                                                                                              December 31,
                     Type of Commitment                                                                     1999           1998
                     ------------------------------------------------------------------------------------------------------------
                     To originate loans on residential property:
                       Fixed rates (7.500% -- 9.625% in 1999; 6.125% -- 8.75% in 1998)                    $ 2,366         $ 5,495
                       Variable rates                                                                      13,523          35,267
                     To originate loans on nonresidential property:
                       Fixed rates (8,000% -- 10.000% in 1999; 7.75% -- 8.75% in 1998)                     24,745          18,382
                       Variable rates                                                                      56,301           1,690
                     Unused lines of credit                                                                22,450           7,337
                     Letters of credit:
                       Secured by cash                                                                        439             120
                       Other                                                                               48,593           9,646

                  Commitments to fund loans and those under letter of credit arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. The Bank estimates that substantially all commitments will be funded or will expire within one year.


44/45
[CFS LOGO]

17. LEGAL         In 1983, with the assistance of the Federal Savings and Loan
    PROCEEDINGS   Insurance Corporation (FSLIC) as set forth in an assistance agreement (Assistance Agreement), the Bank acquired through mergers First Federal Savings and Loan Association of East
                  Chicago, East Chicago, Indiana (East Chicago Savings), and
                  Gary Federal Savings and Loan Association, Gary, Indiana (Gary
                  Federal). The FSLIC-assisted supervisory acquisitions of East
                  Chicago Savings and Gary Federal were accounted for using the purchase method of accounting which resulted in supervisory goodwill (the excess of cost over fair value of net assets acquired), an intangible asset, of $52.9 million, compared to $40.2 million of goodwill as reported on a generally accepted accounting principles basis. Such goodwill was included in the Bank's regulatory capital. The Assistance Agreement relating to the Bank's acquisitions of East Chicago Savings and Gary
                  Federal provided for the inclusion of goodwill as an asset on the Bank's balance sheet, to be amortized over 35 years for regulatory purposes and includable in capital. Pursuant to the regulations adopted by the Office of Thrift Supervision to implement the Financial Institutions Reform, Recovery and
                  Enforcement Act of 1989 (FIRREA), the regulatory capital requirement for federal savings banks was increased and the amount of supervisory goodwill that could be included in regulatory capital decreased significantly. At September 30, 1989, the Bank had approximately $26.0 million of remaining supervisory goodwill but, even excluding supervisory goodwill, the Bank exceeded the capital requirements of FIRREA at such date.

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

                  Thereafter, the stay applicable to the Bank's case and other Winstar-related cases was lifted. The Bank has filed a motion for summary judgment which is presently pending before the Court. In June 1999, the Bank retained Spriggs & Hollingsworth, a Washington, D.C. law firm, to represent it in this matter. Case-specific discovery with the government in preparation for trial has begun, and is scheduled to last one year. It is estimated that the trial will be scheduled thereafter and should commence at some time during the year 2001. It must be stressed that this is an estimate and is subject to change at the Court's discretion.

                  In its complaint, the Bank did not specify the amount of damages it is seeking from the United States. The Bank has yet to retain an expert in order to attempt to quantify the amount of damages. The Bank is unable to predict the outcome of its claim against the United States and the amount of damages that may be awarded to the Bank, if any, in the event that a judgment is rendered in the Bank's favor. Consequently, no assurances can be given as to the results of this claim or the timing of any proceedings in relation thereto. As such, no amounts relating to this litigation have been recorded in the financial statements.

                  Other than the above-referenced litigation, the Company is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.


18. FAIR VALUE    Disclosure of fair value information about financial
    OF FINANCIAL  instruments, whether or not recognized in the consolidated
    INSTRUMENTS   statement of condition, for which it is practicable to
                  estimate their value, is summarized below. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)



                  The fair value disclosure of certain financial instruments and all nonfinancial instruments is not required. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                  The carrying amounts and fair values of financial instruments consist of the following:

                                                                                               December 31,
                                                                                    1999                          1998
                                                                          CARRYING         FAIR          Carrying         Fair
                                                                           AMOUNT          VALUE          Amount          Value
                     ASSETS
                     Cash and cash equivalents                          $   95,803      $   95,803      $   49,843     $   49,843
                     Investment securities available for sale               32,693          32,693          34,720         34,720
                     Investment securities held-to-maturity                176,737         165,692         166,500        169,263
                     Mortgage-backed securities available for sale         299,056         299,056         277,888        277,888
                     Mortgage-backed securities held-to-maturity           101,066          97,586         176,956        178,694
                     Loans receivable                                      882,676         849,371         726,081        733,646
                                                                        ----------      ----------      ----------     ----------
                     Total assets financial instruments                 $1,588,031      $1,540,201      $1,431,988     $1,444,054
                                                                        ==========      ==========      ==========     ==========
                     LIABILITIES
                     Deposits                                             $925,047        $922,503        $969,802       $980,760
                     Borrowed money                                        494,699         458,285         215,271        217,409
                                                                        ----------      ----------      ----------     ----------
                     Total liabilities financial instruments            $1,419,746      $1,380,788      $1,185,073     $1,198,169
                                                                        ==========      ==========      ==========     ==========


                  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                    CASH AND CASH EQUIVALENTS
                    For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

                    INVESTMENT SECURITIES
                    Fair values for securities held for investment, sale, or trading account purposes are based on quoted market prices as published in financial publications or dealer quotes.

                    MORTGAGE-BACKED SECURITIES
                    Fair values for mortgage-backed securities are based on the lower of quotes received from third-party brokers.

                    LOANS RECEIVABLE
                    The Company determined that for both variable-rate and fixed-rate loans, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and collateral to borrowers of similar credit quality.

                    DEPOSIT LIABILITIES
                    The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

                    BORROWED MONEY
                    Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

               The fair value of the Company's off-balance-sheet instruments is nominal.


[CFS LOGO]

46/47

                                                               CFS Bancorp, Inc.


19. CONDENSED      The following represents the condensed statement of
    PARENT COMPANY financial condition as of December 31, 1999 and 1998, and
    FINANCIAL      condensed statement of income and cash flows for the two
    STATEMENTS     years ended December 31, 1999, for CFS Bancorp, Inc., the
                   parent company.

                        CONDENSED STATEMENTS OF CONDITION
                              (PARENT COMPANY ONLY)

                                                                                                                December 31,
                                                                                                            1999          1998
                                                                                                           --------      --------
                     ASSETS
                     Cash on hand and in banks                                                             $    656      $  4,110
                     Securities available for sale                                                           53,074        79,074
                     Investment in subsidiary                                                               138,600       159,492
                     Loan receivable from subsidiary bank                                                       --          4,000
                     Loan receivable from ESOP                                                               12,341        13,093
                     Accrued interest receivable                                                                442           620
                     Prepaid expenses and other assets                                                        3,545         1,645
                                                                                                           --------      --------
                     Total assets                                                                          $208,658      $262,034
                                                                                                           ========      ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     Liabilities:
                       Accrued taxes and other liabilities                                                 $  3,225      $  1,946
                     Stockholders' equity:
                       Common stock                                                                             232           230
                       Additional paid-in capital                                                           187,178       186,062
                       Retained earnings, substantially restricted                                           69,017        74,085
                       Treasury stock                                                                       (48,079)          --
                       Accumulated other comprehensive income, net of tax                                    (2,915)         (289)
                                                                                                           --------      --------
                     Total stockholders' equity                                                             205,433       260,088
                                                                                                           --------      --------
                     Total liabilities and stockholders' equity                                            $208,658      $262,034
                                                                                                           ========      ========


                         CONDENSED STATEMENTS OF INCOME
                              (PARENT COMPANY ONLY)

                                                                                                           Year Ended December 31,
                                                                                                              1999          1998
                                                                                                           --------      --------
                     Dividends from subsidiary                                                             $ 20,182      $  5,034
                     Interest income                                                                          5,148         3,647
                     Dividend income                                                                            253            69
                     Gain on sale of investment                                                                  51           384
                     Non-interest expense                                                                    (1,541)       (7,775)
                                                                                                           --------      --------
                     Net income before income taxes and equity in earnings of subsidiary                     24,093         1,359
                     Income tax (expense) benefit                                                            (1,580)        1,080
                                                                                                           --------      --------
                     Net income before equity in undistributed earnings of subsidiary                        22,513         2,439
                     Equity in undistributed earnings of subsidiary                                          (9,423)          683
                                                                                                           --------      --------
                     Net income                                                                            $ 13,090      $  3,122
                                                                                                           ========      ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999
(Dollars in thousands except per share data) (Continued)

                     CONDENSED STATEMENTS OF CASH FLOWS
                              (PARENT COMPANY ONLY)

                                                                                                          Year Ended December 31,
                                                                                                            1999          1998
                                                                                                          --------      ---------
                     Operating activities:
                       Net income                                                                         $ 13,090      $   3,122
                       Adjustments to reconcile net income to net cash used by operating activities:
                         Amortization/accretion of premiums/discounts                                         (687)           --
                         Equity in undistributed earnings of the Bank                                        9,423           (683)
                         Contribution of stock to The Citizens Savings Foundation                              --           3,000
                         Net gain on sale of available for sale investment securities                          (51)          (352)
                         Net gain on sale of securities held for trade                                         --             (32)
                         Proceeds from sales of securities held for trade                                      --             409
                         Purchase of securities held for trade                                                 --            (456)
                         (Increase) decrease in interest receivable                                            178           (605)
                         Increase in prepaid expenses and other assets                                      (1,900)        (1,584)
                         Increase in other liabilities                                                       3,323          2,003
                                                                                                          --------       --------
                     Net cash provided by operating activities                                              23,376          4,822

                     Investing activities:
                       Available for sale investment securities:
                         Purchases                                                                          (2,622)       (29,136)
                         Sales                                                                              21,879            917
                       Available for sale mortgage-backed securities:
                         Purchases                                                                             --         (48,014)
                         Repayments                                                                          1,530             55
                         Sales                                                                               1,077            --
                       Acquisition of stock of Bank                                                            --         (80,477)
                       Net loan originations and principal payment on loans                                  4,752        (16,963)
                                                                                                          --------      ---------
                     Net cash provided (used by) investing activities                                       26,616       (173,618)

                     Financing activities:
                       Proceeds from sale of treasury stock                                                    --              69
                       Purchase of treasury stock                                                          (48,079)           --
                       Proceeds from exercise of stock options                                                 974            757
                       Dividends paid on common stock                                                       (6,341)        (3,647)
                       Proceeds of stock conversion, net                                                       --         160,954
                       Sale of stock to ESOP                                                                   --          14,283
                                                                                                          --------      ---------
                     Net cash provided (used) by financing activities                                      (53,446)       172,416
                                                                                                          --------      ---------
                     Increase (decrease) in cash and cash equivalents                                       (3,454)         3,620
                     Cash and cash equivalents at beginning of year                                          4,110            490
                                                                                                          --------      ---------
                     Cash and cash equivalents at end of year                                             $    656      $   4,110
                                                                                                          ========      =========



[CFS LOGO] 48