Form 10-K405, Exhibit 13
period 2000-12-31
CFS BANCORP INC
filed 2001-03-30
CIK 1058438

[PHOTO]
Building from strength

CFS BANCORP, INC.

ANNUAL REPORT 2000

[CFS LOGO]

[PHOTO]
COMPANY  PROFILE

CFS Bancorp, Inc. is the publicly traded parent company of Citizens Financial Services, FSB, a federal savings bank offering a full range of financial services to communities in Northwest Indiana and south suburban Chicagoland. Chartered in Hammond, Indiana in 1934, Citizens is a locally managed, community-oriented savings bank with a network of 25 offices serving more than 80,000 customers.

[PHOTO]

TO BE AN INDEPENDENT COMMUNITY BANK FOCUSED ON GROWTH BY FULFILLING THE FINANCIAL NEEDS OF BUSINESSES AND INDIVIDUALS

STRENGTH OF VISION

CONTENTS

Executive Report to Shareholders                           2
CFS Executives                                             6
CFS Officers                                               7
Commitment to Our Community                                8
Commitment to Quality                                     10
Map of Branch Locations                                   12
Selected Consolidated Financial Data                      13
Management's Discussion and Analysis                      15
Report of the Independent Auditors                        24
Consolidated Financial Statements                         25
Board of Directors                         inside back cover
Shareholder Information                    inside back cover

[PHOTO]

BUILDING FROM strength

Executive Report

In our second full year as a public company, CFS Bancorp, Inc. has solidified its position in the financial arena. Contributing to this performance, CFS and its insurance and investment operations each accomplished significant objectives as the year 2000 progressed and became one of the most volatile ever in the equity markets.

     The Nasdaq Composite started the year showing a 20% gain by early March. Over this same period, financial shares fell over 20%. In mid-March, the market's fixation on technology stocks ended abruptly, and the Nasdaq Composite plummeted in excess of 50% by year end. Financial shares, however, rebounded and ended the year 40% above earlier lows.

     CFS Bancorp was not immune to this volatility as it fell 20% by the spring, but rallied to end the year with a total positive return of 19.36%. The Nasdaq Bank Index ended 2000 with a total return of 17.74%, the first positive year since 1997.

HIGHLIGHTS OF 2000

Our earnings per share trend remained steady, coming in at $.66 for the year. We posted $.18 in the second quarter, $.19 in the third, and $.20 in the fourth quarter. If not for an unanticipated loan write-down in the first quarter equaling $.09 per share, our core earnings for 2000 would have equaled $.75 per share. In 1999 earnings per share totaled $.69.

     Citizens again realized considerable asset growth ending the year at $1.71 billion compared to $1.65 billion for 1999 and $1.47 billion for 1998. Deposits totaled $934 million at year end up from $925 million at December 31, 1999.

CFS, ONCE AGAIN, REALIZED CONSIDERABLE ASSET GROWTH, AND THE TREND OF OUR EARNINGS PER SHARE CONTINUES TO BE POSITIVE.

[PHOTO]
THOMAS F. PRISBY

     During 2000, Citizens experienced solid growth in lending through aggressive pricing and promotion. Commercial loans again increased as a percentage of total originations. We funded these loans with outside borrowings and growth in our savings products. As the year progressed, we moderated pricing policies to increase spreads in a competitive rate environment. Improvements in processing and a controlled reduction in low-rate lending enabled us to reduce labor costs without a noticeable impact on revenues.

     CFS Insurance Agency also experienced significant progress in the past year and will continue to serve the personal needs of its clients as well as the varied needs of local small businesses. Our agents remain eager to build upon the agency's growing reputation of outstanding service.

     Likewise CFS Investment Services positioned itself to thrive in the new century. As we broke all revenue records in 2000, our staff of experienced, capable investment representatives is second to none and provides existing and new clients the best in full-service brokerage.

     The stock buyback of over 2 million shares in 2000 (over 6 million since our conversion) has been a valuable strategy in improving shareholder value, although it has moderately affected various benchmark ratios.

     In the fourth quarter of 2000, dividends were declared for the tenth consecutive quarter. The company also invested in Bank Owned Life Insurance, thus reducing the company's effective tax rate. Recent approval of an offshore investment subsidiary should likewise produce a positive tax effect later in 2001.

     Although considerable legal expenditures on the infamous "goodwill" issue have been and will continue to be incurred, near-term resolution is unlikely. It is inappropriate to speculate on any recovery at this time.

     Our newest and most exciting delivery channel is bankcfs.com, the website that we rolled out in December 2000. Our site includes online banking, bill pay and a host of portals of local and national interest. This new service represents our most efficient delivery method for products and services, and we are now immersed in a period of implementation after several years of research and development.

     In terms of asset size, CFS is in the top 5% of all U.S. thrifts. If CFS were a bank, we would be in the top 3% of all banks. We believe this provides us the appropriate size, resources, capital and, most importantly, commitment to make our business model successful. Please review "Management's Discussion and Analysis" for a comprehensive review of our financial information and operational data.

A RENEWED VISION

Highlighted on page one is our vision statement. Although this new statement is brief, its direction speaks volumes. We are refining our processes to improve market share and customer service, while providing the latest products, services and delivery channels. Customers will appreciate the added value of a relationship with CFS, as they realize we are ready to serve their most important financial needs.

     Our culture necessitates accurate knowledge and information for making better business

(CONTINUED)
decisions. We are thus expanding our commitment to customer and market research to continually identify changing needs, opportunities for clients, and opportunities for the bank.

     To achieve our growth and earnings goals, we have focused on creating beneficial client relationships. As we identify those households that have been loyal to us over the years, we will attempt to strengthen those relationships. Our sales staff offers real value by identifying the customers' financial needs, determining solutions, and then fulfilling those needs. Through this process, we will sell the right products to the right customers at the right price.

OUR ON GOING MISSION

The mission of the Company is an integrated program for near-term and long-term success. Key components of our mission are to:

- Maximize value for shareholders by being the best at servicing clientele as a high performance community bank.

- Fulfill customers' specific needs with high quality banking, insurance and investment services provided through coordinated, comprehensive and caring service delivered in a profitable, efficient and personalized manner.

- Continually refine products and services to those of an effective retail community bank.

- Develop strategies to produce growth in loan and deposit products well ahead of industry averages.

- Remain technologically competent in key areas of service and product delivery.

- Maintain focus on return on equity, earnings per share, and efficiency ratio.

-    Accomplish detailed initiatives outlined in our corporate plan.

-    Fulfill our commitment to the communities we serve.

EXECUTIVE ADDITIONS

During 2000 we added significant banking experience to our ranks to help us achieve our new objectives. James R. Kish, Vice President - Marketing, joins us with over 30 years of marketing, public relations, advertising, research and sales experience from two national banking institutions. Jim will oversee Marketing, MCIF Management, and the development of new

[PHOTO]

BUILDING relationships

[PHOTO]
JAMES W. PRISBY

business programs. He will also direct public relations activities and provide continued marketing support throughout the entire organization.

     David A. Hinshelwood, Vice President-Sales, comes to us with over 12 years of sales and marketing experience from three national banking institutions. Dave will partner with the Retail Banking Division to develop and implement a profit-based sales culture built on client retention, solidifying relationships, and increasing non-client market share.

     Gary W. Edwards, Vice President-Education, brings over 10 years of training and motivational experience through the entrepreneurial endeavors of his own training and time management company as well as experience with several marketing companies. Gary is responsible for directing and executing various educational and management development programs designed to further the overall capabilities of staff, supervisory and management personnel.

HISTORY

While we spend time reviewing the current year and various financial ratios, it is important to maintain the perspective that stockholder value is not a one-time measurement. It is also easier to understand and trust the judgment of management and their vision of the future when we understand our past.

     CFS started in 1934. After 66 years this organization continues to provide financial benefits to its shareholders, customers and community. We are proud of our history and stability given that the number of banks and thrifts has decreased from 18,000 in 1984 to less than 10,000 today. CFS has grown and prospered due to sound direction and a loyal customer base.

COMMUNITY

In August of this year Frank D. Lester joined the Bank's Board of Directors. Mr. Lester is President of Union Tank Car, a subsidiary of The Marmon Group.

     A special note on the passing of Charlie Lemberis of La Porte--we extend our sympathies to Mr. Lemberis' family and many friends. As a director of Anchor Savings since 1973 and an Advisory Director of Citizens since 1990, his support and positive cooperation will long be appreciated.

     In gratitude to our original stockholders who established the Citizens Savings Foundation, seventy-nine 501(c)(3) corporations were awarded $281,655 in 2000, and the assets of the Foundation still exceeded $2,900,000 at December
31, 2000.

     The directors, officers and employees of CFS continue to recognize our responsibility and commitment to the community. Citizens has enthusiastically supported its many local markets since its founding in 1934, and this support always remains a priority for our directors and officers.


                                            /s/ Thomas F. Prisby
                                            Thomas F. Prisby
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                                            /s/ James W. Prisby
                                            James W. Prisby
                                            VICE CHAIRMAN, PRESIDENT AND
                                            CHIEF OPERATING OFFICER

CFS EXECUTIVES

EXPERIENCE OF OUR MANAGEMENT

Key to our strength is the experience of our executive management team. Their backgrounds and abilities create business plans and tactics which, combined with their authority to make and carry out business decisions, represent a true asset.

     In the photo on the opposite page, Executive Vice President, Treasurer and CFO John T.Stephens (center) reviews the earnings press release of January 25, 2001, noting the improved earnings per share in each of the last three quarters. Also pictured are Peter J. Doherty, Senior Vice President-Business Development
(left) and James R. Kish, Vice President-Marketing (right).

EXPERIENCE OF OUR EMPLOYEES

Continued education and training of our new and experienced employees provide our customers with service-minded employees who have strong consultation skills. Our training program includes over 40 courses providing each employee the skills needed to insure high quality service.

EXECUTIVE MANAGEMENT GROUP

Executive Group              Years of Experience

Thomas F. Prisby                     32
James W. Prisby                      27
John T. Stephens                     34
Janice S. Dobrinich                  23
Peter J. Doherty                     25
Agnes C. Lasics                      16
Rebecca D. Rees                      22
Jeffery C. Stur                      29
Kathryn A. Bogdan                    29
Kathleen J. Bradshaw                 12
Katherin S. Carollo                   8
Rebecca R. Edinger                   35
Gary W. Edwards                      10
Laura A. Espinoza                    24
Brian L. Goins                       15
Madlyn J. Gulan                      13
David A. Hinshelwood                 12
James R. Kish                        30
Jane E. Leyden                       23
Tina Margeas                         18
John J. Semancik                     24


[PHOTO]
BUILDING ON experience

CFS OFFICERS

OFFICERS OF CFS BANCORP, INC.

Thomas F. Prisby
Chairman and
Chief Executive Officer

James W. Prisby
President and
Chief Operating Officer

John T. Stephens
Executive Vice President,
Treasurer and Chief
Financial Officer

Janice S. Dobrinich
Senior Vice President

Brian L. Goins
Vice President

Monica F. Sullivan
Corporate Secretary

Michael P. Prisby
Assistant Treasurer

[PHOTOS]
JOHN T. STEPHENS

OFFICERS OF CITIZENS FINANCIAL SERVICES, FSB

Thomas F. Prisby
Chairman and
Chief Executive Officer

James W. Prisby
President and
Chief Operating Officer

John T. Stephens
Executive Vice President,
Treasurer and Chief
Financial Officer

SENIOR VICE PRESIDENTS

Janice S. Dobrinich
Peter J. Doherty
Agnes C. Lasics
Rebecca D. Rees
Jeffrey C. Stur

VICE PRESIDENTS

Kathryn A. Bogdan
Rebecca R. Edinger
Gary W. Edwards
Laura A. Espinoza
Brian L. Goins
Madlyn J. Gulan
David A. Hinshelwood
James R. Kish
Jane E. Leyden
Tina Margeas
John J. Semancik

ASSISTANT VICE PRESIDENT AND SECRETARY

Monica F. Sullivan

ASSISTANT VICE PRESIDENTS

Deborah Brunetti
Dava Buell
Richard Cole
Elizabeth DeBolt
Darlene Flores
Bernard Grzybowski
Lucy Johnston
Mary Kate Kish-Teske
David Loo
Virginia Michalik
Deborah Milne
Karen Mybeck
Kenneth Potchen
Carl Siska
Dana Talaga
Angela Tsakopoulos
Linda Walsh

FIRST VICE PRESIDENT

Mary Panas

SECOND VICE PRESIDENT

Natalie Kaluf

ASSISTANT SECRETARIES

Jody Edinger
Deborah Fincher
Lorraine Graff
Thomas Guiden
Mary Kmak
Aimee Koerner
Donna Kosinski
Julie Lavin
Debra Lundy
Gwendolyn Mommsen
Sandra Ores
JoAnne Pickett
Mary Jo Saksa
Jane Santacaterina
JoAnne Schultz
Charlotte Schuyler
Krista Staley
Tracy Townsend
Kathy Wilson
Dawn Wurtzbacher
Sophia Zaromitidis
Marc Zubeck

ASSISTANT TREASURERS

Susan Davis
Donald Greening
Diane Plikuhn
Michael Prisby
Rebecca Stone

OFFICERS OF CFS INSURANCE AGENCY, INC.

VICE PRESIDENT AND MANAGER

Katherin S. Carollo

ASSISTANT VICE PRESIDENTS

Donna Demkovich
Susan Dixon

FIRST VICE PRESIDENT

Wilma Koelikamp

SECOND VICE PRESIDENT

Marcia Clark

ASSISTANT SECRETARY

Peggy Smith

OFFICERS OF CFS INVESTMENT SERVICES, INC.

VICE PRESIDENT AND MANAGER

Kathleen J. Bradshaw

ASSISTANT VICE PRESIDENT

Mirabel Villarreal

FIRST VICE PRESIDENTS

Alfonso Avila
George Eckert
Elizabeth Storey
Lisa Stover
Karen Vogelsang

SECOND VICE PRESIDENT

Vickie Miloshoff

[PHOTO]
COMMITMENT TO OUR community

EMPLOYEE FOCUS

An active community-minded member of our management team is Janic S. Dobrinich, Senior Vice President of Human Resources. She has been a Volunteer Board Member for Hospice of the Calumet Area, Inc. (HCA) for the past nine years and serves as its current Board President. Janice provides many hours of her own time developing and implementing strategic direction. HCA provides an alternative program of comfort and care for the terminally ill and their families. Since its initial founding in 1981, HCA has been affirming the dignity of human life by providing a community-based, coordinated program of care to over 4,000 patients and families and has become a vital force in our community for quality end-of-life care. In 1997, Hospice of the Calumet Area opened the William J. Riley Memorial Residence to care for those who desire Hospice services but are unable to remain at home safely. It has already served over 200 patients.

THE CITIZENS SAVINGS FOUNDATION

Now two years old, the Citizens Savings Foundation has contributed more than $340,000 to 250 local organizations. Although the Foundation concentrates on educational and housing initiatives in the markets we serve, requests from all certified 501(c)(3) organizations are welcome. For additional information, contact Monica Sullivan at 219-836-2960.

DIRECTORS AND OFFICERS OF THE CITIZENS SAVINGS FOUNDATION

Thomas F. Prisby, Chairman
John T. Stephens, Treasurer
Monica F. Sullivan, Secretary
Rocharda Moore-Morris, Board Member
Jerome J. Reppa, Board Member
Bruce E. Huey, Board Member

Citizens Financial Services, FSB continues to support both the financial and civic needs of the communities we serve. Citizens employees are active participants in over 200 charities and civic organizations. The following highlights a few examples of our commitment:

CFS FRIENDSHIP RACES (HAMMOND)

All proceeds from this event support youth sports programs of Northwest Indiana in athletics and soccer. CFS employees volunteer to help the athletic association run this event by handing out t-shirts and awards, registering participants, handing out drinks and fruit, and acting as timekeepers.

[PHOTO]
JANICE S. DOBRINICH

5TH ANNUAL 10K & 5K RUN (HARVEY)

Funds raised are contributed to community based organizations and the "Mayor's Scholarship Fund." Funds are also donated to Restoration Ministries, a community outreach program, which helps citizens and youth overcome numerous hardships. CFS employees participate in the race and make their own donations to this worthy cause.

MUSCULAR DYSTROPHY ASSOCIATION BANK BOWL 2000 (HEGEWISCH)

All funds raised are earmarked for research. CFS employees form several bowling teams and raise their own contributions to support this important work.

HIGHLAND CFS MILE RUN

Sponsored by CFS, we kick off the parade and provide t-shirts to all participants. The event occurs every July 4th. CFS employees volunteer their time to work all aspects of the race. Employees also participate in the race.

MARCH OF DIMES

Helping with registration and manning a check-point, this fundraising event raises money necessary to help fight birth defects. In April, CFS employees participate in the walk and collect their own donations. We participate in both the Lake County Indiana and Southwest Suburban Illinois areas.

MUNSTER FIRE DEPARTMENT OPEN HOUSE

Ongoing fire safety education helps us reach out to the community on safety issues and burn prevention. We help make people aware of how they can prevent tragic loss and even death. CFS employees volunteer their time to sell food, work children's games, and hand out balloons and door prizes.

PALOS HEIGHTS LAKE KATHERINE BUTTERFLY FESTIVAL

Funds raised go toward displays and educational programs in the Environmental Learning Center. CFS employees judge the Scarecrow Building Contest. This event occurs every September.

DAREFEST (TINLEY PARK)

CFS helps provide educational materials to children of the community to help fight the war against drugs.

[PHOTO]
COMMITMENT TO quality

BANKCFS.COM HOME PAGE

UNLIMITED USE OF CFS ATM MACHINES

CFS CHECK CARD


Our commitment to quality service is reflected in the depth of the products and services we offer and the breadth of convenience we provide through our banking locations and the alternative access our customers have to their accounts.

CONVENIENCE

For those who prefer to utilize traditional full service banking centers, we have 25 locations in six counties (see map on Page 12). For those who prefer the use of alternative access to their accounts and information, we offer a full range of services including:

WEB SITE--with online banking our customers can access their accounts at any time. We also offer online bill pay, enabling customers to pay bills from the comfort of home or office.

CHECK CARD/ATM MACHINES--We offer the convenience of a check card, which can be used in place of checks at most retail stores in the U.S. Free access to customer accounts is also available at 45 convenient ATM locations.

TELEPHONE BANKING. For those who prefer the personal contact of one of our representatives, we have a skilled staff of telephone banking representatives ready to assist you.

CFS PRODUCTS AND SERVICES

PERSONAL BANKING SERVICES

- Checking and Savings Accounts
- Certificates of Deposits and IRAs
- Insured Money Funds
- Check Cards and ATM Cards
- Online Banking and Bill Pay
- Residential and Consumer Loans

[PHOTO]
TELEPHONE BANKING

BUSINESS BANKING

- Business Checking, Savings and Certificates of Deposit
- Online Banking
- Employee Convenience Banking
- Business Credit Card

CASH MANAGEMENT SERVICES

- Account Analysis Checking Accounts
- Sweep Accounts
- ACH Origination and Acceptance
- Merchant Services--Credit Card Processing
- Wire Transfers

COMMERCIAL LENDING

- Real Estate Financing
- Lines of Credit
- SBA Loans
- Asset-based Lending
- Bond Enchancements
- Letters of Credit

CFS INVESTMENT SERVICES, INC.

CFS Investment Services offers investments and employee benefit plans to individuals and businesses through its affiliation with registered broker/dealer Linsco/Private Ledger.

INVESTMENT PRODUCTS AND SERVICES

- Stocks and Bonds
- Mutual Funds
- Fee-based Asset Management Services
- Personal Financial Planning
- Retirement Planning for Individuals and Businesses
- Investment Portfolio Analysis
- College Funding Strategies
- Annuities

EMPLOYEE BENEFIT SERVICES

- Standard and Simple 401(k) Plans
- Profit Sharing Plans
- Money Purchase Plans
- Age-based Plans
- Nonqualified Plans
- Employee Education
- Services and Seminars

CFS INSURANCE AGENCY, INC.

The agency now serves over 4,000 policyholders in Illinois and Indiana and looks forward to continued growth in 2001.

PERSONAL INSURANCE

- Life and Disability
- Major Medical, Dental and Vision
- Medicare Supplement
- Long-term Care
- Homeowners and Renters
- Flood
- Auto
- Watercraft
- Personal Umbrella
- Motorcycles

COMMERCIAL INSURANCE

- Property, Auto, General Liability
- Inland Marine
- Builders Risk
- Workers' Compensation
- Group Health, Life, Disability and Dental
- Commercial Umbrella
- Professional Liability
- Bonds

Insurance and Investment Products are not FDIC Insured. No Bank Guarantee. May Lose Value.

[ARTWORK]

CITIZENS FINANCIAL SERVICES OFFICE LOCATIONS

IN INDIANA

Crown Point
155 N. Main Street, 46307
219-663-4758

Dyer
Walt's Foods 1218 Sheffield, 46311
219-865-1200

East Chicago
4740 Indianapolis Blvd., 46312
219-397-5080

East Chicago--Harbor
Sterk's Foods 2121 E. Columbus Dr., 46312
219-397-0033

Hammond
5311 Hohman Avenue, 46320
219-933-0432 or 708-891-0236

Highland
3853 45th Street, 46322
219-924-6650

LaPorte
714 Lincolnway, 46350
219-362-2065

Merrillville
803 W. 57th Avenue, 46410
219-980-8005

Michigan City
Marquette Mall
4005 Franklin, 46360
219-872-9421

Munster, Main Office
707 Ridge Road, 46321
219-836-5500 or 773-721-6100

Munster
1720 45th Street, 46321
219-924-1720

Schererville
7650 Harvest Drive, 46375
219-864-0947

Valparaiso--South
855 Thornapple Way, 46385
219-465-1602

Valparaiso--North
2600 Roosevelt Road, Suite 1001, 46383
219-462-4739

IN ILLINOIS

Crete
Walt's Foods
1100 East Exchange, 60417
708-672-6080

Flossmoor
Flossmoor Commons Shopping Center
3301 West Vollmer Rd., 60422
708-799-9300

Harvey
154th Street at Broadway, 60426
708-210-2400

Hegewisch/Chicago
13323 South Baltimore, 60633
773-646-1000

Homewood
Walt's Foods
2345 West 183rd Street, 60430
708-957-2141

Palos Heights
7101 West 127th Street, 60463
708-361-2100

South Holland
601 East 162nd Street, 60473
708-596-6500

South Holland Drive-Up Center
425 East 170th Street, 60473

South Holland
Walt's Foods
16145 South State St., 60473
708-333-8050

Southeast DuPage County
10S660 State Route 83
Hinsdale, 60521
630-789-4290

Tinley Park
Walt's Foods
16039 South Harlem, 60477
708-532-6000-6000

SELECTED CONSOLIDATED FINANCIAL DATA

CFS Bancorp, Inc.


                                                                                    DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)               2000          1999          1998          1997          1996
--------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
Total assets                                            $1,710,376    $1,649,535    $1,470,617    $1,184,512    $1,051,085
Loans receivable, net                                      998,727       882,676       726,081       595,566       490,873
Mortgage-backed securities, available for sale             279,597       299,056       277,888        62,141        85,753
Mortgage-backed securities, held to maturity                78,857       101,066       176,956       256,670       326,430
Investment securities, available for sale                   33,786        32,693        34,720         3,696         3,430
Investment securities, held to maturity                    170,784       176,737       166,500       206,232        59,875
Deposits                                                   934,012       925,047       969,802       986,073       883,309
Borrowed Money                                             548,076       494,699       215,271        85,044        62,938
Stockholders' equity                                       199,368       205,433       260,088        95,196        89,983
Non-performing assets to total assets                         0.75%         0.75%         0.64%         0.63%         0.27%
Stockholders' equity to total assets                         11.66         12.45         17.69          8.04          8.56
Stockholders' equity per outstanding share              $    11.88    $    10.97    $    11.13    $     4.19    $     3.97
Allowance for losses on loans to non-performing loans        60.65%        50.48%        59.82%        62.23%        86.27%
Allowance for losses on loans to total loans                  0.72          0.68          0.74          0.64          0.48
==========================================================================================================================
                                                                                 YEAR ENDED DECEMBER 31,
                                                            2000          1999          1998          1997          1996
--------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA
Interest income                                         $  118,876    $  104,609    $   97,353    $   83,252    $   71,755
Interest expense                                            73,033        57,543        56,910        50,858        41,718
Net interest income                                         45,843        47,066        40,443        32,394        30,037
Provision for losses on loans(1)                             3,375           675         1,630         1,840           253
Net interest income after provision for loan losses         42,468        46,391        38,813        30,554        29,784
Non-interest income                                          6,081         5,191         5,900         4,872         4,262
Non-interest expense(2)                                     31,035        30,210        39,004        28,146        29,940
Income before income taxes                                  17,514        21,372         5,709         7,280         4,106
Income tax expense                                           6,821         8,282         2,587         2,714         1,560
Net income                                                  10,693        13,090         3,122         4,566         2,546
Earnings per share (basic)                                    0.66          0.69          0.15          0.20          0.11
Earnings per share (diluted)                                  0.66          0.68          0.14          0.20          0.11
Cash dividends declared per common share                      0.36          0.34          0.16            --            --
==========================================================================================================================
SELECTED OPERATING RATIOS
Net interest margin                                           2.83%         3.18%         3.08%         2.92%         3.12%
Average interest-earning assets to
  average interest-bearing liabilities                      113.59        118.70        114.57        108.20        108.43
Ratio of general and administrative
  expenses to average total assets
  (adjusted for one-time charges)(3)                          1.84          1.88          2.16          2.44          2.45
Return on average assets                                      0.63          0.85          0.23          0.40          0.25
Return on average equity                                      5.34          5.70          1.85          4.83          2.81
Efficiency ratio (adjusted for one-time charges)(3)          59.82         57.95         64.35         71.85         71.69
==========================================================================================================================

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

SELECTED QUARTERLY RESULTS OF OPERATIONS

CFS Bancorp, Inc.

                                                            2000
                                                1ST      2ND      3RD     4TH
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)  QUARTER  QUARTER  QUARTER  QUARTER
--------------------------------------------------------------------------------
Interest income                               $28,524  $29,684  $30,506  $30,162
Interest expense                               16,952   17,969   18,966   19,146
Net interest income                            11,572   11,715   11,540   11,016
Provisions for losses on loans                  2,250      300      375      450
Non-interest income                             1,384    1,450    1,553    1,694
Non-interest expense                            7,996    8,024    7,688    7,327
Income before income taxes                      2,710    4,841    5,030    4,933
Income taxes                                    1,203    1,839    1,988    1,791
Net income                                      1,507    3,002    3,042    3,142
Earnings per share--basic                        0.09     0.18     0.19     0.20
Earnings per share--diluted                      0.09     0.18     0.19     0.20
Dividends declared per share                     0.09     0.09     0.09     0.09
--------------------------------------------------------------------------------

                                                            1999
                                                1ST      2ND      3RD     4TH
                                              QUARTER  QUARTER  QUARTER  QUARTER
--------------------------------------------------------------------------------
Interest income                               $25,595  $25,239  $26,153  $27,622
Interest expense                               13,702   13,507   14,414   15,920
Net interest income                            11,893   11,732   11,739   11,702
Provisions for losses on loans                    150      150      150      225
Non-interest income                             1,306    1,455    1,161    1,269
Non-interest expense                            7,498    7,027    7,832    7,853
Income before income taxes                      5,551    6,010    4,918    4,893
Income taxes                                    2,275    2,356    1,949    1,702
Net income                                      3,276    3,654    2,969    3,191
Earnings per share--basic                        0.15     0.19     0.17     0.18
Earnings per share--diluted                      0.15     0.19     0.16     0.18
Dividends declared per share                     0.08     0.08     0.09     0.09
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CFS Bancorp, Inc.


--------------------------------------------------------------------------------
GENERAL

CFS Bancorp,Inc. ("Company") was formed as the holding company for Citizens Financial Services, FSB ("Bank") in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank ("Conversion"). The Conversion and the Company's initial public offering of its common stock were completed on July 24, 1998. Concurrent with the Conversion, the Company completed its merger with SuburbFed Financial Corp.("SFC") ("Merger"). In accordance with the merger agreement, the Company issued 3.6 shares of CFS Bancorp stock for each share of SFC stock. SFC was then merged into the Company, and SFC's subsidiary, Suburban Federal Savings, a Federal Savings Bank, was merged into the Bank. This merger was accounted for as a pooling-of-interests and, as such, all financial data presented in this annual report includes the combined assets and liabilities and results of operations of the Company and SFC for all periods presented.

--------------------------------------------------------------------------------
ASSET/LIABILITY MANAGEMENT

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

In managing its asset/liability mix, the Bank, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. The Board believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can,during periods of stable interest rates, provide high enough returns to justify the increased exposure which can result from such a mismatch.

While maintaining its interest rate spread objectives, the Bank attempts to reduce its interest rate risk with a variety of strategies designed to maintain the proper relationship between its assets and liabilities. First, the Bank focuses on mortgage loans with an initial fixed term of one, three, five or seven years that convert to an annually adjusting rate using the one-year constant maturity of the United States Treasury Obligations as the index. At December 31, 2000, the Bank had approximately $700.5 million of adjustable rate mortgage loans in its portfolio. Second, the Bank's mortgage-backed securities portfolio is made up primarily of securities that have expected average lives of five years or less at time of purchase. Third, the Bank has a substantial amount of passbook savings, demand deposit and money market accounts which may be less sensitive to changes in interest rates than certificate accounts. At December 31, 2000 the Bank had $364.7 million of these types of accounts. Fourth, the Bank's liability management program seeks to lengthen the maturities of customer deposits by aggressively pricing certificates up to 5 years in term.

Presented below, as of December 31, 2000 and 1999, is an analysis of the Bank's interest rate risk

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTINUED

CFS Bancorp, Inc.

as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point (1%) increments, up and down 300 basis points in accordance with Office of Thrift Supervision ("OTS") regulations. As illustrated in the table, the Bank's NPV is more sensitive to, and may be more negatively impacted by, rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Bank's deposits and borrowings changes in approximately the same proportion in rising or falling rate scenarios.

(DOLLARS IN THOUSANDS)                NET PORTFOLIO VALUE
--------------------------------------------------------------------------------
ASSUMED CHANGE                 2000                            1999
IN INTEREST RATES --------------------------------------------------------------
(BASIS POINTS)    $ AMOUNT   $ CHANGE   % CHANGE   $ AMOUNT   $ CHANGE  % CHANGE
--------------------------------------------------------------------------------
     +300           68,949   (93,361)     (58)      132,441   (33,573)    (20)
     +200           98,032   (64,278)     (40)      145,950   (20,064)    (12)
     +100          130,130   (32,180)     (20)      157,732    (8,282)     (5)
        0          162,310        --       --       166,014        --      --
     -100          155,229    (7,081)      (4)      168,726     2,713       2
     -200          123,573   (38,737)     (24)      165,846      (168)     --
     -300           90,135   (72,175)     (44)      161,737    (4,277)     (3)
--------------------------------------------------------------------------------

As noted above,increases in interest rates would have more of an effect on the percentage change in the Bank's NPV than decreases. For instance, at December 31, 2000 for a 200 basis point increase in interest rates, NPV is anticipated to fall by 40% with the remaining NPV still at 6.0% of the Bank's total assets. However, a 200 basis point decrease in rates will change the NPV by only 24%. The differences in percent changes from 1999 to 2000, at the respective basis point increases and decreases, result primarily from modeling advances assuming maturity of borrowings at the earliest call date in 2000 compared to using final maturities in 1999. In management's opinion this methodology provides a more conservative modeling result in 2000 compared to 1999.

The above analysis includes the assets and liabilities of the Bank only. Inclusion of Holding Company assets and liabilities would increase NPV at all levels.

--------------------------------------------------------------------------------
LIQUIDITY AND COMMITMENTS

The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary historical sources of funds are 1) deposits, 2) scheduled payments of amortizing loans and mortgage-backed securities, 3) prepayments and maturities of outstanding loans and mortgage-backed securities, 4) maturities of investment securities and other short-term investments, and 5) funds provided from operations. During 1998 the Bank began leveraging its capital base with borrowings to provide additional funds for lending and investing activities. Given the Bank's asset size and the current interest rate environment, management determined that the use of borrowings as leverage was a prudent strategy. Scheduled payments from the amortization of loans, mortgage-backed securities, maturing investment securities, and short-term investments are relatively predictable sources of funds, while deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions and competitive rate offerings. In addition, the Bank invests excess funds in federal funds sold and other short-term interest-earning assets which provide liquidity to meet lending requirements.

Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as federal funds sold. On a longer-term basis, the Bank invests funds not

CFS Bancorp, Inc.

used for maintaining and expanding the loan portfolio in mortgage-backed securities. The Bank uses its sources of funds primarily to meet its ongoing commitments, pay maturing certificates of deposit and savings withdrawals, fund loan commitments, and maintain a portfolio of mortgage-backed and investment securities.

At December 31, 2000 total loan origination commitments outstanding were $5.7 million. Certificates of deposit scheduled to mature in one year or less at December 31, 2000 totaled $388.3 million. Investment securities scheduled to mature or permitted to be called for redemption in one year or less at December 31, 2000 totaled $229.1 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Bank anticipates that it will continue to have sufficient funds to meet its current commitments.

The liquidity needs of CFS Bancorp (the parent company) consist primarily of operating expenses, dividend payments to stockholders and stock repurchases. The primary sources of liquidity for the parent company are securities available for sale and dividends from the Bank. On a parent only basis, at December 31, 2000, the Company had $55.7 million in securities available for sale and, for the year ended December 31, 2000, received $22.8 million in dividends from the Bank. However, these sources can also be supplemented by fees assessed by the Company to the Bank. Under certain banking regulations, the Bank is required to file a notice or, under certain circumstances,an application with the OTS prior to paying any dividends to the Company. In addition, the Bank is required to maintain certain regulatory capital requirements. See note 11 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------
CHANGES IN FINANCIAL CONDITION

GENERAL. Total assets of the Company increased by $60.8 million, or 3.69%, to $1.7 billion at December 31, 2000 compared to $1.6 billion at December 31, 1999. This increase was due primarily to increases of $116.1 million in net loans receivable and $23.0 million in bank owned life insurance. These increases were partially offset by a $36.5 million decrease in cash and cash equivalents and a $41.7 million decrease in mortgage-backed securities. The net increase was funded primarily by a $53.4 million increase in borrowed money.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents, which consist of cash, interest-bearing deposits at other institutions and federal funds sold, amounted to $59.3 million at December 31, 2000 and $95.8 million at December 31, 1999. The 38.1% decrease from December 31, 1999 to December 31, 2000 primarily reflects the above normal levels of cash accumulated for the Y2K rollover event at December 31, 1999 that were invested in loans receivable during 2000.

INVESTMENT SECURITIES. At December 31, 2000 the Company had $33.8 million of investment securities available for sale and $170.8 million in investment securities held to maturity, or an aggregate of $204.6 million of investment securities, compared to $32.7 million in investment securities available for sale and $176.7 million held to maturity, or an aggregate of $209.4 million in investment securities, at December 31, 1999.

MORTGAGE-BACKED SECURITIES. At December 31, 2000 the Company had $279.6 million in mortgage-backed securities available for sale and $78.9 million in mortgage-backed securities held to maturity, or an aggregate of $358.5 million in mortgage-backed securities, compared to $299.1 million in mortgage-backed securities available for sale and $101.1 million held to maturity, or an aggregate of $400.1 million in mortgage-backed securities at December 31, 1999. This aggregate decrease of $41.7 million consisted of normal repayments of mortgage-backed securities which were then used to fund additional loan originations. At December 31, 2000 the Company had an unrealized loss, net of taxes,on available for sale investment securities and mortgage-backed securities of $3.0 million.

LOANS RECEIVABLE. The net loan portfolio of the Company increased from $882.7 million at December 31, 1999 to $998.7 million at December 31, 2000. The 13.1% increase in the Company's

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTINUED

CFS Bancorp, Inc.

net loan portfolio during 2000 was due to the Company's efforts to increase new loan originations, particularly in commercial real estate lending.

DEPOSITS. Deposits increased from $925.0 million at December 31, 1999 to $934.0 million at December 31, 2000. The Company maintained competitive, but not overly aggressive, pricing during 2000.

BORROWED MONEY. Borrowed money increased from $494.7 million at December 31, 1999 to $548.1 million at December 31, 2000. The $53.4 million increase was used primarily to fund origination of new mortgage loans.

STOCKHOLDERS' EQUITY. Total stockholders' equity of the Company amounted to $199.4 million, or 11.7% of total assets, at December 31, 2000 compared to $205.4 million, or 12.5% of total assets, at December 31, 1999. Total stockholders' equity includes the components of unrealized gains and losses on investment securities and mortgage-backed securities available for sale, net of taxes, at December 31, 2000 and 1999. Unrealized losses, net of taxes, on investment securities and mortgage-backed securities amounted to $3.0 million at December 31, 2000 and $9.4 million at December 31, 1999. The decrease in stockholders' equity for the year was primarily due to the stock repurchase programs undertaken by the Company during 2000. Since its initial public offering in July 1998, the Company has repurchased an aggregate of 6,594,072 shares of its common stock at an average price of $10.44 per share.

--------------------------------------------------------------------------------
AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average monthly balances during the indicated periods. The Company's management believes that the average monthly balances do not differ materially from the average daily balances.

CFS Bancorp, Inc.

                                                                         YEARS ENDED DECEMBER 31,
                                              2000                                 1999                         1998
------------------------------------------------------------------------------------------------------------------------------------
                                       AVERAGE              AVERAGE     AVERAGE             AVERAGE    AVERAGE             AVERAGE
(DOLLARS IN THOUSANDS)                 BALANCE   INTEREST  YIELD/COST   BALANCE  INTEREST  YIELD/COST  BALANCE  INTEREST  YIELD/COST
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans Receivable(1)
  Real estate loans                  $  948,159  $ 72,129    7.61%     $ 775,363 $ 57,002    7.35%   $  643,035  $49,447    7.69%
  Other loans                            21,177     1,980    9.35         14,113    1,334    9.45        25,045    2,364    9.44
   Total loans                          969,336    74,109    7.65        789,476   58,336    7.39       668,080   51,811    7.76
 Securities(2)                          589,816    40,926    6.94        652,535   44,277    6.79       612,699   43,534    7.11
 Other interest-earning assets(3)        57,893     3,841    6.63         35,799    1,996    5.58        33,285    2,008    6.03
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning
    assets                            1,617,045   118,876    7.35%     1,477,810  104,609    7.08%    1,314,064   97,353    7.41%
Non-interest earning assets              70,690                           58,652                         52,777
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                         $1,687,735                       $1,536,462                     $1,366,841
====================================================================================================================================
Interest-bearing liabilities:
 Deposits:
  NOW and money
   market accounts                   $  127,502  $  3,219    2.52%    $  121,768 $  2,771    2.28%   $  120,701  $ 2,846    2.36%
  Passbook accounts                     214,421     6,456    3.01        229,745    6,736    2.93       209,151    6,816    3.260
  Certificates of deposit               572,144    33,420    5.84        560,717   30,256    5.40       644,042   37,194    5.78
------------------------------------------------------------------------------------------------------------------------------------
   Total deposits                       914,067    43,095    4.71        912,230   39,763    4.36       973,894   46,856    4.81
 Borrowings                             509,503    29,938    5.88        332,802   17,780    5.34       173,015   10,054    5.81
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                       1,423,570    73,033    5.13%     1,245,032   57,543    4.62%    1,146,909   56,910    4.96%
Non-interest bearing liabilities(4)      63,830                           61,820                         51,522
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                  1,487,400                        1,306,852                      1,198,431
Stockholders' equity                    200,335                          229,610                        168,410
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity                $1,687,735                       $1,536,462                     $1,366,841
====================================================================================================================================
Net interest-earning assets          $  193,475                       $  232,778                     $  167,155
Net interest income/
 interest rate spread                            $ 45,843    2.22%               $ 47,066    2.46%               $40,443    2.45%
====================================================================================================================================
Net interest margin                                          2.83%                           3.18%                          3.08%
Ratio of average interest-earning
 assets to average interest-
 bearing liabilities                                       113.59%                         118.70%                        114.57%
====================================================================================================================================

(1) The average balance of loans receivable includes non-performing loans, interest on which is recognized on a cash basis.
(2) Average balances of securities available for sale are based on historical costs.
(3) Includes money market accounts, Federal Funds sold and interest-earning bank deposits.
(4) Consists primarily of demand deposit accounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTINUED

CFS Bancorp, Inc.

--------------------------------------------------------------------------------
RATE/VOLUME ANALYSIS

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

                                                                       YEARS ENDED DECEMBER 31,
                                             2000 COMPARED TO 1999                     1999 COMPARED TO 1998
                                           INCREASE (DECREASE) DUE TO               INCREASE (DECREASE) DUE TO
                                  ----------------------------------------------------------------------------------
                                                          RATE/   TOTAL NET                       RATE/   TOTAL NET
(DOLLARS IN THOUSANDS)                RATE      VOLUME   VOLUME   INC./(DEC)  RATE     VOLUME    VOLUME   INC./(DEC)
--------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans receivable:
  Real estate loans                  $ 1,982   $12,703    $442     $15,127   $(2,174)  $10,176   $ (447)   $ 7,555
  Other loans                            (14)      667      (7)        646        (3)   (1,032)      (1)    (1,030)
   Total loans receivable              1,968    13,370     435      15,773    (2,171)    9,144     (448)     6,525
 Securities                            1,001    (4,256)    (96)     (3,351)   (1,960)    2,830     (127)       743
 Other interest-earning assets           379     1,232     234       1,845      (153)      152      (11)       (12)
--------------------------------------------------------------------------------------------------------------------
 Total net change in income on
  interest-earning assets              3,348    10,346     573      14,267    (4,284)   12,126     (586)     7,256
Interest-bearing liabilities:
 Deposits:
  NOW and money markets                  304       130      14         448       (99)       25       (1)       (75)
  Passbook accounts                      181      (449)    (12)       (280)     (684)      671      (67)       (80)
  Certificates of deposit              2,496       617      51       3,164    (2,442)   (4,812)     316     (6,938)
--------------------------------------------------------------------------------------------------------------------
   Total deposits                      2,981       298      53       3,332    (3,225)   (4,116)     248     (7,093)
   Borrowings                          1,775     9,440     943      12,158      (811)    9,286     (749)     7,726
--------------------------------------------------------------------------------------------------------------------
 Total net change in expense on
  interest-bearing liabilities         4,756     9,738     996      15,490    (4,036)    5,170     (501)       633
--------------------------------------------------------------------------------------------------------------------
Net change in net interest income    $(1,408)  $   608    $423     $(1,223)  $  (248)  $ 6,956   $  (85)   $ 6,623
====================================================================================================================

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS

GENERAL. The Company reported net income of $10.7 million for the year ended December 31, 2000 compared to net income of $13.1 million and $3.1 million for the years ended December 31, 1999 and 1998, respectively. While the Company's net interest income increased in each of the years ended December 31, 1999 and 1998, during the year ended December 31, 2000 net interest income decreased $1.2 million when compared to the year ended December 31, 1999. The results of operations were significantly affected by the following:

- During the year ended December 31, 2000,the Company recorded a special loan loss provision of $2.0 million related to the write down of a non-performing loan on an office building obtained in the July 1998 Merger with SFC.

- During the year ended December 31, 1998, one-time charges in connection with the Merger with SFC and the establishment of the Foundation were $9.5 million.

NET INTEREST INCOME. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yield earned on the Company's interest-earning assets and the rate paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spreads were 2.22%, 2.46% and 2.45% for the years ended December 31, 2000, 1999 and 1998, respectively. The Company's net interest margin (i.e., net interest income as a percentage of average interest-earning assets) was 2.83%, 3.18% and 3.08% during the years ended December 31, 2000, 1999 and 1998, respectively.

The Company's net interest income amounted to $45.8 million for the year ended December 31,

CFS Bancorp,Inc.

2000 compared to $47.1 million and $40.4 million for the years ended December 31, 1999 and 1998, respectively. This 2.6% decrease from 1999 to 2000 was a result of the compression of interest rate spreads as well as a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities to 113.6% in 2000 compared to 118.7% in 1999 which was due primarily to the Company's investment in bank owned life insurance, ("BOLI") as well as the utilization of $20.8 million for the Company's stock repurchase program. The $6.7 million, or 16.4%, increase in net interest income in 1999 compared to 1998 resulted primarily from the increased use of borrowed money to fund loan growth together with higher interest rate spreads and margins in 1999 compared to 1998.

INTEREST INCOME. The Company reported total interest income of $118.9 million for the year ended December 31, 2000 compared to $104.6 million and $97.4 million for the years ended December 31, 1999 and 1998, respectively. The $14.3 million, or 13.6%, increase in interest income in 2000 compared to 1999 was due primarily to a $15.1 million increase in interest income from real estate loans, due to an increase in average balances from $775.4 million in 1999 to $948.2 million in 2000 and to a lesser extent from a 26 basis point increase in yield earned (with 100 basis points being equal to 1.0%). The increase in interest income from real estate loans in 1999 compared to 1998 was due to an increase in average balances of $132.3 million which was partially offset by a 34 basis point decline in the yield earned.

The Company's average balance of non-interest earning assets was $70.7 million for 2000 compared to $58.7 million in 1999 and $50.8 million in 1998. During 2000 non-interest earning assets included the purchase of BOLI in September. These funds (approximately $22.5 million, $7.3 million average) reduced the amount of interest-earning assets.

INTEREST EXPENSE. Total interest expense amounted to $73.0 million for the year ended December 31, 2000 compared to $57.5 million and $56.9 million in 1999 and 1998, respectively. The increase in interest expense during 2000 and 1999 was due primarily to the Company's increased use of borrowed money. The average balance of borrowed money increased by $176.7 million from 1999 to 2000, and the average rate increased by 54 basis points, resulting in a total increase in interest on borrowed money of $12.2 million when comparing 2000 to 1999. The average balance of borrowed money increased by $159.8 million from 1998 to 1999, while the average rate decreased by 47 basis points. Total interest on borrowed money increased by $7.7 million when comparing 1999 to 1998. Average deposit balances showed a slight increase from 1999 to 2000, while average rates increased by 35 basis points. This resulted in an overall increase in interest on deposits of $3.3 million when comparing 2000 to 1999. The overall increase in interest expense in 1999 compared to 1998 was mitigated by a $61.7 million decrease in average deposits and a 45 basis point decrease in rates on total deposits. These decreases in both rates and volumes resulted in a $7.1 million decrease in interest on deposits.

PROVISION FOR LOSSES ON LOANS. The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for losses on loans at a level which is deemed appropriate to absorb losses inherent in the portfolio. In determining the appropriate level of the allowance for losses on loans, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending,and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and ultimate losses may vary from such estimates. Management assesses the allowance for losses on loans on a quarterly basis and makes appropriate provisions to maintain the adequacy of the allowance. The Company's provision for losses on loans was $3.4 million for the year ended December 31, 2000 compared to $675,000 in 1999 and $1.6 million in 1998. The Company has increased its emphasis in recent years on construction and land development loans, multi-family residential real estate loans, and commercial real estate loans, all of which are generally deemed to involve more risk than single-family residential real estate loans. During the first quarter of 2000 the Company recorded a special provision of $2.0 million on an office building loan obtained in the July 1998 merger with SFC. Management anticipates the provision for loan

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTINUED

CFS Bancorp,Inc.

losses (absent the special provision) to increase based on the increased emphasis on the types of lending previously mentioned. Also affecting comparability between 1999 and 1998, was the fact that in the third quarter of 1998, management deemed it necessary to increase the loss provision by $1.2 million to conform SFC's loss provision methodology to that of the Company.

The Company's non-performing loans were $11.8 million at both December 31, 2000 and December 31, 1999. Non-residential loans included in non-performing loans at December 31, 1999 decreased approximately $2.0 million mainly due to the write down of the office building loan previously noted. However, the category designated as "Land loans" at December 31, 2000 increased about the same amount as non-residential loans decreased. Since December 31, 2000,loans totaling more than half (approximately $1.0 million) of this increase in the land category were repaid.

Although management believes that the Company's allowance for losses on loans was adequate at December 31, 2000 based on available facts and circumstances, there can be no assurances that additions will not be necessary in the future. Such allowances would adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's provision for losses on loans and the carrying value of its other non-performing assets, based on information available to them at the time of their examinations. Any of these agencies could require the Company to make additional provisions for losses on loans in the future.

NON-INTEREST INCOME. The Company reported non-interest income of $6.1 million for the year ended December 31, 2000 compared to $5.2 million and $5.9 million for the years ended December 31, 1999 and 1998, respectively. Loan fees in 2000 were $1.4 million compared to $1.0 million in 1999 and $1.2 million in 1998. Fees received on credit enhancements and letters of credit increased by approximately $600,000, this more than offset the reduction in fees as a result of the reduced volume of loans originated. Non-interest income also increased by $406,000 due to increases in the cash surrender value of BOLI which is recorded as non-interest income. Prior to September, 2000, income on the $22.5 million now invested in BOLI was recorded as interest income. Non-interest income declined in 1999 primarily due to $400,000 less profit on the sale of assets compared to 1998. The second largest factor in the decline in non-interest income in 1999 was due to difficulties encountered in the data processing conversion of checking accounts undertaken during 1999. Certain fees on checking accounts and ATM transactions were foregone in an effort to improve public relations.

These fees totaled approximately $300,000 in 1999. All accounts are now processed on the same system and, as a result, the fees were reinstated in 2000. Income from insurance commissions amounted to $902,000 in the year ended December 31, 2000 compared to $883,000 and $856,000 in 1999 and 1998, respectively. Income from investment commissions from the Bank's securities brokerage subsidiary was $1.4 million in 2000 and 1999 compared to $874,000 in 1998.

NON-INTEREST EXPENSE. The Company reported non-interest expense of $31.0 million, $30.2 million and $39.0 million for the years ended December
31, 2000, 1999 and 1998, respectively. The $8.8 million decrease in non-interest expense from 1998 to 1999 was due mainly to the $9.5 million in one-time charges related to the Merger and Conversion,as well as the funding of the Citizens Savings Foundation in 1998. Compensation and employee benefits, the largest single component of non-interest expense,was $19.3 million for the year ended December 31, 2000 compared to $18.7 million and $18.5 million in 1999 and 1998, respectively. Included in compensation and employee benefit expense was $1.4 million for 2000 and $1.1 million for 1999 relating to the Recognition and Retention Plans approved by the shareholders in February, 1999. Also compensation and employee benefit expense for 2000 includes approximately $200,000 of additional compensation expense related to the Bank's Schererville office being operational for the full year.

Aggregate net occupancy and furniture and equipment expense was $4.8 million for the years ended December 31, 2000 and 1999 compared to $4.9 million for 1998. Federal Deposit Insurance Corporation ("FDIC") insurance premiums

CFS Bancorp, Inc.

amounted to $197,000 for the year ended December 31, 2000 compared to $573,000 and $620,000 for the years ended December 31, 1999 and 1998, respectively. The decrease in 2000 is reflective of the reduced rate for insurance premiums charged by FDIC for that year. Data processing expenses amounted to $1.0 million for the year ended December 31, 2000 compared to $1.3 million and $966,000 for the years ended December 31, 1999 and 1998, respectively. Data processing increased approximately $300,000 in 1999 compared to 1998 due to improvements made to the telecommunications network, testing of the system for potential
Y2K related problems and changes related to the billing system.

Other general and administrative expenses amounted to $5.0 million for the year ended December 31, 2000 compared to $4.3 million and $3.8 million for the years ended December 31, 1999 and 1998, respectively. The increase in general and administrative expenses for the year ended December 31, 2000 was primarily the result of approximately $550,000 in fees and expenses paid to the law firm representing the Company in the "Goodwill" suit against the U.S. Government. See note 17 in the Consolidated Financial Statements for additional information relating to this suit. The Company also engaged a management consulting firm to assist in identifying operational and fee opportunities during the last quarter of 2000. Fees and expenses related to this endeavor were approximately $200,000. The primary reason for the increase in 1999 over 1998 was the result of incurring a full year of expense related to being a publicly held company.

INCOME TAX EXPENSE. The Company's income tax expense amounted to $6.8 million, $8.3 million and $2.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. The Company's effective rates were 38.9%, 38.8%, and 45.3% for the years ended December 31, 2000, 1999,and 1998, respectively. Increased income levels as a result of the Merger with SFC in July 1998 raised the Company's federal tax rate from 34% to 35%. Also the state income tax rate on financial institutions in Indiana is among the highest in the nation at 8.5%. The 45.3% rate in 1998 is primarily the result of professional fees of approximately $910,000 incurred in connection with the Merger which are deemed non-tax deductible by the Internal Revenue Service. In January, 2001 the Company received regulatory approval to establish an offshore investment subsidiary which should be operational by the second quarter of 2001. This, coupled with a full year investment in BOLI, is expected to result in a reduction in the overall tax rate in 2001.

IMPACT OF INFLATION AND CHANGING PRICES. The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results generally in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

FORWARD-LOOKING STATEMENTS. This Annual Report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, the words "anticipate," "believe," "estimate," "expect," "intend," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders CFS Bancorp, Inc.

We have audited the accompanying consolidated statements of condition of CFS Bancorp, Inc. (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFS Bancorp, Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


/s/ ERNST & YOUNG
Chicago, Illinois
February 16, 2001

                  CONSOLIDATED STATEMENTS OF CONDITION

CFS Bancorp,Inc.

                                                                                                             DECEMBER 31
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                           2000           1999
                  --------------------------------------------------------------------------------------------------------------
                  ASSETS
                  Cash and amounts due from depository institutions                                   $    25,627    $    33,062
                  Interest-bearing deposits                                                                18,829         28,866
                  Federal funds sold                                                                       14,800         33,875
                  --------------------------------------------------------------------------------------------------------------
                  Cash and cash equivalents                                                                59,256         95,803

                  Investment securities available-for-sale                                                 33,786         32,693
                  Investment securities held-to-maturity
                     (fair value: 2000--$169,131; 1999--$165,692)                                         170,784        176,737
                  Mortgage-backed securities available-for-sale                                           279,597        299,056
                  Mortgage-backed securities held-to-maturity
                     (fair value: 2000--$78,516; 1999--$97,586)                                            78,857        101,066
                  Loans receivable,net                                                                    998,727        882,676
                  Investment in FHLB stock, at cost                                                        26,925         22,448
                  Office properties and equipment                                                          16,358         17,223
                  Accrued interest receivable                                                              10,615          9,678
                  Real estate owned                                                                         1,058            609
                  Investment in Bank Owned Life Insurance                                                  22,976             --
                  Prepaid expenses and other assets                                                        11,437         11,546
                  --------------------------------------------------------------------------------------------------------------
                  Total assets                                                                        $ 1,710,376    $ 1,649,535
                  ==============================================================================================================

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  Deposits                                                                            $   934,012    $   925,047
                  Borrowed money                                                                          548,076        494,699
                  Advance payments by borrowers for taxes and insurance                                     5,853          5,738
                  Other liabilities                                                                        23,067         18,618
                  --------------------------------------------------------------------------------------------------------------
                  Total liabilities                                                                     1,511,008      1,444,102

                  Stockholders' equity:
                     Preferred stock, $.01 par value:
                       Authorized shares--15,000,000
                       Issued and outstanding shares--none at December 31,2000
                     and 1999 Common stock,$.01 par value:
                       Authorized shares--85,000,000
                       Issued shares--23,376,385 and 23,198,606 at December 31, 2000 and
                          1999, respectively
                       Outstanding shares--16,782,313 and 18,729,134 at December 31, 2000
                          and 1999, respectively                                                              234            232
                     Additional paid-in capital                                                           188,990        187,138
                     Retained earnings, substantially restricted                                           98,782         93,927
                     Treasury stock,at cost: 6,594,072 and 4,570,921 shares at December 31,2000
                       and 1999, respectively                                                             (68,829)       (48,079)
                     Unearned common stock acquired by ESOP                                               (10,766)       (11,962)
                     Unearned common stock acquired by RRP                                                 (6,019)        (6,389)
                     Accumulated other comprehensive loss, net of tax                                      (3,024)        (9,434)
                  --------------------------------------------------------------------------------------------------------------
                  Total stockholders' equity                                                              199,368        205,433
                  --------------------------------------------------------------------------------------------------------------
                  Total liabilities and stockholders' equity                                          $ 1,710,376    $ 1,649,535
                  ==============================================================================================================

                  See accompanying notes.

                  CONSOLIDATED STATEMENTS OF INCOME

CFS Bancorp,Inc.

                                                                                      YEAR ENDED DECEMBER 31
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                      2000       1999       1998
                  -----------------------------------------------------------------------------------------------
                  Interest income:
                     Loans                                                       $  74,109   $  58,336  $  51,811
                     Mortgage-backed securities                                     26,403      29,819     24,146
                     Investment securities                                          14,523      14,458     19,388
                     Other                                                           3,841       1,996      2,008
                  -----------------------------------------------------------------------------------------------
                  Total interest income                                            118,876     104,609     97,353
                  Interest expense:
                     Deposits                                                       43,095      39,763     46,856
                     Borrowed Money                                                 29,938      17,780      9,353
                     Subscription deposits                                              --          --        701
                  -----------------------------------------------------------------------------------------------
                  Total interest expense                                            73,033      57,543     56,910
                  -----------------------------------------------------------------------------------------------
                  Net interest income before provision for losses on loans          45,843      47,066     40,443
                  Provision for losses on loans                                      3,375         675      1,630
                  -----------------------------------------------------------------------------------------------
                  Net interest income after provision for losses on loans           42,468      46,391     38,813
                  Noninterest income:
                     Loan fees                                                       1,426       1,013      1,209
                     Insurance commissions                                             902         883        856
                     Investment commissions                                          1,442       1,387        874
                     Bank Owned Life Insurance income                                  406          --         --
                     Net gain on sale of investment securities                          42          83        328
                     Net gain on sale of loans                                          --          66        124
                     Gain (loss) on sale of real estate owned                           --          13        (44)
                     Net gain (loss) on sale of office properties                       --         (42)       161
                     Other income                                                    1,863       1,788      2,392
                  -----------------------------------------------------------------------------------------------
                  Total noninterest income                                           6,081       5,191      5,900
                  Noninterest expense:
                     Compensation and employee benefits                             19,303      18,669     18,480
                     Net occupancy expense                                           2,430       2,471      2,769
                     Furniture and equipment expense                                 2,331       2,328      2,141
                     Data processing                                                 1,013       1,294        966
                     Federal insurance premiums                                        197         573        620
                     Marketing                                                         715         617        673
                     Merger-related expense                                             --          --      6,503
                     Contribution to The Citizens Savings Foundation                    --          --      3,016
                     Other general and administrative expenses                       5,046       4,258      3,836
                  -----------------------------------------------------------------------------------------------
                  Total noninterest expense                                         31,035      30,210     39,004
                  -----------------------------------------------------------------------------------------------
                  Income before income taxes                                        17,514      21,372      5,709
                  Income tax expense                                                 6,821       8,282      2,587
                  -----------------------------------------------------------------------------------------------
                  Net income                                                     $  10,693   $  13,090  $   3,122
                  ===============================================================================================
                  Per share data:
                     Basic earnings per share                                    $     .66   $     .69  $     .15
                     Diluted earnings per share                                        .66         .68        .14


                  See accompanying notes.

            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

CFS Bancorp,Inc.

                                                                                       UNEARNED   UNEARNED
                                                                                        COMMON     COMMON    ACCUMULATED
                                                        ADDITIONAL                      STOCK       STOCK      OTHER
                                                 COMMON  PAID-IN   RETAINED  TREASURY  ACQUIRED   ACQUIRED  COMPREHENSIVE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)      STOCK  CAPITAL   EARNINGS   STOCK    BY ESOP     BY RRP   INCOME (LOSS)   TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1,1998                        $   14  $  8,605  $ 87,703  $ (1,605) $    (81)  $     --    $   560     $ 95,196
Net income for 1998                                  --        --     3,122        --        --         --         --        3,122
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
     available-for-sale securities, net of
     reclassification adjustment                     --        --        --        --        --         --       (849)        (849)
                                                                                                                          --------
Total comprehensive income                                                                                                   2,273
Proceeds of stock conversion, net                   226   175,011        --        --   (14,283)        --         --      160,954
Contribution of stock to The Citizens
   Savings Foundation                                 3     2,997        --        --        --         --         --        3,000
Cancellation of SuburbFed Financial
   Corp. stock                                      (14)       14        --        --        --         --         --           --
Purchase of treasury stock by employee
   benefit plan                                      --        37        --        32        --         --         --           69
Contribution to fund ESOP loan                       --       (25)       --       (37)    1,271         --         --        1,209
Exercise of stock options                             2       755        --        --        --         --         --          757
Tax benefit related to stock options exercised       --       228        --        --        --         --        228
Retirement of treasury stock                         (1)   (1,609)       --     1,610        --         --         --           --
Tax benefit related to Bank Incentive Plan           --        49        --        --        --         --         --           49
Dividends paid by SFC prior to merger                --        --      (204)       --        --         --         --         (204)
Dividends declared on common stock
   ($.16 per share)                                  --        --    (3,443)       --        --         --         --       (3,443)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1998                         230   186,062    87,178        --   (13,093)        --       (289)     260,088
Net income for 1999                                  --        --    13,090        --        --         --         --       13,090
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
     available-for-sale securities, net of
     reclassification adjustment                     --        --        --        --        --         --     (9,145)      (9,145)
                                                                                                                          --------
Total comprehensive income                                                                                                   3,945
Purchase of treasury stock                           --        --        --   (48,079)       --         --         --      (48,079)
Purchase of shares by RRP                            --        --        --        --        --     (7,500)        --       (7,500)
Shares earned under ESOP                             --        73        --        --     1,131         --         --        1,204
Amortization of award under RRP                      --       (40)       --        --        --      1,111         --        1,071
Exercise of stock options                             2       972        --        --        --         --         --          974
Tax benefit related to stock options exercised       --        71        --        --        --         --         --           71
Dividends declared on common stock
   ($.34 per share)                                  --        --    (6,341)       --        --         --         --       (6,341)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1999                         232   187,138    93,927   (48,079)  (11,962)    (6,389)    (9,434)     205,433
Net income for 2000                                  --        --    10,693        --        --         --         --       10,693
Other comprehensive income,net of tax:
   Change in unrealized appreciation on
     available-for-sale securities, net of
     reclassification adjustment                     --        --        --        --        --         --      6,410        6,410
                                                                                                                          --------
Total comprehensive income                           --        --        --        --        --         --         --       17,103
Purchase of treasury stock                           --        --        --   (20,750)       --         --         --      (20,750)
Shares earned under ESOP                             --       (72)       --        --     1,196         --         --        1,124
Amortization of award under RRP                      --       (12)       --        --        --        370         --          358
Exercise of stock options                             2       812        --        --        --         --         --          814
Tax benefit related to stock options exercised       --       110        --        --        --         --         --          110
Liability for common stock in Rabbi Trust            --     1,014        --        --        --         --         --        1,014
Dividends declared on common stock
   ($.36 per share)                                  --        --    (5,838)       --        --         --         --       (5,838)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE  AT  DECEMBER  31, 2000                  $  234  $188,990  $ 98,782  $(68,829) $(10,766)  $ (6,019)   $(3,024)    $199,368
==================================================================================================================================

See accompanying notes.

                  CONSOLIDATED STATEMENTS OF CASH FLOWS

CFS Bancorp,Inc.


                                                                                            YEAR ENDED DECEMBER 31
                  (DOLLARS IN THOUSANDS)                                                  2000      1999       1998
                  ----------------------------------------------------------------------------------------------------
                  OPERATING  ACTIVITIES
                  Net income                                                           $  10,693  $  13,090  $   3,122
                  Adjustments to reconcile net income to net cash (used) provided by operating activities:
                       Contribution of stock to The Citizens Savings Foundation               --         --      3,000
                       Provision for losses on loans                                       3,375        675      1,630
                       Provision for depreciation expense                                  2,135      2,074      1,991
                       Deferred income taxes                                                 825     (1,000)    (1,813)
                       Amortization of cost of stock benefit plans                         2,538      2,274      1,246
                       Change in deferred income                                             (51)     1,886        109
                       Decrease (increase) in interest receivable                           (937)        51     (1,122)
                       Increase in accrued interest payable                                  204      1,259        568
                       Proceeds from sale of loans held for sale                           1,327      8,609     13,752
                       Origination of loans held for sale                                 (2,674)    (8,744)   (13,677)
                       Net gain on sale of loans                                              --        (66)      (124)
                       Proceeds from sale of Visa Accounts                                    --      1,533         --
                       Proceeds from sales of securities held for trade                       --         --        409
                       Purchase of securities held for trade                                  --         --       (456)
                       Net gain on sale of securities held for trade                          --         --        (32)
                       Net gain on sale of securities available-for-sale                     (42)       (83)      (296)
                       Loss (gain) on sale of office property                                 --         42       (161)
                       Net loss (gain) on sale of real estate owned                           --        (13)        44
                       Purchase of Bank Owned Life Insurance                             (22,689)        --         --
                       Proceeds from sale of real estate held for development and sale        --         --      1,071
                       Decrease (increase) in prepaid expenses and other assets           (6,796)     2,200       (421)
                       (Decrease) increase in other liabilities                            3,766     (4,312)     8,657
                  ----------------------------------------------------------------------------------------------------
                  Net cash provided (used) by operating activities                        (8,326)    19,475     17,497


                  See accompanying notes.

CFS Bancorp,Inc.

                                                                                               YEAR ENDED DECEMBER 31
                  (DOLLARS IN THOUSANDS)                                                    2000         1999       1998
                  ---------------------------------------------------------------------------------------------------------
                  INVESTING ACTIVITIES
                  Available-for-sale investment
                  securities:
                     Purchases                                                            $ (45,339)  $ (32,746)  $ (30,638)
                     Repayments                                                              45,060         263          --
                     Sales                                                                      587      33,211         949
                  Held-to-maturity investment securities:
                     Purchases                                                                   --     (90,072)   (333,930)
                     Repayments and maturities                                                6,000      79,835     373,662
                  Available-for-sale mortgage-backed securities:
                     Purchases                                                                   --     (79,629)   (229,595)
                     Repayments                                                              30,256      43,372      12,284
                     Sales                                                                       --       1,088       4,311
                  Held-to-maturity mortgage-backed securities:
                     Purchases                                                                   --          --     (81,702)
                     Repayments                                                              22,209      75,890     161,416
                  Purchase of Federal Home Loan Bank stock                                   (5,358)    (15,787)     (2,202)
                  Redemption of Federal Home Loan Bank stock                                    881       1,522         700
                  Loan originations and principal payments on loans,net                    (118,989)   (161,785)   (137,311)
                  Additions to real estate owned                                                (96)        (92)        (86)
                  Proceeds from sale of real estate owned                                     1,368       1,228       2,582
                  Purchases of properties and equipment                                      (2,520)     (3,064)     (3,178)
                  Disposal of properties and equipment                                        1,250          53       1,462
                  ---------------------------------------------------------------------------------------------------------
                  Net cash flows used in investing activities                               (64,691)   (146,713)   (261,276)

                  FINANCING  ACTIVITIES
                  Proceeds from exercise of stock options                                       814         974         757
                  Dividends paid on common stock                                             (5,966)     (6,341)     (3,647)
                  Proceeds from sale of treasury stock                                           --          --          69
                  Purchase of treasury stock                                                (20,750)    (48,079)         --
                  Purchase of shares for recognition and retention plan                          --      (7,500)         --
                  Net increase (decrease) in NOW, passbook, and money market accounts        (1,067)     (1,018)     28,423
                  Net increase (decrease) in certificates of deposit                          9,947     (43,947)    (44,712)
                  Net increase (decrease) in advance payments by borrowers for
                     taxes and insurance                                                        115        (319)        714
                  Proceeds of stock conversion,net                                               --          --     160,954
                  Net increase of borrowed money                                             53,377     279,428     130,227
                  ---------------------------------------------------------------------------------------------------------
                  Net cash flows provided by financing activities                            36,470     173,198     272,785
                  ---------------------------------------------------------------------------------------------------------
                  Increase (decrease) in cash and cash equivalents                          (36,547)     45,960      29,006
                  Cash and cash equivalents at beginning of year                             95,803      49,843      20,837
                  ---------------------------------------------------------------------------------------------------------
                  Cash and cash equivalents at end of year                                $  59,256   $  95,803   $  49,843
                  =========================================================================================================
                  Supplemental disclosure of noncash activities:
                  Loans transferred to real estate owned                                  $   1,721   $   1,112   $   1,680
                  Loans securitized into mortgage-backed securities                             --           --       3,402


                  See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
DECEMBER 31, 2000

CFS Bancorp, Inc.

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

CFS Bancorp, Inc. (the Company) is a Delaware corporation, incorporated in March 1998 for the purpose of becoming the holding company for Citizens Financial Services, FSB (the Bank). On July 24, 1998, the Bank converted from a mutual to a stock form of ownership. With a portion of the proceeds from the initial public offering, the Company acquired all of the issued and outstanding capital stock of the Bank. Immediately following the conversion, the Company merged with SuburbFed Financial Corp. (SFC). The merger was accounted for as a pooling-of-interests. See Note 2 for further discussion.

The Bank is a federal savings bank offering a full range of financial services to customers who are primarily located in Northwest Indiana and the south and southwest Chicagoland area. The Bank is principally engaged in the business of attracting deposits from the general public and using such deposits to originate residential and commercial mortgage loans.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiary, the Bank. The Bank has the following subsidiaries: CFS Insurance Agency, Inc., CFS Investment Services, Inc., and Suburban Mortgage Services, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements to conform to the 2000 presentation.

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

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Management determines the classification of securities at the time of purchase. Debt securities are classified as held-to-maturity and carried at amortized cost if management has the intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair value, with the unrealized gains and losses, net of tax, included in Accumulated Other Comprehensive Income.

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

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan origination and commitment fees, and portions charged-off. Interest on loans is recorded as income as borrowers' monthly payments become due. Interest on mortgage loans is not accrued on loans which are 90 days or more past due, or for loans which management believes, after giving consideration to economic and business conditions and collection efforts, collection of interest is doubtful. Loans held for sale, if any, are carried at the lower of aggregate cost or market value.

MORTGAGE LOAN FEES

Loan origination and commitment fees and direct loan origination costs are deferred and amortized as an adjustment of the related loan's yield. The Bank is accreting these amounts over the contractual life of the related loans. Remaining deferred loan fees are reflected in income upon sale or repayment of the loan.

ALLOWANCE FOR LOSSES ON LOANS

The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio and, among other things, the borrowers'

CFS Bancorp, Inc.

ability to repay, estimated collateral values, prior loss experience, and growth and composition of the portfolio; however, future additions to the allowance may be necessary based on changes in economic conditions, financial condition of borrowers, and loan loss experience.

Management considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest. Specific allowances are established for impaired loans for which the recorded investment in the loan exceeds the value of the loan. The value of the loan is determined based on the fair value of the collateral, if the loan is collateral-dependent, at the present value of expected future cash flows discounted at the loan's effective interest rate or at the observable market price of the impaired loan. Interest income on impaired loans is recorded when cash is received and only if principal is considered to be fully collectible. At December 31, 2000, the amount of non-homogeneous loans considered impaired by management was $1,845, of which none had a specific allowance established. At December 31,1999, the amount of loans considered to be impaired by management was $2,678, of which none had a specific allowance established.

REAL ESTATE OWNED

Real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. Real estate owned is recorded at fair value at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell.

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

STOCK OPTIONS

The Company accounts for its stock options in accordance with Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees" (APB No.25). Under APB No.25, as the exercise price of the Company's employees' stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma net income, pro forma earnings per share, and stock-based compensation plan disclosure requirements under Financial Accounting Standards Board Statement No.123, "Accounting for Stock-Based Compensation" (FAS No.123), are included in Note 13--Stock-Based Benefit Plans.

INCOME TAXES

The Company provides for deferred tax assets and liabilities, which represent the difference between the financial statement and tax basis of assets and liabilities and are measured using the enacted tax rates and laws applicable to periods when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                  DECEMBER  31, 2000

CFS Bancorp, Inc.

1.                  COMPREHENSIVE INCOME
SUMMARY OF          Comprehensive income is the total of reported net income and
SIGNIFICANT         all other revenues, expenses, gains, and losses that under
ACCOUNTING          generally accepted accounting principles are not included in
POLICIES            net income. The Company includes unrealized gains or losses, net of tax, on securities available for sale in other
(CONTINUED)         comprehensive income.

                    SEGMENT REPORTING
                    Operating segments are components of a business about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. Public companies are required to report certain financial information about operating segments in interim and annual financial statements. Senior management evaluates the operations of the Company as one operating segment, community banking, due to the materiality of the banking operation to the Company's financial condition and results of operations, taken as a whole. As a result, separate segment disclosures are not required. The Company offers the following products and services to customers: deposits, loans, mortgage-related services, investment and insurance services, and trust services. Revenues for the significant products and services are disclosed separately in the consolidated statements of income.

                    NEW ACCOUNTING PRONOUNCEMENTS
                    "Accounting for Derivative Instruments and Hedging Activities" (FAS No.133), as amended, establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either assets or liabilities measured at fair value. FAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related changes in value of the hedged item in the income statement and requires that a company document, designate and assess the effectiveness of transactions that qualify for hedge accounting. The Company adopted FAS No.133 on January 1, 2001. The adoption of FAS No. 133 did not have a material impact on the financial position or results of operations of the Company.

                    In September 2000, the FASB issued FAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and
                    Extinguishments of Liabilities, "that replaces, in its
                    entirety, FAS No. 125. Although FAS 140 has changed many of the rules regarding securitizations, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to
                    derecognize financial assets when control has been
                    surrendered in accordance with the criteria provided in the
                    Statement. As required, the Company will apply the new rules prospectively to transactions beginning in the second
                    quarter of 2001. Based on current circumstances, the Company believes the application of the new rules will not have a
                    material impact on its financial statements.
--------------------------------------------------------------------------------
2.                  MUTUAL TO STOCK CONVERSION AND MERGER
CONVERSION          On July 24, 1998, the Company completed the mutual to stock
AND MERGER          conversion (the Conversion) of the Bank, and the concurrent sale in connection therewith of 17,853,750 shares of Company common stock, par value $0.01 per share at $10.00 per share resulting in proceeds of $160,954, net of issuance costs. As an integral part of the Conversion and in furtherance of the Company's commitment to the communities that it serves, the Company established a charitable foundation known as The
                    Citizens Savings Foundation (the Foundation) and contributed
                    300,000 shares of common stock to the Foundation. The
                    Foundation provides funding to support charitable causes and community development activities that complement the Company's existing community activities. Immediately subsequent to the Conversion, the Company consummated a merger (Merger) with SFC in exchange for the issuance of 4.6 million shares of Company common stock.

                    At the time of conversion, the Bank established a liquidation account in an amount equal to its net worth as of March 31, 1998 (the eligibility record date). The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders, if any, who continue to maintain their deposit accounts at the

CFS Bancorp,Inc.

                  Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders, if any, have reduced their qualifying deposits as of each anniversary date.

                  In connection with the Merger, the Company recognized third-quarter 1998 pretax charges of $10,716 consisting of $6,503 ($4,321 net of tax) in merger expenses,$1,200 ($800 net of tax) in provision for loan losses incident to conforming SFC's credit policies to the Company's and $3,016 ($1,989 net of tax) for the contribution to the Foundation. The merger expenses, certain of which are nondeductible for income tax purposes, were recorded through the establishment of a reserve which is comprised of the following components as of the dates indicated:

                                                                                              DECEMBER 31  DECEMBER 31   JULY 24
                                                                                                 2000         1999        1998
                                                                                              -----------------------------------
                  Reserve for Merger expenses:
                    Employee severance, outplacement, retirement
                      programs, and related costs                                             $      133   $      428   $   3,357
                    Contract termination fees and data processing costs                               --          175         605
                    Investment advisor fees                                                           --           --         640
                    Legal, accounting, and other professional fees                                    --           35         355
                    Building and equipment charges                                                   278          372       1,307
                    Other                                                                             22          109         239
                                                                                              -----------------------------------
                                                                                              $      433   $    1,119   $   6,503
                                                                                              ===================================


-------------------------------------------------------------------------------
3.                The amortized cost of investment securities and
INVESTMENT        their fair values are as follows:
SECURITIES


                                                                                                 GROSS       GROSS
                                                                                  AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                                     COST        GAINS      LOSSES        VALUE
                                                                                  -----------------------------------------------
                  AVAILABLE-FOR-SALE AT DECEMBER 31, 2000:
                    Callable agency securities                                    $  20,017   $       39   $       --   $  20,056
                    Trust preferred securities                                        4,926           --          360       4,566
                    Equity securities                                                 9,763          522        1,121       9,164
                                                                                  -----------------------------------------------
                                                                                  $  34,706   $      561   $    1,481   $  33,786
                                                                                  ===============================================
                  AVAILABLE-FOR-SALE AT DECEMBER 31, 1999:
                    Callable agency securities                                    $  20,006   $        1   $      419   $  19,588
                    Trust preferred securities                                        4,923           --          405       4,518
                    Equity securities                                                 9,566          136        1,115       8,587
                                                                                  -----------------------------------------------
                                                                                  $  34,495   $      137   $    1,939   $  32,693
                                                                                  ===============================================
                  HELD-TO-MATURITY AT DECEMBER 31, 2000:
                    Callable agency securities                                    $ 170,784   $       --   $    1,653   $ 169,131
                                                                                  ===============================================
                  HELD-TO-MATURITY AT DECEMBER 31, 1999:
                    Callable agency securities                                    $ 176,737   $       --   $   11,045   $ 165,692
                                                                                  ===============================================


                  The callable agency securities at December 31, 2000 and 1999, have call features at amounts not less than par and were not purchased with significant premiums or discounts.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                  DECEMBER 31, 2000

CFS Bancorp, Inc.

3.                The amortized cost and fair value of investment securities at
INVESTMENT        December 31, 2000, by contractual maturity, are shown below:
SECURITIES

(CONTINUED)

                                                                      HELD-TO-MATURITY            AVAILABLE FOR SALE
                                                                  ------------------------------------------------------
                                                                   AMORTIZED         FAIR       AMORTIZED        FAIR
                                                                     COST           VALUE         COST           VALUE
                                                                  ------------------------------------------------------
                  Due in one year or less                         $      --       $      --     $      --     $       --
                  Due after one year through five years              14,983          14,947        20,017         20,056
                  Due after five years through ten years            129,817         128,554         4,926          4,566
                  Due more than ten years                            25,984          25,630            --             --
                  Equity securities with no stated maturity              --              --         9,763          9,164
                                                                  ------------------------------------------------------
                                                                  $ 170,784       $ 169,131     $  34,706     $   33,786
                                                                  ======================================================

                  For the year ended December 31, 2000, gross gains and gross losses of $74 ($46 net of taxes) and $32 ($20 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.

                  For the year ended December 31, 1999, gross gains and gross losses of $220 ($136 net of taxes) and $137 ($84 net of taxes),respectively,were recorded from sales of available-for-sale investment securities.

                  For the year ended December 31, 1998, gross gains and gross losses of $384 ($232 net of taxes) and $9 ($5 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.

--------------------------------------------------------------------------------
4.                The amortized cost of mortgage-backed securities and their
MORTGAGE-         fair values are as follows:
BACKED
SECURITIES

                                                                                             GROSS         GROSS
                                                                              AMORTIZED   UNREALIZED     UNREALIZED       FAIR
                                                                                COST         GAINS         LOSSES        VALUE
                                                                             ----------------------------------------------------
                  AVAILABLE-FOR-SALE AT DECEMBER 31, 2000:
                     Participation certificates and collateralized
                       mortgage obligations                                  $   54,227     $    741     $      508     $  54,460
                     Real estate mortgage investment conduits                   229,535          306          4,704       225,137
                                                                             ----------------------------------------------------
                                                                             $  283,762     $  1,047     $    5,212     $ 279,597
                                                                             ====================================================
                  AVAILABLE-FOR-SALE AT DECEMBER 31, 1999:
                     Participation certificates and collateralized
                       mortgage obligations                                  $   59,931     $    341     $    1,271     $  59,001
                     Real estate mortgage investment conduits                   253,185           94         13,224       240,055
                                                                             ----------------------------------------------------
                                                                             $  313,116     $    435     $   14,495     $ 299,056
                                                                             ====================================================
                  HELD-TO-MATURITY AT DECEMBER 31, 2000:
                     Participation certificates and collateralized
                       mortgage obligations                                  $   34,349     $     83     $      358     $  34,074
                  Real estate mortgage investment conduits                       44,508          143            209        44,442
                                                                             ----------------------------------------------------
                                                                             $   78,857     $    226     $      567     $  78,516
                                                                             ====================================================
                  HELD-TO-MATURITY AT DECEMBER 31, 1999:
                  Participation certificates and collateralized
                       mortgage obligations                                  $   39,196     $     44     $    2,291     $  36,949
                  Real estate mortgage investment conduits                       61,870          147          1,380        60,637
                                                                             ----------------------------------------------------
                                                                             $  101,066     $    191     $    3,671     $  97,586
                                                                             ====================================================

CFS Bancorp,Inc.

                  The mortgage-backed securities have contractual maturities that range from 2000 to 2028. Expected maturities may differ from contractual maturities because the underlying mortgages collateralizing the securities are subject to prepayment without penalty.

                  For the year ended December 31, 2000 and 1999, there were no sales of available-for-sale mortgage backed securities.

                  For the year ended December 31,1998,gross gains and gross losses of $3 ($2 net of taxes) and $82 ($50 net of taxes),respectively,were recorded from sales of available-for-sale mortgage-backed securities.

--------------------------------------------------------------------------------
5.                Loans receivable consist of the following:
LOANS
RECEIVABLE

                                                                         DECEMBER 31
                                                                     2000          1999
                                                                  ------------------------
                  First mortgage loans:
                    Single-family residential                     $  700,790    $  669,280
                    Multifamily residential                           41,903        33,840
                    Commercial real estate                           124,477        93,320
                    Construction and land development loans          144,064       133,305
                  Other loans                                         40,764        33,862
                                                                  ------------------------
                                                                   1,051,998       963,607
                  Less:
                  Undisbursed portion of loan proceeds                45,022        73,086
                  Allowance for losses on loans                        7,187         5,973
                  Net deferred yield adjustments                       1,062         1,872
                                                                  ------------------------
                  Loans receivable,net                            $  998,727    $  882,676
                                                                  ========================


                  The Bank's lending activities have been concentrated primarily within its immediate geographic area. The Bank generally requires collateral on loans and loan-to-value ratios of no greater than 80%.

                  At December 31, 2000, 1999, and 1998, the Bank serviced $27,665, $32,126, and $40,002, respectively, of loans for others.

                  Activity in the allowance for losses on loans is summarized as follows:

                                                      2000          1999          1998
                                                     -----------------------------------
                  Balance at beginning of year       $ 5,973       $ 5,357       $ 3,825
                  Provision for losses on loans        3,375           675         1,630
                  Charge-offs                         (2,279)         (171)         (125)
                  Recoveries                             118           112            27
                                                     -----------------------------------
                  Balance at end of year             $ 7,187       $ 5,973       $ 5,357
                                                     ===================================

--------------------------------------------------------------------------------
6.                Office properties and equipment are summarized as follows:
OFFICE
PROPERTIES AND
EQUIPMENT

                                                                         ESTIMATED                DECEMBER 31
                                                                        USEFUL LIVES          2000         1999
                                                                     ----------------------------------------------
                  Cost:
                  Land                                                                     $   2,005    $     2,005
                  Buildings                                              30-40 years          15,231         13,524
                  Leasehold improvements                             Over term of lease        2,402          2,217
                  Furniture and equipment                                3-15 years           13,476         13,640
                  Construction in progress                                                       225          1,831
                                                                     ----------------------------------------------
                                                                                              33,339         33,217
                  Less:Accumulated depreciation and amortization                              16,981         15,994
                                                                     ----------------------------------------------
                                                                                           $  16,358    $    17,223
                                                                     ==============================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                  DECEMBER 31, 2000

CFS Bancorp,Inc.

6.                OPERATING  LEASES
OFFICE            At December 31, 2000, the Company and its subsidiaries were
PROPERTIES AND    obligated under certain non-cancelable operating leases for
EQUIPMENT         premises and equipment, which expire at various dates through the year 2007. Many of these leases contain renewal options,
(CONTINUED)       and certain leases provide options to purchase the leased
                  property during or at the expiration of the lease period at specific prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.
                  The following summary reflects the future minimum rental payments, by year, required under operating leases that, as of December 31, 2000, have initial or remaining non-cancelable lease terms in excess of one year.

                  Year ended December 31
                  2001                                      $    492
                  2002                                           437
                  2003                                           324
                  2004                                            71
                  2005                                            73
                  2006 and thereafter                            104
                                                            --------
                                                            $  1,501
                                                            ========

                  Rental expense charged to operations in 2000, 1999, and 1998, amounted to approximately $607, $599, and $287, respectively, including amounts paid under short-term cancelable leases.

--------------------------------------------------------------------------------
7.                Accrued interest receivable consists of the following:
ACCRUED
INTEREST
RECEIVABLE

                                                                                DECEMBER 31
                                                                            2000          1999
                                                                         ------------------------
                  Callable agency securities and other investments       $    2,555    $    2,570
                  Participation certificates                                    271           327
                  Real estate mortgage investment conduits                    1,582         1,895
                  Loans receivable                                            6,207         4,886
                                                                         ------------------------
                                                                         $   10,615    $    9,678
                                                                         ========================

--------------------------------------------------------------------------------
8.                Deposits and interest rate data are summarized as follows:
DEPOSITS

                                                                   DECEMBER 31
                                                              2000            1999
                                                            ------------------------
                  NOW accounts:
                  Noninterest-bearing                       $ 26,468        $ 19,883
                  Interest-bearing                            83,558          78,563
                                                            ------------------------
                  Total NOW accounts                         110,026          98,446
                  Passbook accounts:
                  Savings accounts                           191,472         202,999
                  Individual retirement accounts              15,950          19,186
                                                            ------------------------
                  Total passbook accounts                    207,422         222,185

                  Money market accounts                       47,226          45,110
                  Certificate accounts:
                     Less than one year                      388,287         426,020
                     One to two years                         92,073          70,521
                     Two to three years                       39,201          32,088
                     After three years                        48,838          29,823
                                                            ------------------------
                  Total certificate accounts                 568,399         558,452
                  Accrued interest payable                       939             854
                                                            ------------------------
                                                            $934,012        $925,047
                                                            ========================
                  Weighted-average cost of deposits             4.69%           4.39%
                                                            ========================

CFS Bancorp,Inc.

                  Interest expense on deposits consists of the following:

                                                    YEAR ENDED DECEMBER 31
                                                 2000        1999         1998
                                               ---------------------------------
                  NOW accounts                 $ 1,290      $ 1,365      $ 1,407
                  Passbook accounts              6,456        6,736        6,816
                  Money market accounts          1,929        1,406        1,439
                  Certificates of deposit       33,420       30,256       37,194
                                               ---------------------------------
                                               $43,095      $39,763      $46,856
                                               =================================

                  The aggregate amount of deposits in denominations of one hundred thousand dollars or more was $163,612 and $156,027 at December 31, 2000 and 1999, respectively. Deposits in excess of one hundred thousand dollars generally are not federally insured.

                  Interest paid on deposits during 2000, 1999, and 1998 totaled $43,010,$39,553, and $46,838, respectively.

--------------------------------------------------------------------------------
9.                Borrowed money consists of the following:
BORROWED
MONEY

                                                                                           DECEMBER 31
                                                                                   2000                     1999
                                                                          ------------------------------------------------
                                                                          WEIGHTED                  WEIGHTED
                                                                           AVERAGE                   AVERAGE
                                                                            RATE        AMOUNT        RATE      AMOUNT
                                                                          ------------------------------------------------
                  Secured advances from FHLB--Indianapolis:
                  Maturing in 2000--fixed rate                                 --%     $     --       5.86%    $  75,000
                  Maturing in 2001--fixed rate                               6.19           150         --            --
                  Maturing in 2003--fixed rate                               5.37        41,069       5.42        45,696
                  Maturing in 2008--fixed rate                                 --            --         --            --
                  Maturing in 2009--fixed rate                                 --            --       5.06       225,000
                  Maturing in 2010--fixed rate                               5.92       400,000         --            --
                  Maturing in 2014--fixed rate                               6.71         1,287       6.71         1,300
                  Maturing in 2018--fixed rate                               5.54         3,032       5.54         3,100
                  Maturing in 2019--fixed rate                               6.32         8,213       6.32         8,322

                  Secured advances from FHLB--Chicago:
                  Maturing in 2000--fixed rate                                 --            --       6.28        16,000
                  Maturing in 2001--fixed rate                               6.20        15,200       6.20        15,200
                  Maturing in 2002--fixed rate                               6.20         7,700       6.20         7,700
                  Maturing in 2008--fixed rate                               5.26         6,500       5.26         6,500

                  Securities sold under agreements to repurchase:
                  Maturing in February 2000                                    --            --       5.90        25,000
                  Maturing in April 2000                                       --            --       5.95        20,000
                  Maturing in September 2000                                   --            --       5.38        23,881
                  Maturing in January 2001                                   6.70        19,075         --            --
                  Maturing in February 2001                                  6.65        23,850         --            --
                  Maturing in September 2001                                 5.25        22,000       5.25        22,000
                                                                          ------------------------------------------------
                                                                                       $548,076                 $494,699
                                                                                       =========                ==========
                  Weighted-average interest rate                                           5.92%                    5.44%
                                                                                       =========                ==========

                  At December 31, 2000, advances with unpaid balances totaling $400,000 and final maturities in 2010 contain call dates in 2001.

                  At December 31, 1999, advances with unpaid balances totaling $225,000 and final maturities in 2009 contain call dates in 2000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                  DECEMBER 31, 2000

CFS Bancorp, Inc.

9.                Pursuant to collateral agreements with the Federal Home Loan
BORROWED          Bank of Indianapolis (FHLB-IN), advances are secured by all
MONEY             stock in the FHLB-IN and qualifying first mortgage loans with unpaid principal balances aggregating no less than 145% of the
(CONTINUED)       outstanding secured advances,or $658,000.

                  Pursuant to collateral agreements with the Federal Home Loan Bank of Chicago (FHLB-C), advances are secured by stock in the FHLB-C and certain mortgage-backed securities having a carrying value of $46,700.

                  The Company has a borrowing agreement with American National Bank (ANB) for a maximum of $5,000 federal funds borrowing line of credit at a rate quoted as the market rate by ANB for the purchase of federal funds at the time the purchase is requested. The advance is secured by certain mortgage-backed securities having a carrying value of $5,000.

                  The Bank enters into sales of securities under agreements to repurchase (repurchase agreements). Fixed-coupon repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of condition. The dollar amounts of securities underlying the agreements remain in the asset accounts. Securities sold under agreements to repurchase consisted of callable U.S. government agency notes at December 31,2000 and 1999. The securities underlying the agreements were delivered to the dealer who arranged the transaction. The agreements call for the Bank to repurchase similar securities.

                  Information concerning borrowings under repurchase agreements is summarized as follows:

                  --------------------------------------------------------------

                                                                         2000          1999
                                                                       ----------------------
                  Average balance during the year                      $ 56,224      $104,757
                  Average interest rate during the year                    5.75%         5.09%
                  Maximum month-end balance during the year            $ 90,881      $148,170
                  Securities underlying the agreements at year-end:
                  Carrying value                                         72,736        86,815
                  Estimated fair value                                   72,357        82,692

                  Interest expense on borrowed money is summarized as follows:

                                                                        YEAR ENDED DECEMBER 31
                                                                      2000        1999        1998
                                                                     -------------------------------
                  Advances from FHLBs                                $26,705     $12,488     $ 5,498
                  American National line of credit                        --           1         106
                  Securities sold under agreements to repurchase       3,233       5,291       3,749
                                                                     -------------------------------
                                                                     $29,938     $17,780     $ 9,353
                                                                     ===============================

                  Interest paid on borrowings during 2000, 1999, and 1998 was $29,818,$17,032, and $8,868, respectively.

--------------------------------------------------------------------------------
10.               The Bank has qualified under provisions of the Internal
INCOME TAXES      Revenue Code, which permitted it to deduct from taxable income an allowance for bad debts, which differs from the provision for such losses charged to income. Accordingly, retained income at December 31,2000, includes approximately $12,497, for which no provision for income taxes has been made. If in the future this portion of retained income is distributed, or the Bank no longer qualifies as a bank for tax purposes, income taxes may be imposed at the then-applicable rates. If income taxes had been provided, the deferred tax liability would have been approximately $4,499.

CFS Bancorp, Inc.

                  The income tax provision consists of the following:

                                                            YEAR ENDED DECEMBER 31
                                                       2000          1999         1998
                                                     -----------------------------------
                  Current tax expense:
                     Federal                         $ 6,782       $ 7,425       $ 3,631
                     State                               864         1,857           769
                  Deferred tax expense (benefit):
                     Federal                            (813)         (847)       (1,669)
                     State                               (12)         (153)         (144)
                                                     -----------------------------------
                                                     $ 6,821       $ 8,282       $ 2,587
                                                     ===================================

                  A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                                         YEAR ENDED DECEMBER 31
                                                      2000         1999        1998
                                                    ---------------------------------
                  Statutory rate                      35.0%        35.0%       34.0%
                  State taxes                          4.9          5.5         6.7
                  Nondeductible merger expenses         --           --         6.6
                  Other                               (1.0)        (1.7)       (2.0)
                                                    ---------------------------------
                  Effective rate                      38.9%        38.8%       45.3%
                                                    =================================

                  Significant components of deferred tax assets and liabilities are as follows:

                                                                                          DECEMBER 31
                                                                                      2000          1999
                                                                                    -----------------------
                  Deferred tax assets:
                     Allowance for loan losses                                      $  2,918      $  2,475
                     Deferred compensation                                               839            --
                     Unrealized depreciation on available-for-sale securities          2,061         6,430
                     Loan fees deferred                                                  305           123
                     Charitable contributions                                             --           493
                     Other                                                               173           471
                                                                                    -----------------------
                                                                                       6,296         9,992
                  Deferred tax liabilities:
                     Excess tax accumulated provision for losses over base year        1,002         1,367
                     Depreciation                                                        210            55
                     Stock dividends on FHLB stock                                       182           193
                     Other                                                               296           227
                                                                                    -----------------------
                                                                                       1,690         1,842
                                                                                    -----------------------
                  Net deferred asset                                                $ (4,606)     $ (8,150)
                                                                                    =======================

                  The Company made (received) net federal and state income tax payments (refunds) of $6,180, $12,338, and $(153), during 2000, 1999, and 1998, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                  DECEMBER 31, 2000

CFS Bancorp, Inc.


--------------------------------------------------------------------------------
11.               The principal source of cash flow for the Company is dividends
REGULATORY        from the Bank. Various federal banking regulations and capital
CAPITAL           guidelines limit the amount of dividends that may be paid to the Company by the Bank. Future payment of dividends by the subsidiary is dependent on individual regulatory capital requirements and levels of profitability.

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

                  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below of the total risk-based, tangible, and core capital, as defined in the regulations. Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

                  As of December 31, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tangible, and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


--------------------------------------------------------------------------------

                                                                                                 TO BE WELL-
                                                                                              CAPITALIZED UNDER
                                                                        FOR CAPITAL           PROMPT CORRECTIVE
                                                       ACTUAL         ADEQUACY PURPOSES       ACTION PROVISIONS
                                               -------------------------------------------------------------------
                                                AMOUNT      RATIO     AMOUNT     RATIO       AMOUNT        RATIO
                                               -------------------------------------------------------------------
                  As of December 31,2000
                     Risk-based                $139,440     15.23%   $ 73,250    >=8.00%    $ 91,563      >=10.00%
                     Tangible                   132,253      8.00      24,798    >=1.50       33,063      >= 2.00
                     Core                       132,253      8.00      66,129    >=4.00       82,658      >= 5.00
                  As of December 31,1999
                     Risk-based                 150,997     18.68      64,677    >=8.00       80,846      >=10.00
                     Tangible                   145,120      9.07      24,000    >=1.50       31,999      >= 2.00
                     Core                       145,120      9.07      55,609    >=4.00       79,998      >= 5.00

--------------------------------------------------------------------------------

                  At December 31, 2000, adjusted total average assets were $1,653,226 and risk-weighted assets were $915,631. A reconciliation of the Bank's equity capital in accordance with generally accepted accounting principles to regulatory capital at December 31, 2000, is as follows:

                  Total equity                                       $130,624
                  Unrealized loss on investment
                     securities available-for-sale                      1,629
                                                                     --------
                  Tangible and core capital                           132,253
                  Allowance for loan losses                             7,187
                                                                     --------
                  Risk-based capital                                 $139,440
                                                                     ========

CFS Bancorp, Inc.

--------------------------------------------------------------------------------
12.               The Company participates in an industry-wide, multi-employer,
EMPLOYEE          defined-benefit pension plan, which covers all full-time
BENEFIT PLANS     employees who have attained at least 21 years of age and
                  completed one year of service. Calculations to determine full-funding status are made annually as of June 30. Pension expense was $0 in 2000, 1999 and 1998. Asset and plan benefit information is not available for participating associations on an individual basis.

                  SFC had a defined-benefit plan, which covered full-time employees with six months or more of service, and who were at least 21 years of age. The funding policy was to generally make the minimum annual contribution required by applicable regulations. Actuarially determined pension costs are charged to current operations. As of January 1, 1999, participants of the SFC plan were enrolled in the Company's plan.

                  The Company also participates in a single-employer defined-contribution plan, which qualifies under section 401(k) of the Internal Revenue Code. Participation eligibility in this plan is substantially the same as in the aforementioned defined-benefit pension plan. This plan provides for a discretionary employee contribution within specified limits and a matching Company contribution equal to a specified percentage of employee contributions. Plan expense was approximately $265 in 2000, $276 in 1999,and $286 in 1998.

                  Additionally, SFC had a contributory qualified pension plan (401(k) Plan), which was available to all full-time employees having six months or more of service. Participants could make tax-deferred contributions within a range specified by the plan. SFC made matching contributions in an amount equal to 50% of each eligible participant's contribution up to a specified percentage of the deferred contribution. Subsequent to the Merger, employees eligible under the stock option plan who contributed to the 401(k) Plan were no longer eligible for matching of their contributions. Expense relating to the 401(k) Plan was $89 for the year ended 1998.

                  Effective March 1, 1999, the Company combined the SFC defined-contribution plan with its 401(k) plan.

                  The Company provides supplemental retirement benefits for certain senior officers in the form of payments upon retirement, death, or disability. The annual benefit is based on actuarial computations of existing plans without imposing Internal Revenue Service limits. Expenses related to this plan for the years ended December 31, 2000, 1999, and 1998, were $84,$507, and $312, respectively.

--------------------------------------------------------------------------------
13.               In conjunction with the Conversion, the Company established an
STOCK-BASED       Employee Stock Ownership Plan (the ESOP) for the employees
BENEFIT PLANS     of the Company and the Bank which became effective with the completion of the Conversion. The ESOP is a qualifying pension plan under Internal Revenue Service guidelines. It covers all full-time employees who have attained at least 21 years of age and completed one year of service. At the time of conversion, the ESOP borrowed $14,283 from the Company and purchased
                  1,428,300 shares of common stock issued in the Conversion.
                  Expense is recognized based on the fair value (average stock price) of shares scheduled to be released from the ESOP trust.
                  Expense related to this ESOP for the years ended December 31, 2000, 1999 and 1998, was $1,124,$1,174 and $1,165,
                  respectively. ESOP shares not committed to be released are not considered outstanding for purposes of computing EPS.

                  The following table summarizes shares of Company common stock held by the ESOP at December 31, 2000 and 1999:

--------------------------------------------------------------------------------

                                                            2000             1999
                                                       -------------------------------------------
                  Shares allocated to participants          339,258          232,060
                  Unallocated and unearned shares         1,076,616        1,196,240
                                                       -------------------------------------------
                                                          1,415,874        1,428,300
                                                       ===========================================
                  Fair value of unearned ESOP shares     $   11,506       $   11,140
                                                       ===========================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
DECEMBER 31, 2000

CFS Bancorp, Inc.

13.               The Company also provides supplemental retirement benefits
STOCK-BASED       for certain senior officers under the ESOP. This benefit is
BENEFIT PLANS     also based on computations for the existing plan exclusive of
                  Internal Revenue Service limits. Expenses related to this plan
(CONTINUED)       for the years ended December 31, 2000, 1999 and 1998, were
                  $45,$128 and $0, respectively.

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

                  The following table summarizes shares of Company's common stock held by the RRP at December 31, 2000:

                  Shares purchased by the plan        714,150
                  Shares granted in 1999             (707,000)
                  Shares forfeited in 1999              2,000
                  Shares forfeited in 2000              6,800
                                                     --------
                  Shares available for grant at
                    December 31,2000                   15,950
                                                     ========

                  The shares granted in the RRP vest to the participants at the rate of 20% per year. As a result, expense for this plan is being recorded over a 60-month period and is based on the market value of the Company's stock as of the date of grant. The remaining unamortized cost of the RRP is reflected as a reduction in stockholders equity. Expenses under this plan for the years ended December 31, 2000 and 1999, were $1,414 and $1,071, respectively.

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

                  The following is a combined analysis of the stock option activity for each of the three years ended December 31, 2000.

--------------------------------------------------------------------------------

                                                            NUMBER            EXERCISE PRICE
                                                          OF SHARES             PER SHARE
                                                     ---------------------------------------------
                                                       (In thousands)
                                                     ---------------------------------------------
                  Outstanding at January 1,1998              951              $  1.85-13.83
                    Granted                                   88                13.09
                    Exercised                               (245)                1.85-6.50
                    Forfeited                                (88)                  --
                                                     ---------------------------------------------
                  Outstanding at December 31, 1998           706                 1.85-13.83
                    Granted                                1,339                10.00
                    Exercised                               (239)                1.85-6.39
                    Forfeited and canceled                  (145)               10.00-13.83
                                                     ---------------------------------------------
                  Outstanding at December 31, 1999         1,661                 1.85-13.83
                    Granted                                  245                 8.19-10.44
                    Exercised                               (178)                3.65-10.00
                    Forfeited and canceled                  (154)                8.44-13.09
                                                     ---------------------------------------------
                  Outstanding at December 31, 2000         1,574              $  1.85-13.83
                                                     =============================================

CFS Bancorp, Inc.

                  At December 31, 2000, 456,688 options were exercisable with a range in exercise price from $1.85 to $13.83. The weighted-average remaining contractual life of outstanding options was 8.5 years at December 31, 2000. At December 31, 2000, there were 428,525 shares available for future grants.

                  The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized.

                  --------------------------------------------------------------

                                                                        YEAR ENDED DECEMBER 31
                                                                   2000           1999        1998
                                                                 ------------------------------------
                  Net income (as reported)                       $  10,693     $   13,090   $   3,122
                  Pro forma net income                              10,089         11,541       2,700
                  Diluted earnings per share (as reported)             .66            .68         .14
                  Pro forma diluted earnings per share                 .62            .60         .12

                  --------------------------------------------------------------

                  The pro forma results above may not be representative of the effect reported in net income for future years.

                  The fair value of the option grants for the years ended December 31, 2000, 1999, and 1998, was estimated using the Black Scholes option value model, with the following assumptions: dividend yield of approximately 3.6% in 2000, 3.6% for 1999, and 3.2% for 1998, expected volatility of 26.0% in 2000, 23.2% for 1999, and 34.8% for 1998; risk-free interest of 5.87%, 6.50%, and 5.25% for 2000, 1999, and 1998,
                  respectively; and an original expected life of ten years for all options granted.

                  SFC also had an ESOP. All shares under the SFC ESOP plan were released as of June 30, 1998. Expense relating to the plan for the year ended December 31, 1998, was $45.

--------------------------------------------------------------------------------
14.               The related income tax effect and reclassification adjustments
COMPREHENSIVE     to the components of other comprehensive income for the years
INCOME            ended December 31, 2000, 1999, and 1998, is as follows:

                  --------------------------------------------------------------


                                                                        2000           1999           1998
                                                                     -----------------------------------------
                  Unrealized holding gains (losses) arising during
                    the period:
                       Unrealized net gains (losses)                 $  10,820      $  (15,300)     $  (1,110)
                       Related tax (expense) benefit                    (4,384)          6,205            440
                                                                     -----------------------------------------
                       Net                                               6,436          (9,095)          (670)

                  Less: Reclassification adjustment for net gains
                    realized during the period:
                       Realized net gains                                   42              83            296
                       Related tax expense                                 (16)            (33)          (117)
                                                                     -----------------------------------------
                       Net                                                  26              50            179
                                                                     -----------------------------------------
                  Total other comprehensive income (loss)            $   6,410      $   (9,145)     $    (849)
                                                                     =========================================

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                       DECEMBER 31, 2000

CFS Bancorp, Inc.

--------------------------------------------------------------------------------
15.               The following table sets forth the computation of basic and
EARNINGS PER      diluted earnings per share:
SHARE



                                                                                YEAR ENDED DECEMBER 31
                                                                         2000           1999            1998
                                                                     -------------------------------------------
                  Net income                                         $    10,693     $    13,090     $     3,122
                                                                     ===========================================
                  Average common shares outstanding                   16,125,560      18,850,711      21,514,744
                  Common share equivalents--Assuming exercise of
                     dilutive stock options                              196,652         276,292         326,178
                                                                     -------------------------------------------
                  Average common shares and common share
                     equivalents outstanding                          16,322,212      19,127,003      21,840,922
                                                                     ===========================================
                  Basic earnings per share                           $       .66     $       .69     $       .15
                  Diluted earnings per share                                 .66             .68             .14

--------------------------------------------------------------------------------
16.               The Company had outstanding commitments as follows:
COMMITMENTS

                                                                                         DECEMBER 31
                  TYPE OF COMMITMENT                                                  2000        1999
                  --------------------------------------------------------------------------------------
                  To originate loans on residential property:
                     Fixed rates (7.75%--8.125% in 2000; 7.50%--9.625% in 1999)      $   110     $ 2,366
                     Variable rates                                                    3,216      13,523
                  To originate loans on nonresidential property:
                     Fixed rates (9.75%--11.50% in 2000; 8.00%--10.00% in 1999)        1,398      24,745
                     Variable rates                                                      959      56,301
                  Unused lines of credit                                              24,060      22,450
                  Letters of credit:
                     Secured by cash                                                     356         439
                     Other                                                            56,131      48,593

                  Commitments to fund loans and those under letter of credit arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. The Bank estimates that substantially all commitments will be funded or will expire within one year. Letters of credit expire at various times through 2010.

CFS Bancorp, Inc.

--------------------------------------------------------------------------------
17.               In 1983, with the assistance of the Federal Savings and Loan
LEGAL             Insurance Corporation (FSLIC) as set forth in an assistance
PROCEEDINGS       agreement (Assistance Agreement), the Bank acquired through mergers First Federal Savings and Loan Association of East
                  Chicago, Indiana (East Chicago Savings), and Gary Federal
                  Savings and Loan Association, Gary, Indiana (Gary Federal).
                  The FSLIC-assisted supervisory acquisitions of East Chicago
                  Savings and Gary Federal were accounted for using the purchase method of accounting which resulted in supervisory goodwill
                  (the excess of cost over fair value of net assets acquired), an intangible asset, of $52.9 million, compared to $40.2 million of goodwill as reported on a generally accepted accounting principles basis. Such goodwill was included in the Bank's regulatory capital. The Assistance Agreement relating to the Bank's acquisitions of East Chicago Savings and Gary
                  Federal provided for the inclusion of goodwill as an asset on the Bank's balance sheet, to be amortized over 35 years for regulatory purposes and includable in capital. Pursuant to the regulations adopted by the Office of Thrift Supervision to implement the Financial Institutions Reform, Recovery and
                  Enforcement Act of 1989 (FIRREA), the regulatory capital requirement for federal savings banks was increased and the amount of supervisory goodwill that could be included in regulatory capital decreased significantly. At September 30, 1989, the Bank had approximately $26.0 million of remaining supervisory goodwill but, even excluding supervisory goodwill, the Bank exceeded the capital requirements of FIRREA at such date.

                  On May 13, 1993, the Bank filed suit against the U.S. government seeking damages and/or other appropriate relief on the grounds, among others, that the government had breached the terms of the Assistance Agreement. The suit is pending in the United States Court of Federal Claims and is entitled Citizens Financial Services, FSB, et al. v. United States (Case No. 93-306-C).

                  The Bank has filed a motion for summary judgment, which is presently pending before the Court. Case-specific discovery, including large-scale document production and numerous depositions has occurred. Expert discovery has not begun and has been stayed by the Court until March 2001. It is believed the trial in the matter will be scheduled after the close of discovery and will most likely be held no earlier than 2002.

                  In its complaint, the Bank did not specify the amount of damages it is seeking from the United States. The Bank has yet to retain an expert in order to attempt to quantify the amount of damages. The Bank is unable to predict the outcome of its claim against the United States and the amount of damages that may be awarded to the Bank, if any, in the event that a judgment is rendered in the Bank's favor. Consequently, no assurances can be given as to the results of this claim or the timing of any proceedings in relation thereto. The cost, including attorney's fees and expenses, of the litigation in 2000 was approximately $550,000, which is included in other general and administrative expenses in the Consolidated Statement of Income.

                  Other than the above-referenced litigation, the Company is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed to be immaterial to the financial condition of the Company.

--------------------------------------------------------------------------------
18.               Disclosure of fair value information about financial
FAIR VALUE OF     instruments, whether or not recognized in the consolidated
FINANCIAL         statement of condition, for which it is practicable to
INSTRUMENTS       estimate their value, is summarized below. In cases where
                  quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

                  The fair value disclosure of certain financial instruments and all nonfinancial instruments is not required. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                  DECEMBER 31, 2000

CFS Bancorp, Inc.

18.               The carrying amounts and fair values of financial instruments
FAIR VALUE OF     consist of the following:
FINANCIAL
INSTRUMENTS

(CONTINUED)

                                                                                         DECEMBER 31
                                                                               2000                         1999
                                                                   -------------------------------------------------------
                                                                    CARRYING         FAIR         CARRYING         FAIR
                                                                     AMOUNT          VALUE         AMOUNT          VALUE
                                                                   -------------------------------------------------------
                  ASSETS
                  Cash and cash equivalents                        $   59,256     $   59,256     $   95,803     $   95,803
                  Investment securities available-for-sale             33,786         33,786         32,693         32,693
                  Investment securities held-to-maturity              170,784        169,131        176,737        165,692
                  Mortgage-backed securities available-for-sale       279,597        279,597        299,056        299,056
                  Mortgage-backed securities held-to-maturity          78,857         78,516        101,066         97,586
                  Loans receivable                                    998,727        979,252        882,676        849,371
                  Investment in Bank Owned Life Insurance              22,976         22,976             --             --
                                                                   -------------------------------------------------------
                  Total financial instruments--assets              $1,643,983     $1,622,514     $1,588,031     $1,540,201
                                                                   =======================================================
                  LIABILITIES
                  Deposits                                         $  934,012     $  889,366     $  925,047     $  922,503
                  Borrowed money                                      548,076        546,706        494,699        458,285
                                                                   -------------------------------------------------------
                  Total financial instruments--liabilities         $1,482,088     $1,436,072     $1,419,746     $1,380,788
                                                                   =======================================================

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

                  INVESTMENT IN BANK OWNED LIFE INSURANCE

                  The fair value of Bank Owned Life Insurance is equal to its cash surrender value.

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

CFS Bancorp, Inc.

--------------------------------------------------------------------------------
19.               The following represents the condensed statement of financial
CONDENSED         condition as of December 31, 2000 and 1999, and condensed
PARENT            statement of income and cash flows for the two years ended
COMPANY           December 31, 2000, for CFS Bancorp, Inc., the parent company.
FINANCIAL
STATEMENTS        CONDENSED STATEMENTS OF CONDITION
                  (PARENT COMPANY ONLY)

                                                                                 DECEMBER 31
                                                                              2000          1999
                                                                           ------------------------
                  ASSETS
                  Cash on hand and in banks                                $     358      $     656
                  Securities available for sale                               55,669         53,074
                  Investment in subsidiary                                   130,624        138,600
                  Loan receivable from ESOP                                   11,522         12,341
                  Accrued interest receivable                                    332            442
                  Prepaid expenses and other assets                            2,591          3,545
                                                                           ------------------------
                  Total assets                                             $ 201,096      $ 208,658
                                                                           ========================
                  LIABILITIES  AND  STOCKHOLDERS' EQUITY
                  Liabilities:
                     Accrued taxes and other liabilities                   $   1,728      $   3,225
                  Stockholders' equity:
                     Common stock                                                234            232
                     Additional paid-in capital                              188,990        187,178
                     Retained earnings, substantially restricted              81,997         69,017
                     Treasury stock, at cost                                 (68,829)       (48,079)
                     Accumulated other comprehensive income, net of tax       (3,024)        (2,915)
                                                                           ------------------------
                  Total stockholders' equity                                 199,368        205,433
                                                                           ------------------------
                  Total liabilities and stockholders' equity               $ 201,096      $ 208,658
                                                                           ========================

                  CONDENSED STATEMENTS OF INCOME
                  (PARENT COMPANY ONLY)

                                                                            YEAR ENDED DECEMBER 31
                                                                       2000          1999          1998
                                                                     ------------------------------------

                  Dividends from subsidiary                          $ 22,774      $ 20,182      $  5,034
                  Interest income                                       4,585         5,148         3,647
                  Dividend income                                         400           253            69
                  Gain on sale of investment                               40            51           384
                  Noninterest expense                                  (1,214)       (1,541)       (7,775)
                                                                     ------------------------------------
                  Net income before income taxes and equity in
                     earnings of subsidiary                            26,585        24,093         1,359
                  Income tax (expense) benefit                         (1,544)       (1,580)        1,080
                                                                     ------------------------------------
                  Net income before equity in undistributed
                  earnings of subsidiary                               25,041        22,513         2,439
                  Equity in undistributed dividends in excess of
                  earnings of subsidiary                              (14,348)       (9,423)          683
                                                                     ------------------------------------
                  Net income                                         $ 10,693      $ 13,090      $  3,122
                                                                     ====================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                  DECEMBER 31, 2000

CFS Bancorp, Inc.

19.               CONDENSED STATEMENTS OF CASH FLOWS
CONDENSED         (PARENT COMPANY ONLY)
PARENT
COMPANY
FINANCIAL
STATEMENTS

(CONTINUED)

                                                                                       YEAR ENDED DECEMBER 31
                                                                                  2000          1999           1998
                                                                               ----------------------------------------
                  Operating activities:
                     Net income                                                $  10,693      $  13,090      $   3,122
                     Adjustments to reconcile net income to net cash
                       used by operating activities:
                          Amortization/accretion of premiums/discounts              (708)          (687)            --
                          Equity in undistributed earnings of the Bank            14,348          9,423           (683)
                          Contribution of stock to The Citizens Savings
                            Foundation                                                --             --          3,000
                          Net gain on sale of available-for-sale
                            investment securities                                    (40)           (51)          (352)
                          Net gain on sales of securities held for trade              --             --            (32)
                          Proceeds from sales of securities held for trade            --             --            409
                          Purchase of securities held for trade                       --             --           (456)
                          Decrease (increase) in interest receivable                 110            178           (605)
                          Decrease (increase) in prepaid expenses
                            and other assets                                         954         (1,900)        (1,584)
                          Increase (decrease) in other liabilities                (1,278)         3,323          2,003
                                                                               ----------------------------------------
                  Net cash provided by operating activities                       24,079         23,376          4,822

                  Investing activities:
                     Available-for-sale investment securities:
                       Purchases                                                    (749)        (2,622)       (29,136)
                       Repayments                                                     60             --             --
                       Sales                                                         602         21,879            917
                     Available-for-sale mortgage-backed securities:
                       Purchases                                                      --             --        (48,014)
                       Repayments                                                    793          1,530             55
                       Sales                                                          --          1,077             --
                     Acquisition of stock of Bank                                     --             --        (80,477)
                     Net loan originations and principal payment on loans            819          4,752        (16,963)
                                                                               ----------------------------------------
                  Net cash provided (used by) investing activities                 1,525         26,616       (173,618)

                  Financing activities:
                     Proceeds from sale of treasury stock                             --             --             69
                     Purchase of treasury stock                                  (20,750)       (48,079)            --
                     Proceeds from exercise of stock options                         814            974            757
                     Proceeds of stock conversion,net                                 --             --        160,954
                     Sale of stock to ESOP                                            --             --         14,283
                     Dividends paid on common stock                               (5,966)        (6,341)        (3,647)
                                                                               ----------------------------------------
                  Net cash provided (used) by financing activities               (25,902)       (53,446)       172,416
                                                                               ----------------------------------------
                  Increase (decrease) in cash and cash equivalents                  (298)        (3,454)         3,620
                  Cash and cash equivalents at beginning of year                     656          4,110            490
                                                                               ----------------------------------------
                  Cash and cash equivalents at end of year                     $     358      $     656      $   4,110
                                                                               =======================================

                  CFS BANCORP, INC. CORPORATE INFORMATION

BOARD OF DIRECTORS

CHAIRMAN OF THE BOARD

Thomas F. Prisby
Chairman and CEO
CFS Bancorp, Inc.

VICE CHAIRMAN

James W. Prisby
President and Chief Operating Officer
CFS Bancorp, Inc.

VICE CHAIRMAN

Daniel P. Ryan
Former Chairman and CEO
SuburbFed Financial Corp.

Sally A. Abbott
Retired Vice President
Citizens Financial Services, FSB

Gregory W. Blaine
Past Chairman
TN Technologies

Thomas J. Burns
President
Burns-Kish Funeral Homes

Gene Diamond
President and CEO
St. Margaret Mercy Healthcare Centers

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321
219-836-5500

INVESTOR INFORMATION

Investors and analysts interested in additional information may contact:

Michael P. Prisby
Assistant Treasurer

CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321
219-836-9990

STOCK INFORMATION

CFS Bancorp trades on the NASDAQ under the ticker symbol CITZ.

DIVIDEND REINVESTMENT

Dividend reinvestment is available to registered shareholders with 100 or more shares. For information, contact LaSalle Bank, our transfer agent, at 800-246-5761.

TRANSFER AGENT
AND REGISTRAR

LaSalle National Bank
135 South LaSalle Street
Chicago, Illinois 60603
800-246-5761

INDEPENDENT AUDITORS

Ernst & Young LLP
Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606
312-879-2000

SPECIAL COUNSEL

Elias, Matz, Tiernan and Herrick LLP
734 Fifteenth Street, N.W.
Washington, D.C. 20005

SHAREHOLDER MEETING

The Annual Meeting of Shareholders will be held at 10:00 a.m. on April 24, 2001 CDT at The Center for Visual and Performing Arts, 1040 Ridge Road, Munster, Indiana 46321.

FORM 10-K

A copy of the CFS Bancorp, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge upon written request to:

Monica F. Sullivan
Corporate Secretary

CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321

As of December 31, 2000, there were 16,782,313 shares of common stock outstanding, held by 2,635 stockholders of record.

RESEARCH

The following companies indicated that they provide analyses on CFS Bancorp, Inc. common stock:

ABN AMRO Inc.
Friedman Billings Ramsey & Co.
Howe Barnes Investments, Inc.
Sandler O'Neill & Partners LP
Stifel, Nicolaus & Co. Inc.
Tucker Anthony Inc.

QUARTERLY SHARE PRICE AND
DIVIDEND INFORMATION

                      STOCK PRICE      DIVIDEND
                   HIGH        LOW       PAID
-----------------------------------------------
1999
First Quarter     $10 5/8   $ 9 15/16   $.08
Second Quarter     11         9 15/16    .08
Third Quarter      11 3/8    10 15/16    .08
Fourth Quarter     10 7/16    8 15/16    .09

2000
First Quarter     $ 9 5/16  $ 7 1/2     $.09
Second Quarter      9 3/8     7 3/4      .09
Third Quarter      10 1/2     8 9/16     .09
Fourth Quarter     10 11/16  10 1/8      .09

[CFS LOGO]

CPF BANCORP, INC.

707 RIDGE ROAD
MUNSTER, IN 46321
219-836-5500

www.bankcfs.com