Form 10-K405, Exhibit 13
period 2001-12-31
CFS BANCORP INC
filed 2002-04-01
CIK 1058438

                                                                      EXHIBIT 13
                Selected Consolidated Financial Data
CFS BANCORP, INC.

                                                                             AT DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)           2001         2000         1999         1998          1997
---------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data
Total assets                                         $1,604,134   $1,710,376   $1,649,535   $1,470,617   $1,184,512
Loans receivable, net                                   883,352      998,727      882,676      726,081      959,566
Mortgage-backed securities, available-for-sale          276,158      279,597      299,056      277,888       62,141
Mortgage-backed securities, held-to-maturity             37,034       78,857      101,066      176,956      256,670
Investment securities, available-for-sale                47,225       33,786       32,693       34,720        3,696
Investment securities, held-to-maturity                      --      170,784      176,737      166,500      206,232
Deposits                                                945,948      934,012      925,047      969,802      986,073
Borrowed Money                                          462,658      548,076      494,699      215,271       85,044
Stockholders' equity                                    171,284      199,368      205,433      260,088       95,196
Non-performing assets to total assets                      0.94%        0.75%        0.75%        0.64%        0.63%
Stockholders' equity to total assets                      10.68        11.66        12.45        17.69         8.04
Stockholders' equity per outstanding share           $    12.57   $    11.88   $    10.97   $    11.13   $     4.19
Allowance for losses on loans to non-performing
   loans                                                  55.23%       60.65%       50.48%       59.82%       62.23%
Allowance for losses on loans to total loans               0.86         0.71         0.67         0.74         0.64
---------------------------------------------------------------------------------------------------------------------

                                                                 YEAR ENDED DECEMBER 31,
                                                2001         2000         1999         1998          1997
-------------------------------------------------------------------------------------------------------------
Selected Operations Data
Interest income                              $  108,107   $  118,876   $  104,609   $   97,353   $   83,252
Interest expense                                 70,288       73,033       57,543       56,910       50,858
Net interest income                              37,819       45,843       47,066       40,443       32,394
Provision for losses on loans(1)                  1,150        3,375          675        1,630        1,840
Net interest income after provision for
   loan losses                                   36,669       42,468       46,391       38,813       30,554
Non-interest income                              10,728        6,081        5,191        5,900        4,872
Non-interest expense(2)                          31,433       31,035       30,210       39,004       28,146
Income before income taxes                       15,964       17,514       21,372        5,709        7,280
Income tax expense                                4,791        6,821        8,282        2,587        2,714
Net income                                       11,173       10,693       13,090        3,122        4,566
Earnings per share (basic)                         0.80         0.66         0.69         0.15         0.20
Earnings per share (diluted)                       0.77         0.66         0.68         0.14         0.20
Cash dividends declared per common share           0.36         0.36         0.34         0.16           --
-------------------------------------------------------------------------------------------------------------
Selected Operating Ratios
Net interest margin                                2.36%        2.83%        3.18%        3.08%        2.92%
Average interest-earning assets to average
   interest-bearing liabilities                  112.09       113.59       118.70       114.57       108.20
Ratio of general and administrative
   expenses to average total assets
   (adjusted for one-time charges)(3)              1.86         1.84         1.88         2.16         2.44
Return on average assets                           0.66         0.63         0.85         0.23         0.40
Return on average equity                           5.82         5.34         5.70         1.85         4.83
Efficiency ratio (adjusted for one-time
   charges)(3)                                    68.43        59.82        57.95        64.35        71.85

(1) The provision for losses on loans in 1998 reflects a $1,200 adjustment in order to conform the credit policies of Suburban Financial Corp. to those of the CFS Bancorp, Inc.
(2) Non-interest expense in 1998 includes one-time charges of $9,519 related to the Merger and Conversion (as described in the General Section of Management's Discussion and Analysis of Financial Condition and Results of Operations).
(3) Calculated on a pro forma basis which excludes the effects of the special charges referred to in (2) above.

                Selected Quarterly Results of Operations
CFS BANCORP, INC.

                                                                               2001
                                                            1ST          2ND          3RD          4TH
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)              QUARTER      QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------
Interest income                                          $   29,746   $   28,293   $   26,791   $   23,277
Interest expense                                             18,563       18,393       17,693       15,639
Net interest income                                          11,183        9,900        9,098        7,638
Provisions for losses on loans                                  450          450          250           --
Non-interest income                                           2,011        2,351        3,968        2,398
Non-interest expense                                          7,765        8,044        7,540        8,084
Income before income taxes                                    4,979        3,757        5,276        1,952
Income taxes                                                  1,656        1,094        1,628          413
Net income                                                    3,323        2,663        3,648        1,539
Earnings per share (basic)                                     0.22         0.18         0.26         0.14
Earnings per share (diluted)                                   0.22         0.18         0.25         0.12
Dividends declared per share                                   0.09         0.09         0.09         0.09
----------------------------------------------------------------------------------------------------------

                                                                               2000
                                                            1ST          2ND          3RD          4TH
                                                          QUARTER      QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------
Interest income                                          $   28,524   $   29,684   $   30,506   $   30,162
Interest expense                                             16,952       17,969       18,966       19,146
Net interest income                                          11,572       11,715       11,540       11,016
Provisions for losses on loans                                2,250          300          375          450
Non-interest income                                           1,384        1,450        1,553        1,694
Non-interest expense                                          7,996        8,024        7,688        7,327
Income before income taxes                                    2,710        4,841        5,030        4,933
Income taxes                                                  1,203        1,839        1,988        1,791
Net income                                                    1,507        3,002        3,042        3,142
Earnings per share (basic)                                     0.09         0.18         0.19         0.20
Earnings per share (diluted)                                   0.09         0.18         0.19         0.20
Dividends declared per share                                   0.09         0.09         0.09         0.09
----------------------------------------------------------------------------------------------------------

             Management's Discussion and Analysis of
             Financial Condition and Results of Operations     CFS BANCORP, INC.

 General

CFS Bancorp, Inc. ("Company") was formed as the holding company for Citizens Financial Services, FSB ("Bank") in connection with the Bank's conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank ("Conversion"). The Conversion and the Company's initial public offering of its common stock were completed on July 24, 1998. Concurrent with the Conversion, the Company completed its merger with SuburbFed Financial Corp. ("SFC") ("Merger"), and SFC's subsidiary, Suburban Federal Savings, a Federal Savings Bank, was merged into the Bank. This merger was accounted for as a pooling-of-interests, and, as such, all financial data presented in this annual report includes the combined assets and liabilities and results of operations of the Company and SFC for all periods presented.

 Changes in Financial Condition

GENERAL

Total assets of the Company decreased by $106.2 million, or 6.21% to $1.6 billion at December 31, 2001 compared to $1.7 billion at December 31, 2000. This decrease was primarily the result of a net reduction of loans receivable of $115.4 million and a decrease in securities, both investment and mortgage-backed, totaling $202.6 million. These decreases were partially offset by a $212.8 million increase in cash and cash equivalents. During the year ended December 31, 2001, the Company's total liabilities decreased by $78.0 million primarily as the result of a decrease of $85.4 million in borrowed money which was offset slightly by an increase of $11.9 million in deposits. During the year ended December 31, 2001, stockholders' equity decreased by $28.1 million with the most significant portion of the decrease being the utilization of $43.6 million in cash to repurchase 3,226,136 treasury shares through the Company's share repurchase program. The Company continues to maintain a strong capital structure at December 31, 2001, with tangible and core capital of 8.48% and risk based capital of 15.40%. The Company continued to implement its strategy in 2001 to restructure its balance sheet to contain more bank-like assets with relatively higher rates of interest and shorter durations. Although liquidity rose to high levels by December 31, 2001 and contributed to a significant compression of the net interest margin, the Company is confident that, as it redeploys this liquidity prudently, the long-term effect on the Company will be positive.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, which consist of cash, interest-bearing deposits at other financial institutions and federal funds sold amounted to $272.1 at December 31, 2001 compared to $59.3 million at December 31, 2000. This $212.8 million increase primarily reflects the effect of falling market rates of interest during the year resulting in significant prepayments of loans and mortgage-backed securities, as well as payments due to increased redemption of callable investment securities. As a result, liquidity grew throughout 2001. The Company utilized $85.4 million to repay borrowed money and $38.0 million to fund the sale of two branches in 2001.

INVESTMENT SECURITIES

At December 31, 2001 the Company had $47.2 million of investment securities available-for-sale and no investment securities held-to-maturity, compared to $33.8 million of investment securities available-for-sale and $170.8 million in investment securities held-to-maturity, or an aggregate of $204.6 million in investment securities, at December 31, 2000. This aggregate decrease of $157.3 million was primarily the result of $170.8 million in held-to-maturity investment securities at December 31, 2000 being called (repaid) in 2001 prior to their contractual maturities.

MORTGAGE-BACKED SECURITIES

At December 31, 2001 the Company had $276.2 million in mortgage-backed securities available-for-sale and $37.0 million in mortgage-backed securities held-to-maturity, or an aggregate of $313.2 million, compared to $279.6 million in mortgage-backed securities available-for-sale and $78.9 million in mortgage-backed securities held-to-maturity, or an aggregate of $358.5 million in mortgage-backed securities, at December 31, 2000. This net decrease of $45.3 million in the aggregate from December 31, 2000 to December 31, 2001 was the result of normal repayments of the individual loans included in these mortgage-backed securities, as well as increased prepayments as mortgage rates continually dropped during 2001. At December 31, 2001 the Company had an

             Management's Discussion and Analysis of
             Financial Condition and Results of Operations
CFS BANCORP, INC.

             CONTINUED

unrealized gain, net of taxes, on available-for-sale investment securities and mortgage-backed securities of $2.7 million.

LOANS RECEIVABLE

The net loan portfolio of the Company decreased to $883.4 million at December 31, 2001 from $998.7 million at December 31, 2000. The 11.5% decrease was largely the result of significant prepayments as many borrowers refinanced their mortgage loans as market rates declined. The Company also continued its strategy of restructuring its balance sheet by not aggressively participating in refinancing activities on single-family real estate loans.

INVESTMENT IN BANK-OWNED LIFE INSURANCE

The Company's investment in bank-owned life insurance (BOLI) was $30.1 million at December 31, 2001 compared to $23.0 million at December 31, 2000. The Company's original investment in BOLI was made in September 2000 and increased by $6.2 million in September 2001. This investment provides tax-exempt earnings to help defray the cost of employee benefits. The investment is represented by life insurance contracts on approximately 300 Company employees issued by the Hartford Life Insurance Company.

DEPOSITS

Deposits were $945.9 million at December 31, 2001 compared to $934.0 million at December 31, 2000. This net increase of $11.9 million occurred despite the transfer of approximately $40.0 million in deposits upon the sale of the Company's two La Porte County branches in September 2001. Excluding the sale of the two branches, deposits increased $51.9 million.

BORROWED MONEY

Borrowed money amounted to $462.7 million at December 31, 2001 compared to $548.1 million at December 31, 2000. The decrease of $85.4 million reflects principal repayments by the Company as certain borrowings matured.

STOCKHOLDERS' EQUITY

Total stockholders' equity of the Company amounted to $171.3 million, or 10.68% of total assets, at December 31, 2001 compared to $199.4 million, or 11.66% of total assets, at December 31, 2000. Total stockholders' equity included unrealized gains on investment securities and mortgage-backed securities available-for-sale, net of taxes, of $2.7 million at December 31, 2001 compared to unrealized losses, net of taxes, of $3.0 million at December 31, 2000. The decrease in stockholders' equity for the year was primarily the result of the utilization of cash to fund the Company's ongoing stock repurchase programs. Since its initial public offering in July 1998, the Company has repurchased an aggregate of 9,820,208 shares of its common stock at an average price of $11.45 per share.

                                                               CFS BANCORP, INC.

 Average Balances, Net Interest Income, Yields Earned and Rates Paid
The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.

                                                              YEARS ENDED DECEMBER 31,
                                                      2001                                 2000
                                       ----------------------------------   ----------------------------------
                                        AVERAGE                 AVERAGE      AVERAGE                 AVERAGE
(DOLLARS IN THOUSANDS)                  BALANCE     INTEREST   YIELD/COST    BALANCE     INTEREST   YIELD/COST
--------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans Receivable(1)
      Real estate loans                $  920,461   $69,398        7.54%    $  948,159   $72,129        7.61%
      Other loans                          22,115     1,665        7.53         21,177     1,980        9.35
--------------------------------------------------------------------------------------------------------------
         Total loans                      942,576    71,063        7.54        969,336    74,109        7.65
   Securities(2)                          457,796    29,439        6.43        589,816    40,926        6.94
   Other interest-earning assets(3)       204,563     7,605        3.72         57,893     3,841        6.63
--------------------------------------------------------------------------------------------------------------
      Total interest-earning assets     1,604,935   108,107        6.74%     1,617,045   118,876        7.35%
Non-interest-earning assets                82,640                               70,690
--------------------------------------------------------------------------------------------------------------
Total assets                           $1,687,575                           $1,687,735
--------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Deposits:
      NOW and money market accounts    $  146,565     3,298        2.25%    $  127,502   $ 3,219        2.52%
      Passbook accounts                   203,951     4,591        2.25        214,421     6,456        3.01
      Certificates of deposit             586,677    32,958        5.62        572,144    33,420        5.84
--------------------------------------------------------------------------------------------------------------
         Total deposits                   937,193    40,847        4.36        914,067    43,095        4.71
   Borrowings                             494,637    29,441        5.95        509,503    29,938        5.88
--------------------------------------------------------------------------------------------------------------
      Total interest-bearing
         liabilities                    1,431,830    70,288        4.91%     1,423,570    73,033        5.13%
Non-interest-bearing liabilities(4)        63,869                               63,830
--------------------------------------------------------------------------------------------------------------
         Total liabilities              1,495,699                            1,487,400
Stockholders' equity                      191,876                              200,335
--------------------------------------------------------------------------------------------------------------
         Total liabilities and
            stockholders' equity       $1,687,575                           $1,687,735
--------------------------------------------------------------------------------------------------------------
Net interest-earning assets            $  173,105                           $  193,475
--------------------------------------------------------------------------------------------------------------
Net interest income/ interest rate
   spread                                           $37,819        1.83%                 $45,843        2.22%
--------------------------------------------------------------------------------------------------------------
Net interest margin                                                2.36%                                2.83%
--------------------------------------------------------------------------------------------------------------
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                                   112.09%                              113.59%
--------------------------------------------------------------------------------------------------------------

                                            YEARS ENDED DECEMBER 31,
                                                      1999
                                       ----------------------------------
                                        AVERAGE                 AVERAGE
(DOLLARS IN THOUSANDS)                  BALANCE     INTEREST   YIELD/COST
-------------------------------------  ----------------------------------
Interest-earning assets:
   Loans Receivable(1)
      Real estate loans                $  775,363   $57,002        7.35%
      Other loans                          14,113     1,334        9.45
------------------------------------------------------------------------------------
         Total loans                      789,476    58,336        7.39
   Securities(2)                          652,535    44,277        6.79
   Other interest-earning assets(3)        35,799     1,996        5.58
------------------------------------------------------------------------------------------------
      Total interest-earning assets     1,477,810   104,609        7.08%
Non-interest-earning assets                58,652
------------------------------------------------------------------------------------------------------------
Total assets                           $1,536,462
--------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Deposits:
      NOW and money market accounts    $  121,768   $ 2,771        2.28%
      Passbook accounts                   229,745     6,736        2.93
      Certificates of deposit             560,717    30,256        5.40
--------------------------------------------------------------------------------------------------------------
         Total deposits                   912,230    39,763        4.36
   Borrowings                             332,802    17,780        5.34
--------------------------------------------------------------------------------------------------------------
      Total interest-bearing
         liabilities                    1,245,032    57,543        4.62%
Non-interest-bearing liabilities(4)        61,820
--------------------------------------------------------------------------------------------------------------
         Total liabilities              1,306,852
Stockholders' equity                      229,610
--------------------------------------------------------------------------------------------------------------
         Total liabilities and
            stockholders' equity       $1,536,462
--------------------------------------------------------------------------------------------------------------
Net interest-earning assets            $  232,778
--------------------------------------------------------------------------------------------------------------
Net interest income/ interest rate
   spread                                           $47,066        2.46%
--------------------------------------------------------------------------------------------------------------
Net interest margin                                                3.18%
--------------------------------------------------------------------------------------------------------------
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                                   118.70%
--------------------------------------------------------------------------------------------------------------

(1) The average balance of loans receivable includes non-performing loans, interest on which is recognized on a cash basis.
(2) Average balances of securities available-for-sale are based on historical costs.
(3) Includes money market accounts, Federal Funds sold and interest-earning bank deposits.
(4) Consists primarily of demand deposit accounts.

             Management's Discussion and Analysis of
             Financial Condition and Results of Operations
CFS BANCORP, INC.

             CONTINUED

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

                                                                         YEARS ENDED DECEMBER 31,
                                                     2001 COMPARED TO 2000                      2000 COMPARED TO 1999
                                                   INCREASE (DECREASE) DUE TO                INCREASE (DECREASE) DUE TO
                                            ----------------------------------------   ---------------------------------------
                                                                          TOTAL NET                                 TOTAL NET
                                                                 RATE/    INCREASE/                        RATE/    INCREASE/
(DOLLARS IN THOUSANDS)                       RATE     VOLUME    VOLUME     DECREASE     RATE     VOLUME    VOLUME    DECREASE
------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable:
      Real estate loans                     $  (643)  $(2,107)  $    19    $ (2,731)   $ 1,982   $12,703   $ 442     $15,127
      Other loans                              (386)       88       (17)       (315)       (14)      667      (7)        646
------------------------------------------------------------------------------------------------------------------------------
         Total loans receivable              (1,029)   (2,019)        2      (3,046)     1,968    13,370     435      15,773
   Securities                                (2,997)   (9,161)      671     (11,487)     1,001    (4,256)    (96)     (3,351)
   Other interest-earning assets             (1,689)    9,731    (4,278)      3,764        379     1,232     234       1,845
------------------------------------------------------------------------------------------------------------------------------
   Total net change in income on interest-
      earning assets                         (5,715)   (1,449)   (3,605)    (10,769)     3,348    10,346     573      14,267
------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Deposits:
      NOW and money markets                    (350)      481       (52)         79        304       130      14         448
      Passbook accounts                      (1,630)     (315)       80      (1,865)       181      (449)    (12)       (280)
      Certificates of deposit                (1,279)      849       (32)       (462)     2,496       617      51       3,164
------------------------------------------------------------------------------------------------------------------------------
         Total deposits                      (3,259)    1,015        (4)     (2,248)     2,981       298      53       3,332
   Borrowings                                   388      (874)      (11)       (497)     1,775     9,440     943      12,158
------------------------------------------------------------------------------------------------------------------------------
   Total net change in expense on
      interest-bearing liabilities           (2,871)      141       (15)     (2,745)     4,756     9,738     996      15,490
------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income           $(2,844)  $(1,590)  $(3,590)   $ (8,024)   $(1,408)  $   608   $(423)    $(1,223)
------------------------------------------------------------------------------------------------------------------------------

 Results of Operations

GENERAL

The Company reported net income of $11.2 million for the year ended December 31, 2001 compared to net income of $10.7 million and $13.1 million for the years ended December 31, 2000 and 1999, respectively. The Company's net interest income for the year ended December 31, 2001 decreased $8.0 million from the year ended December 31, 2000. Net interest income for the year ended December 31, 2000 increased $1.2 million when compared to the year ended December 31, 1999.

During the year ended December 31, 2001, the Company's average balance of interest-earning assets, represented by total loans and securities, decreased significantly due to an increase in the average balances of cash and cash equivalents as the result of accelerated repayments on mortgage loans and mortgage-backed securities in the low interest rate environment. In addition, the Company's reinvestment of cash into interest-earning assets lagged as the Company, as part of its efforts to transform its balance sheet into a mix which is more like that of a community bank, de-emphasized the origination of single-family residential mortgage loans, which tend to have longer estimated average lives and lower rates of interest than commercial and multi-family real estate, construction and commercial business loans. The Company's results of operations were affected during the year ended December 31, 2001 by a $2.0 million gain on the sale of two La Porte County branches while, during the year ended December 31, 2000, the Company recorded a loan loss provision of $2.0 million related to the write down of a non-performing loan on an office building obtained in the July 1998 Merger with SFC.

                                                               CFS BANCORP, INC.

NET INTEREST INCOME

Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yield earned on the Company's interest-earning assets and the rate paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spreads were 1.83%, 2.22% and 2.46% for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's net interest margin (i.e., net interest income as a percentage of average interest-earning assets) was 2.36%, 2.83% and 3.18% during the years ended December 31, 2001, 2000 and 1999, respectively.

The Company's net interest income amounted to $37.8 million for the year ended December 31, 2001 compared to $45.8 million and $47.1 million for the years ended December 31, 2000 and 1999, respectively. The 17.5% decrease from 2000 to 2001 was primarily a result of the compression of interest rate spreads, as well as a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities to 112.1% in 2001 from 113.6% in 2000. The $1.2 million, or 2.6% decrease, in net interest income in 2000 compared to 1999 was a result of the compression of spreads and a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities to 113.6% in 2000 from 118.7% in 1999. The Company's investment in BOLI of $6.2 million in 2001 and $22.7 million in 2000 contributed to the decline in net interest income in both 2001 and 2000 as the income on this investment is considered non-interest income. The Company also utilized $43.6 million in 2001 and $20.8 million in 2000 for the Company's stock repurchase program, further reducing net interest income, as the cash used for such repurchases could have been invested interest-earnings in assets.

INTEREST INCOME

The Company reported total interest income of $108.1 million for the year ended December 31, 2001 compared to $118.9 million and $104.6 million for the years ended December 31, 2000 and 1999, respectively. The $10.8 million or 9.1% decrease in interest income in 2001 compared to 2000 was primarily due to a $132.0 million decrease in the average balances of securities from $589.8 million in 2000 to $457.8 million in 2001 coupled with a reduction of 51 basis points in the yield earned on these securities. The $14.3 million, or 13.6% increase, in interest income in 2000 compared to 1999 was due to a $15.1 million increase in interest income from real estate loans, an increase in average balances of real estate loans from $775.4 million in 1999 to $948.2 million in 2000, and a 26 basis point increase in yields earned on real estate loans.

INTEREST EXPENSE

Total interest expense amounted to $70.3 million for the year ended December 31, 2001 compared to $73.0 million and $57.5 million in 2000 and 1999, respectively. The $2.7 million or 3.7% reduction in interest expense during 2001 was primarily the result of a $2.2 million decrease in interest on deposits. This was the result of a 35 basis point decrease in the average rate paid on deposits, which was partially offset by a $23.1 million increase in the average balance of deposits. The $15.5 million increase in interest expense in 2000 compared to 1999 was primarily due to the Company's increased use of borrowed money. The average balance of borrowed money increased by $176.7 million from 1999 to 2000, and the average rate increased by 44 basis points, resulting in a total increase in interest on borrowed money of $12.2 million when comparing 2000 to 1999.

PROVISION FOR LOSSES ON LOANS

The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for losses on loans at a level which is deemed appropriate to absorb losses inherent in the portfolio. In determining the appropriate level of the allowance for losses on loans, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and ultimate losses may vary from such estimates. Management assesses the allowance for losses on loans on a quarterly basis and makes appropriate provisions to maintain the adequacy of the allowance. The actual determination of the total provision is the combination of specific reserves, which may be established from time to time on individual classified assets and an allowance for losses, based on certain ratios applied to the total of eight loan pools. Additionally, the Company engages an independent firm to perform a loan review semi-annually. The results of this review are compared to the Company's classification of assets, and adjustments are made as appropriate. The Company's provision for losses on loans was $1.2 million for the year ended December 31, 2001 compared to $3.4 million in 2000 and $675,000 in 1999. The Company has increased its emphasis in recent years on construction and land development loans, multi-family residential real estate loans, and commercial real estate loans, all of which are generally deemed to involve more risk of loss than single-family residential real estate loans. This change in emphasis has resulted in a continuous increase in the allowance for losses as a ratio of total loans even though the average balances of total loans may decrease, as occurred in 2001. The

             Management's Discussion and Analysis of
             Financial Condition and Results of Operations
CFS BANCORP, INC.

             CONTINUED

Company's average balance of loans was $942.6 million for 2001 compared to $969.3 million and $789.5 million for 2000 and 1999, respectively; however the ratio of the Company's allowance for losses on loans to total loans increased to 0.86% at December 31, 2001 from 0.71% at December 31, 2000.

The Company's non-performing loans were $13.9 million at December 31, 2001 compared to $11.8 million at both December 31, 2000 and December 31, 1999. The largest increase in any one category was non-performing single-family mortgage loans which were $9.3 million at December 31, 2001 compared to $5.2 million at December 31, 2000. This increase is a result of single-family mortgage loans made to and through community development groups (approximately $750,000) and several single-family mortgage loans that became 90 days delinquent during the fourth quarter of 2001. These delinquencies are believed to be the result of the economic slowdown currently being experienced by certain segments of the economy. The Company historically has not experienced significant losses on single-family mortgage loans and believes this increase in non-performing loans will be temporary. The ratio of the Company's allowance for losses on loans to non-performing loans was 55.2% at December 31, 2001 compared to 60.7% and 50.5% at December 31, 2000 and 1999, respectively.

Although management believes that the Company's allowance for losses on loans was adequate at December 31, 2001 based on available facts and circumstances, there can be no assurances that additions will not be necessary in the future. Such allowances would adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's provision for losses on loans and the carrying value of its other non-performing assets, based on information available to them at the time of their examinations. Any of these agencies could require the Bank to make additional provisions for losses on loans in the future.

NON-INTEREST INCOME

The Company reported non-interest income of $10.7 million for the year ended December 31, 2001 compared to $6.1 million and $5.2 million for the years ended December 31, 2000 and 1999, respectively. The primary reasons for the increase in non-interest income in 2001 compared to 2000 was the $2.0 million gain recognized on the sale of two branch offices, a $1.5 million increase in other income and a $1.1 million increase in BOLI income. The primary reasons for the increase in non-interest income in 2000 compared to 1999 was an increase in loan fee income and BOLI income. Loan fees in 2001 were $1.3 million compared to $1.4 million and $1.0 million in 2000 and 1999, respectively. Included in loan fee income are fees on credit enhancements of $775,000 in 2001 compared to $791,000 in 2000 and $188,000 in 1999 and other loan fees of $544,000 in 2001 compared to $635,000 in 2000 and $825,000 in 1999. The decline in other loan fees reflects the Company's decreased emphasis on single-family real estate mortgage lending. Income from insurance commissions was $1.1 million for the year ended December 31, 2001 compared to $902,000 and $883,000 for the years ended December 31, 2000 and 1999, respectively. The increase in 2001 over prior years was primarily a result of the June 2001 purchase of an insurance agency which specialized in commercial insurance lines. Investment commissions were $873,000 for 2001 compared to $1.4 million in 2000 and 1999. The decrease in 2001 was attributable primarily to the downturn in the equity markets in 2001. Income from BOLI was $1.5 million in 2001, $406,000 in 2000 and zero in 1999. The Company initially invested $22.7 million in BOLI in September 2000 and made an additional investment of $6.2 million in September 2001. Prior to this investment, the cash invested in BOLI had been invested in interest-earning assets. Other non-interest income was $3.4 million for the year ended December 31, 2001 compared to $1.9 million and $1.8 million for the years ended December 31, 2000 and 1999, respectively. The increases in other non-interest income in 2001 were the result of increases in non-interest deposits and service fee income due to the implementation of the findings of a process improvements program conducted in 2001. Non-interest income also included $599,000 from net gains on the sale of investment securities in 2001, compared to $42,000 and $83,000 for the years ending December 31, 2000 and 1999, respectively.

NON-INTEREST EXPENSE

The Company reported non-interest expense of $31.4 million, $31.0 million and $30.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Compensation and employee benefits, the largest single component of non-interest expense, was $19.0 million for the year ended December 31, 2001 compared to $19.3 million and $18.7 million for the years ended December 31, 2000 and 1999, respectively. Compensation expense without benefits was approximately 8.0% less in 2001 than it was in 2000, as benefits realized from implementation of the findings of the

                                                               CFS BANCORP, INC.

process improvements program in 2001 were instrumental in reducing the average number of full-time equivalent employees from 416 for 2000 to 363 for 2001. This reduction in compensation expense was offset by increases in employee benefits related to the Company's pension plan and ESOP plan. After being fully funded for several years, funding was resumed for the pension plan year beginning July 1, 2001 and ending June 30, 2002, with a payment of approximately $675,000 being made in 2001. ESOP expense is recorded based on the shares to be allocated for the year to partici-pants in the plan multiplied by the average share price for the year. The average share price for 2001 increased to $12.84; as a result $411,500 of additional ESOP expense was recorded in 2001 compared to 2000. Also included in compensation and employee benefit expense was $1.4 million in both 2001 and 2000 compared to $1.1 million in 1999 from the Company's Recognition and Retention Plan approved by the shareholders in February 1999. Aggregate net occupancy expense was $4.5 million for the year ended December 31, 2001 compared to $4.8 million for both of the years ended December 31, 2000 and 1999, respectively. Data processing expense amounted to $1.4 million for the year ended December 31, 2001 compared to $1.0 million and $1.3 million for the years ended December 31, 2000 and 1999, respectively. Data processing expense for 2001 included additional costs of outsourcing some of the processing associated with a new proof of deposit system implemented in 2001. Data processing expense for 1999 included approximately $300,000 for improvement to the telecommunications network and testing of the system for potential Y2K related problems. Federal Deposit Insurance Corporation (FDIC) insurance premiums amounted to $183,000 for the year ended December 31, 2001 compared to $197,000 and $573,000 for the years ended December 31, 2000 and 1999, respectively. The decrease in 2000 reflected the reduced rate for insurance premiums that the FDIC began charging in 2000. Marketing expenses were $853,000 for 2001 compared to $715,000 and $617,000 for 2000 and 1999, respectively. Other general and administrative expenses amounted to $5.4 million for the year ended December 31, 2001 compared to $5.0 million and $4.3 million for the years ended December 31, 2000 and 1999, respectively. Other general and administrative expenses for 2001 included $436,000 compared to $550,000 in 2000 and $18,000 in 1999, for fees and expenses paid to law firms representing the Company in the "Goodwill" suit against the U.S. Government. See note 16 in the Consolidated Financial Statements for additional information relating to this suit. During the third quarter of 2001 billing arrangements for legal fees in connection with this litigation were restructured and are expected to result in reduced legal expense for this item in the future. Expenses paid for consultants to assist in conducting the process improvements program were $790,000 in 2001 and $174,000 in 2000. The findings from this program were implemented in 2001, and although the Company may use consultants in the future, the consultants' role in the process improvement program is complete.

INCOME TAX EXPENSE

The Company's income tax expense amounted to $4.8 million, $6.8 million and $8.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's effective rates were 30.0%, 38.9%, and 38.8% for the years ended December 31, 2001, 2000, and 1999, respectively. The Company has implemented several tax strategies in the past few years that have resulted in the significant reductions in its effective tax rates.

ASSET/LIABILITY MANAGEMENT

The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities with short- and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Management attempts to moderate the effect of changes in interest rates on the Bank's net portfolio value ("NPV"). The NPV represents the excess of the present value of expected cash flows from assets over the present value of expected cash flows for liabilities. On a quarterly basis, management reviews the calculations of NPV as adjusted for expected cash flows from off-balance sheets contracts, if any. Management of the Bank's assets and liabilities is dependent, in part, on the marketplace and customer preferences. However, management attempts to maintain the mix of the Bank's interest rate sensitive assets and liabilities within limits established by the Board of Directors on the amount of change in NPV which is acceptable assuming certain interest rate changes.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Bank's interest rate risk. The Bank has an asset/liability management committee consisting of senior officers' and an advisory director which meets weekly to review the Bank's interest rate risk position and to make recommendations for adjustments to the Bank's Board of Directors. In addition, the Board reviews simula-

             Management's Discussion and Analysis of
             Financial Condition and Results of Operations
CFS BANCORP, INC.

             CONTINUED

tions of how the Company's earnings could be affected under various interest rate scenarios.

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

While maintaining its interest rate spread objectives, the Bank attempts to reduce interest rate risk with a variety of strategies designed to maintain what the Bank believes to be an appropriate relationship between its assets and liabilities. First, the Bank emphasizes real estate mortgage loans and commercial loans with fixed rates of interest for an initial term of three or five years that convert to an annually adjusting rate using the one-year constant maturity of United States Treasury obligations as the index. At December 31, 2001, the Bank had approximately $585.1 million of adjustable-rate mortgage loans in its portfolio. Second, the Bank's mortgage-backed securities portfolio is made up primarily of securities that have expected average lives of five years or less at time of purchase. Third, the Bank has a substantial amount of passbook savings, demand deposit and money market accounts which the Bank believes may be less sensitive to changes in interest rates than certificate accounts. At December 31, 2001 the Bank had $400.6 million of these types of accounts. Fourth, the Bank's liability management program seeks to lengthen the maturities of customer deposits by aggressively pricing longer-term certificates of deposit.

The following table presents, as of December 31, 2001 and 2000, an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve in 100 basis point (1%) increments, up and down 300 basis points in 2000, and up 300 basis points and down 100 basis points in 2001 in accordance with Office of Thrift Supervision ("OTS") regulations. As illustrated in the table, the Bank's NPV is more sensitive to, and may be more negatively impacted by, rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Bank's deposits and borrowings changes in approximately the same proportion in rising or falling rate scenarios.

(DOLLARS IN THOUSANDS)                   NET PORTFOLIO VALUE
----------------------------------------
ASSUMED                -------------------------------------------------------
CHANGE IN
INTEREST                  $         $        %         $         $        %
RATES                  AMOUNT    CHANGE    CHANGE   AMOUNT    CHANGE    CHANGE
(BASIS                 --------------------------   --------------------------
POINTS)                           2001                         2000
------------------------------------------------------------------------------
+300                   103,298   (45,544)   (31)     68,949   (93,361)   (58)
+200                   122,708   (26,134)   (18)     98,032   (64,278)   (40)
+100                   139,189    (9,654)    (6)    130,130   (32,180)   (20)
0                      148,842        --     --     162,310        --     --
-100                   140,725    (8,118)    (5)    155,229    (7,081)    (4)
-200                        --        --     --     123,573   (38,737)   (24)
-300                        --        --     --      90,135   (72,175)   (44)

As noted above, increases in interest rates would have more of an effect on the percentage change in the Bank's NPV than decreases. For instance, at December 31, 2001 for a 200 basis point increase in interest rates, net portfolio value is anticipated to fall by 18% with the remaining NPV still at 7.8% of the Bank's total assets. However, a 100 basis point decrease in rates will change the NPV by only 5%.

The above analysis includes the assets and liabilities of the Bank only. Inclusion of Holding Company assets and liabilities would increase NPV nominally at all levels.

LIQUIDITY AND COMMITMENTS

The Company's liquidity, represented by cash and cash equivalents, is a product of operating, investing and financing activities. The Company's primary historical sources of funds are 1) deposits, 2) scheduled payments of amortizing loans and mortgage-backed securities, 3) prepayments and maturities of outstanding loans and mortgage-backed securities, 4) maturities of investment securities and other short-term investments, 5) funds provided from operations, and 6) borrowings from the Federal Home Loan Bank ("FHLB"). Scheduled payments from the amortization of loans, mortgage-backed securities, maturing investment securities, and short-term investments are relatively predictable sources of funds, while deposit flows and loan prepayments are greatly influenced by market rates of interest, economic conditions and competitive rate offerings. In addition, the Company invests excess funds in federal funds sold and other short-term interest-earning assets which provide liquidity to meet lending requirements. At December 31, 2001 the Company had cash and cash equivalents of $272.1 million.

                                                               CFS BANCORP, INC.

Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as federal funds sold. On a longer-term basis, the Company invests funds not used for maintaining and expanding the loan portfolio in mortgage-backed securities. The Company uses its sources of funds primarily to meet its ongoing commitments, pay maturing certificates of deposit and savings withdrawals, fund loan commitments, and maintain a portfolio of mortgage-backed and investment securities.

At December 31, 2001 total commitments to purchase or originate loans outstanding were $99.8 million. Certificates of deposit scheduled to mature in one year or less at December 31, 2001 totaled $405.6 million. Investment securities scheduled to mature or permitted to be called for redemption in one year or less at December 31, 2001 totaled $33.1 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Company anticipates that it will continue to have sufficient funds to meet its current commitments.

The liquidity needs of CFS Bancorp (the parent company) consist primarily of operating expenses, dividend payments to stockholders and stock repurchases. The primary sources of liquidity for the parent company are securities available-for-sale and dividends from the Bank. On a parent company only basis, at December 31, 2001, the Company had $19.9 million in securities available-for-sale and, for the year ended December 31, 2001 received $10.0 million in dividends from the Bank. However, these sources can also be supplemented by fees assessed by the Company to the Bank. Under certain banking regulations, the Bank is required to file a notice or, under certain circumstances, an application with the OTS prior to paying any dividends to the Company. In addition, the Bank is required to maintain certain regulatory capital requirements. See note 10 to the Consolidated Financial Statements.

The Company has not used, and has no intention to use, any significant off-balance sheet financing arrangements for liquidity purposes. The Company's financial instruments with off-balance sheet risk are limited to obligations to fund loans to customers and participation loans with other financial institutions pursuant to existing commitments. In addition, the Company has not had, and has no intention to have, any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect our liquidity or capital resources. The Company has not traded in and has no intention to trade in commodity contracts.

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

FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include, but are not limited to, statements regarding the anticipated net earnings effect of the reconfiguration of the balance sheet, and loan portfolio, tax strategies, general economic conditions, changes in interest rate levels and maturities, marketing initiatives, the adequacy of loan loss provisions, changes in liquidity levels, deposit retention rates, and the process improvement program. In addition, the words "anticipate," "believe," "estimate," "expect," "intend," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                Report of Independent Auditors

Board of Directors and Stockholders
CFS Bancorp, Inc.

We have audited the accompanying consolidated statements of condition of CFS Bancorp, Inc. (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFS Bancorp, Inc. as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

[/s/ Ernst & Young LLP]

Chicago, Illinois

February 15, 2002

                Consolidated Statements of Condition
CFS BANCORP, INC.

                                                                    DECEMBER 31
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                     2001         2000
--------------------------------------------------------------------------------------
Assets
Cash and amounts due from depository institutions             $   28,250   $   25,627
Interest-bearing deposits                                        137,978       18,829
Federal funds sold                                               105,839       14,800
--------------------------------------------------------------------------------------
Cash and cash equivalents                                        272,067       59,256
Investment securities available-for-sale                          47,225       33,786
Investment securities held-to-maturity (fair value:
   2001--$0; 2000--$169,131)                                          --      170,784
Mortgage-backed securities available-for-sale                    276,158      279,597
Mortgage-backed securities held-to-maturity (fair value:
   2001--$37,744; 2000--$78,516)                                  37,034       78,857
Loans receivable, net                                            883,352      998,727
Investment in FHLB stock, at cost                                 26,165       26,925
Office properties and equipment                                   14,983       16,358
Accrued interest receivable                                        6,887       10,615
Real estate owned                                                  1,128        1,058
Investment in Bank-Owned Life Insurance                           30,052       22,976
Prepaid expenses and other assets                                  9,083       11,437
--------------------------------------------------------------------------------------
Total assets                                                  $1,604,134   $1,710,376
--------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Deposits                                                      $  945,948   $  934,012
Borrowed money                                                   462,658      548,076
Advance payments by borrowers for taxes and insurance              4,497        5,853
Other liabilities                                                 19,747       23,067
--------------------------------------------------------------------------------------
Total liabilities                                              1,432,850    1,511,008
Stockholders' equity:
   Preferred stock, $.01 par value:
      Authorized shares--15,000,000
      Issued and outstanding shares--none at December 31,
   2001 and 2000
   Common stock, $.01 par value:
      Authorized shares--85,000,000
      Issued shares--23,423,306 and 23,376,385 at December
     31, 2001 and 2000, respectively Outstanding
     shares--13,626,146 and 16,782,313 at December 31, 2001
     and 2000, respectively                                          234          234
   Additional paid-in capital                                    189,547      188,990
   Retained earnings, substantially restricted                   105,064       98,782
   Treasury stock, at cost: 9,797,160 and 6,594,072 shares
     at December 31, 2001 and 2000, respectively                (112,167)     (68,829)
   Unearned common stock acquired by ESOP                         (9,570)     (10,766)
   Unearned common stock acquired by RRP                          (4,543)      (6,019)
   Accumulated other comprehensive income (loss), net of tax       2,719       (3,024)
--------------------------------------------------------------------------------------
Total stockholders' equity                                       171,284      199,368
--------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $1,604,134   $1,710,376
--------------------------------------------------------------------------------------

See accompanying notes.

                Consolidated Statements of Income
CFS BANCORP, INC.

                                                                      YEAR ENDED DECEMBER 31
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                     2001          2000          1999
-----------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                      $    71,063   $    74,109   $    58,336
   Mortgage-backed securities                                      21,270        26,403        29,819
   Investment securities                                            8,169        14,523        14,458
   Other                                                            7,605         3,841         1,996
-----------------------------------------------------------------------------------------------------
Total interest income                                             108,107       118,876       104,609
Interest expense:
   Deposits                                                        40,847        43,095        39,763
   Borrowed Money                                                  29,441        29,938        17,780
-----------------------------------------------------------------------------------------------------
Total interest expense                                             70,288        73,033        57,543
-----------------------------------------------------------------------------------------------------
Net interest income before provision for losses on loans           37,819        45,843        47,066
Provision for losses on loans                                       1,150         3,375           675
-----------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans            36,669        42,468        46,391
Noninterest income:
   Loan fees                                                        1,319         1,426         1,013
   Insurance commissions                                            1,067           902           883
   Investment commissions                                             873         1,442         1,387
   Bank-Owned Life Insurance income                                 1,500           406            --
   Net gain on sale of investment securities                          599            42            83
   Net gain on sale of branches                                     2,014            --            --
   Other income                                                     3,356         1,863         1,825
-----------------------------------------------------------------------------------------------------
Total noninterest income                                           10,728         6,081         5,191
Noninterest expense:
   Compensation and employee benefits                              19,028        19,303        18,669
   Net occupancy expense                                            2,471         2,430         2,471
   Furniture and equipment expense                                  2,037         2,331         2,328
   Data processing                                                  1,448         1,013         1,294
   Federal insurance premiums                                         183           197           573
   Marketing                                                          853           715           617
   Other general and administrative expenses                        5,413         5,046         4,258
-----------------------------------------------------------------------------------------------------
Total noninterest expense                                          31,433        31,035        30,210
-----------------------------------------------------------------------------------------------------
Income before income taxes                                         15,964        17,514        21,372
Income tax expense                                                  4,791         6,821         8,282
-----------------------------------------------------------------------------------------------------
Net income                                                    $    11,173   $    10,693   $    13,090
-----------------------------------------------------------------------------------------------------
Per share data:
   Basic earnings per share                                   $       .80   $       .66   $       .69
   Diluted earnings per share                                         .77           .66           .68
Weighted-average shares outstanding                            14,038,096    16,125,560    18,850,711
Weighted-average diluted shares outstanding                    14,453,344    16,322,212    19,127,003

See accompanying notes.

                Consolidated Statements of Changes in Stockholders' Equity CFS BANCORP, INC.

                                                                                                 UNEARNED   UNEARNED
                                                                                                  COMMON     COMMON
                                                             ADDITIONAL                           STOCK      STOCK
                                                    COMMON    PAID-IN     RETAINED   TREASURY    ACQUIRED   ACQUIRED
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)        STOCK     CAPITAL     EARNINGS     STOCK     BY ESOP     BY RRP
--------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1999                           $230     $186,062    $ 87,178   $      --   $(13,093)  $    --
Net income for 1999                                    --           --      13,090          --         --        --
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
   available-for-sale securities, net of
   reclassification adjustment                         --           --          --          --         --        --
Total comprehensive income
Purchase of treasury stock                             --           --          --     (48,079)        --        --
Purchase of shares by RRP                              --           --          --          --         --    (7,500)
Shares earned under ESOP                               --           73          --          --      1,131        --
Amortization of award under RRP                        --          (40)         --          --         --     1,111
Exercise of stock options                               2          972          --          --         --        --
Tax benefit related to stock options exercised         --           71          --          --         --        --
Dividends declared on common stock ($.34 per
   share)                                              --           --      (6,341)         --         --        --
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                          232      187,138      93,927     (48,079)   (11,962)   (6,389)
Net income for 2000                                    --           --      10,693          --         --        --
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
   available-for-sale securities, net of
   reclassification adjustment                         --           --          --          --         --        --
Total comprehensive income                             --           --          --          --         --        --
Purchase of treasury stock                             --           --          --     (20,750)        --        --
Shares earned under ESOP                               --          (72)         --          --      1,196        --
Amortization of award under RRP                        --          (12)         --          --         --       370
Exercise of stock options                               2          812          --          --         --        --
Tax benefit related to stock options exercised         --          110          --          --         --        --
Liability for common stock in Rabbi Trust              --        1,014          --          --         --        --
Dividends declared on common stock ($.36 per
   share)                                              --           --      (5,838)         --         --        --
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                          234      188,990      98,782     (68,829)   (10,766)   (6,019)
Net income for 2001                                    --           --      11,173          --         --        --
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
   available-for-sale securities, net of
   reclassification adjustment                         --           --          --          --         --        --
Total comprehensive income                             --           --          --          --         --        --
Purchase of treasury stock                             --           --          --     (43,634)        --        --
Shares earned under ESOP                               --          340          --          --      1,196        --
Amortization of award under RRP                        --          (52)         --          --         --     1,476
Exercise of stock options                              --          136          --         296         --        --
Tax benefit related to stock options exercised         --          133          --          --         --        --
Dividends declared on common stock ($.36 per
   share)                                              --           --      (4,891)         --         --        --
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                         $234     $189,547    $105,064   $(112,167)  $ (9,570)  $(4,543)
--------------------------------------------------------------------------------------------------------------------


                                                     ACCUMULATED
                                                        OTHER
                                                    COMPREHENSIVE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)        INCOME (LOSS)      TOTAL
--------------------------------------------------  --------------------------
Balance at January 1, 1999                             $  (289)      $260,088
Net income for 1999                                         --         13,090
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
   available-for-sale securities, net of
   reclassification adjustment                          (9,145)        (9,145)
                                                                     --------
Total comprehensive income                                              3,945
Purchase of treasury stock                                  --        (48,079)
Purchase of shares by RRP                                   --         (7,500)
Shares earned under ESOP                                    --          1,204
Amortization of award under RRP                             --          1,071
Exercise of stock options                                   --            974
Tax benefit related to stock options exercised              --             71
Dividends declared on common stock ($.34 per
   share)                                                   --         (6,341)
--------------------------------------------------
Balance at December 31, 1999                            (9,434)       205,433
Net income for 2000                                         --         10,693
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
   available-for-sale securities, net of
   reclassification adjustment                           6,410          6,410
                                                                     --------
Total comprehensive income                                  --         17,103
Purchase of treasury stock                                  --        (20,750)
Shares earned under ESOP                                    --          1,124
Amortization of award under RRP                             --            358
Exercise of stock options                                   --            814
Tax benefit related to stock options exercised              --            110
Liability for common stock in Rabbi Trust                   --          1,014
Dividends declared on common stock ($.36 per
   share)                                                   --         (5,838)
--------------------------------------------------
Balance at December 31, 2000                            (3,024)       199,368
Net income for 2001                                         --         11,173
Other comprehensive income, net of tax:
   Change in unrealized appreciation on
   available-for-sale securities, net of
   reclassification adjustment                           5,743          5,743
                                                                     --------
Total comprehensive income                                  --         16,916
Purchase of treasury stock                                  --        (43,634)
Shares earned under ESOP                                    --          1,536
Amortization of award under RRP                             --          1,424
Exercise of stock options                                   --            432
Tax benefit related to stock options exercised              --            133
Dividends declared on common stock ($.36 per
   share)                                                   --         (4,891)
--------------------------------------------------
Balance at December 31, 2001                           $ 2,719       $171,284
--------------------------------------------------

See accompanying notes.

                Consolidated Statements of Cash Flows
CFS BANCORP, INC.

                                                                    YEAR ENDED DECEMBER 31
(DOLLARS IN THOUSANDS)                                          2001        2000         1999
------------------------------------------------------------------------------------------------
Operating activities
Net income                                                    $  11,173   $  10,693   $  13,090
Adjustments to reconcile net income to net cash provided
   (used) by operating activities:
   Provision for losses on loans                                  1,150       3,375         675
   Depreciation expense                                           1,944       2,135       2,074
   Deferred income taxes                                           (254)       (825)     (1,000)
   Amortization of cost of stock benefit plans                    2,960       2,538       2,274
   Tax benefit from exercises of nonqualified stock options         133         110          71
   Change in deferred income                                        263         (47)      1,886
   Decrease (increase) in interest receivable                     3,728        (937)         51
   (Decrease) increase in accrued interest payable                 (958)        204       1,259
   Proceeds from sale of loans held for sale                      5,873       1,327       8,609
   Origination of loans held for sale                            (6,229)     (2,674)     (8,744)
   Gain on sale of branches                                      (2,014)         --          --
   Net gain on sale of loans                                         --          --         (66)
   Proceeds from sale of Visa Accounts                               --          --       1,533
   Net gain on sale of securities available-for-sale               (599)        (42)        (83)
   Loss on sale of office property                                   --          --          42
   Net gain on sale of real estate owned                             --          --         (13)
   Purchase of Bank-Owned Life Insurance                         (6,192)    (22,689)         --
   (Increase) decrease in prepaid expenses and other assets      (1,345)     (5,146)      2,200
   (Decrease) increase in other liabilities                      (2,545)      3,652      (4,383)
------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                  7,088      (8,326)     19,475
Investing activities
Available-for-sale investment securities:
   Purchases                                                  $(453,709)  $ (45,339)  $ (32,746)
   Repayments                                                   422,436      45,060         263
   Sales                                                         19,499         587      33,211
Held-to-maturity investment securities:
   Purchases                                                         --          --     (90,072)
   Repayments and maturities                                    171,130       6,000      79,835
Available-for-sale mortgage-backed securities:
   Purchases                                                    (83,058)         --     (79,629)
   Repayments                                                    80,411      30,256      43,372
   Sales                                                         15,046          --       1,088
Held-to-maturity mortgage-backed securities:
   Repayments                                                    40,263      22,209      75,890
Purchase of Federal Home Loan Bank stock                            (96)     (5,357)    (15,787)
Redemption of Federal Home Loan Bank stock                          856         880       1,522
Loan originations and principal payments on loans, net          112,443    (118,989)   (161,785)
Additions to real estate owned                                     (264)        (96)        (92)
Proceeds from sale of real estate owned                           2,069       1,368       1,228
Purchases of properties and equipment                            (1,262)     (2,160)     (3,064)
Disposal of properties and equipment                                693         890          53
------------------------------------------------------------------------------------------------
Net cash flows provided by (used in) investing activities       326,457     (64,691)   (146,713)

CFS BANCORP, INC.

                                                                    YEAR ENDED DECEMBER 31
(DOLLARS IN THOUSANDS)                                          2001        2000         1999
------------------------------------------------------------------------------------------------
Financing activities
Proceeds from exercise of stock options                             432         814         974
Dividends paid on common stock                                   (5,143)     (5,966)     (6,341)
Purchase of treasury stock                                      (43,634)    (20,750)    (48,079)
Purchase of shares for recognition and retention plan                --          --      (7,500)
Net increase (decrease) in NOW, passbook and money market
   accounts                                                      46,766      (1,053)     (1,018)
Net (decrease) increase in certificates of deposit                4,680       9,933     (43,947)
Decrease in NOW, passbook and money market accounts in
   connection with sale of branches                             (10,823)         --          --
Decrease in certificates of deposit in connection with sale
   of branches                                                  (28,252)         --          --
Premium on deposits received in connection with sale of
   branches                                                       2,014          --          --
Net (decrease) increase in advance payments by borrowers for
   taxes and insurance                                           (1,356)        115        (319)
Net (decrease) increase of borrowed money                       (85,418)     53,377     279,428
------------------------------------------------------------------------------------------------
Net cash flows (used in) provided by financing activities      (120,734)     36,470     173,198
------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                212,811     (36,547)     45,960
Cash and cash equivalents at beginning of year                   59,256      95,803      49,843
------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $ 272,067   $  59,256   $  95,803
------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash activities:
   Loans transferred to real estate owned                     $   1,875   $   1,721   $   1,112

See accompanying notes.

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
             DECEMBER 31, 2000

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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiary, the Bank. The Bank has the following subsidiaries: CFS Insurance Agency, Inc., CFS Investment Services, Inc., CFS Holdings, Ltd., and Suburban Mortgage Services, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements to conform to the 2001 presentation.

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

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Management determines the classification of securities at the time of purchase. Debt securities are classified as held-to-maturity and carried at amortized cost if management has the intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair value, with the unrealized gains and losses, net of tax, included in Accumulated Other Comprehensive Income. The Company has no trading account securities.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security using the level-yield method. Such amortization is included in interest income from securities. A decline in the market value of any available-for-sale or held-to-maturity security below amortized cost that is deemed to be other than temporary results in a charge to earnings thereby establishing a new cost basis for such security. Gains and losses on sales of securities are determined by specifically identifying the carrying amount of the security sold.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan origination and commitment fees, and portions charged-off. Interest on loans is recorded as income as borrowers' monthly payments become due. Interest on mortgage loans is not accrued on loans which are 90 days or more past due, or for loans which management believes, after giving consideration to economic and business conditions and collection efforts, collection of interest is doubtful. Loans held-for-sale, if any, are carried at the lower of aggregate cost or market value.

MORTGAGE LOAN FEES

Loan origination and commitment fees and direct loan origination costs are deferred and amortized as an adjustment of the related loan's yield. The Bank is accreting these amounts over the contractual life of the related loans. Remaining deferred loan fees are reflected in income upon sale or repayment of the loan.

ALLOWANCE FOR LOSSES ON LOANS

The allowance for losses on loans is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio and, among other things, the borrowers' ability to repay, estimated collateral values, prior loss experience, growth

                                                               CFS BANCORP, INC.

and composition of the portfolio, assessment of individual problem loans, and current economic events in specific industries and regions including unemployment levels, regulatory guidance and general economic conditions. Determination of the allowance for losses on loans is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged-off against the allowance, while recoveries of amounts previously charged-off are credited to the allowance. A provision for losses on loans is expensed based on Management's periodic evaluation of the factors previously mentioned. Future changes to the allowance may be necessary based on changes in economic conditions, financial condition of borrowers, and loan loss experience.

Management considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest. Loans subject to impairment valuation are defined as nonaccrual and restructured loans exclusive of homogeneous loans such as single-family residential and consumer loans. Specific allowances are established for impaired loans for which the recorded investment in the loan exceeds the value of the loan. The value of the loan is determined based on the fair value of the collateral, if the loan is collateral-dependent, at the present value of expected future cash flows discounted at the loan's effective interest rate or at the observable market price of the impaired loan. Interest income on impaired loans is recorded when cash is received and only if principal is considered to be fully collectible.

REAL ESTATE OWNED

Real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. Real estate owned is recorded at fair value at the date of foreclosure. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of cost or fair value minus estimated costs to sell.

BANK-OWNED LIFE INSURANCE

Bank-Owned Life Insurance (BOLI) is recorded as an asset at the amount that could be realized under the insurance contract as of the date of the statement of condition. The change in cash surrender value during the period is an adjustment of premiums paid in determining the expense or income to be recognized under the contract for the period. This change is recorded as BOLI income in noninterest income on the statement of income.

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

EARNINGS PER SHARE

Basic earnings per common share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Employee Stock Ownership Plan (ESOP) shares not committed to be released and Recognition and Retention Plan (RRP) shares which have not vested are not considered to be outstanding. The basic EPS calculation excludes the dilutive effect of all common stock equivalents. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company's potentially dilutive common shares represent shares issuable under its stock option and RRP plans. Such common stock equivalents are computed based on the treasury stock method using the average market price for the period.

STOCK OPTIONS

The Company accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Under APB No. 25, as the exercise price of the Company's employees' stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma net income, pro forma earnings per share, and stock-based compensation plan disclosure requirements under Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation" (FAS No. 123), are included in Note 12--Stock-Based Benefit Plans.

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

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

DERIVATIVE FINANCIAL INSTRUMENTS

On January 1, 2001, the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (FAS No. 133). The adoption of FAS No. 133 did not have a material impact on the financial position or results of operations of the Company, as the Company does not utilize derivatives.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (FAS No. 141) and No. 142, "Goodwill and Other Intangible Assets" (FAS No. 142) effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with FAS No. 142. Other identified intangible assets will continue to be amortized over their useful lives.

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the FAS No. 142 will not result in any changes to reported earnings, since the Company currently has no goodwill.

FASB Statement No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," (FAS No. 144) was issued in October 2001 and addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The new provisions supersede FAS No. 121, which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under FAS No. 144, more dispositions may qualify for discontinued operations treatment in the income statement. The provisions of FAS No. 144 became effective for the Company January 1, 2002, and are not expected to have a material impact on the Company's financial position or results of operations.

                                                               CFS BANCORP, INC.

 2. Investment Securities

The amortized cost of investment securities and their fair values are as follows:

                                                                            GROSS        GROSS
                                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                COST        GAINS        LOSSES      VALUE
------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 2001:
   Callable agency securities, corporate bonds, and
   commercial paper                                           $ 33,169       $ 12        $   33     $ 33,148
   Trust preferred securities                                    4,929         --           534        4,395
   Equity securities                                             7,489        611           454        7,646
   Asset backed note                                             2,026         10            --        2,036
------------------------------------------------------------------------------------------------------------
                                                              $ 47,613       $633        $1,021     $ 47,225
------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 2000:
   Callable agency securities                                 $ 20,017       $ 39        $   --     $ 20,056
   Trust preferred securities                                    4,926         --           360        4,566
   Equity securities                                             9,763        522         1,121        9,164
------------------------------------------------------------------------------------------------------------
                                                              $ 34,706       $561        $1,481     $ 33,786
------------------------------------------------------------------------------------------------------------

                                                                            GROSS        GROSS
                                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                COST        GAINS        LOSSES      VALUE
------------------------------------------------------------------------------------------------------------
Held-to-maturity at December 31, 2001:
   Callable agency securities                                 $     --       $ --        $   --     $     --
------------------------------------------------------------------------------------------------------------
Held-to-maturity at December 31, 2000:
   Callable agency securities                                 $170,784       $ --        $1,653     $169,131
------------------------------------------------------------------------------------------------------------

The callable agency securities at December 31, 2001 and 2000, have call features at amounts not less than par and were not purchased with significant premiums or discounts.

The amortized cost and fair value of investment securities at December 31, 2001, by contractual maturity, are shown below:

                                         AVAILABLE-FOR-SALE
                                         AMORTIZED    FAIR
                                           COST       VALUE
------------------------------------------------------------
Due in one year or less                   $19,251    $19,251
Due after one year through five years       4,083      4,098
Due after five years through ten years     11,861     11,835
Due more than ten years                     4,929      4,395
Equity securities with no stated
   maturity                                 7,489      7,646
------------------------------------------------------------
                                          $47,613    $47,225
------------------------------------------------------------

For the year ended December 31, 2001, gross gains and gross losses of $739 ($517 net of taxes) and $84 ($59 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.

For the year ended December 31, 2000, gross gains and gross losses of $74 ($46 net of taxes) and $32 ($20 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.

For the year ended December 31, 1999, gross gains and gross losses of $220 ($136 net of taxes) and $137 ($84 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

 3. Mortgage-Backed Securities

The amortized cost of mortgage-backed securities and their fair values are as follows:

                                                                            GROSS        GROSS
                                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                COST         GAIN        LOSSES      VALUE
------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 2001:
   Participation certificates and collateralized mortgage
   obligations                                                $ 32,089      $1,215       $   79     $ 33,225
   Real estate mortgage investment conduits                    239,776       3,438          282      242,933
------------------------------------------------------------------------------------------------------------
                                                              $271,865      $4,653       $  361     $276,158
------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 2000:
   Participation certificates and collateralized mortgage
   obligations                                                $ 54,227      $  741       $  508     $ 54,460
   Real estate mortgage investment conduits                    229,535         306        4,704      225,137
------------------------------------------------------------------------------------------------------------
                                                              $283,762      $1,047       $5,212     $279,597
------------------------------------------------------------------------------------------------------------
Held-to-maturity at December 31, 2001:
   Participation certificates and collateralized mortgage
   obligations                                                $ 28,644      $  659       $   69     $ 29,234
   Real estate mortgage investment conduits                      8,390         125            5        8,510
------------------------------------------------------------------------------------------------------------
                                                              $ 37,034      $  784       $   74     $ 37,744
------------------------------------------------------------------------------------------------------------
Held-to-maturity at December 31, 2000:
   Participation certificates and collateralized mortgage
   obligations                                                $ 34,349      $   83       $  358     $ 34,074
   Real estate mortgage investment conduits                     44,508         143          209       44,442
------------------------------------------------------------------------------------------------------------
                                                              $ 78,857      $  226       $  567     $ 78,516
------------------------------------------------------------------------------------------------------------

The mortgage-backed securities have contractual maturities that range from 2000 to 2031. Expected maturities may differ from contractual maturities because the underlying mortgages collateralizing the securities are subject to prepayment without penalty.

For the year ended December 31, 2001, no gross gains and gross losses of $56 ($39 net of tax) were recorded from sales of available-for-sale mortgage-backed securities.

For the years ended December 31, 2000, and 1999 there were no sales of available-for-sale mortgage-backed securities.

--------------------------------------------------------------------------------

 4. Loans Receivable

Loans receivable consist of the following:

                                                                   DECEMBER 31
                                                                2001        2000
------------------------------------------------------------------------------------
First mortgage loans:
   Single-family residential                                  $535,197   $  700,790
   Multifamily residential                                      51,635       41,903
   Commercial real estate                                      142,663      124,477
   Construction and land development loans                     119,819      144,064
Other loans                                                     67,478       40,764
Undisbursed portion of loan proceeds                           (24,454)     (45,022)
Net deferred yield adjustments                                  (1,324)      (1,062)
------------------------------------------------------------------------------------
                                                               891,014    1,005,914
Allowance for losses on loans                                   (7,662)      (7,187)
------------------------------------------------------------------------------------
Loans receivable, net                                         $883,352   $  998,727
------------------------------------------------------------------------------------

                                                               CFS BANCORP, INC.

The Bank's lending activities have been concentrated primarily within its immediate geographic area. The Bank generally requires collateral on loans and loan-to-value ratios of no greater than 80%.

At December 31, 2001, 2000, and 1999, the Bank serviced $21,125, $27,665, and
$32,126, respectively, of loans for others.

Activity in the allowance for losses on loans is summarized as follows:

                                   2001     2000     1999
-----------------------------------------------------------
Balance at beginning of year      $7,187   $5,973   $5,357
Provision for losses on loans      1,150    3,375      675
Charge-offs                         (855)  (2,279)    (171)
Recoveries                           180      118      112
-----------------------------------------------------------
Balance at end of year            $7,662   $7,187   $5,973
-----------------------------------------------------------

                                            DECEMBER 31
                                           2001     2000
----------------------------------------------------------
Impaired loans:
   With a valuation reserve               $   --   $   --
   No valuation reserve required           2,915    1,845
----------------------------------------------------------
Total impaired loans                      $2,915   $1,845
----------------------------------------------------------
Valuation reserve relating to impaired
   loans                                  $   --   $   --
Average impaired loans during year         2,760    1,252
----------------------------------------------------------

 5. Office Properties and Equipment

Office properties and equipment are summarized as follows:

                                                     DECEMBER 31
                        ESTIMATED USEFUL LIVES     2001      2000
-------------------------------------------------------------------
Cost:
Land                                              $ 1,934   $ 2,005
Buildings                   30-40 years            14,890    15,231
Leasehold
   improvements         Over term of lease          2,402     2,402
Furniture and
   equipment                3-15 years             13,582    13,476
Construction in
   progress                                           550       225
-------------------------------------------------------------------
                                                   33,358    33,339
Less:
Accumulated
   depreciation and
   amortization                                    18,375    16,981
-------------------------------------------------------------------
                                                  $14,983   $16,358
-------------------------------------------------------------------

OPERATING LEASES

At December 31, 2001, the Company and its subsidiaries were obligated under certain noncancelable operating leases for premises and equipment, which expire at various dates through the year 2007. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specific prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices. The following summary reflects the future minimum rental payments, by year, required under operating leases that, as of December 31, 2001, have initial or remaining noncancelable lease terms in excess of one year.

Year ended December 31
2002                                               $  508
2003                                                  332
2004                                                   71
2005                                                   73
2006                                                   62
2007                                                   42
---------------------------------------------------------
                                                   $1,088
---------------------------------------------------------

Rental expense charged to operations in 2001, 2000, and 1999, amounted to approximately $640, $607, and $599, respectively, including amounts paid under short-term cancelable leases.

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

 6. Accrued Interest Receivable

Accrued interest receivable consists of the following:

                                                                DECEMBER 31
                                                               2001     2000
------------------------------------------------------------------------------
Callable agency securities and other investments              $  318   $ 2,555
Participation certificates                                       793       271
Real estate mortgage investment conduits                         775     1,582
Loans receivable                                               5,001     6,207
------------------------------------------------------------------------------
                                                              $6,887   $10,615
------------------------------------------------------------------------------

 7. Deposits

Deposits and interest rate data are summarized as follows:

                                                                     DECEMBER 31
                                                                  2001         2000
--------------------------------------------------------------------------------------
NOW accounts:
   Noninterest-bearing                                          $ 26,970    $ 26,468
   Interest-bearing                                               81,217      83,558
--------------------------------------------------------------------------------------
Total NOW accounts                                               108,187     110,026
Passbook accounts:
   Savings accounts                                              187,997     191,472
   Individual retirement accounts                                 15,168      15,950
--------------------------------------------------------------------------------------
Total passbook accounts                                          203,165     207,422
Money market accounts                                             89,205      47,226
Certificate of deposit accounts:
   Less than one year                                            405,576     388,219
   One to two years                                               68,027      92,141
   Two to three years                                             29,746      39,201
   Three to four years                                            24,846      18,653
   Four to five years                                             11,913      23,424
   Greater than five years                                         4,779       6,761
--------------------------------------------------------------------------------------
Total certificate of deposit accounts                            544,887     568,399
Accrued interest payable                                             504         939
--------------------------------------------------------------------------------------
                                                                $945,948    $934,012
--------------------------------------------------------------------------------------
Weighted-average cost of deposits                                   3.43%       4.69%
--------------------------------------------------------------------------------------

Interest expense on deposits consists of the following:

                                 YEAR ENDED DECEMBER 31
                                2001      2000      1999
----------------------------------------------------------
NOW accounts                   $ 1,111   $ 1,290   $ 1,365
Passbook accounts                4,591     6,456     6,736
Money market accounts            2,187     1,929     1,406
Certificates of deposit         32,958    33,420    30,256
----------------------------------------------------------
                               $40,847   $43,095   $39,763
----------------------------------------------------------

The aggregate amount of deposits in denominations of one hundred thousand dollars or more was $198,602 and $163,612 at December 31, 2001 and 2000, respectively. Deposits in excess of one hundred thousand dollars generally are not federally insured.

Interest paid on deposits during 2001, 2000, and 1999 totaled $41,282, $43,010, and $39,553, respectively.

                                                               CFS BANCORP, INC.

 8. Borrowed Money

Borrowed money consists of the following:

                                                                               DECEMBER 31
                                                                      2001                    2000
                                                              WEIGHTED-              WEIGHTED-
                                                               AVERAGE                AVERAGE
                                                                RATE       AMOUNT      RATE        AMOUNT
-----------------------------------------------------------------------------------------------------------
Secured advances from FHLB-- Indianapolis:
   Maturing in 2001--fixed rate                                   --%     $     --     6.19%     $    150
   Maturing in 2003--fixed rate                                 5.31        36,095     5.37        41,069
   Maturing in 2010--fixed rate                                 5.92       400,000     5.92       400,000
   Maturing in 2014--fixed rate                                 6.71         1,274     6.71         1,287
   Maturing in 2018--fixed rate                                 5.54         2,994     5.54         3,032
   Maturing in 2019--fixed rate                                 6.32         8,095     6.32         8,213
Secured advances from FHLB-- Chicago:
   Maturing in 2001--fixed rate                                   --            --     6.20        15,200
   Maturing in 2002--fixed rate                                 6.20         7,700     6.20         7,700
   Maturing in 2008--fixed rate                                 5.26         6,500     5.26         6,500
Securities sold under agreements to repurchase:
   Maturing in January 2001                                       --            --     6.70        19,075
   Maturing in February 2001                                      --            --     6.65        23,850
   Maturing in September 2001                                     --            --     5.25        22,000
-----------------------------------------------------------------------------------------------------------
                                                                          $462,658               $548,076
-----------------------------------------------------------------------------------------------------------
Weighted-average interest rate                                                5.88%                  5.92%
-----------------------------------------------------------------------------------------------------------

Advances with unpaid balances totaling $400,000 and final maturities in 2010 contain call dates in 2002. Advances with unpaid balances totaling $1,500 and $5,000 and final maturities in 2008 contain call dates in 2002 and 2003, respectively.

Pursuant to collateral agreements with the Federal Home Loan Bank of Indianapolis (FHLB-IN), advances are secured by all stock in the FHLB-IN and qualifying first mortgage loans with unpaid principal balances aggregating no less than 145% of the outstanding secured advances, or $650,000.

Pursuant to collateral agreements with the Federal Home Loan Bank of Chicago FHLB-C), advances are secured by stock in the FHLB-C and certain mortgage-backed securities having a carrying value of $20,227.

The Company has a borrowing agreement with American National Bank (ANB) for a maximum of $5,000 federal funds borrowing line of credit at a rate quoted as the market rate by ANB for the purchase of federal funds at the time the purchase is requested. The advance is secured by certain mortgage-backed securities having a carrying value of $5,000. The line was not used in 2001 or 2000.

The Bank enters into sales of securities under agreements to repurchase (repurchase agreements). Fixed-coupon repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of condition. The dollar amounts of securities underlying the agreements remain in the asset accounts. Securities sold under agreements to repurchase consisted of callable U.S. government agency notes at December 31, 2000. The securities underlying the agreements were delivered to the dealer who arranged the transaction. The agreements call for the Bank to repurchase similar securities.

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

Information concerning borrowings under reverse repurchase agreements is summarized as follows:

                                        2001       2000
----------------------------------------------------------
Average balance during the year        $19,094   $56,224
Average interest rate during the year     5.63%     5.75%
Maximum month-end balance during the
   year                                $46,950   $90,881
Securities underlying the agreements
   at year-end:
   Carrying value                           --    72,736
   Estimated fair value                     --    72,357

Interest expense on borrowed money is summarized as follows:

                                 YEAR ENDED DECEMBER 31
                                2001      2000      1999
----------------------------------------------------------
Advances from FHLBs            $28,366   $26,705   $12,488
American National line of
   credit                           --        --         1
Securities sold under
   agreements to repurchase      1,075     3,233     5,291
----------------------------------------------------------
                               $29,441   $29,938   $17,780
----------------------------------------------------------

Interest paid on borrowings during 2001, 2000, and 1999 was $29,964, $29,818, and $17,032, respectively.

 9. Income Taxes

The Bank has qualified under provisions of the Internal Revenue Code, which permitted it to deduct from taxable income an allowance for bad debts, which differs from the provision for such losses charged to income. Accordingly, retained income at December 31, 2001, includes approximately $12,497, for which no provision for income taxes has been made. If in the future this portion of retained income is distributed, or the Bank no longer qualifies as a bank for tax purposes, income taxes may be imposed at the then-applicable rates. If income taxes had been provided, the deferred tax liability would have been approximately $4,499.

The income tax provision consists of the following:

                                   YEAR ENDED DECEMBER 31
                                   2001     2000     1999
-----------------------------------------------------------
Current tax expense:
   Federal                        $4,454   $6,782   $7,425
   State                             591      864    1,857
Deferred tax expense (benefit):
   Federal                          (262)    (813)    (847)
   State                               8      (12)    (153)
-----------------------------------------------------------
                                  $4,791   $6,821   $8,282
-----------------------------------------------------------

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                  YEAR ENDED DECEMBER 31
                                 2001     2000      1999
---------------------------------------------------------
Statutory rate                   35.0%    35.0%    35.0%
State taxes                       3.8      4.9      5.5
Bank-owned life insurance        (3.3)      --       --
Other                            (5.5)    (1.0)    (1.7)
---------------------------------------------------------
Effective rate                   30.0%    38.9%    38.8%
---------------------------------------------------------

Significant components of deferred tax assets and liabilities are as follows:

                                             DECEMBER 31
                                            2001     2000
----------------------------------------------------------
Deferred tax assets:
Allowance for loan losses                  $3,105   $2,918
Deferred compensation                         692      839
Loan fees deferred                            397      305
Other                                          85      173
----------------------------------------------------------
                                            4,279    4,235
Deferred tax liabilities:
Excess tax accumulated provision for
   losses over base year                      651    1,002
Depreciation                                  250      210
Stock dividends on FHLB stock                 182      182
Other                                         397      296
----------------------------------------------------------
                                            1,480    1,690
----------------------------------------------------------
Net deferred tax asset                      2,799    2,545
Tax effect of adjustment related to
   unrealized (appreciation) depreciation
   on available-for-sale securities        (1,185)   2,061
----------------------------------------------------------
Net deferred assets including adjustments  $1,614   $4,606
----------------------------------------------------------

The Company made net federal and state income tax payments of $5,679, $6,180, and $12,338, during 2001, 2000, and 1999, respectively.

                                                               CFS BANCORP, INC.

 10. Regulatory Capital

The principal source of cash flow for the Company is dividends from the Bank. Various federal banking regulations and capital guidelines limit the amount of dividends that may be paid to the Company by the Bank. Future payment of dividends by the subsidiary is dependent on individual regulatory capital requirements and levels of profitability.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below of the total risk-based, tangible, and core capital, as defined in the regulations. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tangible, and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                     TO BE WELL-CAPITALIZED
                                                                                                          UNDER PROMPT
                                                                                 FOR CAPITAL            CORRECTIVE ACTION
                                                              ACTUAL          ADEQUACY PURPOSES            PROVISIONS
                                                          AMOUNT     RATIO     AMOUNT     RATIO       AMOUNT         RATIO
-----------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001
Risk-based                                               $141,612    15.40%   $73,606     >=8.00%     $92,008       >=  10.00%
Tangible                                                  133,950     8.48     23,694     >=1.50       31,599       >=   2.00
Core                                                      133,950     8.48     63,184     >=4.00       78,997       >=   5.00
As of December 31, 2000
Risk-based                                                139,440    15.23     73,250     >=8.00       91,563       >=  10.00
Tangible                                                  132,253     8.00     24,798     >=1.50       33,063       >=   2.00
Core                                                      132,253     8.00     49,597     >=3.00       82,658       >=   5.00
-----------------------------------------------------------------------------------------------------------------------------

At December 31, 2001, adjusted total assets were $1,579,947 and risk-weighted assets were $920,077. A reconciliation of the Bank's equity capital in accordance with generally accepted accounting principles to regulatory capital at December 31, 2001, is as follows:

Total equity                                    $ 136,932
Intangibles                                          (283)
Unrealized gain on investment securities
   available-for-sale                              (2,699)
---------------------------------------------------------
Tangible and core capital                         133,950
Allowance for loan losses                           7,662
---------------------------------------------------------
Risk-based capital                              $ 141,612
---------------------------------------------------------

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

 11. Employee Benefit Plans

The Company participates in an industry-wide, multiemployer, defined-benefit pension plan, which covers all full-time employees who have attained at least 21 years of age and completed one year of service. Calculations to determine full-funding status are made annually as of June 30. Pension expense was $134 in 2001 and $0 in 2000 and 1999. Asset and plan benefit information is not available for participating associations on an individual basis.

The Company also participates in a single-employer defined-contribution plan, which qualifies under section 401(k) of the Internal Revenue Code. Participation eligibility in this plan is substantially the same as in the aforementioned defined-benefit pension plan. This plan calls for a discretionary contribution within specified limits and a matching Company contribution equal to a specified percentage of employee contributions. Plan expense was approximately $251 in 2001, $265 in 2000, and $276 in 1999.

The Company provides supplemental retirement benefits for certain senior officers in the form of payments upon retirement, death, or disability. The annual benefit is based on actuarial computations of existing plans without imposing Internal Revenue Service limits. Expenses related to this plan for the years ended December 31, 2001, 2000, and 1999, were $97, $84, and $507, respectively.

 12. Stock-Based Benefit Plans

In 1998, the Company established an Employee Stock Ownership Plan (the ESOP) for the employees of the Company and the Bank. The ESOP is a qualifying pension plan under Internal Revenue Service guidelines. It covers all full-time employees who have attained at least 21 years of age and completed one year of service. Upon formation, the ESOP borrowed $14,283 from the Company and purchased 1,428,300 shares of common stock issued in the Conversion. Expense is recognized based on the fair value (average stock price) of shares scheduled to be released from the ESOP trust. One-twelfth of the shares are scheduled to be released each year as one-twelfth of the loan (principal and interest) is scheduled to be repaid each year. Dividends on both allocated and unallocated shares are used to pay down the loan. Expense related to this ESOP for the years ended December 31, 2001, 2000, and 1999, was $1,536, $1,124, and $1,174, respectively. ESOP shares not committed to be released are not considered outstanding for purposes of computing EPS.

The following table summarizes shares of Company common stock held by the ESOP at December 31, 2001 and 2000:

                                      2001         2000
----------------------------------------------------------
Shares allocated to participants      433,095      339,258
Unallocated and unearned shares       956,992    1,076,616
----------------------------------------------------------
Total ESOP shares                   1,390,087    1,415,874
----------------------------------------------------------
Fair value of unearned ESOP
   shares                          $   13,733   $   11,506
----------------------------------------------------------

The Company also provides supplemental retirement benefits for certain senior officers under the ESOP. This benefit is also based on computations for the existing plan exclusive of Internal Revenue Service limits. Expenses related to this plan for the years ended December 31, 2001, 2000, and 1999, were $59, $45, and $128, respectively.

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

The following table summarizes shares of the Company's common stock held by the RRP at December 31, 2001:

Shares purchased by the plan                      714,150
Shares granted in 1999                           (707,000)
Shares forfeited in 1999                            2,000
Shares forfeited in 2000                            6,800
Shares forfeited in 2001                            2,700
---------------------------------------------------------
Shares available for grant December 31, 2001       18,650
---------------------------------------------------------

The shares granted in the RRP vest to the participants at the rate of 20% per year. As a result, expense for this plan is being recorded over a 60-month period and is based on the market value of the Company's stock as of the date of grant.
The remaining unamortized cost of the RRP is reflected as a reduction in stockholders' equity. Expenses under this plan

                                                               CFS BANCORP, INC.

for the years ended December 31, 2001, 2000, and 1999 were $1,413, $1,414, and $1,071, respectively.

The Company has stock option plans under which shares of Company common stock are reserved for the grant of both incentive and nonincentive stock options to directors, officers, and employees. The dates the options are first exercisable and expire as determined by the Compensation Committee of the Board of Directors. The exercise price of the options is equal to the fair market value of the common stock on the grant date.

The following is an analysis of the stock option activity for each of the three years ended December 31, 2001.

                                       NUMBER       EXERCISE
                                         OF        PRICE PER
(IN THOUSANDS)                         SHARES        SHARE
--------------------------------------------------------------
Outstanding at January 1, 1999            706     $ 1.85-13.83
Granted                                 1,339            10.00
Exercised                                (239)      1.85- 6.39
Forfeited                                (145)     10.00-13.83
--------------------------------------------------------------
Outstanding at December 31, 1999        1,661       1.85-13.83
Granted                                   245       8.19-10.44
Exercised                                (178)      3.65-10.00
Forfeited                                (154)      8.44-13.09
--------------------------------------------------------------
Outstanding at December 31, 2000        1,574       1.85-13.83
Granted                                   308      11.00-14.46
Exercised                                 (70)      1.85-13.09
Forfeited                                 (40)      8.44-13.83
--------------------------------------------------------------
Outstanding at December 31, 2001        1,772     $ 1.85-14.46
--------------------------------------------------------------

At December 31, 2001, 659,233 options were exercisable with a range in exercise price from $3.19 to $13.83. The weighted-average remaining contractual life of outstanding options was 8.5 years at December 31, 2001. At December 31, 2001, there were 155,135 shares available for future grants. At December 31, 2001, the average exercise price on outstanding options was $9.81.

The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized.

                                 YEAR ENDED DECEMBER 31
                                2001      2000      1999
----------------------------------------------------------
Net income (as reported)       $11,173   $10,693   $13,090
Pro forma net income            10,494    10,089    11,541
Diluted earnings per share
   (as reported)                   .77       .66       .68
Pro forma diluted earnings
   per share                       .73       .62       .60

The pro forma results above may not be representative of the effect reported in net income for future years.

The fair value of the option grants for the years ended December 31, 2001, 2000, and 1999, was estimated using the Black Scholes option value model, with the following assumptions: dividend yield of approximately 3.2% in 2001, 3.6% in 2000, and 3.6% for 1999; expected volatility of 30.2% in 2001, 26.0% in 2000, and 23.2% for 1999; risk-free interest of 5.03%, 5.87%, and 6.5% for 2001, 2000, and 1999, respectively; and an original expected life of ten years for all options granted.

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

 13. Comprehensive Income

The related income tax effect and reclassification adjustments to the components of other comprehensive income for the years ended December 31, 2001, 2000, and 1999, is as follows:

                                                               2001     2000       1999
------------------------------------------------------------------------------------------
Unrealized holding gains (losses) arising during the period:
   Unrealized net gains (losses)                              $9,588   $10,820   $(15,300)
   Related tax (expense) benefit                              (3,426)   (4,384)     6,205
------------------------------------------------------------------------------------------
   Net                                                         6,162     6,436     (9,095)
Less reclassification adjustment for net gains realized
   during the period:
   Realized net gains                                            599        42         83
   Related tax expense                                          (180)      (16)       (33)
------------------------------------------------------------------------------------------
   Net                                                           419        26         50
------------------------------------------------------------------------------------------
Total other comprehensive income (loss)                       $5,743   $ 6,410   $ (9,145)
------------------------------------------------------------------------------------------

 14. Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                                      YEAR ENDED DECEMBER 31
                                                                 2001          2000          1999
-----------------------------------------------------------------------------------------------------
Net income                                                    $    11,173   $    10,693   $    13,090
-----------------------------------------------------------------------------------------------------
Average common shares outstanding                              14,038,096    16,125,560    18,850,711
Common share equivalents-- Assuming exercise of dilutive
   stock options                                                  415,248       196,652       276,292
-----------------------------------------------------------------------------------------------------
Average common shares and common share equivalents
   outstanding                                                 14,453,344    16,322,212    19,127,003
-----------------------------------------------------------------------------------------------------
Basic earnings per share                                      $       .80   $       .66   $       .69
Diluted earnings per share                                            .77           .66           .68

                                                               CFS BANCORP, INC.

 15. Commitments

The Company had outstanding commitments as follows:

                                                                 DECEMBER 31
TYPE OF COMMITMENT                                             2001      2000
-------------------------------------------------------------------------------
To originate loans on residential property:
   Fixed rates (6.00%--8.25% in 2001, 7.75%--8.125% in 2000)  $10,616   $   110
   Variable rates                                               5,656     3,216
To originate loans on nonresidential property:
   Fixed rates (7.25%--8.25% in 2001, 9.75%--11.50% in 2000)    6,233     1,398
   Variable rates                                              42,132       959
To purchase loans on nonresidential property:
   Variable rates                                              25,500        --
To originate commercial loans:
   Fixed rates (8.00% in 2001)                                  1,250        --
   Variable rates                                               5,455        --
To purchase commercial loans:
   Variable rates                                               3,000        --
Unused lines of credit                                         41,537    24,060
Letters of credit:
   Secured by cash                                                750       356
   Real estate                                                  7,756     3,688
   Other--Credit enhancements                                  50,692    52,443
-------------------------------------------------------------------------------

Credit enhancements are letter of credit facilities related to the issuance by municipalities of taxable and nontaxable revenue bonds. The proceeds from the sale of such bonds are loaned to for-profit and not-for-profit companies for economic development projects. In order for the bonds to receive a triple-A rating, and thus a lower interest rate, the Federal Home Loan Bank of Indianapolis (FHLBI) issues, in favor of the bond trustee, an Irrevocable Direct Pay Letter of Credit (Letter of Credit) for the account of the Bank. Since the Bank, in accordance with the terms and conditions of a Reimbursement Agreement between the FHLBI and the Bank, would be required to reimburse the FHLBI for draws against the Letter of Credit, these facilities are analyzed, appraised, secured by real estate mortgages, and monitored as if the Bank funded the project initially.

The Bank estimates that substantially all commitments will be funded or will expire within one year. Letters of credit expire at various times through 2005.

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

 16. Legal Proceedings

In 1983, with the assistance of the Federal Savings and Loan Insurance Corporation (FSLIC) as set forth in an assistance agreement (Assistance Agreement), the Bank acquired First Federal Savings and Loan Association of East Chicago, Indiana (East Chicago Savings), and Gary Federal Savings and Loan Association, Gary, Indiana (Gary Federal) through mergers. The FSLIC-assisted supervisory acquisitions of East Chicago Savings and Gary Federal were accounted for using the purchase method of accounting which resulted in supervisory goodwill (the excess of cost over fair value of net assets acquired), an intangible asset, of $52.9 million, compared to $40.2 million of goodwill as reported on a generally accepted accounting principles basis. Such goodwill was included in the Bank's regulatory capital. The Assistance Agreement relating to the Bank's acquisitions of East Chicago Savings and Gary Federal provided for the inclusion of goodwill as an asset on the Bank's balance sheet, to be amortized over 35 years for regulatory purposes and includable in capital. Pursuant to the regulations adopted by the Office of Thrift Supervision to implement the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the regulatory capital requirement for federal savings banks was increased and the amount of supervisory goodwill that could be included in regulatory capital decreased significantly. At September 30, 1989, the Bank had approximately $26.0 million of remaining supervisory goodwill but, even excluding supervisory goodwill, the Bank exceeded the capital requirements of FIRREA at such date.

On May 13, 1993, the Bank filed suit against the U.S. government seeking damages and/or other appropriate relief on the grounds, among others, that the government had breached the terms of the Assistance Agreement. The suit is pending in the United States Court of Federal Claims and is entitled Citizens Financial Services, FSB, et al. v. United States (Case No. 93-306-C).

The Bank has filed a motion for summary judgment, which is presently pending before the Court. Case-specific discovery, including large-scale document production and numerous depositions has occurred. Expert discovery has also been substantially completed. No trial date has been set.

In its complaint, the Bank did not specify the amount of damages it is seeking from the United States. The Bank has retained an expert in order to attempt to quantify the amount of damages. The Bank is unable to predict the outcome of its claim against the United States and the amount of damages that may be awarded to the Bank, if any, in the event that a judgment is rendered in the Bank's favor. Consequently, no assurances can be given as to the results of this claim or the timing of any proceedings in relation thereto. The cost, including attorney's fees and expenses, of the litigation were approximately $436, $550, and $18, in 2001, 2000, and 1999, respectively, which is included in other general and administrative expenses in the Consolidated Statement of Income.

Other than the above-referenced litigation, the Company is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed to be immaterial to the financial condition of the Company.

                                                               CFS BANCORP, INC.

 17. Fair Value of Financial Instruments

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

The carrying amounts and fair values of financial instruments consist of the following:

                                                                                 DECEMBER 31
                                                                       2001                      2000
                                                               CARRYING       FAIR       CARRYING       FAIR
                                                                AMOUNT       VALUE        AMOUNT       VALUE
---------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                     $  272,067   $  272,067   $   59,256   $   59,256
Investment securities available-for-sale                          47,225       47,225       33,786       33,786
Investment securities held-to-maturity                                --           --      170,784      169,131
Mortgage-backed securities available-for-sale                    276,158      276,158      279,597      279,597
Mortgage-backed securities held-to-maturity                       37,034       37,744       78,857       78,516
Loans receivable                                                 883,352      901,116      998,727      979,252
Investment in Bank-Owned Life Insurance                           30,052       30,052       22,976       22,976
---------------------------------------------------------------------------------------------------------------
Total assets financial instruments                            $1,545,888   $1,564,362   $1,643,983   $1,622,514
---------------------------------------------------------------------------------------------------------------
Liabilities
Deposits                                                      $  945,948   $  956,672   $  934,012   $  889,366
Borrowed money                                                   462,658      502,726      548,076      546,706
---------------------------------------------------------------------------------------------------------------
Total liabilities financial instruments                       $1,408,606   $1,459,398   $1,482,088   $1,436,072
---------------------------------------------------------------------------------------------------------------

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

INVESTMENT IN BANK-OWNED LIFE INSURANCE

The fair value of Bank-Owned Life Insurance is equal to its cash surrender value.

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

             Notes to Consolidated Financial Statements

CFS BANCORP, INC.
             CONTINUED

 18. Condensed Parent Company Financial Statements

The following represents the condensed statement of financial condition as of December 31, 2001 and 2000, and condensed statement of income and cash flows for the three years ended December 31, 2001, for CFS Bancorp, Inc., the parent company.

Condensed Statements of Condition
(PARENT COMPANY ONLY)

                                                                  DECEMBER 31
                                                                2001       2000
---------------------------------------------------------------------------------
Assets
Cash on hand and in banks                                     $  4,114   $    358
Securities available for sale                                   19,913     55,669
Investment in subsidiary                                       136,932    130,624
Loan receivable from ESOP                                       10,631     11,522
Accrued interest receivable                                        118        332
Prepaid expenses and other assets                                  982      2,591
---------------------------------------------------------------------------------
Total assets                                                  $172,690   $201,096
---------------------------------------------------------------------------------
Liabilities and stockholders' equity
Liabilities:
   Accrued taxes and other liabilities                        $  1,406   $  1,728
Stockholders' equity:
   Common stock                                                    234        234
   Additional paid-in capital                                  189,547    188,990
   Retained earnings, substantially restricted                  93,649     81,997
   Treasury stock, at cost                                    (112,167)   (68,829)
   Accumulated other comprehensive income (loss) net of tax         21     (3,024)
---------------------------------------------------------------------------------
Total stockholders' equity                                     171,284    199,368
---------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $172,690   $201,096
---------------------------------------------------------------------------------

Condensed Statements of Income
(PARENT COMPANY ONLY)

                                                                YEAR ENDED DECEMBER 31
                                                               2001      2000      1999
-----------------------------------------------------------------------------------------
Dividends from subsidiary                                     $10,000   $22,774   $20,182
Interest income                                                 3,283     4,585     5,148
Dividend income                                                   391       400       253
Net gain on sale of investments                                   599        40        51
Other income                                                       61        --        --
Noninterest expense                                            (1,259)   (1,214)   (1,541)
-----------------------------------------------------------------------------------------
Net income before income taxes and equity in earnings of
   subsidiary                                                  13,075    26,585    24,093
Income tax expense                                               (924)   (1,544)   (1,580)
-----------------------------------------------------------------------------------------
Net income before equity in undistributed earnings of
   subsidiary                                                  12,151    25,041    22,513
Equity in undistributed earnings of subsidiary                   (978)  (14,348)   (9,423)
-----------------------------------------------------------------------------------------
Net income                                                    $11,173   $10,693   $13,090
-----------------------------------------------------------------------------------------

                                                               CFS BANCORP, INC.

Condensed Statements of Cash Flows
(PARENT COMPANY ONLY)

                                                                  YEAR ENDED DECEMBER 31
                                                                2001       2000       1999
--------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                 $ 11,173   $ 10,693   $ 13,090
   Adjustments to reconcile net income to net cash used by
   operating activities:
      Amortization/accretion of premiums/discounts                (646)      (708)      (687)
      Equity in undistributed earnings of the Bank                 978     14,348      9,423
      Net gain on sale of available-for-sale investment
   securities                                                     (599)       (40)       (51)
      Decrease in interest receivable                              214        110        178
      Decrease (increase) in prepaid expenses and other
   assets                                                        1,609        954     (1,900)
      Increase (decrease) in other liabilities                    (611)    (1,278)     3,323
--------------------------------------------------------------------------------------------
Net cash provided by operating activities                       12,118     24,079     23,376
Investing activities:
   Available-for-sale investment securities:
      Purchases                                                (24,173)      (749)    (2,622)
      Repayments                                                    --         60         --
      Sales                                                     26,224        602     21,879
   Available-for-sale mortgage-backed securities:
      Purchases                                                     --         --         --
      Repayments                                                   919        793      1,530
      Sales                                                     36,122         --      1,077
   Net loan originations and principal payment on loans            891        819      4,752
--------------------------------------------------------------------------------------------
Net cash provided by investing activities                       39,983      1,525     26,616
Financing activities:
   Purchase of treasury stock                                  (43,634)   (20,750)   (48,079)
   Proceeds from exercise of stock options                         432        814        974
   Dividends paid on common stock                               (5,143)    (5,966)    (6,341)
--------------------------------------------------------------------------------------------
Net cash used by financing activities                          (48,345)   (25,902)   (53,446)
--------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                 3,756       (298)    (3,454)
Cash and cash equivalents at beginning of year                     358        656      4,110
--------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $  4,114   $    358   $    656
--------------------------------------------------------------------------------------------

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

Frank D. Lester
President
Union Tank Car Company

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321
219-836-5500

INVESTOR INFORMATION
Investors and analysts
interested in additional
information may contact:
Michael P. Prisby
Assistant Treasurer
CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321
219-836-9990

STOCK INFORMATION
CFS Bancorp trades on the
NASDAQ under the ticket
symbol CITZ.

DIVIDEND REINVESTMENT
Dividend reinvestment is available to registered shareholders with 100 or more shares. For additional information, contact our transfer agent.

TRANSFER AGENT AND REGISTRAR
LaSalle National Bank
135 South LaSalle Street
Chicago, Illinois 60603
800-246-5761

INDEPENDENT AUDITORS
Ernst & Young LLP
Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606
312-879-2000

SPECIAL COUNSEL
Elias, Matz, Tiernan and
Herrick LLP
734 Fifteenth Street, N.W.
Washington, D.C. 20005

SHAREHOLDER MEETING
The Annual Meeting of
Shareholders will be held at
10:00 a.m. on April 30, 2002
CDT at The Center for
Visual and Performing Arts,
1040 Ridge Road, Munster,
Indiana 46321.

FORM 10-K
A copy of the CFS Bancorp, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge upon written request to:
Monica F. Sullivan
Corporate Secretary
CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321

As of December 31, 2001, there were 13,626,146 shares of common stock outstanding, held by 2,501 stockholders of record.

RESEARCH
The following companies indicated that they provide a market in CFS Bancorp, Inc. common stock:
Dain Rauscher Inc.
Friedman Billings Ramsey & Co.
Howe Barnes Investments, Inc.
McDonald Investments/
  Trident Securities
Sandler O'Neill & Partners LP
Stifel, Nicolaus & Co. Inc.
Tucker Anthony Inc.

QUARTERLY SHARE PRICE AND
DIVIDEND INFORMATION

                     STOCK PRICE      DIVIDEND
                    HIGH      LOW       PAID
----------------------------------------------
2000
First Quarter      $9 5/16   $7 1/2     $.09
Second Quarter     $ 9 3/8   $7 3/4     $.09
Third Quarter      $10 1/2   $8 9/16    $.09
Fourth Quarter     $10 11/16 $10 1/8    $.09
2001
First Quarter      $11 7/16  $10 7/16   $.09
Second Quarter     $ 13.83   $10.75     $.09
Third Quarter      $ 14.87   $13.27     $.09
Fourth Quarter     $ 14.52   $13.41     $.09