Form 10-K, Exhibit 13
period 2002-03-31
CFS BANCORP INC
filed 2003-03-31
CIK 1058438

                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 13


SELECTED CONSOLIDATED FINANCIAL DATA

CFS BANCORP, INC.

                                                                                         AT DECEMBER 31,

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                2002            2001            2000            1999           1998
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
Total assets                                             $1,584,762      $1,604,134      $1,710,376      $1,649,535      $1,470,617
Loans receivable, net                                       930,348         883,352         998,727         882,676         726,081
Mortgage-backed securities,                                 296,638         276,158         279,597         299,056         277,888
  available-for-sale
Mortgage-backed securities, held-to-maturity                 21,402          37,034          78,857         101,066         176,956
Investment securities, available-for-sale                    39,064          47,225          33,786          32,693          34,720
Investment securities, held-to-maturity                        --              --           170,784         176,737         166,500
Deposits                                                    954,222         945,948         934,012         925,047         969,802
Borrowed money                                              449,431         462,658         548,076         494,699         215,271
Stockholders' equity                                        160,662         171,284         199,368         205,433         260,088
Non-performing assets to total assets                          1.02%           0.94%           0.75%           0.75%           0.64%
Stockholders' equity to total assets                          10.14           10.68           11.66           12.45           17.69
Stockholders' equity per outstanding share               $    12.68      $    12.57      $    11.88      $    10.97      $    11.13
Allowance for losses on loans to
  non-performing loans                                        56.60%          55.23%          60.65%          50.48%          59.82%
Allowance for losses on loans to total loans                   0.92            0.86            0.71            0.67            0.74





                                                                                        YEAR ENDED DECEMBER 31,

                                                                    2002           2001          2000          1999          1998
------------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA
Interest income                                                  $ 86,561      $ 108,107      $ 118,876      $104,609      $ 97,353
Interest expense                                                   53,068         70,288         73,033        57,543        56,910
Net interest income                                                33,493         37,819         45,843        47,066        40,443
Provision for losses on loans(1)                                    1,956          1,150          3,375           675         1,630
Net interest income after provision for losses on                  31,537         36,669         42,468        46,391        38,813
  loans
Noninterest income                                                 11,313         10,728          6,081         5,191         5,900
Noninterest expense(2)                                             32,674         31,433         31,035        30,210        39,004
Income before income taxes                                         10,176         15,964         17,514        21,372         5,709
Income tax expense                                                  2,971          4,791          6,821         8,282         2,587
Net income                                                          7,205         11,173         10,693        13,090         3,122
Earnings per share (basic)                                           0.60           0.80           0.66          0.69          0.15
Earnings per share (diluted)                                         0.58           0.77           0.66          0.68          0.14
Cash dividends declared per common share                             0.40           0.36           0.36          0.34          0.16


SELECTED OPERATING RATIOS
Net interest margin                                                  2.20%          2.36%          2.83%         3.18%         3.08%
Average interest-earning assets to average
  interest-bearing liabilities                                     110.96         112.09         113.59        118.70        114.57
Ratio of general and administrative expenses
  to average total assets (adjusted for
  one-time charges)(3)                                               2.04           1.86           1.84          1.88          2.16
Return on average assets                                             0.45           0.66           0.63          0.85          0.23
Return on average equity                                             4.30           5.82           5.34          5.70          1.85
Efficiency ratio (adjusted for one-time charges)(3)                 75.25          68.43          59.82         57.95         64.35



(1) The provision for losses on loans in 1998 reflects a $1,200 adjustment in order to conform the credit policies of Suburban Financial Corp. to those of the CFS Bancorp, Inc.
(2) Noninterest expense in 1998 includes one-time charges of $9,519 related to the Merger and Conversion (as described in the General Section of Management's Discussion and Analysis of Financial Condition and Results of Operations).
(3) Calculated on a pro forma basis which excludes the effects of the special charges referred to in (2) above.

SELECTED QUARTERLY RESULTS OF OPERATIONS

CFS BANCORP, INC.

                                                                                         2002
                                                           1ST                 2ND                3RD                  4TH
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)             QUARTER             QUARTER            QUARTER              QUARTER
-------------------------------------------------------------------------------------------------------------------------------
Interest income                                          $21,978             $22,128             $22,047             $20,408
Interest expense                                          14,013              12,978              13,291              12,786
Net interest income                                        7,965               9,150               8,756               7,622
Provisions for losses on loans                               200                 350                 500                 906
Noninterest income                                         2,246               2,494               2,639               3,934
Noninterest expense                                        7,786               8,452               8,324               8,112
Income before income taxes                                 2,225               2,842               2,571               2,538
Income taxes                                                 661                 859                 755                 696
Net income                                                 1,564               1,983               1,816               1,842
Earnings per share - basic                                  0.13                0.16                0.15                0.16
Earnings per share - diluted                                0.12                0.16                0.15                0.15
Dividends declared per share                                0.10                0.10                0.10                0.10



                                                                                        2001

                                                           1ST                2ND                3RD                 4TH
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)             QUARTER            QUARTER             QUARTER             QUARTER
-------------------------------------------------------------------------------------------------------------------------------
Interest income                                          $29,746             $28,293             $26,791             $23,277
Interest expense                                          18,563              18,393              17,693              15,639
Net interest income                                       11,183               9,900               9,098               7,638
Provisions for losses on loans                               450                 450                 250                  --
Noninterest income                                         2,011               2,351               3,968               2,398
Noninterest expense                                        7,765               8,044               7,540               8,084
Income before income taxes                                 4,979               3,757               5,276               1,952
Income taxes                                               1,656               1,094               1,628                 413
Net income                                                 3,323               2,663               3,648               1,539
Earnings per share - basic                                  0.22                0.18                0.26                0.14
Earnings per share - diluted                                0.22                0.18                0.25                0.12
Dividends declared per share                                0.09                0.09                0.09                0.09

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


CHANGES IN FINANCIAL CONDITION

GENERAL

Total assets of the Company were $1.6 billion at both December 31, 2002 and December 31, 2001. Assets decreased $19.4 million primarily as a result of the decrease in cash and cash equivalents of $61.9 million offset partially by the increase in loans receivable of $47.0 million. During the year ended December 31, 2002, the Company's total liabilities decreased by $8.8 million as a result of a decrease in borrowed money of $13.2 million and a decrease in other liabilities of $3.7 million, which were partially offset by an increase in deposits of $8.3 million. During the year ended December 31, 2002, stockholders' equity decreased by $10.6 million with the most significant portion of the decrease being the utilization of $14.6 million in cash to repurchase 1,050,854 shares for treasury through the Company's share repurchase program. The Company continues to maintain a strong capital structure. At December 31, 2002, the Bank had tangible and core regulatory capital ratios of 8.42% and a risk-based capital ratio of 13.97%. Liquidity, which was at historically high levels for the Company at December 31, 2001 as a result of the continuing trend of historically low market rates of interest and the resulting accelerated level of repayments of mortgage loans, was reduced by about 23% during 2002 even though interest rates were reduced further during the year and accelerated loan repayments continued. The Company continued to implement its strategy during 2002 of restructuring its balance sheet to emphasize more commercial and commercial real estate loans that have relatively higher rates of interest and shorter durations than single-family mortgage loans.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, which consist of cash, interest-bearing deposits at other financial institutions and federal funds sold, amounted to $210.1 at December 31, 2002 compared to $272.1 million at December 31, 2001. This $62.0 million decrease primarily was a result of the Company redeploying these funds to fund new loan originations in line with the Company's business strategy of having the Company's balance sheet contain more bank-like assets. This redeployment of cash and cash equivalents was utilized to assist in increasing loans receivable by $47.0 million, repaying $13.3 million in borrowed money and repurchasing $14.6 million of shares of the Company's common stock on the open market at an average price per share of $13.92.

INVESTMENT SECURITIES

At December 31, 2002 the Company had $39.1 million of investment securities available-for-sale compared to $47.2 million of investment securities available-for-sale at December 31, 2001.

MORTGAGE-BACKED SECURITIES

At December 31, 2002 the Company had $296.6 million in mortgage-backed securities available-for-sale and $21.4 million in mortgage-backed securities held-to-maturity, or an aggregate of $318.0 million, compared to $276.2 million in mortgage-backed securities available-for-sale and $37.0 million in mortgage-backed securities held-to-maturity, or an aggregate of $313.2 million in mortgage-backed securities, at December 31, 2001. This net increase of $4.8 million in the aggregate from December 31, 2001 to December 31, 2002 was the result of purchases of $225.6 in mortgage-backed securities, reduced by normal

CFS BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     CONTINUED

repayments and increased prepayments as mortgage interest rates continued to drop during 2002. At December 31, 2002 the Company had an unrealized loss, net of taxes, on available-for-sale investment securities and mortgage-backed securities of $.1 million.

LOANS RECEIVABLE

The net loan portfolio of the Company increased to $930.3 million at December 31, 2002 from $883.4 million at December 31, 2001. The 5.3% increase was the result of the Company continuing its strategy of restructuring its loan portfolio by redeploying assets into commercial and commercial real estate loans even as accelerated loan repayments on single-family residential mortgage loans continued in 2002.

INVESTMENT IN BANK-OWNED LIFE INSURANCE

The Company's investment in Bank-owned life insurance ("BOLI") was $31.0 million at December 31, 2002 compared to $30.1 million at December 31, 2001. The Company's original investment in BOLI was made in September 2000 and increased by $6.2 million in September 2001. At this time the Company does not intend any further purchase of BOLI. This investment provides tax-exempt earnings to help defray the cost of employee benefits. The investment is represented by life insurance contracts on approximately 300 Company employees issued by the Hartford Life Insurance Company. All employees covered under these contracts have agreed to be included in the program.

DEPOSITS

Deposits were $954.2 million at December 31, 2002 compared to $945.9 million at December 31, 2001. This net increase of $8.3 million resulted primarily from the Company's opening of two new branch offices in July 2002. When the two new branch offices opened, a special promotion that paid higher interest rates during the three months after the opening resulted in additional deposits of approximately $80 million. At December 31, 2002 $47.1 million of these new deposits have been retained. These deposit increases were partially offset by reductions of deposits throughout other offices as the Company generally set its interest rates offered on deposits at moderate levels compared to competitors during 2002.

BORROWED MONEY

Borrowed money amounted to $449.4 million at December 31, 2002 compared to $462.7 million at December 31, 2001. The decrease of $13.3 million reflects principal repayments by the Company as certain borrowings matured.

STOCKHOLDERS' EQUITY

Total stockholders' equity of the Company amounted to $160.7 million, or 10.14% of total assets, at December 31, 2002 compared to $171.3 million, or 10.68% of total assets, at December 31, 2001. Total stockholders' equity included unrealized losses on investment securities and mortgage-backed securities available-for-sale, net of taxes of $123,000 at December 31, 2002 compared to unrealized gains of $2.7 million at December 31, 2001. The decrease in stockholders' equity for the year was primarily the result of the utilization of cash to fund the Company's ongoing stock repurchase programs. Since its initial public offering in July 1998, the Company has repurchased an aggregate of 10,871,062 shares of its common stock at an average price of $11.60 per share.

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


                                                      YEARS ENDED DECEMBER 31,

                                                 2002                            2001                             2000

------------------------------------------------------------------------------------------------------------------------------------
                                    AVERAGE              AVERAGE     AVERAGE              AVERAGE     AVERAGE              AVERAGE
(DOLLARS IN THOUSANDS)              BALANCE   INTEREST  YIELD/COST   BALANCE    INTEREST YIELD/COST   BALANCE    INTEREST YIELD/COST
------------------------------------------------------------------------------------------------------------------------------------
Interest - earning assets:
  Loans receivable(1)
    Real estate loans            $  883,265  $ 60,750      6.88%   $  920,461  $ 69,398    7.54%    $  948,159  $ 72,129     7.61%
    Other loans                      33,288     1,969      5.92        22,115     1,665    7.53         21,177     1,980     9.35
------------------------------------------------------------------------------------------------------------------------------------
      Total loans                   916,553    62,719      6.84       942,576    71,063    7.54        969,336    74,109     7.65
  Securities(2)                     388,382    19,211      4.95       457,796    29,439    6.43        589,816    40,926     6.94
  Other interest-
     earning assets(3)              215,549     4,631      2.15       204,563     7,605    3.72         57,893     3,841     6.63
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-
     earning assets               1,520,484    86,561      5.69     1,604,935   108,107    6.74      1,617,045   118,876     7.35
Noninterest-earning assets           80,628                            82,640                           70,690
------------------------------------------------------------------------------------------------------------------------------------
Total assets                     $1,601,112                        $1,687,575                       $1,687,735
====================================================================================================================================

Interest-bearing liabilities:
  Deposits:
    Checking and money
      market accounts            $  193,812     2,735      1.41    $  146,565     3,298    2.25     $  127,502  $  3,219     2.52
    Passbook accounts               214,609     2,768      1.29       203,951     4,591    2.25        214,421     6,456     3.01
    Certificates of deposit         502,970    20,214      4.02       586,677    32,958    5.62        572,144    33,420     5.84
------------------------------------------------------------------------------------------------------------------------------------
      Total deposits                911,391    25,717      2.82       937,193    40,847    4.36        914,067    43,095     4.71
Borrowings                          458,864    27,351      5.96       494,637    29,441    5.95        509,503    29,938     5.88
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-
     bearing liabilities          1,370,255    53,068      3.87     1,431,830    70,288    4.91      1,423,570    73,033     5.13
Noninterest-bearing
 liabilities(4)                      63,200                            63,869                           63,830
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities               1,433,455                         1,495,699                        1,487,400
Stockholders' equity                167,657                           191,876                          200,335
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity         $1,601,112                        $1,687,575                       $1,687,735
====================================================================================================================================
Net interest-earning assets      $  150,229                        $  173,105                       $  193,475
====================================================================================================================================
Net interest income/interest
  rate spread                                $ 33,493      1.82%               $ 37,819    1.83%                $ 45,843     2.22%
====================================================================================================================================
Net interest margin                                        2.20%                           2.36%                             2.83%
====================================================================================================================================
Ratio of average interest-
   earning assets to average
   interest-bearing liabilities                          110.96%                         112.09%                           113.59%
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

CFS BANCORP, INC.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  CONTINUED


                              RATE/VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                                          YEARS ENDED DECEMBER 31,


                                                        2002 COMPARED TO 2001                             2001 COMPARED TO 2000
------------------------------------------------------------------------------------------------------------------------------------
                                                     INCREASE (DECREASE) DUE TO                        INCREASE (DECREASE) DUE TO
------------------------------------------------------------------------------------------------------------------------------------
                                                                RATE/    TOTAL NET                             RATE/      TOTAL NET
(DOLLARS IN THOUSANDS)                 RATE        VOLUME      VOLUME   INC./(DEC)       RATE       VOLUME     VOLUME     INC./(DEC)
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable:
     Real estate loans              $ (6,090)   $ (2,804)    $   246     $ (8,648)    $  (643)    $ (2,107)   $     19    $ (2,731)
     Other loans                        (357)        841        (180)         304        (386)          88         (17)       (315)
------------------------------------------------------------------------------------------------------------------------------------
          Total loans receivable      (6,447)     (1,963)         66       (8,344)     (1,029)      (2,019)          2      (3,046)
Securities                            (6,794)     (4,464)      1,030      (10,228)     (2,997)      (9,161)        671     (11,487)
Other interest-earning assets         (3,210)       ,408        (172)      (2,974)     (1,689)       9,731      (4,278)      3,764
------------------------------------------------------------------------------------------------------------------------------------
Total net change in income on
   interest-earning assets           (16,451)     (6,019)        924      (21,546)     (5,715)      (1,449)     (3,605)    (10,769)
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
     Checking and money markets       (1,230)      1,063        (396)        (563)       (350)         481         (52)         79
     Passbook accounts                (1,960)        240        (103)      (1,823)        181         (449)        (12)       (280)
     Certificates of deposit          (9,380)     (4,702)      1,338      (12,744)      2,496          617          51       3,164
------------------------------------------------------------------------------------------------------------------------------------
          Total deposits             (12,570)     (3,399)        839      (15,130)      2,981          298          53       3,332
Borrowings                                42      (2,129)         (3)      (2,090)      1,775        9,440         943      12,158
------------------------------------------------------------------------------------------------------------------------------------
Total net change in expense on
  interest-bearing liabilities       (12,528)     (5,528)        836      (17,220)      4,756        9,738         996      15,490
------------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income   $ (3,923)   $   (491)    $    88     $ (4,326)   $ (1,408)    $    608    $   (423)   $ (1,223)
====================================================================================================================================

CFS BANCORP, INC.





  RESULTS OF OPERATIONS


GENERAL

The Company reported net income of $7.2 million for the year ended December 31, 2002 compared to net income of $11.2 million and $10.7 million for the years ended December 31, 2001 and 2000, respectively. The Company's net interest income for the year ended December 31, 2002 decreased $4.3 million from the year ended December 31, 2001. Net interest income for the year ended December 31, 2001 decreased $8.0 million when compared to the year ended December 31, 2000.

During the year ended December 31, 2002, the Company's average balances of interest-earning assets, which is comprised primarily of loans and securities, decreased as the result of continued accelerated repayments on mortgage loans and mortgage-backed securities in the low interest rate environment. The Company's reinvestment of cash into interest-earning assets increased in 2002 compared to 2001 as the Company emphasized the origination of commercial and multi-family real estate, construction and commercial loans. The Company's results of operations during the year ended December 31, 2002 were positively affected by a $1.1 million gain on the sale of the insurance agency operations. The Company's results of operations were affected during the year ended December 31, 2001 by a $2.0 million gain on the sale of two La Porte County branches while, during the year ended December 31, 2000, the Company recorded a loan loss provision of $2.0 million related to the writedown of a non-performing loan on an office building obtained in the July 1998 Merger with SFC.

NET INTEREST INCOME

Net interest income is determined by the Company's interest rate spread (i.e., the difference between the average yield earned on the Company's interest-earning assets and the average rate paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spreads were 1.82%, 1.83% and 2.22% for the years ended December 31, 2002, 2001 and 2000, respectively. The Company's net interest margin (i.e., net interest income as a percentage of average interest-earning assets) was 2.20%, 2.36% and 2.83% during the years ended December 31, 2002, 2001 and 2000, respectively.

The Company's net interest income amounted to $33.5 million for the year ended December 31, 2002 compared to $37.8 million and $45.8 million for the years ended December 31, 2001 and 2000, respectively. The 11.4% decrease from 2001 to 2002 was a result of the compression of interest rate spreads as well as a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities to 110.96% in 2002 from 112.1% in 2001. The 17.5% decrease in net interest income from 2000 to 2001 was similarly a result of the compression of interest rate spreads, as well as a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities to 112.1% in 2001 from 113.6% in 2000. The Company also utilized $14.6 million of cash in 2002 and $43.6 million of cash in 2001 for the Company's stock repurchase program, which affected net interest income, as the cash used for such repurchases was not invested in interest-earning assets.

INTEREST INCOME

The Company reported total interest income of $86.6 million for the year ended December 31, 2002 compared to $108.1 million and $118.9 million for the years ended December 31, 2001 and 2000, respectively. The $21.5 million or 19.9% decrease in interest income in 2002 compared to 2001 was primarily due to a $69.4 million decrease in the average balances of securities from $457.8 million in 2001 to $388.4 million in 2002 coupled with a reduction of 148 basis points in the average yield earned on these securities. In addition, the average balances of real estate loans decreased by $37.2 million to $883.3 million in 2002 from $920.5 million in 2001 in conjunction with a reduction of 66 basis points in the yield earned on these loans. The $10.8 million or 9.1% decrease in interest income in 2001 compared to 2000 was primarily due to a $132.0 million decrease in the average balances of securities from $589.8 million in 2000 to $457.8 million in 2001 coupled with a reduction of 51 basis points in the yield earned on these securities.

CFS BANCORP, INC.




                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 CONTINUED



INTEREST EXPENSE

Total interest expenses amounted to $53.1 million for the year ended December 31, 2002 compared to $70.3 million and $73.0 million in 2001 and 2000, respectively. The $17.2 million or 24.5% reduction in interest expense during 2002 was primarily the result of a 154 basis point reduction in the rate paid on total deposits coupled with a $25.8 million decrease in average balances of total deposits. Total interest expense amounted to $70.3 million for the year ended December 31, 2001 compared to $73.0 million in 2000. The $2.7 million or 3.8% reduction in interest expense during 2001, was primarily the result of a $2.2 million decrease in interest on deposits. This was the result of a 35 basis point decrease in the average rate paid on deposits, which was partially offset by a $23.1 million increase in the average balance of deposits.

PROVISION FOR LOSSES ON LOANS

The Company establishes provisions for losses on loans, which are charged to operations, in order to maintain the allowance for losses on loans at a level which is deemed appropriate to absorb losses inherent in the portfolio. In determining the appropriate level of the allowance for losses on loans, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates, and ultimate losses may vary from such estimates. Management assesses the allowance for losses on loans on a quarterly basis and makes appropriate provisions to maintain the adequacy of the allowance. The actual determination of the total provision is the combination of specific reserves, which may be established from time to time on individual classified assets, and a general reserve that is based in part on certain ratios applied to various loan pools as stratified by the Company, considering historical charge-offs and delinquency levels. Additionally, the Company engages an independent firm to perform a loan review every four to six months. The results of this review are compared to the Company's classification of assets, and adjustments are made as deemed appropriate by management. The Company's provision for losses on loans was $2.0 million for the year ended December 31, 2002 compared to $1.2 million in 2001 and $3.4 million in 2000. The Company has increased its emphasis in recent years on construction and land development loans, multi-family residential real estate loans, commercial loans, and commercial real estate loans, all of which are generally deemed to involve more risk of loss than single-family residential real estate loans. This change in emphasis has resulted in an increase in the allowance for losses. The Company's allowance for losses on loans to total loans was 0.92% at December 31, 2002 compared to 0.86% and 0.71% at December 31, 2001 and 2000, respectively.

The Company's non-performing loans were $15.3 million at December 31, 2002 compared to $13.8 and $11.8 million at December 31, 2001 and 2000, respectively. The primary changes in non-performing loans when comparing 2002 to 2001 were an overall decrease in non-performing single-family-residential loans of approximately $1.3 million and an increase in non-performing commercial real estate loans. The increase in non-performing commercial real estate loans is primarily due to one loan of approximately $3.9 million on a motel, which became non-performing in the third quarter of 2002. The Company anticipates foreclosing on this property in 2003. A motel management company has been appointed to run the daily operations of the motel until occupancy levels can be improved and the property offered for sale. The ratio of the Company's allowance for losses on loans to non-performing loans was 56.6% at December 31, 2002 compared to 55.2% and 60.7% at December 31, 2001 and 2000, respectively.

Although management believes that the Company's allowance for losses on loans was adequate at December 31, 2002 based on available facts and circumstances, there can be no assurances that additions will not be necessary in the future. Such allowances would adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's

CFS BANCORP, INC.






provision for losses on loans and the carrying value of its other non-performing assets, based on information available to them at the time of their examinations. Any of these agencies could require the Bank to make additional provisions for losses on loans in the future.

NONINTEREST INCOME

The Company reported noninterest income of $11.3 million for the year ended December 31, 2002 compared to $10.7 million and $6.1 million for the years ended December 31, 2001 and 2000, respectively. The primary reasons for the increase in noninterest income in 2002 compared to 2001 was the $1.1 million gain recognized on the sale of the Company's insurance agency in December 2002 coupled with the $1.5 million increase in deposit fees in 2002 compared to 2001, while 2001 noninterest income included a $2.0 million gain on the sale of two branch offices. The increase in deposit fees in 2002 compared to 2001 was a result of a re-evaluation of operations completed in 2001. One of the results of this process improvement program was reflected in deposit fees earned of $4.1 million in 2002 compared to $2.6 million in 2001 and $1.4 million in 2000. In addition to the sale of the insurance agency in December 2002, the Company changed its method of delivery of investments in the third quarter of 2002 by discontinuing delivering non-deposit products through its subsidiary and having its subsidiary outsource this activity. Both the investment and insurance subsidiaries have provided marginally incremental profit and loss results to the Company over the years. Therefore, the outsourcing of investment services and the sale of the insurance agency operations are expected to improve the Company's operating results beginning in 2003.

The primary reasons for the increase in noninterest income in 2001 compared to 2000 was the $2.0 million gain recognized on the sale of two branch offices, a $1.2 million increase in deposit fees and a $1.1 million increase in BOLI income. Income from BOLI was $1.5 million in 2002 and in 2001, and $406,000 in 2000. The Company initially invested $22.7 million in BOLI in September 2000 and made an additional investment of $6.2 million in September 2001. Prior to this investment being made, the cash invested in BOLI had been invested primarily in interest-earning assets. Noninterest income also included $299,000 from net gains on the sale of investment securities in 2002, compared to $599,000 and $42,000 for the years ending December 31, 2001 and 2000, respectively.

NONINTEREST EXPENSE

The Company reported noninterest expense of $32.7 million, $31.4 million and $31.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. Compensation and employee benefits, the largest single component of noninterest expense, was $20.0 million for the year ended December 31, 2002 compared to $19.0 million and $19.3 million for the years ended December 31, 2001 and 2000, respectively. Aggregate salary and wage expenses were unchanged when comparing 2002 to 2001 while this expense was approximately 8.0% less in 2001 than it was in 2000, due primarily to the Company's process improvements program undertaken in 2001 which resulted in reductions of the average number of full-time equivalent employees to 343 for 2002 compared to 363 for 2001 and 416 for 2000. While the Company's salary expense was held flat in 2002 compared to 2001 and was reduced in 2001 compared to 2000, salary expense levels were offset by increases in employee benefits expenses related to the Company's pension plan and ESOP plan. After being fully funded for several years, funding was resumed for the pension plan year beginning July 1, 2001 and ending June 30, 2002. Pension expense was $889,000 for the calendar year ending December 31, 2002 compared to $134,000 for 2001 and $-0- for 2000, respectively. Due to the cost of the numerous benefit plans offered by the Company, the Board of Directors in December 2002 elected to freeze benefits under the pension plan as of March 1, 2003. ESOP expense is recorded based on the shares to be allocated for the year to participants in the plan multiplied by the average share price for the year. The average share price for 2002 increased to $14.07. As a result, $177,000 of additional ESOP expense was recorded in 2002 compared to 2001. ESOP expense increased by $412,000 in 2001 compared to 2000 due to the increase in the Company's average

CFS BANCORP, INC.




                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 CONTINUED



share price. Also included in compensation and employee benefits expense was $1.5 million in 2002 compared to $1.4 million in both 2001 and 2000 from the Company's Recognition and Retention Plan approved by the shareholders in February 1999. Aggregate net occupancy expense was $4.3 million for the year ended December 31, 2002 compared to $4.5 million and $4.8 million for the years ended December 31, 2001 and 2000, respectively. Data processing expense amounted to $1.7 million for the year ended December 31, 2002 compared to $1.4 million and $1.0 million for the years ended December 31, 2001 and 2000, respectively. Data processing expense for 2002 and 2001 included additional costs of outsourcing some of the processing associated with a new proof of deposit system implemented in 2001. Federal Deposit Insurance Corporation ("FDIC") insurance premiums amounted to $164,000 for the year ended December 31, 2002 compared to $183,000 and $197,000 for the years ended December 31, 2001 and 2000, respectively. Marketing expenses were $904,000 for 2002 compared to $853,000 and $715,000 for 2001 and 2000, respectively. Other general and administrative expenses amounted to $5.5 million for the year ended December 31, 2002 compared to $5.4 million and $5.0 million for the years ended December 31, 2001 and 2000, respectively. Other general and administrative expenses for 2002 included $258,000 compared to $436,000 and $550,000 in 2001 and 2000, respectively, for fees and expenses paid to law firms representing the Company in the "Goodwill" suit against the U.S. Government. See note 16 in the Consolidated Financial Statements for additional information relating to this suit.

INCOME TAX EXPENSE

The Company's income tax expense amounted to $3.0 million, $4.8 million and $6.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company's effective rates were 29.2%, 30.0%, and 38.9% for the years ended December 31, 2002, 2001, and 2000, respectively. The Company has implemented several tax strategies in the past few years that have resulted in the significant reductions in its effective tax rates.

ASSET/LIABILITY MANAGEMENT

The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities with short- and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Management attempts to moderate the effect of changes in interest rates on the Bank's net portfolio value ("NPV"). The NPV represents the excess of the present value of expected cash flows from assets over the present value of expected cash flows for liabilities. On a quarterly basis, management reviews the calculations of NPV as adjusted for expected cash flows from off-balance sheets contracts, if any. Management of the Bank's assets and liabilities is dependent, in part, on the market-place and customer preferences. However, management attempts to maintain the mix on the Bank's interest rate-sensitive assets and liabilities within limits established by the Board of Directors on the amount of change in NPV which is acceptable assuming certain interest rate changes.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Bank's interest rate risk. The Bank has an asset/liability management committee consisting of senior officers and an advisory director which meets weekly to review the Bank's interest rate risk position and to make recommendations for adjustments to the Bank's Board of Directors. In addition, the Board reviews simulations of how the Company's earnings could be affected under various interest rate scenarios.

In managing its asset/liability mix, the Bank, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. The Board believes that the increased net income resulting from a difference in the maturity of its asset and liability portfolios can, during periods of stable interest rates, provide high enough returns to justify the increased exposure which can result from such a difference in maturities.

CFS BANCORP, INC.


While maintaining its interest rate spread objectives, the Bank attempts to reduce interest rate risk with a variety of strategies designed to maintain what the Bank believes to be an appropriate relationship between its assets and liabilities. First, the Bank emphasizes real estate mortgage loans and commercial loans with fixed rates of interest for an initial term of three or five years, that convert to a rate based on the one, three and five-year constant maturity of United States Treasury obligations as the index after the initial terms and for subsequent adjustment periods. At December 31, 2002, the Bank had approximately $613.6 million of adjustable-rate mortgage loans in its portfolio. Second, the Bank's mortgage-backed securities portfolio is made up primarily of securities that have expected average lives of five years or less at time of purchase. Third, the Bank has a substantial amount of passbook savings, demand deposit and money market accounts which the Bank believes may be less sensitive to changes in interest rates than certificate accounts. At December 31, 2002 the Bank had $456.3 million of these types of accounts. Fourth, the Bank's liability management program seeks to lengthen the maturities of customer deposits by aggressively pricing longer-term certificates of deposit.

The following table presents, as of December 31, 2002 and 2001, an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve in 100 basis point (1%) increments, up 300 basis points and down 100 basis points in 2002 and 2001 in accordance with Office of Thrift Supervision ("OTS") regulations. As illustrated in the table, the Bank's NPV is more sensitive to, and may be more negatively impacted by, declining rates than rising rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. The value of the Bank's borrowings in a rising rate environment decline by a greater percentage than loans resulting in a greater NPV in a rising rate environment.

                                                               NET PORTFOLIO VALUE
(DOLLARS IN THOUSANDS)
                                  YEAR ENDED DECEMBER 31, 2002                     YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------------------
ASSUMED CHANGE IN
INTEREST RATES (BASIS POINTS)     $ AMOUNT       $ CHANGE     % CHANGE     $ AMOUNT        $ CHANGE      % CHANGE
--------------------------------------------------------------------------------------------------------------------
+300                              $ 127,883      $   8,001          7%     $ 103,298       $ (45,544)       (31)%
+200                                134,727         14,845         12        122,708         (26,134)       (18)
+100                                133,656         13,775         11        139,189          (9,654)        (6)
   0                                119,882              -          -        148,842               -          -
-100                                104,896        (14,986)       (13)       140,725          (8,118)        (5)


As noted above, decreases in interest rates would have more of an effect on the percentage change in the Bank's NPV than increases. For instance, at December 31, 2002 for a 200 basis point increase in interest rates, net portfolio value is anticipated to rise by 12% with the remaining NPV at 8.37% of the Bank's total assets. However, a 100 basis point decrease in rates will change the NPV by (13)% with the remaining NPV still at 6.36% of the Bank's total assets.

The above analysis includes the assets and liabilities of the Bank only. Inclusion of Holding Company assets and liabilities would increase NPV nominally at all levels.

CFS BANCORP, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                CONTINUED


LIQUIDITY AND COMMITMENTS

The Company's liquidity, represented by cash and cash equivalents, is a product of operating, investing and financing activities. The Company's primary historical sources of funds are 1) deposits, 2) scheduled payments of amortizing loans and mortgage-backed securities, 3) prepayments and maturities of outstanding loans and mortgage-backed securities, 4) maturities of investment securities and other short-term investments, 5) funds provided from operations, and 6) borrowings from the Federal Home Loan Bank ("FHLB"). Scheduled payments from the amortization of loans, mortgage-backed securities, maturing investment securities, and short-term investments are relatively predictable sources of funds, while deposit flows and loan prepayments are greatly influenced by market rates of interest, economic conditions and competitive rate offerings. In addition, the Company invests excess funds in federal funds sold and other short-term interest-earning assets which provide liquidity to meet lending requirements. At December 31, 2002 the Company had cash and cash equivalents of $210.1 million.

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

At December 31, 2002 total commitments to purchase or originate loans outstanding were $57.7 million. Certificates of deposit scheduled to mature in one year or less at December 31, 2002 totaled $377.2 million. Investment securities scheduled to mature or permitted to be called for redemption in one year or less at December 31, 2002 totaled $20.7 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Company anticipates that it will continue to have sufficient funds to meet its current commitments.

The liquidity needs of CFS Bancorp (the "parent company") consist primarily of operating expenses, dividend payments to stockholders and stock repurchases. The primary sources of liquidity for the parent company are securities available-for-sale and dividends from the Bank. On a parent company only basis, at December 31, 2002, the Company had $6.4 million in securities available-for-sale and, for the year ended December 31, 2001 received $12.5 million in dividends from the Bank. However, these sources can also be supplemented by fees assessed by the Company to the Bank. Under certain banking regulations, the Bank is required to file a notice or, under certain circumstances, an application with the OTS prior to paying any dividends to the Company. In addition, the Bank is required to maintain certain regulatory capital requirements. See note 10 to the Consolidated Financial Statements.

The Company has not used, and has no intention of using, any significant off-balance sheet financing arrangements for liquidity purposes. The Company's financial instruments with off-balance sheet risk are limited to obligations to fund loans to customers and participation loans with other financial institutions pursuant to existing commitments. In addition, the Company has not had, and has no intention to have, any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect our liquidity or capital resources. The Company has not traded in and has no intention of trading in commodity contracts.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results generally in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

CFS BANCORP, INC.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements. Future changes in information may affect these estimates, assumptions, and judgments, which, in turn, may affect amounts reported in the financial statements.

Most accounting policies are not considered by management to be critical accounting policies. All significant accounting policies are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Management has determined that its accounting policies with respect to the allowance for loan losses is the accounting area requiring subjective or complex judgments that is most important to the Company's financial position and results of operations, and therefore, is its only critical accounting policy. The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated statement of condition. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses. In addition, a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Provision for Losses for Loans section on page 20.

FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include, but are not limited to, statements regarding the anticipated net earnings effect of the reconfiguration of the balance sheet and the loan portfolio, tax strategies, general economic conditions, changes in interest rate levels and maturities, marketing initiatives, the adequacy of loan loss provisions, changes in liquidity levels, deposit retention rates, bank-owned life insurance, asset liability management strategies, the outsourcing of investment services, the sale of the insurance agency, and the process improvement program. In addition, the words "anticipate," "believe," "estimate," "expect," "intend," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                         REPORT OF INDEPENDENT AUDITORS






Board of Directors and Stockholders
CFS Bancorp, Inc.

We have audited the accompanying consolidated statements of condition of CFS Bancorp, Inc. (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFS Bancorp, Inc. as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP




Chicago, Illinois
February 19, 2003

                      CONSOLIDATED STATEMENTS OF CONDITION


CFS BANCORP, INC.

                                                                                                 DECEMBER 31


(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                                2002                2001
---------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and amounts due from depository institutions                                      $    30,312         $    28,250
Interest-bearing deposits                                                                  105,479             137,978
Federal funds sold                                                                          74,350             105,839
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                  210,141             272,067

Investment securities available-for-sale                                                    39,064              47,225
Mortgage-backed securities available-for-sale                                              296,638             276,158
Mortgage-backed securities held-to-maturity (fair value: 2002 - $21,977;
  2001 - $37,744)                                                                           21,402              37,034
Loans receivable, net                                                                      930,348             883,352
Investment in FHLB stock, at cost                                                           25,780              26,165
Office properties and equipment                                                             13,835              14,983
Accrued interest receivable                                                                  6,597               6,887
Real estate owned                                                                              893               1,128
Investment in Bank-owned life insurance                                                     31,009              30,052
Prepaid expenses and other assets                                                            9,055               9,083
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                           $ 1,584,762         $ 1,604,134
===========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                               $   954,222         $   945,948
Borrowed money                                                                             449,431             462,658
Advance payments by borrowers for taxes and insurance                                        4,410               4,497
Other liabilities                                                                           16,037              19,747
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                        1,424,100           1,432,850

Stockholders' equity:
  Preferred stock, $.01 par value:
    Authorized shares - 15,000,000
    Issued and outstanding shares - none at December 31, 2002 and 2001                           -                   -
  Common stock, $.01 par value:
    Authorized shares - 85,000,000
    Issued shares -23,423,306 at December 31, 2002 and 2001
  Outstanding shares - 12,674,597 and 13,626,146 at December 31, 2002
    and 2001, respectively                                                                     234                 234
  Additional paid-in capital                                                               189,786             189,547
  Retained earnings, substantially restricted                                              107,598             105,064
  Treasury stock, at cost: 10,748,709 and 9,797,160 shares at December 31, 2002
    and 2001, respectively                                                                (125,650)           (112,167)
  Unearned common stock acquired by ESOP                                                    (8,356)             (9,570)
  Unearned common stock acquired by RRP                                                     (2,827)             (4,543)
  Accumulated other comprehensive income (loss), net of tax                                   (123)              2,719
---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                 160,662             171,284
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                             $ 1,584,762         $ 1,604,134
===========================================================================================================================


See accompanying notes.

CFS BANCORP, INC.


CONSOLIDATED STATEMENTS OF INCOME

                                                                             YEAR ENDED DECEMBER 31

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                        2002               2001              2000
--------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                        $    62,719        $    71,063        $    74,109
   Mortgage-backed securities                                        17,491             21,270             26,403
   Investment securities                                              1,720              8,169             14,523
   Other                                                              4,631              7,605              3,841
--------------------------------------------------------------------------------------------------------------------
Total interest income                                                86,561            108,107            118,876
Interest expense:
   Deposits                                                          25,717             40,847             43,095
   Borrowed money                                                    27,351             29,441             29,938
--------------------------------------------------------------------------------------------------------------------
Total interest expense                                               53,068             70,288             73,033
--------------------------------------------------------------------------------------------------------------------
Net interest income before provision for losses on loans             33,493             37,819             45,843
Provision for losses on loans                                         1,956              1,150              3,375
--------------------------------------------------------------------------------------------------------------------
Net interest income after provision for losses on loans              31,537             36,669             42,468
Noninterest income:
   Loan fees                                                          1,393              1,319              1,426
   Deposit fees                                                       4,112              2,563              1,391
   Insurance commissions                                              1,210              1,067                902
   Investment commissions                                               770                873              1,442
   Bank-owned life insurance income                                   1,524              1,500                406
   Net gain on sale of investment securities                            299                599                 42
   Net gain on sale of branches                                          --              2,014                 --
   Gain on sale of insurance agency                                   1,084                 --                 --
   Other income                                                         921                793                472
--------------------------------------------------------------------------------------------------------------------
Total noninterest income                                             11,313             10,728              6,081
Noninterest expense:
   Compensation and employee benefits                                20,070             19,028             19,303
   Net occupancy expense                                              2,362              2,471              2,430
   Furniture and equipment expense                                    1,925              2,037              2,331
   Data processing                                                    1,743              1,448              1,013
   Federal insurance premiums                                           164                183                197
   Marketing                                                            904                853                715
   Other general and administrative expenses                          5,506              5,413              5,046
--------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                            32,674             31,433             31,035
--------------------------------------------------------------------------------------------------------------------
Income before income taxes                                           10,176             15,964             17,514
Income tax expense                                                    2,971              4,791              6,821
--------------------------------------------------------------------------------------------------------------------
Net income                                                      $     7,205        $    11,173        $    10,693
====================================================================================================================
Per share data:
   Basic earnings per share                                     $       .60        $       .80        $       .66
   Diluted earnings per share                                           .58                .77                .66

Weighted-average shares outstanding                              12,000,589         14,038,096         16,125,560
Weighted-average diluted shares outstanding                      12,492,149         14,453,344         16,322,212

See accompanying notes.

CFS BANCORP, INC.


                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                     UNEARNED    UNEARNED
                                                                                     COMMON      COMMON     ACCUMULATED
                                                 ADDITIONAL                           STOCK       STOCK        OTHER
                                         COMMON   PAID-IN    RETAINED     TREASURY   ACQUIRED    ACQUIRED   COMPREHENSIVE
(DOLLARS IN THOUSANDS)                   STOCK    CAPITAL    EARNINGS     STOCK      BY ESOP      BY RRP    INCOME (LOSS)   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2000              $   232  $ 187,138   $  93,927  $ (48,079)  $ (11,962)  $  (6,389)   $(9,434)      $205,433
Net income for 2000                          --         --      10,693         --          --          --         --         10,693
Other comprehensive income,
  net of tax:
  Change in unrealized appreciation
  on available-for-sale securities,
  net of reclassification adjustment         --         --          --         --          --          --      6,410          6,410
Total comprehensive income                   --         --          --         --          --          --         --         17,103
Purchase of treasury stock                   --         --          --    (20,750)         --          --         --        (20,750)
Shares earned under ESOP                     --        (72)         --         --       1,196          --         --          1,124
Amortization of award under RRP              --        (12)         --         --          --         370         --            358
Exercise of stock options                     2        812          --         --          --          --         --            814
Tax benefit related to stock options         --        110          --         --          --          --         --            110
  exercised
Liability for common stock in
  Rabbi Trust                                --      1,014          --         --          --          --         --          1,014
Dividends declared on common stock
  ($.34 per share)                           --         --      (5,838)        --          --          --         --         (5,838)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                234    188,990      98,782    (68,829)    (10,766)     (6,019)    (3,024)       199,368
Net income for 2001                          --         --      11,173         --          --          --         --         11,173
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available-for-sale securities, net of
  reclassification adjustment                --         --          --         --          --          --      5,743          5,743
Total comprehensive income                   --         --          --         --          --          --         --         16,916
Purchase of treasury stock                   --         --          --    (43,634)         --          --         --        (43,634)
Shares earned under ESOP                     --        340          --         --       1,196          --         --          1,536
Amortization of award under RRP              --        (52)         --         --          --       1,476         --          1,424
Exercise of stock options                    --        136          --        296          --          --         --            432
Tax benefit related to stock options         --        133          --         --          --          --         --            133
  exercised
Dividends declared on common stock
  ($.36 per share)                           --         --      (4,891)        --          --          --         --         (4,891)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                234    189,547     105,064   (112,167)     (9,570)     (4,543)     2,719        171,284
Net income for 2002                          --         --       7,205         --          --          --         --          7,205
Other comprehensive income, net of tax:
  Change in unrealized appreciation on
  available-for-sale securities, net of
  reclassification adjustment                --         --          --         --          --          --     (2,842)        (2,842)
Total comprehensive income                   --         --          --         --          --          --         --          4,363
Purchase of treasury stock                   --         --          --    (14,626)         --                     --        (14,626)
Shares earned under ESOP                     --        494          --         --       1,214          --         --          1,708
Amortization of award under RRP              --        (62)         --         --          --       1,716         --          1,654
Exercise of stock options                    --       (285)         --      1,143          --          --         --            858
Tax benefit related to stock options         --         92          --         --          --          --         --             92
  exercised
Dividends declared on common stock
  ($.36 per share)                           --         --      (4,671)        --          --          --         --         (4,671)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002            $   234  $ 189,786   $ 107,598  $(125,650)  $  (8,356)  $  (2,827)  $   (123)     $ 160,662
====================================================================================================================================


See accompanying notes.

CFS BANCORP, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                        YEAR ENDED DECEMBER 31

                                                                             2002              2001              2000
------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                $   7,205         $  11,173         $  10,693
Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Provision for losses on loans                                             1,956             1,150             3,375
    Depreciation expense                                                      1,787             1,944             2,135
    Deferred income taxes                                                    (1,582)             (254)             (825)
    Amortization of cost of stock benefit plans                               3,362             2,960             2,538
    Tax benefit from exercises of nonqualified stock options                     92               133               110
    Change in deferred income                                                 1,327               263               (47)
    Decrease (increase) in interest receivable                                  290             3,728              (937)
    (Decrease) increase in accrued interest payable                            (184)             (958)              204
    Proceeds from sale of loans held-for-sale                                12,128             5,873             1,327
    Origination of loans held-for-sale                                      (11,484)           (6,229)           (2,674)
    Gain on sale of branches                                                     --            (2,014)               --
    Net gain on sale of securities available-for-sale                          (299)             (599)              (42)
    Purchase of Bank-owned life insurance                                        --            (6,192)          (22,689)
    Decrease (increase) in prepaid expenses and other assets                  6,060            (1,345)           (5,146)
    (Decrease) increase in other liabilities                                 (3,879)           (2,545)            3,652
------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                             16,779             7,088            (8,326)

Investing activities
Available-for-sale investment securities:
  Purchases                                                               $(443,023)        $(453,709)        $ (45,339)
  Repayments                                                                448,026           422,436            45,060
  Sales                                                                       2,757            19,499               587
Held-to-maturity investment securities:
  Repayments and maturities                                                      --           171,130             6,000
Available-for-sale mortgage-backed securities:
  Purchases                                                                (225,603)          (83,058)               --
  Repayments                                                                187,905            80,411            30,256
  Sales                                                                      10,194            15,046                --
Held-to-maturity mortgage-backed securities:
  Repayments                                                                 15,288            40,263            22,209
Purchase of Federal Home Loan Bank stock                                        (27)              (96)           (5,357)
Redemption of Federal Home Loan Bank stock                                      412               856               880
Loan originations and principal payments on loans, net                      (53,291)          112,443          (118,989)
Additions to real estate owned                                                  (84)             (264)              (96)
Proceeds from sale of real estate owned                                       2,687             2,069             1,368
Purchases of properties and equipment                                        (1,746)           (1,262)           (2,160)
Disposal of properties and equipment                                          1,107               693               890
------------------------------------------------------------------------------------------------------------------------
Net cash flows (used in) provided by investing activities                   (55,398)          326,457           (64,691)

CFS BANCORP, INC.


                                                                                  YEAR ENDED DECEMBER 31

                                                                            2002             2001            2000
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from exercise of stock options                                       858               432               814
Dividends paid on common stock                                             (4,642)           (5,143)           (5,966)
Purchase of treasury stock                                                (14,626)          (43,634)          (20,750)
Net increase (decrease) in checking, passbook, and money
  market accounts                                                          55,729            46,766            (1,053)
Net (decrease) increase in certificates of deposit                        (47,312)            4,680             9,933
Net (decrease) increase in advance payments by borrowers for
  taxes and insurance                                                         (87)           (1,356)              115
Decrease in checking, passbook and money market accounts in
  connection with sale of branches                                             --           (10,823)               --
Decrease in certificates of deposit in connection with sale of                 --           (28,252)               --
  branches
Premium on deposits received in connection with sale of branches               --             2,014                --
Net (decrease) increase of borrowed money                                 (13,227)          (85,418)           53,377
----------------------------------------------------------------------------------------------------------------------
Net cash flows (used in) provided by financing activities                 (23,307)         (120,734)           36,470
----------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                          (61,926)          212,811           (36,547)
Cash and cash equivalents at beginning of year                            272,067            59,256            95,803
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $ 210,141         $ 272,067         $  59,256
======================================================================================================================
Supplemental disclosure of noncash activities:
Loans transferred to real estate owned                                  $   2,368         $   1,875         $   1,721

See accompanying notes.

CFS BANCORP, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                   DATA) DECEMBER 31, 2002
                   -------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

CFS Bancorp, Inc. (the Company) is a Delaware corporation, incorporated in March 1998 for the purpose of becoming the holding company for Citizens Financial Services, FSB (the Bank). The Company is headquartered in Munster, Indiana. The Bank is a federal savings bank offering a full range of financial services to customers who are primarily located in Northwest Indiana and the south and southwest Chicagoland area. The Bank is principally engaged in the business of attracting deposits from the general public and using such deposits to originate residential and commercial mortgage loans.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and transactions of the Company and its wholly-owned subsidiary, the Bank. The Bank has the following subsidiaries: CFS Insurance Agency, Inc., CFS Investment Services, Inc., CFS Holdings, Ltd., and Suburban Mortgage Services, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements to conform to the 2002 presentation.

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

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan origination and commitment fees, and portions charged off. Interest on loans is recorded as income as borrowers' monthly payments become due. Interest on loans is not accrued on loans which are 90 days or more past due, or for loans which management believes, after giving consideration to economic and business conditions and collection efforts, collection of interest is doubtful. Loans held-for-sale, if any, are carried at the lower of aggregate cost or market value.

LOAN FEES AND COSTS

Loan origination and commitment fees and direct loan origination costs are deferred and amortized as an adjustment of the related loan's yield. The Bank is accreting these amounts over the contractual life of the related loans. Remaining deferred loan fees are reflected in income upon sale or repayment of the loan.

CFS BANCORP, INC.



ALLOWANCE FOR LOSSES ON LOANS

The allowance for losses on loans is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio and, among other things, the borrowers' ability to repay, estimated collateral values, prior loss experience, growth and composition of the portfolio, assessment of individual problem loans, and current economic events in specific industries and regions including unemployment levels, regulatory guidance and general economic conditions. Determination of the allowance for losses on loans is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for losses on loans is expensed based on management's periodic evaluation of the factors previously mentioned. Future changes to the allowance may be necessary based on changes in economic conditions, financial condition of borrowers, and loan loss experience.

Management considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest. Loans subject to impairment valuation are defined as nonaccrual and restructured loans exclusive of homogeneous loans such as single-family residential and consumer loans. Specific allowances are established for impaired loans for which the recorded investment in the loan exceeds the value of the loan. The value of the loan is determined based on the fair value of the collateral, if the loan is collateral-dependent, at the present value of expected future cash flows discounted at the loan's effective interest rate or at the observable market price of the impaired loan. Interest income on impaired loans is recorded when cash is received and only if principal is considered to be fully collectible. Commercial loans and loans secured by real estate are generally charged off to the extent principal and interest due exceed the net realizable value of the collateral with the charge off occurring when the loss is reasonably quantifiable. Consumer loans are subject to mandatory charge off at a specific date, typically at the end of the month in which the loan becomes 120 days past due.

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

CFS BANCORP, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                   DECEMBER 31, 2002

stock option and RRP plans. Such common stock equivalents are computed based on the treasury stock method using the average market price for the period.

STOCK BASED COMPENSATION

The Company accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). Under APB No. 25, as the exercise price of the Company's employees' stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Compensation expense for shares granted under the RRP is ratably recognized over the period of service, usually the vesting period, based on the fair value of the stock on the date of grant.

Pursuant to Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (FAS No. 123), pro forma net income and pro forma earnings per share are presented in the following table as if the fair value method of accounting for stock-based compensation plans had been utilized.

                                   YEAR ENDED DECEMBER 31
                                    2002    2001       2000
---------------------------------------------------------------
Net income (as reported)        $  7,205  $11,173    $10,693
Pro forma net income               6,442   10,494     10,089
Diluted earnings per share
  (as reported)                      .58      .77        .66
Pro forma diluted earnings
  per share                          .52      .73        .62

The pro forma results above may not be representative of the effect reported in net income for future years.

The fair value of the option grants for the years ended December 31, 2002, 2001, and 2000 was estimated using the Black Scholes option value model, with the following assumptions: dividend yield of approximately 2.8% in 2002, 3.6% in 2001, and 3.6% for 2000, expected volatility of 30.2% in 2002, 30.2% in 2001, and 26.0% for 2000, risk-free interest of 3.6%, 5.03%, and 5.87% for 2002, 2001, and 2000, respectively; and an original expected life of ten years for all options granted.

For additional details on the Company's stock-based compensation plans, see Note 12 to the consolidated financial statements.

INCOME TAXES

The Company provides for deferred tax assets and liabilities, which represent the difference between the financial statement and tax basis of assets and liabilities and are measured using the enacted tax rates and laws applicable to periods when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for tax return purposes differently than for book purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

COMPREHENSIVE INCOME

Comprehensive income is the total of reported net income and all other revenues, expenses, gains, and losses that under generally accepted accounting principles are not included in net income. The Company includes unrealized gains or losses, net of tax, on securities available-for-sale in other comprehensive income.

SEGMENT REPORTING

Operating segments are components of a business about which separate financial information is available and that are evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and assessing performance. Public companies are required to report certain financial information about operating segments in interim and annual financial statements. Senior management evaluates the operations of the Company as one operating segment, community banking, due to the materiality of the banking operation to the Company's financial condition and results of operations, taken as a whole. As a result, separate segment disclosures are not required. The Company offers the following products and services to external customers: deposits, loans, mortgage-related services, investment and insurance services, and trust services. Revenues for the significant products and services are disclosed separately in the consolidated statements of income.

CFS BANCORP, INC.

DERIVATIVE FINANCIAL INSTRUMENTS

On January 1, 2002, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (FAS No. 133). The adoption of FAS No. 133 did not have a material impact on the financial position or results of operations of the Company, as the Company does not utilize derivatives.

NEW ACCOUNTING PRONOUNCEMENTS

GOODWILL AND OTHER INTANGIBLE ASSETS - Effective January 1, 2002, the Company adopted FASB Statement No. 142, Goodwill and Other Intangible Assets (FAS No.
142), which addresses the accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17. Under FAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. In addition, the Statement requires intangible assets with identifiable lives to be evaluated periodically and to continue to be amortized over their useful lives. The Company had no goodwill and other intangible assets as of December 31, 2002.

LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF - Effective January 1, 2002, the Company adopted FASB Statement No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FAS No. 144), which addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The new provisions supersede FAS No. 121, which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under FAS No. 144, more dispositions may qualify for discontinued operations treatment in the income statement. The adoption of FAS No. 144 had no material impact on the Company's financial position or results of operations.

ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS - In October 2002, the FASB issued FASB Statement No. 147, Acquisitions of Certain Financial Institutions (FAS No. 147), which provides guidance on the accounting for the acquisition of a financial institution and supersedes the specialized accounting guidance provided in FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. FAS No. 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. FAS No. 147 also modifies FAS No. 144 to include in its scope long-term customer-relationship intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets.

While FAS No. 147 may affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements, the issuance of the new guidance had no effect on the Company's results of operations, financial position, or liquidity as the Company does not have any assets subject to the specialized accounting guidance provided in FAS No. 72 or FAS No. 147.

ACCOUNTING FOR STOCK-BASED COMPENSATION - In December 2002, the FASB issued FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (FAS No. 148), which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB No. 25 to FAS No. 123's fair value method of accounting, if a company so elects. The Statement also amends the disclosure provisions of FAS No. 123 and APB No. 25 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While FAS No. 148 does not amend FAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of FAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of

CFS BANCORP, INC.


                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                     DECEMBER 31, 2002

whether they account for that compensation using the fair value method of FAS No. 123 or the intrinsic value method of APB No. 25. Although the recognition provisions of FAS No. 148 are not applicable to the Company at this time as it continues to account for stock-based compensation using the intrinsic value method, the Company has provided the required disclosures in Note 1 to the consolidated financial statements.

GUARANTEES - In November 2002, the FASB issued FASB Interpretation No. 45 (FIN
45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for the Company as of December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by the Company are disclosed in Note 15 to the consolidated financial statements. The Company does not expect the requirements of FIN 45 to have a material impact on its results of operations, financial position, or liquidity.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES - In January 2003 the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interest, and results of operations of a VIE need to be included in a company's consolidated financial statements. Because the Company does not have interest in any VIE's, the Company does not expect the adoption of FIN 46 to have a material impact on its results of operations, financial position, or liquidity.

CFS BANCORP, INC.


      2.  INVESTMENT SECURITIES

     The amortized cost of investment securities and their fair values are as follows:

                                                                                              GROSS       GROSS
                                                                              AMORTIZED     UNREALIZED  UNREALIZED     FAIR
                                                                                COST          GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 2002:
Callable agency securities, corporate bonds, and commercial paper             $ 30,767      $   320     $     -      $ 31,087
Trust preferred securities                                                       4,931            -         531         4,400
Equity securities                                                                4,400           83         906         3,577
-----------------------------------------------------------------------------------------------------------------------------
                                                                              $ 40,098      $   403     $ 1,437      $ 39,064
                                                                              ===============================================


Available-for-sale at December 31, 2001:
Callable agency securities, corporate bonds, notes and commercial paper       $ 33,169      $    12     $    33      $ 33,148
Trust preferred securities                                                       4,929            -         534         4,395
Equity securities                                                                7,489          611         454         7,646
Asset-backed notes                                                               2,026           10           -         2,036
-----------------------------------------------------------------------------------------------------------------------------
                                                                              $ 47,613      $   633     $ 1,021      $ 47,225
                                                                              ===============================================

The callable agency securities at December 31, 2002 and 2001 have call features at amounts not less than par and were not purchased with significant premiums or discounts.

The amortized cost and fair value of investment securities at December 31, 2002, by contractual maturity, are shown below:

                                       AVAILABLE-FOR-SALE
                                      ---------------------
                                      AMORTIZED      FAIR
                                        COST         VALUE
-----------------------------------------------------------
Due in one year or less               $ 15,719     $ 15,719
Due after one year through
  five years                            10,050       10,327
Due after five years through
  ten years                              4,998        5,041
Due more than ten years                  4,931        4,400
Equity securities with no stated
  maturity                               4,400        3,577
-----------------------------------------------------------
                                      $ 40,098     $ 39,064
                                      =====================

For the year ended December 31, 2002, gross gains and gross losses of $506 ($358 net of taxes) and $441 ($312 net of taxes), respectively, were recorded from sales of available-for-sale investment securities.

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

CFS BANCORP, INC.


                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                     DECEMBER 31, 2002

3. MORTGAGE-BACKED SECURITIES

The amortized cost of mortgage-backed securities and their fair values are as follows:

                                                                                            GROSS            GROSS
                                                                         AMORTIZED        UNREALIZED      UNREALIZED       FAIR
                                                                            COST             GAIN            LOSSES        VALUE
----------------------------------------------------------------------------------------------------------------------------------
Available-for-sale at December 31, 2002:
Participation certificates and collateralized mortgage obligations        $ 64,084        $    820        $    136        $ 64,768
Real estate mortgage investment conduits                                   231,752             862             744         231,870
----------------------------------------------------------------------------------------------------------------------------------
                                                                          $295,836        $  1,682        $    880        $296,638
                                                                          ========================================================

Available-for-sale at December 31, 2001:
Participation certificates and collateralized mortgage obligations        $ 32,089        $  1,215        $     79        $ 33,225
Real estate mortgage investment conduits                                   239,776           3,438             282         242,933
----------------------------------------------------------------------------------------------------------------------------------
                                                                          $271,865        $  4,653        $    361        $276,158
                                                                          ========================================================

Held-to-maturity at December 31, 2002:
Participation certificates and collateralized mortgage obligations        $ 20,651        $    520        $     10        $ 21,161
Real estate mortgage investment conduits                                       751              65              --             816
----------------------------------------------------------------------------------------------------------------------------------
                                                                          $ 21,402        $    585        $     10        $ 21,977
                                                                          ========================================================

Held-to-maturity at December 31, 2001:
Participation certificates and collateralized mortgage obligations        $ 28,644        $    659        $     69        $ 29,234
Real estate mortgage investment conduits                                     8,390             125               5           8,510
----------------------------------------------------------------------------------------------------------------------------------
                                                                          $ 37,034        $    784        $     74        $ 37,744
                                                                          ========================================================

The mortgage-backed securities have contractual maturities that range from 2003 to 2032. Expected maturities may differ from contractual maturities because the underlying mortgages collateralizing the securities are subject to prepayment without penalty.

For the year ended December 31, 2002, gross gains of $234 ($166 net of tax) were recorded from sales of available-for-sale mortgage-backed securities. There were no losses on sales of available-for-sale mortgage-backed securities.

For the year ended December 31, 2001 there were no gains on the sale of available-for-sale mortgage-backed securities. There were gross losses of $56 ($39 net of tax).

For the year ended December 31, 2000 there were no sales of available-for-sale mortgage-backed securities.

CFS BANCORP, INC.

4. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                                  DECEMBER 31
                                                                             2002           2001
---------------------------------------------------------------------------------------------------
First mortgage loans:
  Single-family residential                                             $   386,050     $   535,197
  Multi-family residential                                                   71,170          51,635
  Commercial real estate                                                    271,426         142,663
  Construction and land development:
    Single-family residential                                                12,118          17,208
    Multi-family residential                                                 63,893          26,443
    Commercial real estate                                                   88,951          76,168
Home equity loans                                                            45,106          41,416
Other loans:
  Commercial                                                                 40,034          23,996
  Consumer                                                                    2,610           2,066
Undisbursed portion of loan proceeds                                        (39,704)        (24,454)
Net deferred yield adjustments                                               (2,632)         (1,324)
---------------------------------------------------------------------------------------------------
                                                                            939,022         891,014
Allowance for losses on loans                                                 8,674           7,662
---------------------------------------------------------------------------------------------------
Loans receivable, net                                                   $   930,348     $   883,352
===================================================================================================

The Bank's lending activities have been concentrated primarily within its immediate geographic area. The Bank generally requires collateral on loans and loan-to-value ratios of no greater than 80%.

At December 31, 2002, 2001, and 2000, the Company serviced $16,816, $21,125, and $27,665, respectively, of loans for others.

Activity in the allowance for losses on loans is summarized as follows:

                                   2002        2001      2000
--------------------------------------------------------------
Balance at beginning of year     $ 7,662   $  7,187    $ 5,973
Provision for losses on loans      1,956      1,150      3,375
Charge-offs                       (1,183)      (855)    (2,279)
Recoveries                           239        180        118
--------------------------------------------------------------
Balance at end of year           $ 8,674   $  7,662    $ 7,187
==============================================================

                                                 DECEMBER 31
                                                2002       2001
----------------------------------------------------------------
Impaired loans:
  With a valuation reserve                   $  3,853    $ -
  No valuation reserve required              $  2,460    $ -
----------------------------------------------------------------

Total impaired loans                         $  6,313    $ 2,915
----------------------------------------------------------------
Valuation reserve relating to
  impaired loans                             $    150    $ -
Average impaired loans during year           $  3,949    $ 2,760
================================================================

CFS BANCORP, INC.


                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                     DECEMBER 31, 2002

5. OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized as follows:

                                                     DECEMBER 31
                               ESTIMATED
                             USEFUL LIVES          2002     2001
----------------------------------------------------------------------
Cost:
  Land                                            $  1,921    $  1,934
  Buildings                      30-40 years        15,341      14,890
  Leasehold
    improvements             Over term of lease      2,310       2,402
  Furniture and
    equipment                    3-15 years         12,844      13,582
  Construction in progress                             257         550
----------------------------------------------------------------------
                                                    32,673      33,358

Less: Accumulated
  depreciation and
  amortization                                      18,838      18,375
----------------------------------------------------------------------
                                                  $ 13,835    $ 14,983

OPERATING LEASES

At December 31, 2002, the Company and its subsidiaries were obligated under certain noncancelable operating leases for premises and equipment, which expire at various dates through the year 2007. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specific prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices. The following summary reflects the future minimum rental payments, by year, required under operating leases that, as of December 31, 2002, have initial or remaining noncancelable lease terms in excess of one year.

YEAR ENDED DECEMBER 31
----------------------------
2003                    $349
2004                     262
2005                     151
2006                     125
2007                      75
2008                       3
----------------------------
                        $965
============================

Rental expense charged to operations in 2002, 2001, and 2000, amounted to approximately $605, $640, and $607, respectively, including amounts paid under short-term cancelable leases.

6. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                         DECEMBER 31
                                                                                    2002             2001
----------------------------------------------------------------------------------------------------------
Callable agency securities and other investments                                 $     349       $    318
Participation certificates and collateralized mortgage obligations                     525            793
Real estate mortgage investment conduits                                             1,187            775
Loans receivable                                                                     4,536          5,001
----------------------------------------------------------------------------------------------------------
                                                                                 $   6,597       $  6,887
                                                                                 =========================

CFS BANCORP, INC.

7. DEPOSITS

Deposits and interest rate data are summarized as follows:

                                                              DECEMBER 31
                                                         2002            2001
================================================================================
Checking accounts:
        Noninterest-bearing                         $    31,318      $   26,970
        Interest-bearing                                 90,905          81,217
--------------------------------------------------------------------------------
Total checking accounts                                 122,223         108,187
Passbook accounts:
        Savings accounts                                197,530         187,997
        Individual retirement accounts                   14,840          15,168
--------------------------------------------------------------------------------
Total passbook accounts                                 212,370         203,165
Money market accounts                                   121,693          89,205
Certificates of deposit accounts:
        Less than one year                              377,212         405,576
        One to two years                                 57,119          68,027
        Two to three years                               34,367          29,746
        Three to four years                              12,248          24,846
        Four to five years                               13,980          11,913
        Greater than five years                           2,649           4,779
--------------------------------------------------------------------------------
Total certificates of deposit accounts                  497,575         544,887
Accrued interest payable                                    361             504
--------------------------------------------------------------------------------
                                                    $   954,222      $  945,948
                                                    ============================
Weighted-average cost of deposits                          2.32%           3.43%
================================================================================

Interest expense on deposits consists of the following:


                                                YEAR ENDED DECEMBER 31
                                      2002               2001              2000
--------------------------------------------------------------------------------
Checking accounts                  $   562            $ 1,111            $ 1,290
Passbook accounts                    2,768              4,591              6,456
Money market accounts                2,173              2,187              1,929
Certificates of deposit             20,214             32,958             33,420
--------------------------------------------------------------------------------
                                   $25,717            $40,847            $43,095
                                   =============================================

The aggregate amount of deposits in denominations of greater than one hundred thousand dollars was $214,978 and $198,602 at December 31, 2002 and 2001, respectively. Deposits in excess of one hundred thousand dollars generally are not federally insured.

Interest paid on deposits during 2002, 2001, and 2000 totaled $25,860, $41,282, and $43,010, respectively.

CFS BANCORP, INC.


                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                     DECEMBER 31, 2002

8. BORROWED MONEY

Borrowed money consists of the following:

                                                                                     DECEMBER 31
                                                                           2002                              2001
                                                            --------------------------------------------------------------
                                                            WEIGHTED-                              WEIGHTED-
                                                            AVERAGE                                AVERAGE
                                                              RATE                     AMOUNT        RATE           AMOUNT
--------------------------------------------------------------------------------------------------------------------------
Secured advances from FHLB - Indianapolis:
  Maturing in 2003 - fixed rate                               5.22%               $    30,748        5.31%        $ 36,095
  Maturing in 2010 - fixed rate                               5.92                    400,000        5.92          400,000
  Maturing in 2014 - fixed rate                               6.71                      1,259        6.71            1,274
  Maturing in 2018 - fixed rate                               5.54                      2,954        5.54            2,994
  Maturing in 2019 - fixed rate                               6.32                      7,970        6.32            8,095
Secured advances from FHLB - Chicago:
  Maturing in 2002 - fixed rate                               -                         -            6.20            7,700
  Maturing in 2008 - fixed rate                               5.26                      6,500        5.26            6,500
                                                                                  ----------------------------------------
                                                                                  $   449,431                     $462,658
                                                                                  ===========                     ========
Weighted-average interest rate                                5.87%                                  5.88%
==========================================================================================================================

Advances with unpaid balances totaling $400,000 and final maturities in 2010 contain call dates in 2003. Advances with unpaid balances totaling $6,500 and final maturities in 2008 contain call dates in 2003.

Pursuant to collateral agreements with the Federal Home Loan Bank of Indianapolis (FHLB-IN), advances are secured by the following assets:

DESCRIPTION OF COLLATERAL              AMOUNT PLEDGED
-----------------------------------------------------
FHLB-IN stock                          $    25,455
First mortgage loans                       378,261
Mortgage-backed securities                 134,584
FHLB-IN time deposits                       67,000
-----------------------------------------------------
                                       $   605,300
                                       ==============

Pursuant to collateral agreements with the Federal Home Loan Bank of Chicago (FHLB-C), advances are secured by stock in the FHLB-C and certain mortgage-backed securities having a carrying value of $14,619.

The Company has a borrowing agreement with Bank One for a maximum of $5,000 federal funds borrowing line of credit at a rate quoted as the market rate by ANB for the purchase of federal funds at the time the purchase is requested. The advance is secured by certain mortgage-backed securities having a carrying value of $4,854. The line was not used in 2002 or 2001.

The Bank enters into sales of securities under agreements to repurchase (repurchase agreements). These repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as borrowed funds in the consolidated statements of condition. The securities underlying these repurchase agreements continue to be reflected as assets of the Company. There were no securities sold under agreements to repurchase at December 31, 2002 or December 31, 2001.

Interest expense on borrowed money is summarized as follows:

                               YEAR ENDED DECEMBER 31

                             2002      2001      2000
------------------------------------------------------------
Advances from FHLBs          $27,351   $28,366   $26,705
Securities sold under
  agreements to
  repurchase                   -         1,075     3,233
------------------------------------------------------------
                             $27,351   $29,441   $29,938
                             ===============================

Interest paid on borrowings during 2002, 2001, and 2000 was $27,392, $29,964, and $29,818, respectively.

CFS BANCORP, INC.

9. INCOME TAXES

The income tax provision consists of the following:

                                  YEAR ENDED DECEMBER 31
                             2002           2001           2000
-----------------------------------------------------------------
Current tax expense:
  Federal                  $ 4,236        $ 4,454        $ 6,782
  State                        317            591            864
Deferred tax expense
(benefit):
  Federal                   (1,423)          (262)          (813)
  State                       (159)             8            (12)
-----------------------------------------------------------------
                           $ 2,971        $ 4,791        $ 6,821
=================================================================

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                               YEAR ENDED DECEMBER 31
                               2002          2001      2000
---------------------------------------------------------------
Statutory rate                 35.0%         35.0%     35.0%
State taxes                     1.8           3.8       4.9
Bank-owned life insurance      (5.2)         (3.3)       -
Other                          (2.4)         (5.5)     (1.0)
---------------------------------------------------------------
Effective rate                 29.2%         30.0%     38.9%
===============================================================

Significant components of deferred tax assets and liabilities are as follows:

                                                    DECEMBER 31
                                                 2002          2001
--------------------------------------------------------------------
Deferred tax assets:
Allowance for loan losses                      $ 3,558       $ 3,105
Deferred compensation                              681           692
Loan fees deferred                               1,129           397
Other                                               18            85
--------------------------------------------------------------------
                                                 5,386         4,279

Deferred tax liabilities:
Excess tax accumulated provision
  for losses over base year                        300           651
Depreciation                                       210           250
Stock dividends on FHLB stock                      182           182
Other                                              313           397
--------------------------------------------------------------------
                                                 1,005         1,480
                                               =====================
Net deferred tax asset                           4,381         2,799
Tax effect of adjustment related to
  unrealized depreciation (appreciation)
  on available-for-sale securities                 132        (1,185)
--------------------------------------------------------------------
Net deferred tax assets including
  adjustments                                  $ 4,513       $ 1,614
====================================================================

The Bank has qualified under provisions of the Internal Revenue Code, which permitted it to deduct from taxable income an allowance for bad debts, which differs from the provision for such losses charged to income. Accordingly, retained income at December 31, 2002 includes approximately $12,497, for which no provision for income taxes has been made. If in the future this portion of retained income is distributed, or the Bank no longer qualifies as a bank for tax purposes, income taxes may be imposed at the then applicable rates. If income taxes had been provided, the deferred tax liability would have been approximately $4,499.

The Company made net federal and state income tax payments of $2,023, $5,679, and $6,180 during 2002, 2001, and 2000, respectively.

CFS BANCORP, INC.


                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                     DECEMBER 31, 2002

10. REGULATORY CAPITAL

The principal source of cash flow for the Company is dividends from the Bank. Various federal banking regulations and capital guidelines limit the amount of dividends that may be paid to the Company by the Bank. Future payment of dividends by the Bank is dependent on individual regulatory capital requirements and levels of profitability.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below of the total risk-based, tangible, and core capital, as defined in the regulations. Management believes, as of December 31, 2002, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tangible, and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                             TO BE WELL-CAPITALIZED
                                                                                       FOR CAPITAL           UNDER PROMPT CORRECTIVE
                                                             ACTUAL                 ADEQUACY PURPOSES           ACTION PROVISIONS
                                                     -------------------------------------------------------------------------------
                                                     AMOUNT          RATIO          AMOUNT         RATIO     AMOUNT         RATIO
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2002
Risk-based                                           $140,233        13.97%         $80,310        >8.00%    $100,388       >10.00%
Tangible                                              131,559         8.42           23,435        >1.50       31,246        >2.00
Core                                                  131,559         8.42           62,492        >4.00       78,116        >5.00

As of December 31, 2001
Risk-based                                           $141,612        15.40%         $73,606        >8.00%    $ 92,008       >10.00%
Tangible                                              133,950         8.48           23,694        >1.50       31,599        >2.00
Core                                                  133,950         8.48           63,184        >4.00       78,997        >5.00

At December 31, 2002, adjusted total assets were $1,562,312 and risk-weighted assets were $1,003,878. A reconciliation of the Bank's equity capital in accordance with generally accepted accounting principles to regulatory capital is as follows:

                                        DECEMBER 31
                                     2002           2001
Total equity                      $ 132,289       $136,932
Intangibles                            -              (283)
Unrealized gain on securities
available-for-sale, net of
equity securities losses               (730)        (2,699)
-----------------------------------------------------------
Tangible and core capital           131,559        133,950
Allowance for loan losses             8,674          7,662
-----------------------------------------------------------
Risk-based capital                 $140,233       $141,612
===========================================================

CFS BANCORP, INC.

11. EMPLOYEE BENEFIT PLANS

The Company participates in an industry-wide, multi-employer, defined-benefit pension plan, which covers all full-time employees who have attained at least 21 years of age and completed one year of service. Calculations to determine full-funding status are made annually as of June 30. Pension expense for the years ended December 31, 2002, 2001 and 2000 was $889, $134, and $0,
respectively. Asset and plan benefit information is not available for participating associations on an individual basis.

The Company also participates in a single-employer defined-contribution plan, which qualifies under section 401(k) of the Internal Revenue Code. Participation eligibility in this plan is substantially the same as in the aforementioned defined-benefit pension plan. This plan called for a discretionary contribution within specified limits and a matching Company contribution equal to a specified percentage of employee contributions. Plan expense for the years ended December 31, 2002, 2001 and 2000 was approximately $252, $251, and $265, respectively.

The Company provides supplemental retirement benefits for certain senior officers in the form of payments upon retirement, death, or disability. The annual benefit is based on actuarial computations of existing plans without imposing Internal Revenue Service limits. Expenses related to this plan for the years ended December 31, 2002, 2001, and 2000, were $87, $97, and $84, respectively.

12. STOCK-BASED BENEFIT PLANS

In 1998, the Company established an Employee Stock Ownership Plan (the ESOP) for the employees of the Company and the Bank. The ESOP is a qualifying pension plan under Internal Revenue Service guidelines. It covers all full-time employees who have attained at least 21 years of age and completed one year of service. Upon formation, the ESOP borrowed $14,283 from the Company and purchased 1,428,300 shares of common stock. Expense is recognized based on the fair value (average stock price) of shares scheduled to be released from the ESOP trust. One-twelfth of the shares are scheduled to be released each year as one-twelfth of the loan (principal and interest) is scheduled to be repaid each year. Dividends on both allocated and unallocated shares are used to pay down the loan. Expense related to this ESOP for the years ended December 31, 2002, 2001, and 2000 was $1,713, $1,536, and $1,124, respectively. ESOP shares not committed to be released are not considered outstanding for purposes of computing EPS.

The following table summarizes shares of Company common stock held by the ESOP at December 31, 2002 and 2001:

                                         2002         2001
------------------------------------------------------------
Shares allocated to participants        533,565      433,095
Unallocated and unearned shares         835,645      956,992
------------------------------------------------------------
                                      1,369,210    1,390,087
                                     =======================
Fair value of unearned ESOP shares   $   11,950   $   13,733
============================================================

The Company also provides supplemental retirement benefits for certain senior officers under the ESOP. This benefit is also based on computations for the existing plan exclusive of Internal Revenue Service limits. Expenses related to this plan for the years ended December 31, 2002, 2001, and 2000, were $86, $59, and $45, respectively.

In February 1999, the Company, with shareholder approval, established the RRP, which is a stock-based incentive plan, and a stock option plan. The Bank contributed $7,500 to the RRP to purchase a total of 714,150 shares of Company common stock. On April 1, 1999, the Compensation Committee of the Board of Directors granted 707,000 shares under this plan to 92 participants.

The following table summarizes shares of Company's common stock held by the RRP at December 31, 2002:

Shares purchased by the plan                    714,150
Shares granted in 1999                         (707,000)
Shares forfeited in 1999                          2,000
Shares forfeited in 2000                          6,800
Shares forfeited in 2001                          2,700
Shares forfeited in 2002                          2,600
---------------------------------------------------------
Shares available for grant December 31, 2002     21,250
=========================================================

CFS BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                     DECEMBER 31, 2002

The shares granted in the RRP vest to the participants at the rate of 20% per year. As a result, expense for this plan is being recorded over a 60-month period and is based on the market value of the Company's stock as of the date of grant. The remaining unamortized cost of the RRP is reflected as a reduction in stockholders' equity. Expenses under this plan for the years ended December 31, 2002, 2001, and 2000 were $1,542, $1,413, and $1,414, respectively.

The Company has stock option plans under which shares of Company common stock are reserved for the grant of both incentive and nonincentive stock options to directors, officers, and employees. The dates the options are first exercisable and expire is determined by the Compensation Committee of the Board of Directors. The exercise price of the options is equal to the fair market value of the common stock on the grant date.

The following is a combined analysis of the stock option activity for each of the three years ended December 31, 2002.

                                       NUMBER    EXERCISE PRICE
                                      OF SHARES    PER SHARE
---------------------------------------------------------------
(IN THOUSANDS)
Outstanding at January 1, 2000        1,661      $1.85 - $13.83

Granted                                 245       8.19 -  10.44
Exercised                              (178)      3.65 -  10.00
Forfeited                              (154)      8.44 -  13.09
----------------------------------------------------------------
Outstanding at December 31, 2000      1,574       1.85 -  13.83

Granted                                 308      11.00 -  14.46
Exercised                               (70)      1.85 -  13.09
Forfeited                               (40)      8.44 -  13.83
----------------------------------------------------------------
Outstanding at December 31, 2001      1,772       1.85 -  14.46

Granted                                 159      13.43 -  14.24
Exercised                               (99)      1.85 -  11.25
Forfeited                               (34)      8.44 -  14.24
----------------------------------------------------------------
Outstanding at December 31, 2002      1,798      $4.21 - $14.46
================================================================

At December 31, 2002, 948 options were exercisable with a range in exercise price from $4.21 to $14.46. The weighted-average remaining contractual life of outstanding options was 7.9 years at December 31, 2002. At December 31, 2002, there were 29,815 shares available for future grants. At December 31, 2002, the average exercise price on outstanding options was $10.21.

13. OTHER COMPREHENSIVE INCOME

The related income tax effect and reclassification adjustments to the components of other comprehensive income for the years ended December 31, 2002, 2001, and 2000 is as follows:

                                                                                     2002             2001         2000
--------------------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) arising during the period:
Unrealized net gains (losses)                                                     $ (3,838)       $  9,588        $ 10,820
Related tax (expense) benefit                                                        1,230          (3,426)         (4,384)
--------------------------------------------------------------------------------------------------------------------------
Net                                                                                 (2,608)          6,162           6,436

Less: Reclassification adjustment for net gains realized during the period:
Realized net gains                                                                     299             599              42
Related tax expense                                                                    (65)           (180)            (16)
--------------------------------------------------------------------------------------------------------------------------
Net                                                                                    234             419              26
--------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income (loss)                                           $ (2,842)       $  5,743        $  6,410
==========================================================================================================================

CFS BANCORP, INC.


14. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                                         YEAR ENDED DECEMBER 31
                                                                                 2002               2001           2000
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                   $     7,205        $    11,173    $    10,693
==========================================================================================================================
Average common shares outstanding                                             12,000,589         14,038,096     16,125,560
Common share equivalents - assuming exercise of dilutive stock options           491,560            415,248        196,652
--------------------------------------------------------------------------------------------------------------------------
Average common shares and common share equivalents outstanding                12,492,149         14,453,344     16,322,212
==========================================================================================================================
Basic earnings per share                                                     $       .60        $       .80    $       .66
Diluted earnings per share                                                           .58                .77            .66

15. COMMITMENTS

The Company had outstanding commitments as follows:

                                                                                   DECEMBER 31
TYPE OF COMMITMENT                                                              2002         2001
--------------------------------------------------------------------------------------------------
To originate loans on residential property:
  Fixed rates (6.25% - 6.75% in 2002, 6.00% - 8.25% in 2001)                 $ 5,380       $10,616
  Variable rates                                                               5,762         5,656
To originate loans on nonresidential property:
  Fixed rates (6.75% - 7.50% in 2002, 7.25% - 8.25% in 2001)                   7,093         6,233
  Variable rates                                                              23,608        42,132
To purchase loans on nonresidential property:
  Variable rates                                                               2,500        25,500
To originate commercial loans:
  Fixed rates (5.90-9.00% in 2002)                                             1,507         1,250
  Variable rates                                                               1,825         5,455
To purchase commercial loans:
  Variable rates                                                              10,000         3,000
Unused lines of credit                                                        44,329        41,537
Letters of credit:
  Secured by cash                                                              1,406          ,750
  Real estate                                                                  5,285         7,756
  Other - Credit enhancements                                                 49,486        50,692

CFS BANCORP, INC.

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                        DECEMBER 31, 2002

Credit enhancements are letter of credit facilities related to the issuance by municipalities of taxable and nontaxable revenue bonds. The proceeds from the sale of such bonds are loaned to for-profit and not-for-profit companies for economic development projects. In order for the bonds to receive a triple-A rating, and thus a lower interest rate, the FHLB-IN issues, in favor of the bond trustee, an Irrevocable Direct Pay Letter of Credit (Letter of Credit) for the account of the Bank. Since the Bank, in accordance with the terms and conditions of a Reimbursement Agreement between the FHLB-IN and the Bank, would be required to reimburse the FHLB-IN for draws against the Letter of Credit, these facilities are analyzed, appraised, secured by real estate mortgages, and monitored as if the Bank funded the project initially.

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

On May 13, 1993, the Bank filed suit against the U.S. government seeking damages and/or other appropriate relief on the grounds, among others, that the government had breached the terms of the Assistance Agreement. The suit is pending in the United States Court of Federal Claims and is titled Citizens Financial Services, FSB v. United States (Case No. 93-306-C).

The Bank was granted summary judgment on its breach of contract claim, leaving for trial the issue of damages. The Government has filed a motion for summary judgment on the Bank's damages claims. Their motion is still pending. All pre-trial discovery has been substantially completed. No trial date has been set.

In its complaint, the Bank did not specify the amount of damages it is seeking from the United States. The Bank has retained an expert in order to attempt to quantify the amount of damages. The Bank is unable to predict the outcome of its claim against the United States and the amount of damages that may be awarded to the Bank, if any, in the event that a judgment is rendered in the Bank's favor. Consequently, no assurances can be given as to the results of this claim or the timing of any proceedings in relation thereto. The cost, including attorney's fees and expenses, of the litigation were approximately $258, $436, and $550, in 2002, 2001, and 2000, respectively, which is included in other general and administrative expenses in the Consolidated Statement of Income.

Other than the above-referenced litigation, the Company is involved in routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, are believed to be immaterial to the financial condition of the Company.

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

The carrying amounts and fair values of financial instruments consist of the following:

                                                                               DECEMBER 31
                                                                2002                                2001
                                                       CARRYING          FAIR            CARRYING          FAIR
                                                        AMOUNT           VALUE            AMOUNT          VALUE
-----------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                           $  210,141       $  210,141       $  272,067       $  272,067
Investment securities available-for-sale                39,064           39,064           47,225           47,225
Mortgage-backed securities available-for-sale          296,638          296,638          276,158          276,158
Mortgage-backed securities held-to-maturity             21,402           21,977           37,034           37,744
Loans receivable                                       930,348          970,158          883,352          901,116
Investment in Bank-owned life insurance                 31,009           31,009           30,052           30,052
-----------------------------------------------------------------------------------------------------------------
Total assets financial instruments                  $1,528,602       $1,568,987       $1,545,888       $1,564,362
=================================================================================================================
Liabilities
Deposits                                            $  954,222       $  966,542       $  945,948       $  956,672
Borrowed money                                         449,431          520,821          462,658          502,726
-----------------------------------------------------------------------------------------------------------------
Total liabilities financial instruments             $1,403,653       $1,487,363       $1,408,606       $1,459,398
=================================================================================================================

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES

Fair values for securities held-for-investment, sale, or trading account purposes are based on quoted market prices as published in financial publications or dealer quotes.

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

CFS BANCORP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                     DECEMBER 31, 2002

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

The fair value of the Company's off-balance sheet instruments is nominal.

18. CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The following represents the condensed statement of financial condition as of December 31, 2002 and 2001 and condensed statement of income and cash flows for the three years ended December 31, 2002 for CFS Bancorp, Inc., the parent company.

CONDENSED STATEMENTS OF CONDITION (Parent Company Only)

                                                                          DECEMBER 31
                                                                      2002            2001
--------------------------------------------------------------------------------------------
Assets
Cash on hand and in banks                                         $  11,527        $   4,114
Securities available-for-sale                                         6,415           19,913
Investment in subsidiary                                            132,289          136,932
Mortgage loans                                                        1,617
Loan receivable from ESOP                                             9,638           10,631
Accrued interest receivable                                              47              118
Prepaid expenses and other assets                                     2,178             ,982
--------------------------------------------------------------------------------------------
Total assets                                                      $ 163,711        $ 172,690
============================================================================================


Liabilities and stockholders' equity Liabilities:
  Accrued taxes and other liabilities                             $   3,049        $   1,406
Stockholders' equity:
  Common stock                                                          234              234
  Additional paid-in capital                                        189,786          189,547
  Retained earnings, substantially restricted                        97,108           93,649
  Treasury stock, at cost                                          (125,650)        (112,167)
  Accumulated other comprehensive income (loss), net of tax            (816)              21
--------------------------------------------------------------------------------------------
Total stockholders' equity                                          160,662          171,284
--------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                        $ 163,711        $ 172,690
============================================================================================

CONDENSED STATEMENTS OF INCOME          (Parent Company Only)

                                                                                      YEAR ENDED DECEMBER 31
                                                                                2002           2001          2000
--------------------------------------------------------------------------------------------------------------------
Dividends from subsidiary                                                   $ 12,500        $ 10,000        $ 22,774
Interest income                                                                1,682           3,283           4,585
Dividend income                                                                  200             391             400
Net gain on sale of investments                                                  299             599              40
Other income                                                                      --              61              --
Noninterest expense                                                           (1,190)         (1,259)         (1,214)
--------------------------------------------------------------------------------------------------------------------
Net income before income taxes and equity in earnings of subsidiary           13,491          13,075          26,585
Income tax expense                                                              (288)           (924)         (1,544)
--------------------------------------------------------------------------------------------------------------------
Net income before equity in undistributed earnings of subsidiary              13,203          12,151          25,041
Equity in undistributed dividends in excess of earnings of subsidiary         (5,998)           (978)        (14,348)
--------------------------------------------------------------------------------------------------------------------
Net income                                                                  $  7,205        $ 11,173        $ 10,693
====================================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS (Parent Company Only)

                                                                                    YEAR ENDED DECEMBER 31
                                                                             2002             2001          2000
-------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                              $  7,205        $ 11,173        $ 10,693
  Adjustments to reconcile net income to net cash used by operating activities:
    Amortization/accretion of premiums/discounts                              (710)           (646)           (708)
    Equity in undistributed earnings of the Bank                             5,998             978          14,348
    Net gain on sale of available-for-sale investment securities              (299)           (599)            (40)
    Decrease in interest receivable                                             71             214             110
    Decrease (increase) in prepaid expenses and other assets                (1,196)          1,609             954
    Increase (decrease) in other liabilities                                 2,221            (611)         (1,278)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                   13,290          12,118          24,079
Investing activities:
  Available-for-sale investment securities:
    Purchases                                                                  (45)        (24,173)           (749)
    Repayments                                                                 200              --              60
    Sales                                                                    2,808          26,224             602
  Available-for-sale mortgage-backed securities:
    Purchases                                                                   --              --              --
    Repayments                                                                  --             919             793
    Sales                                                                   10,194          36,122              --
  Net loan originations and principal payment on loans                        (624)            891             819
-------------------------------------------------------------------------------------------------------------------
  Net cash provided by investing activities                                 12,533          39,983           1,525
Financing activities:
  Purchase of treasury stock                                               (14,626)        (43,634)        (20,750)
  Proceeds from exercise of stock options                                      858             432             814
  Dividends paid on common stock                                            (4,642)         (5,143)         (5,966)
-------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                      (18,410)        (48,345)        (25,902)
-------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                        7,413           3,756            (298)
Cash and cash equivalents at beginning of year                               4,114             358             656
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                  $ 11,527        $  4,114        $    358
===================================================================================================================

CFS BANCORP, INC.

                        CFS BANCORP, INC. CORPORATE INFORMATION

BOARD OF DIRECTORS

CHAIRMAN OF THE BOARD
Thomas F. Prisby
Chairman and CEO

VICE CHAIRMAN

James W. Prisby
President and Chief Operating
Officer

Sally A. Abbott
Retired Vice President
Citizens Financial Services, FSB

Gregory W. Blaine
Retired Chairman
TN Technologies

Thomas J. Burns
President
Burns-Kish Funeral Homes

Gene Diamond
Regional Chief Operating Officer
St. Margaret Mercy Healthcare Centers

Frank D. Lester
President
Union Tank Car Company

Charles R. Webb
Retired Executive Vice President
Keefe, Bruyette and Woods, Inc.


SHAREHOLDER INFORMATION


CORPORATE HEADQUARTERS
CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321
219-836-5500

INVESTOR INFORMATION
  Investors and analysts interested
  in additional information may
  contact:
   Michael P. Prisby
   Assistant Treasurer
   CFS Bancorp, Inc.
   707 Ridge Road
   Munster, Indiana 46321
   219-836-9990

STOCK INFORMATION
CFS Bancorp, Inc. trades on the NASDAQ
under the ticker symbol CITZ.

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

TRANSFER AGENT AND REGISTRAR
LaSalle National Bank
135 South LaSalle Street
Chicago, Illinois 60603
800-246-5761

INDEPENDENT AUDITORS
Ernst & Young LLP
Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606
312-879-2000

SPECIAL COUNSEL
Elias, Matz, Tiernan and
Herrick LLP
734 Fifteenth Street, N.W.
Washington, D.C. 20005

SHAREHOLDER MEETING
The Annual Meeting of Shareholders will be held at 10:00 a.m. on April 29, 2003 CDT at The Center for Visual and Performing Arts, 1040 Ridge Road, Munster, Indiana 46321.

FORM 10-K

  A copy of the CFS Bancorp, Inc. Annual
  Report on Form 10-K filed with the
  Securities and Exchange Commission is
  available without charge upon written
  request to:
     Monica F. Sullivan
     Corporate Secretary
     CFS Bancorp, Inc.
     707 Ridge Road
     Munster, Indiana 46321

As of December 31, 2002, there were 12,674,597 shares of common stock outstanding, held by 2,445 stockholders of record.

RESEARCH

The following companies indicated that they provide a market in CFS Bancorp, Inc. common stock:

RBL Dain Rauscher Inc.
Friedman Billings Ramsey & Co.
Howe Barnes Investments, Inc.
McDonald Investments/Trident Securities
Sandler O'Neill & Partners LP
Stifel, Nicolaus & Co. Inc.

QUARTERLY SHARE PRICE AND DIVIDEND INFORMATION

                         STOCK PRICE            DIVIDEND
                    HIGH              LOW          PAID
--------------------------------------------------------------
2001
First Quarter       $ 11.44         $   10.44  $    .09
Second Quarter        13.83             10.75       .09
Third Quarter         14.87             13.27       .09
Fourth Quarter        14.52             13.41       .09

2002
First Quarter       $ 14.35         $   13.34  $    .09
Second Quarter        15.46             13.43       .10
Third Quarter         14.70             13.42       .10
Fourth Quarter        14.95             13.05       .10